As filed with the Securities and Exchange Commission on April 24, 2014

Registration No. 333-194780

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1
to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CBD Energy Limited
(Exact name of Registrant as specified in its charter)

(Translation of Registrant’s name into English)

Australia (State or other jurisdiction of Incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification No.)

Suite 2-Level 2
53 Cross Street, Double Bay
Sydney, NSW 2028
Australia
+61 (0)2 8069 7970
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CBD Energy USA Limited
the Second Level, 150 Central Park South,
New York City, NY 10019
917-714-4791
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yvan-Claude J. Pierre, Esq. Marianne C. Sarrazin, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Tel: (212) 521-5400 Fax: (212) 521-5450	Darrick M. Mix, Esq. David A. Sussman, Esq. Duane Morris LLP 30 S 17th Street Philadelphia, PA 19103 Tel: (215) 979-1000 Fax: (215) 979-1020

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement has been declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee (2)(7)
Ordinary Shares, no par value (3)(4)	US$	13,800,000	US$	1,777.44
Representative’s Warrants to Purchase Ordinary Shares (5)		—		—
Ordinary Shares underlying Representative’s Warrants (4)(6)	US$	690,000	US$	88.87
Total Registration Fee	US$	14,490,000	US$	1,866.31

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.
(3)	Includes ordinary shares the underwriters have the option to purchase to cover over-allotments, if any.
(4)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(5)	No registration fee pursuant to Rule 457(g) under the Securities Act.
(6)

The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of the ordinary shares underlying representative’s warrants of US$690,000, or 125% of US$552,000 (4% of US$13,800,000).

(7)	US$1,866.31 has been paid to the SEC.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 24, 2014

PRELIMINARY PROSPECTUS

CBD ENERGY LIMITED

Ordinary Shares

We are offering              ordinary shares offered by this prospectus. We are offering all of the shares being offered hereby.

Our ordinary shares are quoted on the over-the-counter bulletin board, or OTC BB, under the trading symbol “CBDNF.” We have applied to list our ordinary shares on The NASDAQ Capital Market under the symbol “CBDE.” The offering is conditioned upon our ordinary shares being approved for listing on The NASDAQ Capital Market, however no assurance can be given that our application will be approved. On April 22, 2014, the last reported sale price of our ordinary shares on the OTC BB was US$7.00 per ordinary share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

Investing in our ordinary shares involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9 for a description of various risks you should consider in evaluating an investment in our ordinary shares.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1) The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 21 of this prospectus for a description of compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional          ordinary shares at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers on or about                                    , 2014.

Sole Book-Running Manager

National Securities Corporation

 Co-Manager

Northland Capital Markets

The date of this prospectus is                        , 2014

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	9
Cautionary Note Regarding Forward-Looking Statements	38
Market, Industry and Other Data	38
Use of Proceeds	39
Price Range of Ordinary Shares	40
Dividend Policy	41
Capitalization	42
Dilution	43
Exchange Rate Information	44
Management’s Discussion and Analysis of Financial Condition and Results of Operations	45
Our Industry	74
Our Business	83
Management	98
Certain Relationships and Related Party Transactions	107
Principal Shareholders	109
Description of Share Capital	111
Shares Eligible for Future Sale	116
Taxation	118
Underwriting	125
Notice to Investors	128
Expenses Relating To This Offering	129
Legal Matters	129
Experts	129
Service of Process and Enforcement of Judgments	129
Where You Can Find More Information	129
Index To Financial Statements	F-1

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters are offering to sell ordinary shares and seeking offers to buy ordinary shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of ordinary shares.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.

Our consolidated financial statements are presented in Australian dollars. All references in this prospectus to “US$,” mean U.S. dollars and all references to “A$” mean Australian dollars, unless otherwise noted.

Some of the industry and market data contained in or incorporated by reference in this prospectus are based on independent industry publications or other publicly available information, while other information is based on our internal sources. Although we believe that each source is reliable as of its respective date, the information contained in such sources has not been independently verified, and we cannot assure you as to the accuracy or completeness of this information.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to “CBD Energy,” “we,” “us,” or “our” refer to CBD Energy Limited and its consolidated subsidiaries, and the term “pre-split” means prior to effecting the 1-for-300 reverse stock split of our ordinary shares that was effected February 6, 2014, while the term “post-split” reflects adjustments to take into account such reverse stock split. Unless otherwise indicated, amounts in this prospectus have been retroactively adjusted to reflect such 1-for-300 reverse stock split.

Overview

We are an Australian corporation operating in the renewable energy and energy-efficiency sectors. Our businesses are focused on the downstream implementation of renewable power generation capacity and the delivery of differentiated products and services that are designed to allow electricity consumers to reduce power costs and increase efficiency of their electricity consumption. Since our inception we have expanded the scope of operations throughout Australia and to Asia, Europe and the United States and we conduct business through numerous subsidiaries worldwide. Our activities are currently divided among the following lines of business:

•	Solar Photovoltaic (or PV)

o	Residential and small commercial solar, together sometimes referred to as small-scale solar.

o	Large commercial and utility-scale solar, together sometimes referred to as large-scale solar.

•	Wind

•	Energy Efficiency/Technology Solutions

Over the past three years, we have actively diversified our solar PV business geographically in order to capitalize on high expected demand for new renewable energy generation. We are now focusing our expansion initiatives in the United States and the United Kingdom because we believe these countries have a sustainable government policy framework, sound legal and banking systems and, in the case of the United Kingdom, a significant mandated renewable energy target, all of which create opportunity for an experienced solar development business to grow profitably. We believe that this geographic diversification, in what we expect will be our most rapidly growing business segment, provides us with a natural hedge against changing government policy and fluctuations in the Australian currency exchange rate. Our diversification initiatives during this period have involved significant initial setup costs in the United States and the United Kingdom that have already been fully expensed.

Our U.K. business is now fully operational and is constructing a portfolio of commercial solar installations utilizing local bond funding. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Clean Energy Bonds” for more information regarding this funding. These installations, when completed, are expected to have the potential to deliver long-term cash flows and profits over the useful system lives (more than 20 years), or, should we choose to divest them, more immediate profits and cash flow based on the value of the future cash flows. We have completed one major commercial-scale solar installation in the United States and expect to rapidly expand our development fee revenues as we add to our U.S. team through direct hires and/or acquisitions as planned. We are also planning to commence installing residential solar PV systems in selected U.S. states during 2014. We have unified our marketing of solar systems worldwide under the Westinghouse® brand, for which we have a license that is renewable for up to 30 years.

Our wind project development business is currently confined to Australia, where we believe the regulatory framework, our experience and the local presence of our executive management gives us an opportunity to compete successfully. We developed and are now managing the construction of a 107MW, approximately A$290 million wind farm at Taralga in New South Wales. Completion and commissioning is expected in the first calendar quarter of 2015. As developer, we negotiated a long-term energy off-take agreement with Energy Australia, Australia’s largest energy retailer, and then sold the project to an affiliate of Banco Santander, while we retained a 10% interest in project equity returns. We believe it is Banco Santander’s intention to sell the project upon or prior to completion in order to realize expected gains from the future cash flows. If this occurs, we expect that we will monetize some or all the value of our project interests, which were A$10.8 million as of December 31, 2013, although we cannot predict the realization of any particular amount. If the project is not sold, we will participate in project cash flows over the project life in accordance with the terms of our agreements.

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In our energy efficiency and technology solutions business segment we are currently active only in the Australia region where strong incentives exist for end-users to employ energy efficiency measures to reduce cost and/or comply with government regulations. Included in this business segment is our Melbourne Australia based HVAC contracting subsidiary and our Remote Area Power Systems (RAPS) business which owns wind power generation assets on Chatham Island, New Zealand and solar power generation assets on King Island, Australia that are lowering the costs of power for ice production and other applications essential to the fishing industry and community on these remote islands.

We have a recent history of net losses and our auditors have raised substantial doubts as to our ability to continue as a going concern. See “Risk Factors – Risks related to Our Financial Condition”.

Our Industry and Market Opportunity

Investment in renewable energy assets in the G-20 countries was estimated to be US$269 billion in 2012 according to the 2013 Clean Energy Race Report published by the Pew Charitable Trusts. Although total investment declined as compared with 2012, most notably in the wind sector, the additional generating capacity installed of 88GW was an all-time record and is more than 6 times investment levels in this sector in 2004. Demand for renewable capacity continues to rise because energy demand and costs are rising in most markets and the cost of renewable power, particularly that generated by solar PV technologies, has been falling. Renewable power costs are at or below parity in many markets and that situation is increasingly the case.

For the next few years, we expect favorable industry growth dynamics for solar installations in each of geographic markets where we are focused: Australia, the United States and the United Kingdom. The ACIL Tasman report published by the Australian Office of the Renewable Energy Regulator, or ORER, dated December 2011, projects that there will be a sustainable long-term residential solar market in Australia that ranges from 100 – 150 MW per quarter. In the United States, the Solar Energy Industry Association, or SEA, forecast in its Solar Market Insight Report for the third quarter of 2012 that commercial installations would rise from 810MW in 2013 to 2,380MW in 2016 and residential installations would increase from 700MW to 2,200MW. In the United Kingdom, the Department of Energy and Climate Change published the U.K. Renewable Energy Roadmap, update 2013, stating that its government’s target of 15% renewable energy by 2020 could translate to the installation of a combined 20GW of capacity for residential and utility scale Solar PV. The U.K. Government has implemented a Feed in Tariff, or FIT, scheme that is designed to promote a predictable and stable environment for investors and consumers to facilitate achievement of this target.

Although wind project activity has recently declined when calculated globally, in Australia we believe the opportunities remain attractive for us. To satisfy the 20% Renewable Energy Target set for 2020 for Australia, continued growth averaging between 500MW and 750 MW per year is required and represents an increase over the average rate for the last four years.

Recent and forecast growth in the industry has created business opportunities for many new and existing developers and installers of renewable energy systems and competition is intense in all of the geographic markets we are targeting. However, the industry remains highly fragmented and, in our judgment, there are no dominant competitors in the markets we are targeting. Moreover, we believe the favorable industry growth trends and our experience as a developer and installer of renewable energy systems are conducive to meeting our own objectives for growth.

Our Competitive Strengths

We believe we demonstrate the following competitive strengths that differentiate us in a competitive and fragmented market and will allow us to participate effectively in the expected growth of the renewable energy sector:

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Development track record - We have a solid track record of successfully developing and engineering large and small-scale solar projects in remote and difficult geographies, with over 70 MW successfully installed through March 2014. This includes over 17,000 residential solar systems installed by us in Australia. We have also developed wind systems in the Chatham Islands and are well advanced toward completion of the 107MW Taralga wind project in Australia.

Westinghouse® brand strength – We recently began using the Westinghouse® brand to market solar installations worldwide, where we operate, under a long-term license agreement. We believe the Westinghouse® brand is widely recognized and highly respected globally and is associated with quality electricity industry products. Therefore, we expect that this brand recognition will differentiate us in a meaningful and favorable manner in a sector where system installations are generally not branded and competition is intense.

Management skills, experience and local presence – Our management team has a deep knowledge of and experience in the utility and energy sectors and in engineering that gives us the credibility to effectively negotiate power purchase agreements and complex engineering, procurement and construction, or EPC, contracts for larger projects that we deem to be a critical factor for our success as a renewable energy project developer. We also maintain resident executive presence and supporting staff in New York and London, as well as in Australia, to source and manage project developments, and we maintain a representative in Beijing to manage key supplier relationships.

Clear strategic focus - Our singular focus on downstream implementation of renewable energy technologies allows our company to partner effectively with a wide base of equipment and component suppliers to achieve low costs and to limit risks associated with relying on a single technology. We believe that our focus also positions us within the highest value-added segment of the renewable supply chain.

Diversified – Within our strategic focus, we expect to benefit from being diversified across technologies, products, geographies and types of revenue streams. Because of the impact of government policy on our businesses, we believe this significantly reduces our exposure to a disruption that could jeopardize the viability of the company.

Our Strategies

To build, over time, a high-growth and profitable business, we intend to:

•	create multiple revenue streams from a portfolio of complementary businesses and quality assets in various geographies to reduce earnings volatility and expand market opportunities;

•	ensure continued access, on competitive terms, to best-in-class generation equipment, components and material by nurturing strong direct relationships with leading manufacturers and building scale in our generation project businesses to enhance our status as a key customer for those manufacturers;

•	deploy a flexible business development organization, able to operate in diverse geographies, with standardized project delivery and technology management processes to respond rapidly to changing demand patterns and regulatory environments for renewable energy development;

•	capture high-margin opportunities not targeted by traditional installers and developers by integrating solutions that incorporate our capabilities and are marketed to electricity end-users at full retail value;

•	selectively retain ownership of income generating projects that have medium- to long-term power purchase agreements from creditworthy utilities or legislated feed-in-tariffs; and

•	acquire complementary businesses at either a corporate level or project level, which we can use to grow and expand our businesses in Australia, the United Kingdom and the United States and further bolster our management team. We are actively pursuing acquisition of a new wind project in Australia as well as acquisitions in the United States to accelerate our entry to this market including the following:

o	a wind development project of approximately 45MW in Australia that we believe we can bring to commercialization within the next 18 months;

o	Green Earth Developers LLC, or GED, an EPC contractor based in Charlotte, NC that would bolster our U.S. management team and backlog and enable us to grow revenues in this sector for calendar year 2014; and

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o	a company specializing in originating customers for residential solar projects that will enable us to accelerate penetration of the Westinghouse brand in selected state markets during the current calendar year.

Further discussion of strategies and our business model can be found in “Our Business—Our Strategies” and “Our Business—Business Segments.”

Risk Factors

Our business and our ability to execute our business strategy are subject to many risks and uncertainties that subject investors in our ordinary shares to a high degree of risk. These risks are discussed more fully in the section entitled “Risk Factors” and elsewhere in this prospectus and you should review them carefully before you decide to buy our ordinary shares. A few of the more significant business and industry challenges we face are as follows:

Challenges To Our Business

We face significant challenges in executing our business plan that subject investors in our ordinary shares to a high degree of risk, notably:

•	Weak financial condition – In fiscal year 2012 we experienced a major downturn in revenue and a substantial operating loss that depleted our liquidity. We have continued to incur operating losses since then, although we have developed a diversification strategy, which is intended to manage this risk. As a result of the losses we experienced, we have a negative net worth, our indebtedness to lenders and other creditors is significant, we may encounter demands for payment that we cannot meet and which could have adverse consequences for our business and future prospects and our auditors have raised substantial doubts as to our ability to continue as a going concern. However, since the beginning of the 2013 fiscal year, we have been restructuring our business, reducing overhead and investing in the establishment of our wind, U.S., and U.K. businesses. We believe we are positioned to grow profitably in 2014 if we have access to appropriate capital to fund business development opportunities in our pipeline.

•	Insufficient capital to exploit new business opportunities - We lack the working capital necessary to expand our residential solar business in Australia to meet the potential we see. In addition, we need funding to complete the acquisitions we have targeted in the United States and Australia and for working capital to grow those businesses if we are successful in acquiring them. If we cannot complete these or alternative acquisitions, we believe our capital needs to grow our U.S. solar business de novo would be even higher and the time it takes us to build our business to a scale that is profitable would be protracted and add to our funding needs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” for a discussion of our liquidity, and “Risk Factors.”

•	Small scale and low market share in highly competitive businesses – Competition is intense in all of our lines of business and we do not have significant market share in any of the regions where we operate. This may place us at a disadvantage to larger competitors and limits our control over margins. We must work hard to originate new business leads and expend significant resources doing so. With respect to obtaining financing, we believe we are operating at a disadvantage to larger competitors who can more easily build alliances with project financing resources and negotiate better rates. We may also be at a disadvantage with respect to purchasing components at the lowest cost, although we believe that the component markets are currently so competitive and commoditized that this is not a significant concern. We are seeking to overcome these disadvantages by growing the scale of our business and trying to differentiate ourselves through use of the Westinghouse® brand and the quality of our service.

•	Our international growth strategy is difficult to manage effectively – We are seeking to grow in multiple jurisdictions, geographically dispersed from each other and from our Australian headquarters. The renewable energy projects we are pursuing involve complex transactions and present significant financial, managerial and operational challenges, including difficulty with integrating personnel and financial and other systems, high travel expenses, the assumption of unknown liabilities and risks of operating in unfamiliar legal and regulatory environments. These difficulties are exacerbated by our small size and the limited number of seasoned executives in our management ranks and on our board. We are seeking to overcome these obstacles by employing the most capable personnel we can find and linking their compensation to our corporate performance, making efficient use of information technology, standardizing best practices across geographies, engaging specialized qualified resources when necessary to handle unique jurisdictional issues and, throughout each line of business, closely monitoring performance.

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Industry Challenges

•	Instability of renewable energy policies and market conditions – Changes to global political and economic conditions have negatively impacted our business in the past and could do so in the future. The renewable energy sectors we serve depend, to a degree, on the availability of rebates, tax credits and other financial incentives and government policies affecting the purchase and use of energy generated from solar and wind resources, changes in which could reduce the demand for our services and impair our margins. Such changes can occur with little advance warning and opportunities to mitigate the consequences in any single jurisdiction may be limited. Our strategy to diversify our operations across renewable energy technologies and geographies is intended to ameliorate this risk but cannot eliminate it.

•	Limited availability of cost-effective project financing – Renewable energy generation and energy efficiency installations are generally capital intensive and have long useful lives ranging up to 20 years or more. Whether we are building projects for others or to hold so that we can realize long-term stable revenue, the availability of financing is usually a key factor in determining project viability. Because renewable energy generation technology, particularly solar, is not mature, the legal and regulatory frameworks governing these installations are evolving and the number of installations has been increasing rapidly for several years, financing for these projects sufficient to meet demand is not readily available and costs vary widely depending on project-specific factors. Gaining access to financing for projects on acceptable terms is a key to our success and for other developers and availability and cost or limited availability of financing constrains growth in many markets. Some larger competitors have advantages in accessing financing that we are seeking to overcome by rapidly increasing our own scale of operations in key markets. If interest rates rise or other factors cause financing costs to increase, this could dampen growth in all of the markets we serve.

Our Corporate History

We were originally formed on August 18, 1989 in Australia as London Securities Limited, a corporation subject to the laws of Australia, specifically, the Australian Corporations Act. We adopted the name CBD Energy Limited on December 6, 2002 and since then our company has been known as CBD Energy Limited. Our ordinary shares were listed on the Australian Stock Exchange, or ASX, from 1989 through January 31, 2014, when we voluntarily delisted them in connection with registering our ordinary shares in the United states. Our ordinary shares began trading on the OTC BB on February 10, 2014 under the ticker symbol CBDNF.

Corporate Information

Our principal office is located at Suite 2-Level 2, 53, Cross Street, Double Bay, Sydney, NSW 2028, Australia. Our telephone number is +61 (0)2 8069 7970. Our website address is www.cbdenergy.com.au. Information on our website and websites linked to it do not constitute part of this prospectus. Our agent for service of process in the United States is CBD Energy USA Limited, whose principal place of business address is located at the Second Level, 150 Central Park South, New York City, NY 10019.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•	reduced disclosure obligations regarding executive compensation; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions, including the extended adoption period for new or revised accounting pronouncements described below, for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. Even if we cease to be an emerging growth company, we may still enjoy reduced reporting obligations insofar as we remain a smaller reporting company. As an emerging growth company, we may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold shares.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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THE OFFERING

Securities offered by us	ordinary shares.

Ordinary shares to be outstanding immediately after this offering	ordinary shares. If the underwriters’ over-allotment option is exercised in full, the total number of ordinary shares outstanding immediately after this offering would be .

Over-allotment provision	We have granted the underwriters an option for a period of 45 days to purchase up to an additional ordinary shares.

Use of proceeds

We intend to use the net proceeds received from this offering for working capital, to repay certain indebtedness, to fund potential acquisitions, to develop further renewable energy projects and for general corporate purposes.  Principal intended uses in order of priority and subject to availability of funds are: US$4.0 million to acquire and provide working capital to a U.S.-based EPC contractor; US$1.5 million to secure and develop to the next stage a fully-permitted 48 MW wind project in Australia; US$0.5 million for payment of costs related to this offering; repayment of an A$2.0 million (US$1.8 million) line of credit; and the balance to provide working capital to our Australian solar business and for general corporate purposes.  See “Use of Proceeds” on page [39].

Risk factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Lock-up provision	We, and each of our directors and executive officers have agreed with the underwriters, subject to specific exceptions, not to sell or transfer any ordinary shares or securities convertible into or exercisable for ordinary shares for a period of up to 180 days after the date of this prospectus (subject to extension in certain circumstances). See “Underwriting.”

OTC BB trading symbol	CBDNF
Proposed Symbol and Listing	We have applied to list our ordinary shares on The NASDAQ Capital Market under the symbol “CBDE.” The offering is conditioned upon our ordinary shares being approved for listing on The NASDAQ Capital Market .

Unless we indicate otherwise, all information in this prospectus:

•	reflects a 1-for-300 reverse stock split of our ordinary shares effected February 6, 2014, and the corresponding adjustment of all share prices, all stock option and warrant exercise prices per ordinary share and all convertible note conversion prices per share;

•	is based on 2,032,013 ordinary shares issued and outstanding as of March 31, 2014;

•	excludes 380,712 ordinary shares issuable upon exercise of outstanding warrants to purchase our ordinary shares as of March 31, 2014;

•	excludes 795,359 ordinary shares issuable upon conversion of outstanding convertible notes as of March 31, 2014; and

•	assumes no exercise by the underwriters of their option to purchase up to an additional ordinary shares to cover over-allotments, if any.

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The consolidated statements of operations data for the fiscal years ended June 30, 2012 and 2013 and the consolidated balance sheet data as of June 30, 2013 have been derived from the audited consolidated financial statements of CBD Energy Limited, included elsewhere in this prospectus. The summary financial data for the six months ended December 31, 2013 and 2012, and as of December 31, 2013, are derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus and are not indicative of results to be expected for the full year. Our historical results are not necessarily indicative of the results that may be expected in the future. Our reporting currency is the Australian dollar (or A$). The consolidated financial statements included in this prospectus have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board and Australian Accounting Standards. You should read the selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and with the consolidated financial statements and the related notes included elsewhere in this prospectus.

The selected financial data are presented in Australian dollars (A$) (except as otherwise noted).

Consolidated Statements of Operations Data:

Amounts in A$(000) except as noted	Year Ended June 30,		Six Months Ended December 31,
	2013	2012	2013	2012
		(Restated) (a)	(Unaudited)	(Unaudited)
Revenues from continuing operations	64,699	44,331	7,558	51,584
Operating Expenses		—
Cost of raw materials, consumables and contractors	(41,884)	(39,048)	(2,660)	(30,981)
Employee benefit expenses	(14,786)	(15,449)	(5,567)	(7,499)
Compliance & consultants	(4,519)	(8,993)	(1,849)	(2,889)
Advertising and marketing	(1,010)	(2,267)	(311)	(337)
Travel costs	(931)	(1,516)	(227)	(535)
Occupancy expenses	(1,257)	(1,238)	(513)	(742)
Provision for impairment of receivables and bad debts written off	(411)	(2,240)	1	(112)
Other expenses	(3,057)	(3,235)	(1,955)	(1,248)
Share of net loss of associates	—	(108)	—	—
Depreciation and amortization expenses	(808)	(856)	(316)	(498)
Sub-total - operating costs	(68,663)	(74,950)	(13,397)	(44,841)
Other income	4,663	3,770	3,766	1,926
Finance costs	(9,669)	(2,327)	(2,092)	(3,133)
Break fee from terminated acquisition	—	(2,475)	—	—
Impairments	(3,578)	(5,258)	(18)	(523)
(Loss) / Profit before income tax	(12,548)	(36,909)	(4,182)	5,013
Income tax (expense) / benefit	(383)	(2,464)	—	—
Net (Loss)/profit from continuing operations	(12,931)	(39,373)	(4,182)	5,013
Net profit from discontinued operations	671	(746)	235	180
Net (Loss) / Profit for the period	(12,260)	(40,119)	(3,947)	5,193
Attributable to:
Members of the parent	(12,260)	(40,119)	(3,947)	5,193

Other comprehensive income
Exchange differences on translation of foreign operation	773	—	(235)	—
Other comprehensive income for the period, net of tax	773	—	(235)	—
Total comprehensive income for the period	(11,487)	(40,119)	(4,182)	5,193

Loss per share attributable to ordinary shareholders of the company
Basic (A$)	(7.68)	(25.83)	(2.28)	3.18
Diluted (A$)	(7.68)	(25.83)	(2.28)	2.64
Weighted average number of ordinary shares outstanding
Basic	1,596,246	1,553,483	1,742,824	1,575,014
Diluted	1,596,246	1,553,483	1,742,824	1,982,313

(a) For an explanation of the restatement, see Note 2.1 to our consolidated audited financial statements for the fiscal years ended June 30, 2012 and 2013 included elsewhere in this prospectus.

7

Consolidated Balance Sheet Data:

The following table sets forth our summarized consolidated balance sheet, as of December 31, 2013:

•	on an actual basis;

•	on a pro forma basis to give effect to the issuance of ordinary shares from January 1, 2014 through and immediately prior to the date of this offering; and

•	on a pro forma as adjusted basis to give effect to (i) the share issuances described above and (ii) the sale of the securities in this offering at the assumed public offering price of US$ per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

Amounts in A$(000)	As of December 31,
	Actual	Pro forma	Pro forma (as adjusted)
	2013	2013	2013
Current assets	20,240	20,240
Non-current assets	22,760	22,760
Total Assets	43,000	43,000
Current liabilities	32,638	32,056
Non-current liabilities	13,275	13,275
Total liabilities	45,913	45,331
Shareholders’ equity	(2,913)	(2,331)

8

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our ordinary shares. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. As a result, the trading price of our ordinary shares could decline and the holders could lose part or all of their investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to our Financial Condition

In fiscal year 2012 we experienced a major a downturn in revenue and a substantial operating loss that depleted our liquidity to the point that there is uncertainty that we can continue as a going concern.

All of our business segments recorded a loss from operations and impairment of asset values for the fiscal year ended June 30, 2012 totaling A$40.1 million. Cash used in operations was A$19.0 million for that fiscal year. We subsequently incurred losses in our 2013 fiscal year, first half of our 2014 fiscal year and thereafter, and there is no assurance that losses affecting some or all of our businesses can be avoided in the future. Moreover, the cash losses incurred during fiscal year 2012 depleted our liquidity to the point that the business cannot continue as a going concern unless we can achieve one or more of the following: operating profitably now and in the future, raising additional debt or equity capital, deferring payment to creditors and selling assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further information. There is no assurance that we will have access to sufficient funds from such initiatives on terms acceptable to our Board of Directors, or our Board, to meet our future needs.

Our financial results often vary significantly from period-to-period and year-to-year, and results for a particular interim period may not necessarily be indicative of the results for the following period or full year.

Certain of our businesses are subject to irregular revenues or seasonality that have led to, and in the future are likely to result in, significant fluctuations in profitability and cash flow from period to period. Our large-scale solar and wind businesses (described under the headings “Our Business—Business Segments—Solar PV - Large Commercial and Utility Scale Solar” and “Our Business—Business Segments—Wind,” respectively) are project driven and, although individual large-scale solar projects are smaller than those undertaken in the Wind-segment, individual projects in either business segment can represent a meaningful percentage of our revenue, net income and cash flow in any single accounting period. Consequently, delays associated with any single project can lead to significant shortfalls in our expected financial performance. For example, our wind segment experienced no revenue or positive cash flow during fiscal year 2012 but realized revenue of A$17.0 million from the sale of a single project in October 2012 (during our 2013 fiscal year). This volatile revenue pattern in our large-scale solar business will be exacerbated by the increasing focus on projects that we build, own (typically at least through the project commissioning phase) and transfer (to a third-party), referred to as BOT projects. In addition, Parmac’s business (see “Our Business—Business Segments—Energy Efficiency/RAPS,” which accounted for 23% of our fiscal year 2013 revenue and 60% of our revenue for the six months ended December 31, 2013) is also primarily a project-based business and is subject to volatility typical of the construction sector.

In addition, our Australian residential solar business (see “Our Business— Business Segments—Solar PV - Residential and Small Commercial Solar”) has historically experienced seasonal peaks and declines that has exacerbated our quarter-to-quarter revenue and net income volatility. For example, in our fiscal year 2013, the peak monthly installation volume for this business was 415% above the level of the lowest activity month for the fiscal year. As a consequence of these dynamics, it is very difficult to identify trends in overall business activity or profitability for the consolidated company or to anticipate future profitability based on recent results. Moreover, the very short project implementation cycle and short lead time associated with most of our projects make other metrics of business trajectory, such as backlog, difficult to apply. Our current and future expense levels, internal operating plans and revenue forecasts, and operating costs are, to a large extent, fixed. As a result, we may not be able to sufficiently reduce our costs in any period to adequately compensate for an unexpected short-term shortfall in revenues, and even a small shortfall could disproportionately and adversely affect financial results for that period. Consequently, we could confront unanticipated liquidity shortfalls that would jeopardize our ability to continue as a going concern.

9

All of our lines of business are cash intensive, and operations have been, and in the future are likely to be, affected adversely if we fail to maintain sufficient levels of liquidity and working capital.

Our small scale solar business requires investment in marketing and advertising activities to generate the leads to replenish or grow the sales pipeline. Consequently, our success depends heavily on the ability to fund marketing activity. The time taken for a lead generated from marketing and advertising activity to completion of the associated installation can vary from one month to over three months. The large-scale solar and Parmac project businesses require us to utilize our own working capital to fund operations between progress payments and, in the former case, through completion of projects that are being constructed under the BOT model. The wind business unit typically requires us to make significant cash investments over multiple years before realizing revenue or cash flow, and our RAPS segment involves substantial upfront investment in generating assets with realization of cash flows and profit over time. We currently lack the capital and liquidity to adequately fund all of these businesses. Additional cash will be needed to fund any growth. Consequently, we have not been able to operate our small-scale solar business above break-even levels for more than 18 months and our project activities, particularly in the large-scale solar sector have been constrained, leading to losses that are ongoing and an inability to capitalize on opportunities to generate revenue. We must raise additional capital, curtail operations in some of our lines of business or divest some of our business units to achieve profitability. Failure to do so increases the likelihood that we will not be able to continue as a going concern and the value of our ordinary shares will decline or become worthless.

Our growth strategy and future success of our company is based, in part, on pursuing acquisitions of operating companies and renewable energy projects. If we are not successful in completing such acquisitions, or realizing the anticipated benefits from such transactions, then it could have a material adverse effect on our results of operations and financial condition.

One of our growth strategies is to pursue targeted acquisitions of operating companies and renewable energy projects at various stages of development, including without limitation a solar EPC contractor and residential solar origination company in the United States, and a wind development in Australia (see “Our Business—Our Strategies—Acquire complementary businesses”). If we are not successful in implementing such strategy and acquiring targeted companies or projects, it could have a material adverse effect on our results of operations and financial condition. Further, we will have devoted significant time and resources in such pursuits, without receiving any benefit for our efforts. In addition, even if we are able to successfully complete such acquisitions, if we have misjudged the value to our company, or if we fail to successfully integrate any such assets or operations with ours, it could have a material adverse effect on our results of operations and financial condition, and you could lose some or all of your investment in our company.

Applicable accounting rules may result in positive reported earnings when our actual cash flow is negative and we lack the funds to adequately operate the business or to grow.

IFRS accounting principles, such as those related to recognizing revenue on a percentage of completion basis or from projects when control and the risks of ownership have been substantially transferred to others, may require us to recognize revenue before payment is received. As a result, although our accounting earnings may be positive, our cash flow may be negative and we may not have sufficient working capital to meet our ongoing requirements or fund new business growth. Our management has not established reliable credit facilities or other mechanisms such as selling receivables that allow us to convert receivables on incomplete projects or long-term assets into cash to overcome this problem. Consequently, our reported earnings and financial statement net worth may not be indicative of our ability to meet contractual obligations or to sustain our company as a going concern. Notwithstanding our recent success in raising debt in the United Kingdom through the Clean Energy Bonds and more recently in Australia through the extension of a new secured credit line (see “Management’s Discussion and Analysis of Results of Operations—Liquidity and Capital Resources—Indebtedness”) there can be no assurance that we will have access to working capital from credit or equity markets that is sufficient to meet our needs as we grow.

Our indebtedness to lenders and other creditors is significant and we may encounter demands for payment that we cannot meet, which could have adverse consequences for our business and future prospects.

As of June 30, 2013, we had total outstanding debt of approximately A$17.6 million and an excess of other current liabilities over current assets of approximately A$14.9 million. This indebtedness, net of cash, represented approximately 93% of our total capitalization. As of December 31, 2013, we had total outstanding debt of approximately A$32.2 million of which $19.0 million is classified as current and an excess of current liabilities over current assets of approximately A$12.4 million. This indebtedness, net of cash, represented approximately 136% of our total capitalization. While we have renegotiated some of the terms or satisfied some of this indebtedness (as further discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness”), our ability to pay these liabilities and meet our obligations will also depend on our cash reserves, available additional financing and ongoing operating performance, and there can be no assurance that we will possess or be able to secure the resources to meet these obligations when they become due.

10

We amended the terms of our convertible debt agreements, referred to as Convertible Notes, in November 2013 and December 2013, pursuant to which our Convertible Noteholders waived events of defaults arising under or as a result of breaches of the Convertible Notes. However, these agreements contain negative covenants and cross-default provisions that require ongoing compliance by us. Although we have received no notices of default or non-compliance from any Convertible Noteholders subsequent to the execution of the most recent Convertible Note amendments, and our management does not believe that any such notices will be issued by our Convertible Noteholders based on events or circumstances that have occurred or are anticipated as of the date of this prospectus, due to the passage of time, there can be no assurance that we will be able to dispositively meet these requirements in the near future or will be capable of curing them if we are found to be non-compliant. Such breaches could trigger acceleration of some or all of the Convertible Notes and a demand for immediate payment. On April 17 2014 we received further waivers from the holders of the Series 1 and Series 2 Convertible Notes (refer – Management’s Discussion and Analysis of Results of Operations – Liquidity and Capital Resources – Indebtness) which waived any events of defaults arising under, or as a result of, any breach, ongoing breach or future breach under the Convertible Notes agreements arising from events that occurred prior to the date on which the waiver was granted.

Our Convertible Notes mature in May 2015 and, at the discretion of the Noteholders, will either be converted into ordinary shares of our company or be redeemed for cash. This will result in either a dilutive issuance of shares or a demand for repayment which we may not be capable of meeting or which can only be met through the sale of assets.

Despite overall progress in negotiating payment extensions and compromises of trade payables incurred in the ordinary course of business, certain of our subsidiaries still have past-due accounts payable that are not subject to documented payment agreements, which our management estimates to be no more than A$4.5 million in the aggregate, and that exceed our cash on hand in those entities. Consequently, during the pendency of negotiations regarding payment terms, we are dependent on the continuing forbearance of those creditors. Although our management believes that payment deferrals can be arranged as necessary, we have not been and are not currently involved in litigation with any creditors and there are no collection actions pending against us, there can be no assurance that creditors who have not yet entered into extended payment agreements will continue to forbear and we may receive demands for immediate payment that exceed our ability to pay.

Our failure to satisfy or refinance these obligations when due would have a material adverse effect on our ability to continue in business and could cause us to liquidate, resulting in the total loss of value to our shareholders.

Our Convertible Note terms impose restrictions that may limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations to others.

We have outstanding various convertible debt agreements with aggregate principal and accrued interest totaling A$19.7 million as of March 31, 2014 (refer to “Management’s Discussion and Analysis of Financial Condition And Results of Operations - Liquidity and Capital Resources - Indebtedness”). The limitations imposed on us by existing or future debt agreements could have significant consequences for our future prospects, including the following:

•	We may not be able to obtain necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	We will be required to dedicate a substantial portion of our future cash flow from operations to payments of principal and interest on our debt and satisfying other current liabilities;

•	We may be more vulnerable during downturns in our business and be less able to take advantage of significant business opportunities and to react to changes in our business and in market or industry conditions;

•	We may have a competitive disadvantage relative to our competitors that have less debt; and

•	We are precluded by our senior secured convertible note facility from repurchasing or paying dividends on our ordinary shares.

11

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our earnings and cash flow may vary significantly from year to year due to the intermittent cash flows from projects and other factors affecting the renewable energy sector. As a result, our future cash flows may be insufficient to meet all of our debt obligations and other commitments, and any insufficiency could negatively impact our business. To the extent we are unable to repay our indebtedness or meet other current liabilities as they become due or at maturity with cash on hand, we will need to refinance our debt, sell assets or repay the debt with the proceeds from equity offerings. Additional indebtedness or equity financing may not be available to us in the future for the refinancing or repayment of existing indebtedness or to meet current liabilities, and we may not be able to complete asset sales in a timely manner sufficient to make such repayments.

We require additional capital to execute on current and anticipated future business opportunities and may not be able to raise the necessary capital on acceptable terms, if at all, with the result that we may have to curtail some business activities or forego growth.

We do not have sufficient capital to operate all of our businesses in accordance with our business plans or to ensure that we can continue as a going concern. Consequently, we are likely to have to raise additional capital in the future through public or private debt or equity financings by issuing additional ordinary shares or other preferred financing shares, debt or equity securities convertible into ordinary or preferred shares, or rights to acquire these securities. We may need to raise this additional capital in order to (among other things):

•	meet current liabilities as they mature;

•	take advantage of expansion or acquisition opportunities;

•	acquire, form joint ventures with or make investments in complementary businesses, technologies or products;

•	develop new products or services;

•	respond to competitive pressures;

•	repay debt; or

•	respond to a difficult market climate.

Our management expects us to issue additional debt securities to fund ongoing operations, including solar and wind developments, and working capital. The assocaciated debt agreements may contain covenants similar to or more restrictive than those of our current convertible notes and we will be subject to additional costs related to originating such debt and for interest. Any scheduled principal amortization will place further burdens on our cash flow. Notwithstanding the expectations of our management, there is no assurance that debt can be raised on terms acceptable to our Board, if at all.

Our management also expects us to issue additional equity securities to fund the acquisition of additional businesses and pursuant to employee benefit plans, although our Board has not considered or approved any changes to our employee benefit plans that are not described in this prospectus. We may also issue additional equity securities for other purposes. These securities may have the same rights as our ordinary shares or, alternatively, may have dividend, liquidation, or other preferences to our ordinary shares. The issuance of additional equity securities will dilute the holdings of existing shareholders and may reduce the price of our ordinary shares. Because of our recent operating losses and capital deficiencies, it is likely that raising equity capital will be difficult and costly, with the result that dilution to existing shareholders could be high. There is no assurance that equity capital can be raised at a price acceptable to our Board or at all.

12

We have recorded substantial goodwill and intangibles asset value as the result of prior acquisitions and goodwill and intangibles are subject to periodic reviews of impairment that could continue to result in reported losses and that may limit our ability to raise capital.

We have previously acquired companies and assets. The excess of the purchase price after allocation of fair values to tangible and identifiable intangible assets is allocated to goodwill. We conduct periodic reviews of goodwill and intangible values for impairment. Any impairment would result in a non-cash charge against earnings in the period reviewed, which may or may not create a tax benefit, and would cause a corresponding decrease in shareholders’ equity. For the two fiscal years ended June 30, 2012 and 2013, we recorded impairments of goodwill and intangibles of A$0.7 million and A$3.0 million, respectively. No further impairment of goodwill and intangibles was recorded in the six months ended December 31, 2013. See Note 16 of our audited financial statements and Note 14 of our unaudited financial statements included elsewhere in this prospectus for additional information about the calculations and assumptions used to determine the recoverable value of goodwill and the goodwill impairment charges taken in those fiscal periods.

As of December 31, 2013, A$15.6 million of our assets were comprised of goodwill and intangibles. Approximately A$14.4 million of the balance attributed to goodwill and intangibles is related to our Solar PV business and approximately A$1.2 million is allocated to Parmac. In the event that there is a prolonged economic downturn in our served markets, competitive conditions become more challenging or we fail to achieve expected financial performance in our Solar PV business segment in particular, we may be required to record further impairments of goodwill. Such impairment could be material and lead to a significant reduction in our stock price or make it more difficult for us to raise needed capital.

Taxing authorities could reallocate our taxable income among our subsidiaries, which could increase our consolidated tax liability.

We intend to conduct operations worldwide through subsidiaries in various tax jurisdictions. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally will require that transfer prices and other inter-company charges be the same as those between unrelated companies dealing at arm’s length and that contemporaneous documentation is maintained to support such transfer prices and charges. On that basis, tax authorities could require us to adjust our transfer prices and intercompany charges and thereby reallocate our income to reflect such revised terms, which may result in a higher tax liability to us or limit our ability to utilize loss carry forwards and similar tax assets that are available to only some of our operating subsidiaries and not others, and, possibly, result in two countries taxing the same income, any of which outcomes could adversely affect our financial condition, results of operations and cash flows.

Risks Related to Our Industry and Business

Our large-scale solar and air conditioning installation businesses often receive payments upon the achievement of contractual milestones, and any delay or cancellation of one or more large projects could interrupt our cash flow and adversely affect our overall business.

We recognize revenue for Parmac and a significant fraction of our large-scale solar business on a “percentage of completion” basis and, as a result, our revenue from these installations is tied to the performance of contractual obligations, which are generally driven by timelines for the installation of solar power and air conditioning systems at customer sites.  This could result in unpredictability of revenue and, in the short term, revenue shortfalls or declines.  As with any project-related business, there is the potential for delays within any particular customer project. Variation of project timelines and estimates may impact the amount of revenue recognized in a particular period.  In addition, certain of our customer contracts may include payment milestones at specified points during a project.  Because we must invest substantial time and incur significant expense in advance of achieving milestones and the receipt of payment, failure to achieve milestones could adversely affect our business and cash flows.

13

Our residential solar business in Australia accepts assignment of small-scale technology certificates, or STCs, in lieu of some cash payments from customers and is exposed to risk of significant changes in market value of STCs between the date the value of STCs is agreed with our customers and the date STCs are assigned to us.

Based on current government policy and the average size of our residential installations, an average of approximately 25% of the revenue from small-scale solar projects we sell is in the form of small-scale technology certificates, or STCs. The secondary market in which we typically sell registered STCs is thin, with few purchasers or market makers. When we quote a customer for the price of a residential installation, we agree to a value for the STC portion of the revenue with the customer. On completion of an installation and completion of STC registration, our practice is generally to assign registered STCs to one of our solar PV equipment suppliers at a negotiated value in lieu of cash payment. The value attributed to the STCs by our suppliers is based on market price at the time of assignment to them. There is usually a delay of between one and three months between agreeing to a value for STCs with our customers and completion of registration and assignment of STCs to one of our suppliers; during this time we are exposed to changes in the market price of STCs. The magnitude of this financial risk is affected by the volatility of STC prices and can be significant. For example, during the year ended June 30, 2013, the maximum difference between the peak and low price of STCs during any single month was as much as A$14.34 or 63% of the low price of A$22.73 for such month based on market prices offered to us. During the six months ended December 31, 2013 STC price variability reduced, with the maximum difference between the peak and low price of STCs during the period being A$2.25 or 6% of the low price of A$37.15. Future fluctuations in price could be higher or lower than the examples provided. Our management has determined that it is not cost effective to hedge the financial exposure to STCs that we hold and therefore we do not do so.

If solar projects developed under our BOT or BOO models are not sold to buyers quickly after completion and commissioning, we are exposed to significant risk of illiquidity and we may incur diminished profits or losses due to deterioration in market prices for such projects and the costs of the credit currently available to us to finance these projects.

We typically expect to complete projects initiated under the BOT model within one to three months. However, our limited experience in selling a 5MW portfolio of such projects in Europe in November 2012 demonstrates that closing a sale of commissioned projects can take six months or more. When we complete a project under the BOT model or the BOO model (see “Our Business—Our Business Segments—Solar PV - Large Commercial and Utility Scale”), we are fully exposed to changes in project value from the period between our commitment to undertake such a project and the time we reach an agreement to sell such project at a set price (for BOT projects) or the carrying value of the project is impaired (for BOO projects). Market conditions and value for completed large-scale solar projects are subject to significant fluctuations as a result of factors such as changes in relative currency values, market interest rates, institutional demand for projects generating fixed cash flows and idiosyncratic political and regulatory changes that affect investors’ perceptions of project risk. Moreover, based on our previous experience, the cost of capital for our BOT projects can significantly reduce our expected profitability if holding periods are protracted. For example, the rate of interest for the Clean Energy Bonds with which we are financing projects in the United Kingdom ranges between 6.5% and 7.5% per annum. The combination of exposures to changes in project values and the cost of financing BOT and BOO projects could cause us to incur significant losses on such projects in the future and the necessity to tied up capital in such projects between commitment and sale (or throughout the holding period for BOO projects) could strain our company’s limited liquidity.

We ceased production of solar panels at our Queensland Facility in Queensland and are exploring options for the future of the facility and equipment. We may be required to dispose of the equipment at a loss or record an impairment.

In May 2013 we commenced limited production at the Queensland Facility, our then newly-commissioned manufacturing facility in Queensland, Australia established to produce solar panels for the Australian market. Following a period of limited production we ceased operations at the facility and we do not intend to restart. We are currently considering our options for the future of the facility and equipment, including the sale of the equipment or identifying a joint venture partner to operate the equipment on our behalf. If we are unable to successfully implement one of these options, then we may be required to dispose of the equipment at a loss. As of March 31, 2014, the current book value of the equipment is A$509,000, which is our loss or impairment exposure.

14

We are highly dependent on our senior management and key sales and technical personnel and if we are unable to retain key personnel and attract and train highly qualified personnel, particularly in regions where we are expanding, the quality of our services may decline and we may not successfully execute our growth strategies or achieve sustained profitability.

Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel and members of our executive management. Qualified senior executives and technical employees are generally in great demand and may be unavailable in the time frame required to satisfy our company’s and customers’ requirements. The contract of service for Gerard McGowan, our Managing Director and most senior executive officer, expired on August 31, 2013 and, while discussions have commenced between Mr. McGowan and the Board on the renewal of his contract of service and we anticipate that it will be renewed, there is no assurance that an agreement on terms satisfactory to our Board and Mr. McGowan can be reached or that we will be able to retain his services if an agreement cannot be reached. If Mr. McGowan departed, we would have to undertake a search for a replacement and there is no assurance that a qualified replacement could be timely found or engaged on terms acceptable to our Board. While we currently have available technical expertise sufficient for the requirements of our business, expansion into new jurisdictions is likely to necessitate employing additional highly skilled technical personnel in or proximate to those locations. We expect competition for such personnel to increase as the market for solar power systems expands.

There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled executives or technical employees in the future. The loss of such personnel, and Mr. McGowan in particular, or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to secure and complete customer engagements and could harm our business.

We do not generally have long-term agreements or repeat business opportunities with our major project customers and if our management is unable to identify and win new customers and projects we cannot maintain or grow revenue in this line of business.

Our solar PV projects are generally not sold pursuant to long-term agreements with, but instead are sold on a one-time purchase order basis.  We typically contracts to perform large projects with no assurance of repeat business from the same customers in the future.  Although cancellations on purchase orders to date have been infrequent, customers may cancel or reschedule purchase orders for solar PV projects on relatively short notice.  Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing sufficient time to reduce, or delay the incurrence of, our corresponding inventory and operating expenditures.  In addition, changes in forecasts or the timing of orders from these or other customers expose us to the risks of inventory shortages or excess inventory.  This, in addition to the non-repetition of large-scale solar projects and the possibility that we may fail to obtain new large-scale projects could cause our revenues to decline, and, in turn, our operating results to suffer.

Unlike some of our competitors, we do not have established and reliable sources of financing on which our customers can rely to finance their solar projects and as a result we are at a competitive disadvantage and our sales and profits may suffer.

We do not have contractual relationships with financing sources in any of the jurisdictions in which we undertake contracts for PV solar installations that can be relied on to provide debt or equity financing for our prospective customers who require such financing in order to commit to projects or engage our services. In the small-scale solar business in Australia financing is now generally available in the market and to our customers, but we may be at a disadvantage relative to energy distribution companies and other large competitors who can offer prospective financing to a broader range of customers or on better terms than us. The availability of financing for large-scale solar systems in the markets we serve is specific to the particulars of the installation and customer financial strength and varies widely. Nevertheless, except in the United Kingdom where we can directly finance projects that qualify for use of funds from our Clean Energy Bonds, we are at a disadvantage relative to some larger competitors who may be able to facilitate financing for customers or project when we cannot or on better terms than we could arrange. In any case, the availability of financing for large-scale systems is generally less than for residential systems because the reliability of the cash flows from owners of large installations is generally not as high and the project development risk is greater. The consequence is that we are forced to compete for large-scale projects largely on price or from the limited universe of buyers who can self-finance or who have their own sources of financing for such projects. As a result, the growth of our large-scale solar business focused on the provision of EPC services has been slow and irregular, particularly in Australia, and there is no assurance that this will change or that our large-scale solar EPC business will achieve consistent profitability.

15

Our large-scale solar, wind and major air conditioning projects are subject to lengthy sales cycles that adversely affect the predictability of results from sales and marketing efforts and make our financial forecasts unreliable and revenue recognition irregular.

Factors specific to our customers have an impact on our sales cycles.  Our equity fund, commercial, and government customers may have longer sales cycles due to the timing of periodic budgeting requirements typical for projects requiring significant capital expenditures.  Other customers may delay projects because of cyclical conditions in their industries or because of idiosyncratic liquidity or profitability issues. Lengthy and challenging sales cycles may mean that our sales and marketing efforts seldom result in rapid increases in revenue and delays may have adverse effects on our operating results, financial condition, cash flows, and stock price.

We sometimes act as general contractor for our customers in connection with the installation of solar power and HVAC systems and we are subject to risks associated with construction, bonding, cost overruns, delays, and other contingencies, which could have a material adverse effect on our business and results of operations.

When we act as a general contractor for our customers in connection with the installation of solar power and HVAC systems, costs are estimated at the time of entering into the sales contract for a particular project, and these costs are reflected in the overall price that charged to customers for the project.  These cost estimates may not accurately reflect all costs incurred by subcontractors, suppliers and other parties engaged by us on our projects.  In addition, qualified, licensed subcontractors are often required to install some of the systems.  Shortages of such skilled labor could significantly delay a project or otherwise increase our costs.  Should miscalculations in planning a project or defective or late execution occur, we may not achieve the expected margins necessary to cover our costs.  Also, many systems customers require performance bonds issued by a bonding agency.  Due to the general performance risk inherent in construction activities, it is sometimes difficult for us to secure suitable bonding agencies willing to provide performance bonding. In the event we are unable to obtain the requisite bonding, we will be unable to bid on, or enter into, sales contracts for the projects.  Delays in receiving solar or air conditioning system components, other construction delays, unexpected performance problems or other events could cause us to fail to meet these performance criteria, resulting in unanticipated and severe revenue and earnings losses and financial penalties.  Such delays are often caused by inclement weather, failure of suppliers to timely meet orders or transportation providers to make timely deliveries. We operate in international markets that have unique permitting requirements, which, if not met, may cause delays.  The occurrence of any of these events could have a material adverse effect on our business and results of operations.

A portion of our revenues is generated by construction contracts for new or renovated buildings, and, thus, a decrease in construction activity could reduce our construction contract-related sales and, in turn, adversely affect our revenues.

Some of our solar-related revenues and most of our HVAC project revenues are generated from the design and installation of systems in newly constructed and renovated buildings, plants and residences.  Our ability to generate revenues from such construction contracts depends on the number of new construction starts and renovations, which should correlate with the cyclical nature of the construction industry and be affected by general and local economic conditions, changes in interest rates, lending standards and other factors.  For example, low demand and tight credit markets has resulted in reduced commercial construction in Europe, which have limited our ability to sell solar products to commercial developers in the region. A similar cyclical downturn affecting the Melbourne Australia region resulted in a dip in sales of HVAC systems by Parmac during fiscal year 2012.

In all of our lines of business, we are highly dependent upon suppliers for the components used in the systems and products we design and install and any increases in the price of components, including as a result of the imposition of duties or tariffs, or any interruptions to, shortage or decline in the quality of the components we purchase could adversely affect our business.

Key components used in all of our solar, wind and energy efficiency systems are purchased from third party manufacturers, many of which are located in countries other the system installation area.  Market prices for these purchased components are subject to fluctuation. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could, as a result, have a material adverse effect on our revenues and demand for our products and services. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, would adversely affect or limit our sales and growth. There is no assurance that we will be effective in selecting qualified manufacturers on acceptable terms in the future and, if we are able to do so, there can be no assurance that product quality from those suppliers will continue to be acceptable, which could lead to a loss of sales and revenues.

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Problems with product quality and performance on projects we develop or install may damage our market reputation and cause our revenue and operating results to decline, particularly in the small-scale solar market.

All of our businesses involve the sale of products that have long lifetimes (up to 20 years in the case of key components in PV solar systems). In general, the manufacturers of components we sell are warranted by the manufacturers and we offer limited service warranties for such components; for example, up to 5 years for small-scale solar systems we have sold in Australia. We previously sold inverters produced by, or under license from, Oelmaier, which we discontinued in 2012 due to problems with product design and licensor support. As a result, we have borne and will continue to bear the risk of warranty claims on inverters for at least the 5-year limited warranty period. Our estimated costs of warranty for all previously sold products, including the Oelmaier products, was A$0.3 million for the six months ended December 31, 2013 and A$0.4 million and A$0.3 million for the fiscal years ended June 30, 2013 and 2012, respectively, and may increase in the current and future fiscal years. We maintain a warranty reserve for the Oelmaier-licensed components that we sold and the estimated liability recorded on our balance sheet for this was A$0.3 million as of December 31, 2013. Because of the limited operating history of the systems, our company has been required to make assumptions and apply judgments regarding a number of factors, including our anticipated rate of warranty claims and the ongoing durability and reliability of these products. These assumptions could prove to be materially different from the actual performance of the products, causing us to incur substantial expense to repair or replace defective products in the future. An increase in the estimates of future warranty obligations due to product failure rates, shipment volumes, field service obligations and rework costs incurred in correcting product failures, could cause us to increase the amount of warranty reserves and would have a corresponding negative impact on our results of operations.

As a result of the past problems with the Oelmaier-licensed components the expectations of our customers for system performance have not been consistently met and this has resulted in some lost business and reputational damage to our company, despite our best efforts to correct defects. We are making efforts to address the reputational damage by promoting our current and ongoing use of more appropriate inverters to prospective new customers, promptly meeting service requests on the installed base of components and marketing of our solar system sales under the Westinghouse® brand. However, there can be no assurance about when or whether we will be able to overcome the negative market impact associated with the Oelmaier-licensed products and it may continue to dampen sales for the foreseeable future.

In addition, under real-world operating conditions, which may vary by location and design, as well as installation, soiling and weather conditions, a typical solar PV installation may perform in a different way than under standard test conditions. If the systems we have sold perform below expectations or have unexpected reliability problems, we may suffer additional reputational damage, even if the problems are caused by components produced by other manufacturers. The significance of this would be magnified if those suppliers fail to fully meet their warranty obligations. We could suffer additional reputational damage, even though we bear no direct responsibility for the component performance. In such a situation, if it were to occur, we might be unable to gain new customers and our plans to grow and maintain the small-scale solar business at a profitable scale could be thwarted.

Unanticipated warranty or service claims or the failure of suppliers to meet backstop warranty obligations could expose us to incur incremental expense that could significantly lower our profitability or threaten our viability.

Except for the Oelmaier-produced and licensed products that we sold and for which we maintain a warranty reserve on our balance sheet for potential warranty or service claims that could occur in the future, the warranty obligations related to solar PV systems are ultimately borne directly by the system component suppliers.  Our contractual obligations in the event of a third-party component failure are limited to fielding service requests and organizing the repair or replacement of the faulty unit with the original equipment’s manufacturer if the equipment is deemed faulty for a period of only 60 months for electronic components and 120 months for solar panels from the date of purchase.  To date the costs of such service obligations have not been material and we expense them as incurred.

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Notwithstanding the limited contractual financial exposure that we have for system component failures, if the responsible component manufacturers fail to fully meet their warranty obligations, we may find it to be practical necessity to incur the expense to correct the problem in order to preserve our market reputation for reliability and service and to maintain system sales.  We have not reserved for such a possibility and may not have the financial or other resources to respond to such a problem if and when it occurs.  The result could be adverse and unexpected profit volatility for our small-scale solar business or a loss of market acceptance that could threaten the financial viability of this business segment altogether.

If we fail to effectively manage our planned expansion, we may fail to meet our strategic objectives and our financial performance could be materially and adversely impacted.

The further expansion of our business into new jurisdictions is one of our strategies for growing and mitigating the impact of downturns in renewable energy demand in countries in which we are currently developing solar projects. Undertaking further international expansion is a complex task that requires the identification of locations that are environmentally favorable for solar project development and that have suitable regulatory and tax policies, utility cost, tariff and interconnection structures that allow renewable energy to be cost competitive (after taking into account local subsidies) and access to cost-effective financing for project owners, among other considerations. Even if we successfully identify suitable countries for expansion, we may be unable to extend our business into these new locations if potential competitors enter the market first. In addition, we may not have the necessary management, local knowledge or financial resources to undertake the successful and timely development of projects in additional countries. Additionally, our ability to generate cash from existing operations may be slower than expected, or may not occur at all, resulting in the requirement for further funding to achieve our expansion plans that exceeds our ability to raise additional capital on acceptable terms. Our expansion plans could also be affected by cost overruns, failures or delays in obtaining government approvals of necessary permits and our inability to establish supply chains to serve new markets and other factors.

There is no assurance that we can effectively manage our planned expansion or achieve any expansion plans at all. If we are unable to do so, we will not be able to take advantage of growth opportunities, execute our business strategy or respond to competitive or market pressure, any of which could materially and adversely affect our business, results of operations and financial condition.

Although we have historically derived most of our revenues from Australia and a few other countries, we currently do business in several international jurisdictions whose political and regulatory environments and compliance regimes differ from those of our home territory (or the United States) and our planned expansion into new markets will subject us to additional business, financial and competitive risks.

A portion of our revenue has been attributable to operations in countries other than Australia and the United States, including Italy, Thailand and the United Kingdom. Such activities accounted for approximately 22% of our consolidated revenue in fiscal year ended June 30, 2013 and 3% of our consolidated revenue in the six months ended December 31, 2013. Risks associated with our operations in foreign areas include, but are not limited to:

•	political, social and economic instability, war and acts of terrorism;

•	potential seizure, expropriation or nationalization of assets;

•	damage to our equipment or violence directed at our employees, including kidnappings and piracy;

•	increased operating costs;

•	complications associated with repairing and replacing equipment in remote locations;

•	repudiation, modification or renegotiation of contracts, disputes and legal proceedings in international jurisdictions;

•	limitations on insurance coverage, such as war risk coverage in certain areas;

•	import-export quotas;

•	confiscatory taxation;

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•	work stoppages or strikes;

•	unexpected changes in regulatory requirements;

•	wage and price controls;

•	imposition of trade barriers;

•	imposition or changes in enforcement of local content laws;

•	the inability to collect or repatriate currency, income, capital or assets;

•	foreign currency fluctuations and devaluation; and

•	other forms of government regulation and economic conditions that are beyond our control.

Part of our strategy is to prudently and opportunistically acquire businesses and assets that complement our existing products and services, and to expand our geographic footprint. If we make acquisitions of businesses or assets in other countries, we may increase our exposure to the risks discussed above. Governments in some foreign countries have become increasingly active in regulating and controlling the implementation of renewable energy projects and the sale of power generated from such projects in their countries. In some areas of the world, this governmental activity has adversely affected the amount of activity undertaken by renewable energy developers and may continue to do so. Operations in developing countries can be subject to legal systems that are not as predictable as those in more developed countries, which can lead to greater risk and uncertainty in legal matters and proceedings. In some jurisdictions we are subject to foreign governmental regulations favoring or requiring the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These regulations may adversely affect our ability to compete. Additionally, our operations in some jurisdictions may be significantly affected by union activity and general labor unrest. There can be no assurance that we can avoid such factors having a material adverse effect on our results of operations or financial condition.

Our operations are subject to multiple tax regimes, and changes in legislation or regulations in any one of the countries in which we operate could negatively and adversely affect our operating results.

Our operations are carried out in several countries across the world, and our tax filings are therefore subject to the jurisdiction of a significant number of tax authorities and tax regimes, as well as cross-border tax treaties between governments. Furthermore, the nature of our operations means that we routinely have to deal with complex tax issues (such as transfer pricing, permanent establishment or similar issues) as well as competing and developing tax systems where tax treaties may not exist or where the legislative framework is unclear. In addition, our international operations are taxed on different bases that vary from country to country, including net profit, deemed net profit (generally based on turnover) and revenue-based withholding taxes based on turnover.

Our management determines our tax provision based on our interpretation of enacted local tax laws and existing practices and uses assumptions regarding the tax deductibility of items and recognition of revenue. Changes in these assumptions and practices could significantly impact the amount of income taxes that we provide for in any given year and could negatively and adversely affect the result of our operations.

We face common international trade and supply chain risks including delay or complete disruption of supply, logistics cost volatility, exchange rate fluctuations and changes in policies and tariffs that could trigger an unexpected adverse impact on operational and financial performance.

Most of the components in our products are produced in places other than that where the products and systems are used or installed. All the critical components of our solar PV systems are currently produced in China and must be shipped to installation sites in Australia, the United States, Europe and other jurisdictions where we operate. Key components for our energy efficiency businesses are manufactured in Europe, the United States or in Asia, even though we sell these systems primarily in Australia. Consequently, order lead times may be long and we and our customers are subject to substantial expense and delays that can accompany long-distance shipping, inventory management and design and specification of customized orders. Currency exchange rates can also shift between the time of ordering and delivery, sometimes resulting in us incurring higher costs. If mistakes in component order fulfillment occur, extended time can be required to remediate the problem and could lead to delays in completing projects, recognizing revenue or receiving cash flow. Because of our substantial dependence on Chinese suppliers, we maintain a presence in Beijing to coordinate with and monitor suppliers and as a means of mitigating potential supply-chain risks. However, this presence cannot ensure that we will not experience supply-chain problems that could have a significant adverse impact on the results of operations.

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Licenses and permits are required to operate in some jurisdictions, and the loss of or failure to renew any or all of these licenses and permits or failure to comply with applicable laws and regulations could prevent us from either completing current projects or obtaining future projects, and, thus, materially adversely affect our business.

We are subject to various national, state, and local laws and regulations in the various countries in which we operate, including those relating to the renewable energy industry in general, and may be required to make significant capital expenditures to comply with laws and the applicable regulations and standards of governmental authorities and organizations. Moreover, the cost of compliance could be higher than anticipated. On the effective date hereof, our operations will become subject to compliance with the U.S. Foreign Corrupt Practices Act in addition to certain international conventions and the laws, regulations and standards of other foreign countries in which we operate. It is also possible that existing and proposed governmental conventions, laws, regulations and standards, including those related to climate and emissions of “greenhouse gases,” may in the future add significantly to our operating costs or limit our activities or the activities and levels of capital spending by our customers.

In addition, many aspects of our operations are subject to laws and regulations that relate, directly or indirectly, to the renewable industry. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may limit or prohibit our operations. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing production activity could materially limit our future contract opportunities, materially increase our costs or both.

Our international growth strategy may prove to be disruptive and divert management resources with adverse effect on our financial condition or performance.

Our growth strategy involves complex transactions and present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly hired employees, the assumption of unknown liabilities and potential disputes.  We could also experience financial or other setbacks if any growth strategies incur problems of which we are not presently aware.

We may incur significant costs and delays in our attempt to implement our international expansion strategy, particularly when we form joint ventures or make acquisitions.

We currently develop and install large-scale solar PV systems, targeting the commercial markets in North America, the Eurozone, Thailand and various Pacific island nations. However, our company intends to undertake project developments in other international markets. New geographic markets may have different characteristics from the markets in which we currently sell products, and our success will depend on our management’s ability to properly address these differences. These differences may include:

•	differing regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, customs duties or other trade restrictions;

•	limited or unfavorable intellectual property protection;

•	risk of change in international political or economic conditions;

•	fluctuations in the value of foreign currencies and interest rates;

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•	difficulties and increased expenses in complying with a variety of U.S. and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act;

•	potentially longer sales cycles;

•	higher volume requirements;

•	warranty expectations and statutory obligations; and

•	cost, performance and compatibility requirements.

In addition, we have and will continue to pursue acquisitions and joint ventures to facilitate our expansion into new products and services and into new geographic markets. For example, we acquired eco-Kinetics in January 2010 to facilitate our expansion into the PV solar sector. However, not all of our acquisitions initiatives have been successful or produced the expected results and the cost of the effort has sometimes been high. We also acquired certain controlled storage technology patents (the “Larkden Technology”) (refer - as defined on pg 92.) in 2009 for approximately A$6.3 million but were unable to successfully realize the expected commercial potential and we recognized impairments of carrying value in 2011. The Larkden Technology was sold in April 2013 and we recorded an incremental loss on the sale. As reflected in our audited financial statements included herein, certain other acquisitions and joint ventures that we attempted over the last three fiscal years have failed to realize material benefit or resulted in losses, including without limitation the eco-Kinetics joint ventures in the United Kingdom and Germany and the property development projects in Emerald and Bowen (both in Queensland, Australia). Whether or not future acquisitions or joint ventures are commercially successful, any efforts we make to pursue joint ventures and acquisitions will likely result in significant transaction-related expenses, as was the case with the unsuccessful attempt to acquire Neighborhood Energy in fiscal year 2011, and such expenses may further strain our liquidity or require us to raise additional debt or equity capital. In addition, until the merger agreement was terminated in July 2013, we were pursuing the acquisition of Westinghouse Solar, Inc., or Westinghouse Solar, a U.S. solar products manufacturer based in California and recently renamed Andalay Solar, Inc. The termination of the Merger with Andalay Solar delayed our expansion into North America and we will have to implement alternative strategies and expend additional funds to scale up our business in the region.

We are actively pursuing acquisitions in the United States to accelerate our entry to this market including the proposed acquisition of Green Earth Developers LLC, or GED, an EPC contractor based in Charlotte, NC, a company specializing in originating customers for residential solar projects and a wind development in Australia (refer to “Our Business—Our Strategies—Acquire complementary businesses”).

Whether the mechanism we use for expanding our business is through internal development or acquisition, failure to develop and introduce new products successfully, to generate sufficient revenue from these products to offset associated marketing and installation costs, or to otherwise effectively anticipate and manage the risks and challenges associated with expansion into new product and geographic markets, could adversely affect our revenues and our ability to achieve or sustain profitability.

Our company has experienced significant turnover of members of our Board and among members of our top management and we may lack sufficient experience in these key positions to ensure success of the business.

Subsequent to July 1, 2011 through the date of this prospectus, two of our four directors resigned and two replacements have been appointed. Two of the four current directors are members of our management team and another is an employee of an affiliate of Washington H. Soul Pattinson & Co. Limited, referred to as WHSP, one of our largest shareholders. With the exception of Mr. Botto, who has been employed by companies serving the power generation and energy trading sectors throughout his career, our directors have limited experience in the renewable energy sector and with small-scale solar installations in particular. The experience these other directors have in these lines of business, which are significant for us, has largely been gained during their tenure with our company. In addition, only one of our directors, Mr. Morro, has experience in governance of a company that is subject to U.S. securities regulations, although the others have experience in governance of public companies in Australia. We anticipate that additional directors with relevant experience and qualifications will be appointed in the future, however, our weak financial condition may make it more difficult or impossible for us to attract suitable or independent directors. Consequently, there can be no assurance that we will be successful in making appointments to our Board that can ensure our success or effectively oversee our compliance with U.S. securities laws.

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Since July 1, 2011, we have experienced the departure of several senior executives, notably James Anderson, who served both as our Chief Financial Officer and as a member of our Board, and Edwin Cywinski, the former owner of eco-Kinetics who continued to lead our solar businesses following the acquisition of eco-Kinetics until his resignation in February 2013. We have replaced Mr. Anderson as CFO in October 2011 with Richard Pillinger, who has qualifications deemed appropriate by our Board and our CEO. Mr. McGowan, has personally assumed the key managerial responsibilities of Mr. Cywinski and is leading the operational restructuring of or solar businesses. Although Messrs. Pillinger and McGowan have not had extensive prior career experience in the PV solar sector, they are both seasoned and highly qualified executives and we believe that they, together with other members of our executive team who have been with us since we entered the solar PV segment have the experience and capabilities necessary to manage our businesses effectively. Mr. McGowan’s service contract expired on August 31, 2013 and, although we expect it to be renewed, there is no assurance that this will be the case. If Mr. McGowan’s term of service is not extended, it would further exacerbate the pressures on our remaining management team and directors and could jeopardize our operating performance and viability. However, we face significant challenges in all of the markets we serve and we are financially weak, so there can be no assurance that our executive team can succeed in making our company viable. If they fail in this regard, our stock price could decline or become completely illiquid and our shareholders could face a total loss of their investment.

We are subject to litigation that could have an adverse effect on our business and operating results.

We are, from time to time, involved in litigation. The numerous operating hazards inherent in our business increase our exposure to litigation, which may involve, among other things, contract disputes, personal injury, environmental, employment, warranty and product liability claims, tax and securities litigation, patent infringement and other intellectual property claims and litigation that arises in the ordinary course of business. Our management cannot predict with certainty the outcome or effect of any claim or other litigation matter. Litigation may have an adverse effect on us because of potential negative outcomes such as monetary damages or restrictions on future operations, the costs associated with defending the lawsuits, the diversion of management’s resources and other factors.

Our internal controls over financial reporting and other matters do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and investor’s willingness to buy or hold our stock.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. As soon as practicable after the effective date hereof, we intend to address our internal controls over financial reporting and to establish enhanced formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks and assessment of their potential impact and linkage of those risks to specific areas and activities within our organization that are applicable to our business. Additionally, we will need to further document our internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. Although we have not yet tested our internal controls in accordance with Section 404, we have material weaknesses in our internal control over financial reporting. The material weaknesses related to insufficient personnel with appropriate financial reporting knowledge within our accounting function and inadequate accounting oversight, policies, procedures, and controls specific to complex debt agreements, taxation computation and the application of accounting estimates for the recognition of impairment allowances for investments held by the company. We cannot conclude, in accordance with Section 404, that we do not have other material weaknesses in our internal controls or a combination of other significant weaknesses that could result in the conclusion that we have a material weakness in other aspects of our internal controls.

As a result of these material weaknesses, our financial statements have been restated in respect of the balances for June 30, 2010, 2011 and 2012 following the identification of certain accounting errors by our independent registered public accounting firm that we determined to be material. The errors noted in these years occurred when our current finance team was not in place and we have attempted to remedy certain control deficiencies that were noted, which included the hiring of the current Chief Financial Officer in October 2011 and implementing new accounting policies and procedures and review controls related to accounting for complex debt agreements, taxation computation and accounting estimates. We acknowledge that additional resources, as well as the completion of a comprehensive review of the design and operating effectiveness of our controls relating to financial reporting, will be necessary in the future to fully remedy weaknesses in our financial reporting process. Further, if not fully remediated, these control deficiencies could continue to impact the reliability of our financial statements. As a public entity, we will be required to complete our initial assessment in a timely manner, subject to the exemption from auditor attestation requirements that is accorded to us as an emerging growth company under the JOBS Act. Until we cease to be an emerging growth company or our exemption from auditor attestation expires, we intend to avail ourselves of the exemption.

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If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we or our independent registered public accounting firm may not be able to certify as to the adequacy of our internal controls over financial reporting when we are required to have them do so. Matters impacting our internal controls may cause us to be unable to prevent fraud or report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the United States Securities and Exchange Commission (the “SEC”) or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements could also suffer if we and our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect our company and lead to a decline in the price of our registered equity securities.

As a publicly-traded company in the United States, we will incur significant additional costs, and our management will be required to devote substantial management time and attention to our public reporting obligations.

As a publicly-traded company in the United States, we will incur significant additional legal, accounting and other expenses compared to historical levels. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act and the rules and regulations of the U.S. Securities and Exchange Commission, or SEC, and The NASDAQ Stock Market, may result in an increase in our costs and the time that our board of directors and management must devote to our compliance with these rules and regulations. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to divert management time and attention from our product development and other business activities.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” (i) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (ii) we will be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (iii) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (iv) we will not be required to hold nonbinding advisory votes on executive compensation or shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can delay its adoption of any new or revised accounting standards, but we have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may remain an “emerging growth company” until as late as June 30, 2019 (the fiscal year-end following the fifth anniversary of the completion of this initial public offering), though we may cease to be an “emerging growth company” earlier under certain circumstances, including (i) if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of any June 30, in which case we would cease to be an “emerging growth company” or (ii) if our gross revenue exceeds $1 billion in any fiscal year.

The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act, particularly whether or not all of the exemptions will apply to foreign private issuers. In addition, investors may find our ordinary shares less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may decline and/or become more volatile.

Global political, economic and market conditions could negatively impact our business.

Our company’s operations are affected by global political, economic and market conditions. The recent economic downturn has generally reduced the availability of liquidity and credit to fund business operations worldwide, and in Europe in particular, and has adversely affected our customers, suppliers and lenders. Our limited capital resources have negatively impacted our activity levels and, in turn, our financial condition and results of operations. A sustained or deeper recession in Europe or in other regions in which we operate could limit overall demand for our renewable energy solutions and could further constrain our ability to generate revenues and margins in those markets and to grow overall.

The renewable energy sectors we serve depend on the availability of rebates, tax credits and other financial incentives and government policies, the reduction or elimination of which is occurring and is likely to reduce the demand for our services.

Many U.S. states, including California, Nevada, and New Jersey, and other countries such as the United Kingdom, Australia and Italy, offer substantial incentives to offset the cost of solar power or wind generation systems.  These incentives can take many forms, including direct rebates, state tax credits, system performance payments and feed-in tariffs, and Renewable Energy Credits.  However, there can be no assurance that these incentives will continue to be available in any or all of the jurisdictions in which we operate and, in many places, government policies have been implemented that will reduce or eliminate such incentives. For example, in Australia the number of RECs received per KW installed has been reduced continuously and the number of credits received for 5kW and smaller systems was reduced from a 5 multiplier in 2010 to a 1 multiplier beginning in January 2013. In Italy and other European countries, minimum user prices for solar electricity production and feed-in tariffs are subject to reduction annually for new applications and are subject to unannounced change and subsequent decrees will redefine rates for solar power plants commissioned thereafter.  A reduction in or elimination of such incentives could substantially increase the cost or reduce the economic benefit to our customers, resulting in significant reductions in demand for our products and services, which may negatively impact our sales.

Most sectors served by our company are highly competitive, with low barriers to entry and intense price competition, which could negatively impact our results and may prevent us from achieving sustained profitability. In addition, our company does not have significant market share in any sector we serve and we may lose business to larger companies that are better able to achieve cost efficiencies, respond to customer needs or weather a decline in market conditions.

In general, the industries in which our businesses operate are highly competitive and fragmented, subject to rapid change and have low barriers to entry. Most of our businesses have the attributes of general contracting businesses where projects are open to competitive bidding and new customer acquisition is a constant challenge because a low percentage of customers are repeat purchasers of our products and services. In particular, contracts for large projects are traditionally awarded on a competitive bid basis, with pricing often being the primary factor in determining which qualified contractor is awarded a job, although each contractor’s technical capability, safety performance record and reputation for quality also can be key factors in the determination. The projects undertaken in the small-scale solar and energy efficiency segments of our business do not generally require us to utilize proprietary technology and the capital required to undertake individual projects is small and available to many competitors. Many other renewable energy developers and providers of energy efficiency solutions are larger than us and have resources that are significantly greater than ours. These competitors may be able to better withstand industry downturns, compete on the basis of price, and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses

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In particular, with respect to the solar PV segment, we may, in the future, compete for potential customers with solar system installers and servicers, electricians, roofers, utilities and other providers of solar power equipment or electric power.  Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have.  We believe that our ability to compete depends in part on a number of factors outside of our control, including:

•	the ability of competitors to hire, retain and motivate qualified technical personnel;

•	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

•	the price at which others offer comparable services and equipment;

•	the extent of our competitors’ responsiveness to client needs;

•	risk of local economy decline; and

•	installation technology.

Competition in the solar power services industry may increase in the future, partly due to the low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future.  Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel.  There can be no assurance that we will be able to compete successfully against current and future competitors.  If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

We do not carry business interruption insurance, and any unexpected business interruptions could adversely affect our business.

Our operations are vulnerable to interruption by earthquake, fire, power failure and power shortages, hardware and software failure, floods, computer viruses, and other events beyond our control.  In addition, we do not carry business interruption insurance to compensate us for losses that may occur as a result of these kinds of events, and any such losses or damages incurred by us could disrupt our solar integration projects and other operations without reimbursement. Because of our limited financial resources, such an event could threaten our viability to continue as a going concern and lead to dramatic losses in the value of our ordinary shares.

The renewable energy sectors we serve are notable for the pace of technological change and our operations could be adversely affected if we fail to keep pace with such changes; and changes in technology could make it difficult for us to be competitive with our available technology and prevent us from achieving sustained profitability.

We develop renewable energy projects in increasingly competitive markets. To meet our clients’ needs, we must continually source, qualify and offer updated technology for the projects and services we provide. In addition, rapid and frequent technology and market demand changes can render existing technologies obsolete, requiring substantial new capital expenditures, and could have a negative impact on our market share. Any failure by us to anticipate or to respond adequately to changing technology, market demands and client requirements could adversely affect our business and financial results.

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Solar and wind energy are, in some jurisdictions, more expensive sources of energy than the wholesale cost of conventional alternatives and a drop or stability in the retail price of conventional energy sources and other factors affecting energy costs may negatively impact demand for renewables and reduce our revenues and profitability.

We believe that an end customer’s decision to purchase or install solar power capabilities is primarily driven by the cost and return on investment resulting from solar power systems. Fluctuations in economic and market conditions that affect the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability. Other factors that could have a negative effect on our rapidly evolving business include, but are not limited to:

•	changes in utility electric rates or net metering policies;

•	increases in the installed costs of solar or wind power due to changes in tariffs, taxes and subsidies; and

•	adverse customer experience with performance and reliability of solar power installations as they age.

If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we might not be able to generate enough revenue to sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate.

If PV technology is not suitable for widespread adoption at economically attractive rates of return, or if sufficient additional demand for solar modules does not develop or takes longer to develop than we anticipate, our net sales and profit may flatten or decline and we may be unable to sustain profitability.

The solar energy market is at a relatively early stage of development, in comparison to fossil fuel-based electricity generation. If PV technology proves unsuitable for widespread adoption at economically attractive rates of return or if additional demand for solar modules and systems fails to develop sufficiently or takes longer to develop than we anticipate, we may be unable to grow our business or generate sufficient net sales to sustain profitability. In addition, demand for solar modules and systems in our targeted markets, including North America, Europe, Australia, southeast Asia and other foreign jurisdictions, may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of PV technology and demand for solar modules and systems, including the following:

•	cost-effectiveness of the electricity generated by PV power systems compared to conventional energy sources, such as natural gas and coal, and other non-solar renewable energy sources, such as wind;

•	performance, reliability and availability of energy generated by PV systems compared to conventional and other non-solar renewable energy sources and products;

•	success of other renewable energy generation technologies, such as hydroelectric, tidal, wind, geothermal, solar thermal, concentrated PV, and biomass; fluctuations in economic and market conditions that affect the price of, and demand for, conventional and non-solar renewable energy sources, such as increases or decreases in the price of natural gas, coal, oil, and other fossil fuels;

•	fluctuations in capital expenditures by end-users of solar modules and systems that tend to decrease when the economy slows and when interest rates increase; and

•	availability, substance, and magnitude of support programs including government targets, subsidies, incentives, and renewable portfolio standards to accelerate the development of the solar energy industry.

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Overcapacity and financial distress among manufacturers of wind and solar power generation equipment is commonplace and if any OEM or component suppliers fail to meet warranty obligations to our customers, or backstop warranty commitments to us, our business and profitability could be impaired.

Many large and well-known manufacturers of PV solar panels and related equipment such as inverters have failed in recent years, including two of our significant suppliers, Solon and Oelmaier. Others have been financially weakened, possibly including some of our current suppliers. Our PV installations are covered by warranties from these component suppliers, which they may not be able to meet. While, we do not have direct warranty obligations related to components produced by these suppliers, except for the Oelmaier inverters discussed above, we could suffer reputational damage if the component manufacturers default on their warranty obligations. In the small-scale solar segment in Australia, the importance of our reputation as a provider of reliable systems is a critical factor in the viability of our business. Consequently, we may be compelled to meet warranty obligations of our suppliers who fail to do so in order to ensure future system sales or we may face precipitous declines in our sales of small-scale systems if we do not ensure defaulted warranty obligations are met. Either result could place a financial burden on us that we are unable to meet and our small-scale solar business could be rendered non-viable.

Existing regulations, and changes to such regulations, may present technical, regulatory, and economic barriers to the purchase and use of wind and solar power products, which may significantly reduce demand for such systems and could harm our business.

Installations of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building codes, zoning, environmental protection regulation, utility interconnection requirements for metering, and other rules and regulations.  We attempt to keep up-to-date with these requirements on a national, state, and local level, and must design, construct and connect systems to comply with varying standards.  Some jurisdictions have ordinances that prevent or increase the cost of installation of our solar power systems.  In addition, new government regulations or utility policies pertaining to solar and wind power systems are unpredictable and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in demand for solar and wind generation systems and our services.  For example, there currently exist metering caps in certain jurisdictions that effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid.  Certain jurisdictions have passed ordinances that limit noise or threats to wildlife to levels that would preclude installation of cost-effective wind generation capacity. Moreover, in certain markets, the process for obtaining the permits and rights necessary to construct and interconnect a power system to the grid requires significant lead time and may become prolonged, and the cost associated with acquiring such permits and project rights may be subject to fluctuation.

Deteriorating economic conditions or changes in the political and economic policies of governments where we operate or are seeking to expand could have an adverse effect on renewable energy development in those countries and could materially and adversely affect prospects for growth and profitability.

The tightening of credit markets and turmoil in the global financial markets has been widely reported and a weak global economy, especially in Europe, has contributed to slowdowns in the solar and wind industries there and this situation may continue and worsen if current economic conditions are prolonged or deteriorate further. The market for installation of solar power systems in particular depends largely on commercial and consumer capital spending. Economic uncertainty exacerbates negative trends in these areas of spending, and may cause our customers to defer or cancel, or refrain from placing orders, which may reduce net sales. Difficulties in obtaining capital and deteriorating market conditions may also lead to the inability of some customers to obtain affordable financing, including traditional project financing and tax-incentive based financing and home equity-based financing, resulting in lower sales to potential customers with liquidity issues, and may lead to an increase of incidents where our customers are unwilling or unable to pay for systems they would otherwise purchase. Further, such conditions and uncertainty about future economic conditions may make it challenging for us to obtain equity and debt financing to meet our working capital requirements, forecast our operating results, make business decisions, and identify risks that may affect our business, financial condition and results of operations. Such circumstances have caused us to largely withdraw from pursuing solar PV business in Europe, other than the United Kingdom where government policies are still favorable. If we are unable to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, and declining levels of incentives available in countries where we continue to operate, then we are likely to experience a reduction in demand for our products and consequently will experience a material adverse effect on our operations and sales and on our financial condition generally.

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Our business benefits from the declining cost of solar panels, and our financial results would be harmed if this trend reversed or did not continue.

The declining cost of solar panels and the raw materials necessary to manufacture them has been a key driver in the pricing of our solar energy systems and customer adoption of this form of renewable energy. If solar panel and raw materials prices increase or do not continue to decline, our growth could slow and our financial results would suffer. In addition, in the past we have purchased a significant portion of the solar panels used in our solar energy systems from manufacturers based in China, some of whom benefit from favorable foreign regulatory regimes and governmental support, including subsidies. If this support were to decrease or be eliminated, or if tariffs imposed by the U.S. or European governments were to increase the prices of these solar panels, our ability to purchase these products on competitive terms or to access specialized technologies from those countries could be restricted. Any of those events could harm our financial results by requiring us to pay higher prices or to purchase solar panels or other system components from alternative, higher-priced sources. In addition, the U.S. and various European governments have imposed tariffs on solar cells manufactured in China. These tariffs will increase the price of solar panels containing Chinese-manufactured cells, which may harm our financial results in the event we purchase such panels.

If potential owners of solar PV systems are unable to secure financing on acceptable terms as a result of financial crisis or other factors, we could experience a reduction in demand for installation of our solar PV systems and may be unable to sell projects developed under our BOT model or owned and operated under our BOO model.

Many owners of solar PV systems depend on financing to purchase their systems. Some of our systems utilize micro-inverters and the limited use of micro-inverters to date, coupled with our limited operating history, could result in lenders refusing to provide the financing necessary to purchase solar PV systems based on our product platform on favorable terms, or at all. Moreover, in the case of debt financed projects, even if lenders are willing to finance the purchase of these systems, an increase in interest rates or a change in tax incentives could make it difficult for owners to secure the financing necessary to purchase a solar PV system on favorable terms, or at all. In addition, we believe that a significant percentage of owners purchase solar PV systems as an investment, funding the initial capital expenditure through a combination of upfront cash and financing. Difficulties in obtaining financing for solar PV installations on favorable terms, or increases in interest rates or changes in tax incentives, could lower an investor’s return on investment in a solar PV installation, or make alternative solar PV systems or other investments more attractive relative to solar PV systems based on our product platform. Any of these events could result in reduced demand for our products, which could have a material adverse effect on our financial condition and results of operations.

Public opposition to development of solar and wind farms, particularly in Europe and recently in Australia, is expected to make it more difficult to obtain the necessary permits and authorizations for such projects and will reduce development opportunities available to us.

Over the last two years, public disfavor of solar and wind farms in certain European countries that have historically allowed such projects (e.g., Spain and Italy) has been manifested in changes in government policies. In the opinion of our management, the public opposition in Europe has been triggered by concerns that scarce farm land was being displaced by such solar and wind power installations and that the cost of the power supplied from ground-based systems was unjustified and not economically sustainable. Moreover, the significant displacement of farmland and the costs of power supplied from ground-mount projects appears to have been caused by excessively high feed-in tariff rates set by regulators. Key policy changes observed include reductions of subsidies applicable to ground-based solar installations relative to other types of projects and changes in permitting regulations that make ground-based installations difficult or practically impossible to start. Consequently, the number of economically feasible projects in these high-potential regions has declined and the near-term opportunities for us to pursue large-scale solar projects in these proven markets have diminished rapidly. In other jurisdictions where land is plentiful and feed-in tariff structures are closer to the costs of conventional power generation, we do not expect to see similar public opposition to solar and wind development or adverse policy changes.

Recent public opposition in Australia related to wind projects raises the specter of constraints on project development activities in our home country. In the opinion of our management, the negative public sentiment in Australia has been caused primarily by the adverse environmental impact of large-scale wind farms to nearby residents, such as noise and adverse aesthetics. This dynamic may force us to explore new markets for such projects, with the attendant risks and cost of extending our geographic footprint, or to reduce our expectations for growth in the wind segment of our business. Our business prospects in Australia may be diminished as a result.

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Regulations applicable to the U.S. market are limiting demand for solar installations and are likely to exacerbate competitive pressures for PV solar development and reduce margins, making it harder for us to grow profitably in the United States.

In certain U.S. jurisdictions government regulations or utility policies pertaining to solar power systems are unpredictable and have the potential to cause significant additional expenses or delays for projects of all sizes. Also, some jurisdictions have imposed regulations that effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid. In addition, the United States has imposed tariffs on Chinese-manufactured solar panels that have disrupted established supply relationships and increased costs. Collectively, these and similar factors are reducing demand in the United States for solar energy systems and our services relative to expectations. Our management expects these dynamics to increase competitive pressures among system developers that could lead to reduce pricing and profits. Our solar development initiatives in the United States may not succeed or be profitable as a result.

In our small-scale solar business in particular, we depend on a small number of suppliers for key components used in our products and systems with the result that we risk disruption in supply and may be constrained in negotiating competitive prices, lead times and other trade terms.

In most of our lines of business, primarily due to our small scale, we have historically obtained key components from a small number of suppliers, but we generally have had access to a wide range of suppler options. We believe that our commercial relationship with our suppliers in each of our business segments is good, but we have recently had difficulty making timely payments on a consistent basis to suppliers of components for small-scale solar systems. Our inability to make timely payments has led to curtailment of shipments to us by suppliers that have prevented us from fulfilling some residential customer orders and have reduced our revenues. Because of our weak financial condition and limited liquidity, we may face the same issue in the future and we do not maintain, or expect to be able to maintain, sufficient inventories to allow us to buffer the consequences of supply interruptions. Although alternative suppliers exist for the components we sell in our small-scale solar business, new suppliers may not be willing to ship to us on customary trade terms, or at all, due to our financial condition. The sudden loss of any of our current primary component supply relationships could cause a delay in order fulfillment and be disruptive to our operations and lead to financial losses.

It is critical to the growth of our revenue that our products be high quality while offered at competitive pricing. Any constraints that we face in being able to negotiate with our suppliers may prevent us from being able to offer competitive products in the future or to do so profitably.

In addition, we are currently subject to fluctuations in market prices for the components that we purchase. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our products.

Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, financial failure, manufacturing quality, or for other reasons, would adversely affect or limit our sales and growth. There is no assurance that we will continue to be able to find qualified sources for components on acceptable terms and, if we do, there can be no assurance that product quality will continue to be satisfactory, which could lead to a loss of sales and revenues.

We recently announced the introduction of the Westinghouse® brand to Australia, but this initiative may not prove to be commercially successful and, if not, would severely and adversely affect the viability of our Australian small-scale solar business.

Effective April 2013, we began marketing PV solar systems under the Westinghouse® brand in Australia and New Zealand in order to differentiate our systems from those offered by competitors. Although early consumer response to the brand has been encouraging, the Westinghouse® brand may not gain enough market acceptance to drive sales as we expect. Such an outcome would adversely impact our revenue or margin. If the brand is accepted by consumers, our failure to effectively execute the roll-out of branded product or satisfy requirements of the initial orders may increase our costs or cause the initial order to be scaled back or cancelled. Any of these adverse outcomes could create a window of opportunity for the entry or growth of competitors utilizing similar technology and competing brands would have a negative impact on our results of operations.

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The growth of our Australian small-scale solar business depends, in part, on recognition and customer acceptance of the Westinghouse® brand and trademarks and, if successful, exposes us to losses if we cannot continue to utilize the Westinghouse® brand, which we do not own.

We have licensed the right to use the Westinghouse® name in marketing our solar products and services worldwide (see “Our Business—Our Business Segments —Solar PV- Residential and Small Commercial Solar”) and have launched our use of the brand in Australia and New Zealand. We do not own the Westinghouse® brand or trademarks and may not be able to continue to use them on financially acceptable terms or any terms. Currently we have the rights to use the Westinghouse®brand and trademarks under a long-term license agreement with Westinghouse Electric, the owner of the brand, subject to our continued compliance with the terms of the agreement. We believe that marketing renewable energy systems and products under a trade name incorporating Westinghouse® has significant value in the North American, Australian and certain European markets. If we lose our rights to use the Westinghouse® brand, we will have expended significant resources in building an association with the brand for which we will realize little future benefit and our business and competitive position would be harmed. Whether or not we are able to extend our use of a brand or trade name incorporating Westinghouse®, any litigation relating to protecting the trademarks and patents against infringement, as required in the licensing agreement, could be time consuming and costly.

We recently began sourcing financing in the United Kingdom by issuing Clean Energy Bonds to raise funds to develop global renewable energy projects. The bonds have a fixed repayment term and interest rates, which, if we are unsuccessful in developing assets with adequate returns, we may not be able to repay.

In July 2013, we closed the offering of our first Clean Energy Bond (Energy Bond 1), the proceeds from which will be used to develop renewable energy projects. On October 5, 2013, we launched another bond offering in the United Kingdom (Energy Bonds 2) to develop larger-scale renewable energy projects. The offering closed on December 10, 2013 having raised gross proceeds of £7.5 million (approximately A$13.5 million). We anticipate making additional Clean Energy Bond offerings in the future. The projects funded through proceeds from Energy Bonds can either be on-sold to third parties or held on our balance sheet and generate future cash flows for the group under the Build, Own, Operate model. The assets that are developed using these funds may not generate sufficient cash flows to service the debt and interest payments. We incur costs during the lead up to the launch of each tranche of Clean Energy Bonds, and there is no guarantee that the funds raised will be sufficient to cover these costs.

Our utility-scale wind farm business involves unique risks that may prevent us from operating this segment profitably or predictably.

Development of wind farms in Australia involves unique business challenges such as:

•	identifying and obtaining rights to operate at suitable sites;

•	obtaining appropriate specialized regulatory approvals;

•	negotiating PPAs, which incorporate complex financial derivatives and must be structured to comply with regulations with respect to trading derivatives;

•	arranging EPC agreements with counterparties who are motivated to allocate engineering or construction risk unfavorably with respect to project developers; and

•	establishing appropriate infrastructure to operate in the Australian National Energy Market, with respect to dispatching generation, settling energy sales and meeting regulatory requirements for creating and registering Large Renewable Energy Certificates, or LRECs.

Failure to meet these challenges and requirements may result in extended and unexpected project delays, an inability to finance projects or attract unfavorable financing terms, and the achievement of low net development fees or even the realization of losses. They may also create contractual or regulatory exposure following the sale of projects that is difficult to accurately assess. Consequently, our participation in the wind power segment may make it difficult for us to operate profitably or predictably and the magnitude of the financial exposure on any single wind project could jeopardize our overall financial viability, particularly given our weak financial condition

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Risks Related to our Ordinary Shares and this Offering

We have never paid a dividend on our ordinary shares and do not intend to do so in the foreseeable future, and consequently, investors’ only opportunity to realize a return on their investment in our company is through the appreciation in the price of and sale of our ordinary shares.

We do not anticipate paying cash dividends on our ordinary shares in the foreseeable future and intend to retain all earnings, if any, for our operations. If we decided to pay dividends at some future time, we may not have sufficient funds legally available to do so.  Even if funds are legally available for distribution, we may be unable to pay any dividends to our shareholders because of limitations imposed by our credit agreements or a lack of liquidity.  Accordingly, our shareholders may have to sell some or all of their ordinary shares in order to generate cash flow from their investment.  Our shareholders may not receive a gain on their investment when they sell their ordinary shares and may lose some or all of their investment.  Any determination to pay dividends in the future on our ordinary shares will be made at the discretion of our Board and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, capital requirements, and other factors that our Board deems relevant.

We require additional capital to fund our businesses, and the sale of additional shares or other equity securities would result in dilution to our shareholders; such sales, or the perception that such sales may occur, may also depress our share price.

We require additional cash resources to fund our business plan and to continue operating as a going concern. Our company may sell additional equity to obtain needed funds and the use of such funds could include:

•	funding losses and paying existing creditors;

•	expanding into new product markets and geographies;

•	acquiring complementary businesses, products, services or technologies;

•	hiring additional technical and other personnel for purposes of business development, research and other activities consistent with our strategy; or

•	otherwise pursue strategic plans and respond to competitive pressures.

We may also issue additional equity securities for other purposes including for compensation of employees, directors consultants and for employment benefit plans. These securities may have the same rights as our ordinary shares or, alternatively, may have dividend, liquidation, or other preferences to our ordinary shares. The issuance of additional equity securities will dilute the holdings of existing shareholders and may reduce the price of our ordinary shares.

There are no assurances that equity financing will be available in amounts or on acceptable terms, if at all.  If financing is not available to us on acceptable terms, if and when needed, we will be unable to fund our operations or expand our business. In any such event, our business, financial condition and results of operations could be materially harmed, and we may be unable to continue as a going concern (refer to ‘Management’s Discussion and Analysis of Financial Condition And Results of Operations - Liquidity and Capital Resources - Indebtedness”).

Our financing needs may require us to obtain additional debt financing to fund losses, future capital expenditures and to meet working capital requirements, which may be obtained on terms that are unfavorable to our company and/or our shareholders.

We will require additional financing in the future in connection with execution of our growth strategy, to fund future capital expenditures, working capital and losses (refer to ‘Management’s Discussion and Analysis of Financial Condition And Results of Operations - Liquidity and Capital Resources - Indebtedness”). Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

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•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital, growth and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

The incurrence of additional indebtedness could require acceptance of covenants that, if violated, could further restrict our operations or lead to acceleration of the indebtedness that would necessitate winding up or liquidation of our company. In addition to the foregoing, our ability to obtain additional debt financing may be limited and there can be no assurance that we will be able to obtain any additional financing on terms that are acceptable, or at all.

If we list on NASDAQ, we will be unable to access equity capital without shareholder approval if such equity capital sales would result in dilution above regulatory thresholds, and consequently we may be unable to obtain financing sufficient to sustain our business if we are unsuccessful in soliciting requisite shareholder approvals.

If our application to list our ordinary shares on the NASDAQ is approved, we will be subject to rules requiring shareholder approval for certain capital raising transactions. The operation of these rules could limit our ability to raise capital through issuance of shares or convertible securities without jeopardizing our listing status. If we were to violate such rules, assuming we obtain initial listing approval, our company would be subject to delisting from NASDAQ and share prices and trading volumes would likely suffer.

Our ordinary shares have only recently commenced trading in the United States on the OTCBB, trading is thin and the market price of our shares is volatile, conditions that individually or in combination may render our shareholders unable to sell the ordinary shares at or near “ask” prices, or at all; consequently, if our shareholders need to sell their shares to raise money or otherwise desire to liquidate their shares they could incur substantial losses.

Although we have applied to list our ordinary shares on the NASDAQ Capital Market, there is no assurance that our NASDAQ listing application will be approved or that an active public market for our ordinary shares will develop or be sustained. The offering is conditioned upon our ordinary shares being approved for listing on The NASDAQ Capital Market. Our ordinary shares have only began trading on the OTCBB on February 10, 2014 and it is not clear if an active market for our shares will develop. Since trading began on the OTCBB, our ordinary shares have not traded on many days and the highest trading volume recorded in a single day was 2,100 shares. This lack of an active market means that the number of persons interested in purchasing ordinary shares at or near bid prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that many of our shareholders are located in Australia and lack the capability or knowledge to trade in the U.S. markets, our company’s history of losses and the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the U.S. investment community that generate or influence sales volume. Even if we came to the attention of such persons, they tend to be risk-adverse and may be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as our business has demonstrated viability and we become larger and more seasoned. As a consequence, there may continue to be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on our stock price. There are no assurances that a broader or more active public trading market for our ordinary shares will develop or be sustained, or even that current trading levels experienced on the OTCBB will be sustained.

The market price and trading volume of our ordinary shares may be volatile and may be affected by variability in our company’s performance from period to period and economic conditions beyond management’s control.

The market price of our ordinary shares may be highly volatile and could be subject to wide fluctuations. This means that our shareholders could experience a decrease in the value of their ordinary shares regardless of our operating performance or prospects. The market prices of securities of companies operating in the renewable energy sector have often experienced fluctuations that have been unrelated or disproportionate to the operating results of these companies. In addition, the trading volume of our ordinary shares may fluctuate and cause significant price variations to occur. If the market price of our ordinary shares declines significantly, our shareholders may be unable to resell our ordinary shares at or above their purchase price, if at all. There can be no assurance that the market price of our ordinary shares will not fluctuate or significantly decline in the future.

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Some specific factors that could negatively affect the price of our ordinary shares or result in fluctuations in their price and trading volume include:

•	actual or expected fluctuations in our operating results;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	our inability to raise additional capital, limiting our ability to continue as a going concern;

•	changes in market prices for our product or for our raw materials;

•	changes in market valuations of similar companies;

•	changes in key personnel for us or our competitors;

•	speculation in the press or investment community;

•	changes or proposed changes in laws and regulations affecting the renewable energy industry as a whole;

•	conditions in the renewable energy industry generally; and

•	conditions in the financial markets in general or changes in general economic conditions.

In the past, following periods of volatility in the market price of the securities of other companies, shareholders have often instituted securities class action litigation against such companies. If we were involved in a class action suit, it could divert the attention of senior management and, if adversely determined, could have a material adverse effect on our results of operations and financial condition.

If we do not meet the initial listing standards of the NASDAQ Capital Market (or, once listed, the continued listing standards in the future), our company’s stock will not trade on a national exchange and liquidity and share price may suffer.

Our ordinary shares are currently only traded on the OTCBB as we voluntarily delisted from the ASX on January 31, 2014. Although we have applied for listing of our ordinary shares for trading on NASDAQ Capital Markets and believe that listing on NASDAQ will result in a more active public market and liquidity for our ordinary shares than was achieved as an ASX-listed company, there can be no assurance that this is will be the case. There may be significant consequences associated with our ordinary shares initially trading on the OTCBB rather than a national exchange. The effects of not being able to list our ordinary shares on a national exchange include:

•	limited release of the market price of our securities;

•	limited news coverage;

•	limited interest by investors in our securities;

•	volatility of our ordinary share price due to low trading volume;

•	increased difficulty in selling our securities in certain states due to "blue sky" restrictions; and

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•	limited ability to issue additional securities or to secure additional financing.

Even if our shares are approved for listing the NASDAQ Capital Market or any other national exchange, there is no assurance that our company will be able to continue to meet all necessary requirements for such listing; therefore, there is no assurance that our ordinary shares will continue to trade on a national securities exchange. At any time when our shares do not trade on a national exchange, liquidity may be reduced and our stock price could decline.

As a foreign private issuer, if and after our ordinary shares are listed on the NASDAQ Capital Market, we will be permitted and intend to follow certain home-country corporate governance practices in lieu of certain NASDAQ requirements applicable to U.S. issuers, affording less protection to holders of our ordinary shares.

As a foreign private issuer, if and after our ordinary shares are listed on the NASDAQ Capital Market, we will be permitted to follow certain home-country corporate governance practices in lieu of certain NASDAQ requirements. In Australia there is no defined corporate governance structures and practices that must be observed under Australian law by a company whether unlisted or listed on the ASX. For companies listed on the ASX there are Corporate Governance Principles and Recommendations,. See "Corporate Governance Principles" for a description of the good practice corporate governance and that are intended to provide a reference point for companies operating in Australia.

Such Australian home-country practices may afford less protection to holders of our ordinary shares than would be available to our shareholders if we were incorporated in the United States, governed by U.S. law and subject to all applicable NASDAQ regulations. See “Management—Corporate Governance Requirements Arising from Our U.S. Listing” for a description of each NASDAQ requirement with which we do not intend to comply, if and after our ordinary shares are listed on the NASDAQ Capital Market, together with a description of our applicable home-country practice.

  We recently effected a 1-for-300 reverse stock split which could adversely affect the market liquidity of our ordinary shares, impair the value of your investment and harm our business.

There are a number of risks associated with the reverse stock split that we implemented on February 6, 2014, including that the reverse stock split may not result in a sustained increase in the per share price of our ordinary shares. We cannot predict whether the reverse stock split will increase the market price for our ordinary shares on a sustained basis. The history of similar stock split combinations for companies in like circumstances is varied, and we cannot predict whether:

•	the market price per share of our ordinary shares after the reverse stock split will result in a sustained rise in proportion to the reduction in the number of shares of our ordinary shares outstanding before the reverse stock split, i.e., that the post-split market price of our ordinary shares will equal or exceed the pre-split price multiplied by the split ratio;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers;

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•	the market price per share will equal or exceed the price required to qualify for initial listing or remain in excess of the US$1.00 minimum bid price as required by NASDAQ following initial listing; or

•	that we will otherwise meet the requirements of NASDAQ for continued inclusion for trading on the NASDAQ Capital Market.

In addition, we reduced the number of shares available in the public float and this may impair the liquidity in the market for our ordinary shares on a sustained basis, which may in turn reduce the value of our ordinary shares. We may in the future undergo one or more additional reverse stock splits. If we issue additional shares in the future, it will likely result in the dilution of our existing shareholders.

We are a “foreign private issuer” under the rules and regulations of the SEC and are thus exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than a company incorporated in the United States.

As a “foreign private issuer” under the Exchange Act, we are exempt from certain rules under the Exchange Act, and will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, or to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information. In addition, we will be exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. Our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Accordingly, there may be less publicly available information concerning us than there is for a company domiciled in the United States, and such information may not be provided as promptly as it is currently provided by companies domiciled in the United States. Although not anticipated, if we lose our status as a foreign private issuer, we will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements with the SEC as if we were a company incorporated in the United States. The costs incurred in complying with these additional requirements could be substantial.

Because we are organized under the laws of Australia, U.S. investors may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited.

It may be difficult to bring and enforce suits against us because we are organized under the laws of Australia. Some or all of our directors will reside in various jurisdictions outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors, or enforce judgments obtained in the United States courts against us or our non-U.S. directors. In addition, there is some doubt as to whether the courts of Australia and other countries would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the federal or state securities laws of the United States or would hear actions against us or those persons based on those laws. We have been advised by our legal advisors in Australia that the United States and Australia do not currently have a bilateral arrangement providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Consequently, a party seeking to enforce a judgment of a U.S. court must rely on common law principles for recognition and enforcement. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Australia courts as contrary to that jurisdiction’s public policy. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on United States federal or state securities laws, would not automatically be enforceable in Australia. Similarly, those judgments may not be enforceable in countries other than the United States.

A large fraction of our shares are held by a few shareholders, some of whom are members of our management.  As these principal shareholders substantially control our corporate actions, our other shareholders may face difficulty in exerting influence over matters not supported by these principal shareholders.

Our principal shareholders include affiliates of Gerard McGowan, who is our Chairman of the Board and Chief Executive Officer, and W.H. Soul Pattinson and certain affiliates, referred to as WHSP. Mr. Todd Barlow, a member of our Board is an employee of an affiliate of WHSP. Mr. McGowan and WHSP, respectively, own approximately 13.82% and 10.25% of our outstanding ordinary shares as of March 31, 2014.

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These shareholders, acting individually or as a group, could exert control over matters such as electing directors, amending our certificate of incorporation or bylaws, and approving mergers or other business combinations or transactions.  In addition, because of the percentage of ownership and voting concentration of these principal shareholders and their affiliated entities, elections of our Board may be within the control of these shareholders and their affiliated entities.  While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, a concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities.  As such, it would be difficult for shareholders to propose and have approved proposals not supported by these principal shareholders and their affiliated entities.  There can be no assurance that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all shareholders of our company.  The stock ownership of our principal shareholders and their affiliated entities may discourage a potential acquirer from seeking to acquire our ordinary shares, which, in turn, could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Our Constitution grants our Board to with the authority to issue a new series of preferred stock without further approval by our shareholders, which could adversely affect the rights of the holders of our ordinary shares

Our Board has the power to fix and determine the relative rights and preferences of preferred stock. Our Board also has the power to issue preferred stock without further shareholder approval, subject to applicable listing regulations. As a result, our Board could authorize the issuance of new series of preferred stock that would grant to holders thereof certain preferred rights to (i) our assets upon liquidation: (ii) receive dividend payments ahead of holders of ordinary shares; (iii) and the redemption of the shares, together with a premium, prior to the redemption of our ordinary shares. In addition, our Board could authorize the issuance of new series of preferred stock that is convertible into our ordinary shares, which could decrease the relative voting power of our ordinary shares or result in dilution to our existing shareholders

Research analysts do not currently publish research about our business, limiting information available to shareholders, and if this continues to be the case or if analysts do publish unfavorable commentary or downgrade our ordinary shares it could adversely affect our stock price and trading volume.

The trading market for our ordinary shares will depend, in part, on the research and reports that research analysts publish about us and our business and industry. The price of our ordinary shares could decline if one or more research analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. If one or more of the research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our ordinary shares could decrease, which could cause our stock price or trading volume to decline.

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

Sales of a substantial number of our ordinary shares in the public market, or the perception in the market that the holders of a large number of shareholders intend to sell shares, e.g. the preponderance of our shareholders who are located in Australia or holders of large blocks of unrestricted shares, could reduce the market price of our ordinary shares. After this offering, we will have [_] outstanding ordinary shares based on the number of shares outstanding as of March 31, 2014. This number includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. While a significant portion of our outstanding shares are currently restricted as a result of securities laws or lock-up agreements, they will become eligible to be sold at various times after the offering. In addition, holders of our outstanding convertible notes and warrants have certain registration rights with respect to the ordinary shares issuable upon conversion or exercise thereof. Sales of such shares could cause the market price of our ordinary shares to drop significantly.

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We may be classified as a foreign investment company for U.S. federal income tax purposes, which could subject U.S. investors in our ordinary shares to significant adverse U.S. income tax consequences.

Depending upon the value of our assets, which may be determined based, in part, on the market value of our ordinary shares, and the nature of our assets and income over time, we could be classified as a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes. Based upon our current income and assets and projections as to the value of our ordinary shares, we do not presently expect to be a PFIC for the current taxable year or the future taxable years. While we do not expect to become a PFIC, if, among other matters, our market capitalization is less than anticipated or subsequently declines, we may be a PFIC for the current year or future taxable years. The determination of whether we are or will be a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets. Because PFIC status is a factual determination made annually after the close of each taxable year, including ascertaining the fair market value of our assets on a quarterly basis and the character of each item of income we earn, we can provide no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are classified as a PFIC in any taxable year during which a U.S. holder (see “Taxation—United States Federal Income Tax Consequences”) holds our ordinary shares, a U.S. holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. holder could derive from investing in a non-U.S. corporation that doses not distribute all of its earnings on a current basis. Further, if we are classified as a PFIC for any year during which a U.S. holder holds our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. holder holds our ordinary shares. For more information see “Taxation—United States Federal Income Tax Consequences—Passive Foreign Investment Company Considerations.”

Our management will have broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree or which do not produce beneficial results.

We currently intend to use the net proceeds from this offering for working capital, to fund potential acquisitions, to develop further renewable energy projects and general corporate purposes. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, and results of operation.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future as we do further financings and transactions.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to        ordinary shares offered in this offering at a public offering price of US$     per share, and after deducting the underwriters’ discount and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of US$     per share. In addition, in the past, we have issued options, warrants and convertible notes to acquire our ordinary shares and may do so in the future. To the extent these options, warrants or convertible notes are ultimately exercised or converted, you will sustain further future dilution.

Risks Related to Takeovers

Australian takeovers laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our ordinary shares, which could constrain our share price and reduce investor returns.

We are incorporated in Australia and are subject to the takeovers laws of Australia, including the Australian Corporations Act 2001, or the Corporations Act. Subject to a range of exceptions, the Corporations Act prohibits the acquisition of a direct or indirect interest in a company’s issued voting shares if the acquisition of that interest will lead to a person’s voting power in such company increasing from 20% or below to more than 20%, or increasing from a starting point that is above 20% and below 90%. Australian takeovers laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our ordinary shares. This may have the ancillary effect of entrenching our Board and may deprive, limit our shareholders’ strategic opportunities to sell their ordinary shares and may restrict the ability of our shareholders to obtain a premium from such transactions. See “Description of Share Capital—The Foreign Acquisitions and Takeovers Act 1975 and Corporations Act 2001.”

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Our Constitution and applicable Australian laws and regulations may adversely affect our ability to take actions that could be beneficial to our shareholders.

As an Australian company we are subject to different corporate requirements than a corporation organized under the laws of the United States. Our Constitution, as well as the Corporations Act, set forth various rights and obligations that are unique to Australian companies. These requirements operate differently than from many U.S. companies and may limit or otherwise adversely affect our ability to take actions that could be beneficial to our shareholders. Prior to investing in our ordinary shares investors should carefully review the summary of these matters set forth under “Description of Share Capital—Constitution,” as well as the copy of our complete Constitution, which is included as an exhibit to the registration statement of which this prospectus forms a part.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus, the statements contained in this prospectus are “forward-looking statements” that reflect our current view with respect to future events and financial results. We urge you to consider that statements that use the terms “anticipate,” “believe,” “do not believe,” “expect,” “plan,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause the actual results, performance, levels of activity, or our achievements, or industry results, to be materially different from any future results, performance, levels of activity, or our achievements expressed or implied by such forward-looking statements. Please see “Risk Factors” for a discussion of the risks that could have an effect on such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to publicly release any update or revision to any forward-looking statements to reflect new information, future events or circumstances, or otherwise after the date hereof.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations. We have not independently verified the accuracy of any third party information. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors’ and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately US$                  (A$                  ), assuming an offering price of US$      per share (the closing price on         2014). The underwriters have an option to purchase an additional                             shares from us to cover over-allotments, if any. Assuming the over-allotment option is exercised in full by the underwriters and satisfied in full by us, we will receive an additional estimated US$                  (A$                            ) in net proceeds, after deducting underwriting discounts.

We expect to use the net proceeds from this offering for working capital, to repay certain indebtedness, to fund any potential acquisitions, to develop further renewable energy projects and general corporate purposes. Principal intended uses, in order of priority and subject to availability of funds are as follows:

•	Establishment of an EPC capability within the United States through acquisitions or organic growth.

We have entered exclusive negotiations to acquire Green Earth Developers LLC, or GED, an EPC contractor based in Charlotte, NC, a business with a seasoned management team that we can utilize to build our U.S. business. We estimate that approximately US$3.0 million of cash will be required to purchase this business and additional funds of up to $1.0 million will be needed to augment working capital if we are unable to obtain a working capital lending facility. There is no guarantee that we will reach a binding agreement to acquire this business.

•	Acquisition of a fully-permitted 48 MW wind project in Australia from an experienced developer.

Although we do not have a binding obligation to proceed with the acquisition of this project, if we have sufficient funds to do so, payments to acquire the project would be spread over two payments, nine months apart. The current owner has an option to retain a one third ownership of the project. Additionally, we have negotiated an option with this developer to acquire a 200+ MW permitted project. We estimate that approximately US$1.5M will be required to purchase the company that is pursuing the wind farm project, whose current assets include the land lease for the wind farm and planning permit, and provide support to the project until it reaches the development stage where equity and debt financing are required for construction of the wind farm. As with our other wind farm project, Taralga, we only plan to obtain the construction financing when the project is more mature, has off-take agreements in place and turbine and civil works contracts negotiated. We currently estimate this project will cost approximately A$140 million to construct.

•	Payment of costs relating to this offering and the prior registration of our shares in the US.

We estimate that approximately US$0.5 million is required to pay legal, advisory, accounting and other costs related to this offering.

•	Repayment of certain indebtedness

We have a line of credit available to us to the maximum amount of A$2.0 million (US$1.8 million) to fund our operations through consummation of this offering which has been fully drawn as of April 21, 2014. Amounts outstanding under the credit line will be repaid from the offering.

The line of credit matures upon consummation of this offering, at which time we will be required to apply net offering proceeds to the repayment of the then outstanding principal balance. The interest rate applicable to funds drawn under the line of credit equates to 15% per annum on any amounts remaining unpaid following consummation of this offering.

The proceeds from drawings under the line of credit have been used to fund working capital and costs related to this offering.

•	Working capital - to fund organic growth of our residential solar business in Australia and the United States as well as other general corporate purposes.

Our residential business in Australia has been comprehensively restructured over the past eighteen months and we believe it is positioned for strong growth. The business requires approximately US$4.0 million to maximize its near-term potential. If a lesser amount of funding is available, the growth of the business can proceed but will be slowed. We have further general corporate working capital requirements of US$1.5 million to pay outstanding legal, advisory, accounting and other costs related to our voluntary delisting from the ASX and the initial registration of our shares in the United States in February 2014.

We expect to allocate at least A$1.4 million (US$1.35 million) to building our residential solar business in the United States. Some of these funds will be used to develop enhanced origination capability. To that end we are in preliminary negotiations to acquire a business specializing in the origination of U.S. residential customers.

Our management will have significant discretion in applying the net proceeds from this offering. Pending specific application of our net proceeds, we plan to hold the net proceeds in a bank account with a top-tier financial institution.

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PRICE RANGE OF ORDINARY SHARES

Our ordinary shares have been quoted on the OTC BB under the symbol “CDBNF” since February 10, 2014 following the U.S. registration of our ordinary shares on Form 20-F with the SEC. Our ordinary shares were listed and traded on the Australian Securities Exchange Ltd., or ASX, under the symbol “CBD” from 1989 until January 31, 2014, when we voluntarily delisted them in light of the anticipated commencement of trading in the United States. The following table shows the reported high and low closing bid quotations per ordinary share for the periods and markets indicated.  Such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and, particularly because our ordinary shares are traded infrequently, may not necessarily represent actual transactions or a liquid trading market. All share prices for periods prior to February 6, 2014 have been restated to reflect the 1-for-300 reverse stock effected on such date.

	US$ (1)
OTC BB	High	Low
Fiscal 2014
April (through April 22, 2014)	10.00	7.00
March	18.00	3.00
February	15.00	11.00

			A$
ASX			High	Low
Fiscal 2014
January 2014	4.22	2.64	4.80	3.00
December 2013	3.69	2.10	4.20	2.40
November 2013	4.47	2.79	4.80	3.00
July 2013 - October 2013	No Market Activity – Trading Suspended

Fiscal 2014
Third Quarter (through January 31, 2014)	4.22	2.64	4.80	3.00
Second Quarter	4.23	2.10	4.80	2.40
First Quarter	No Market Activity – Trading Suspended

Fiscal 2013
Fourth Quarter	5.36	1.79	5.40	1.80
Third Quarter	10.28	4.99	9.90	4.80
Second Quarter	9.35	4.67	9.00	4.50
First Quarter	14.33	9.66	13.80	9.30

Fiscal 2012
Fourth Quarter	19.38	12.12	19.20	12.00
Third Quarter	33.25	17.42	31.50	16.50
Second Quarter	33.39	21.25	33.00	21.00
First Quarter	45.64	21.09	43.50	20.10

Fiscal 2013	14.16	1.85	13.80	1.80
Fiscal 2012	44.88	12.38	43.50	12.00
Fiscal 2011	59.28	28.46	60.00	28.80
Fiscal 2010	51.60	19.85	58.50	22.50
Fiscal 2009	38.13	6.95	51.00	9.30

(1)	For convenience purposes, high and low closing prices of our ordinary shares on the ASX have been translated from Australian dollars to U.S. dollars using the average rate of exchange for each respective period based on the 4pm market daily rates for cable transfers in Australian dollars as certified for customs purposes by the Federal Reserve Bank of Australia.

The closing price of our ordinary shares on the OTC BB on April 22, 2014, the most recent date when any of our ordinary shares traded, was US$7.00 per share. As of March 31, 2014, we had 2,465 stockholders of record of our ordinary shares, 6 of which are in the United States. An application has been made to list our ordinary shares on The NASDAQ Capital Market under the symbol “CBDE.” The offering is conditioned upon our ordinary shares being approved for listing on The NASDAQ Capital Market.

For a description of the rights of our ordinary shares, see “Description of Share Capital—Constitution.”

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DIVIDEND POLICY

We have never declared or paid any cash dividends and we do not expect to pay any cash dividends on our ordinary shares in the foreseeable future. We intend to retain all of our available funds not used to pay creditors in order to fund the development and growth of our renewable energy businesses. Our Board has significant discretion as to whether to distribute dividends. Even if our Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received from subsidiaries and associates, financial position, contractual restrictions, Australian laws, and other factors deemed relevant by our Board.

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CAPITALIZATION

The following table sets forth our capitalization, as of December 31, 2013:

•	on an actual basis;

•	on a pro forma basis to give effect to the issuance of ordinary shares from January 1, 2014 through and immediately prior to the date of this offering; and

•	on a pro forma as adjusted basis to give effect to (i) the share issuances described above and (ii) the sale of the securities in this offering at the assumed public offering price of US$ per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of December 31, 2013
	Actual		Pro Forma		Pro Forma As Adjusted
	(in A$ 000)

Interest-bearing loans and borrowings (current and non-current), net of cash and cash equivalents		26,603		26,603

Net (liabilities) / assets		(2,913)		(2,331)

Total Capitalization	A$	23,690	A$	24,272	A$

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DILUTION

If you invest in our ordinary shares, your ownership interest will be diluted to the extent of the difference between the public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value (deficit) as of December 31, 2013 was a deficit of approximately A$18.8 million (US$17.4 million), or A$(10.79) (US$(9.98)) per ordinary share. Our pro forma net tangible book value per share as of December 31, 2013 was approximately A$          million (US$       million), or A$      (US$     ) per ordinary share after giving effect to: (i) the issuance of ordinary shares, convertible notes and warrants from January 1, 2014 through and immediately prior to the date of this offering.

After giving effect to (i) the sale of the                   ordinary shares in this offering at the assumed public offering price of US$      per share (the closing price on          , 2014); and (ii) after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2013 would have been approximately A$            million (US$       million) or A$        per ordinary share (US$      per ordinary share). This represents an immediate increase in pro forma net tangible book value of approximately A$      (US$      ) per share to our existing shareholders, and an immediate dilution of A$       (US$        ) per share to investors purchasing ordinary shares in the offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of ordinary shares in this offering and the pro forma net tangible book value per ordinary share immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Per ordinary share
Assumed public offering price	US$
Pro forma net tangible book value (deficit) at December 31, 2013
Increase in net tangible book value attributable to this offering
Pro forma as adjusted net tangible book value after this offering
Dilution in net tangible book value to new investors in this offering	US$

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to US$        per share, representing an immediate increase to existing shareholders of US$       per share and an immediate dilution of US$          per share to new investors. If any shares are issued upon exercise of outstanding options, warrants, or convertible notes, new investors will experience further dilution.

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EXCHANGE RATE INFORMATION

Our financial statements and other financial data included in this prospectus are presented in Australian dollars (or A$). Our functional currency is the Australian dollar and revenues and expenses are denominated in that currency. For convenience, certain amounts in Australian dollars set forth herein have been converted to U.S. dollars. The conversion of Australian dollars into U.S. dollars in this prospectus is based on the 4pm market daily rate in Australia for cable transfers in Australian dollars as certified for customs purposes by the Reserve Bank of Australia. We make no representation that any Australian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Australian dollars, as the case may be, at any particular rate or at all.

The following table sets forth, for each of the periods indicated, the average, high, low and period-end of A$1.00 into US$ based on the 4pm market daily rate in Australia for cable transfers in Australian dollars as certified for customs purposes by the Reserve Bank of Australia.. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. For information on the effect of currency fluctuations on our results, see “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

Exchange rate as of April 21, 2014: A$1.00 is US$0.9323.

A$1.00 = US$ amount shown
Fiscal Year ended June 30,	At Fiscal Year End	Average Rate (1)	High Rate	Low Rate
2009	0.8114	0.7477	0.9786	0.6005
2010	0.8523	0.8821	0.9349	0.7745
2011	1.0739	0.9881	1.0939	0.8366
2012	1.0191	1.0319	1.1055	0.9500
2013	0.9275	1.0271	1.0593	0.9202

A$1.00 = US$ amount shown

2013 Month	High Rate	Low Rate
October	0.9675	0.9318
November	0.9516	0.9098
December	0.9128	0.8851

2014 Month
January	0.9037	0.8909
February	0.9041	0.8748
March	0.9260	0.8919
April (through April 21, 2014)	0.9414	0.9228

(1)  Averages are calculated using the average of the daily rates during the relevant period.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements, including the accompanying notes, included elsewhere in this prospectus. Unless otherwise specified, all dollar amounts are presented in Australian dollars and represented by the notation A$. Some of the information in the discussion and analysis set forth below and elsewhere in this prospectus includes forward-looking statements based on current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in the forward-looking statements contained in this prospectus.

Overview

We are an Australian corporation operating in the renewable energy and energy-efficiency sectors. Our businesses are focused on the downstream implementation of renewable power generation capacity and the delivery of differentiated products and services that are designed to allow electricity consumers to reduce power costs and increase efficiency of their electricity consumption. Since our inception we have expanded the scope of operations throughout Australia and to Asia, Europe and the United States and we conduct business through numerous subsidiaries worldwide. Our activities are currently divided among the following lines of business:

•	Solar Photovoltaic (or PV)

o	Residential and small commercial solar, together sometimes referred to as small-scale solar.

o	Large commercial and utility-scale solar, together sometimes referred to as large-scale solar.

•	Large-scale Wind

•	Energy Efficiency/Technology Solutions

In keeping with customary practice in Australia, our fiscal years end on June 30. During the six months ended December 31, 2013 and fiscal years ended June 30, 2013 (fiscal year 2013) and June 30, 2012 (fiscal year 2012), we incurred a net comprehensive loss of A$4.2 million, A$11.5 million and A$40.1 million respectively, of which A$6.3 million and A$7.7 million for fiscal years 2013 and 2012 respectively were attributable to asset impairments and a non-recurring expenses, as further described below. However, we were profitable in our prior two fiscal years and, as a result of initiatives to reduce costs and increase our capitalization, our management expects that we will return to profitability in the future, although there is no assurance that we will be able to do so. If we are unable to achieve our business growth strategies and objectives or to obtain sufficient financing on acceptable terms in order to meet our future operational needs, there is a substantial doubt as to whether we will be able to continue as a going concern.

The breakdown of our revenues by segment is shown below for our six months ended December 31, 2013 and fiscal years ended June 30, 2013 and 2012:

	Six Months Ended December 31, 2013		Fiscal Year Ended June 30, 2013		Fiscal Year Ended June 30, 2012
Amounts in A$(000) except as noted	Revenue (A$ millions)	Revenue Percentage	Revenue (A$ millions)	Revenue Percentage	Revenue (A$ millions)	Revenue Percentage
Solar PV
Small-scale	1.3	15%	8.8	13%	31.3	62%
Large-scale	0.2	2%	19.8	28%	1.8	4%
Sub-total	1.5	17%	28.6	41%	33.1	65%

Large-scale Wind	0.7	9%	18.6	26%	0.0	0%

Energy Efficiency/Technology Solutions
CapTech (discontinued operation)	1.1	12%	5.3	8%	6.3	12%
Parmac	5.2	60%	17.4	25%	10.4	21%
RAPS / Technology Solutions	0.2	2%	0.3	0%	0.8	2%

Total	8.6	100%	70.2	100%	50.6	100%

Inter-company revenue elimination	(0.0)		(0.2)
Less: Revenue from discontinued operations	(1.1)		(5.3)		(6.3)

Total reported revenue	7.6		64.7		44.3

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Solar PV. Our business in the solar PV segment has been dramatically affected by reductions in the cost of components, most notably solar panels, over the past three years (see “Our Business—Business Segments—”). The cost reductions were largely passed through to customers by PV solar developers and installers throughout the industry with the result that we needed to continually increase the amount of capacity installed to maintain stable revenues and contributions to profits. When development or installation unit volumes declined due to other factors, as they did in our small-scale solar business between fiscal year 2012 and fiscal year 2013 and through the six months ended December 31, 2013, the impact on revenue and profitability was amplified as further discussed below.

Small-scale . Our residential solar business is concentrated in Australia and is focused on retail or small-business customers who are typically installing solar PV generating capacity on their rooftops to offset the costs of their own electricity purchases. The market for small-scale systems is fragmented and highly competitive and installers, such as our company, are compelled to sell installations at market prices, which can be volatile as a result of short-term fluctuations in supply and demand. Individual transactions are relatively small, averaging less than A$8,000 and the market demands rapid fulfillment of orders, with installation times typically being between 20 and 30 days from order date. We typically have orders pending for small-scale solar installations that are consistent with this installation lead time, but we do not formally track or report backlog. Most customer purchases are paid for at or prior to installation in the form of a combination of small-scale technology certificates, or STCs, issued under the Small-scale Renewable Energy Scheme, or SRES, and cash.

For a period prior to the 2012 fiscal year, the residential market in Australia was strongly stimulated by unsustainable national and state government policies and subsidies in the form of renewable energy certificates and high feed-in tariffs payable by utilities. Collectively, these initiatives resulted in a dramatic spike in demand that propelled the small-scale solar industry in Australia. During our fiscal years ended June 30, 2012 and 2013, government policies have been broadly adjusted throughout Australia, moderating growth in overall installation rates, stabilizing the market and, substantially eliminating the seasonal dynamics and significance of swings in STC prices. The percentage of payment that we received in the form of cash has increased from less than 55% in the 2011 fiscal year to approximately 72% in fiscal year 2013 and dropped slightly to 69% for the six months ended December 31, 2013. Our management expects that the cash component of small-scale system revenues will stabilize at about 70%, the level observed during the first half of fiscal year 2014.

During fiscal years 2012 and 2013 and for the six months ended December 31, 2103, the impact of these factors, coupled with cash constraints that limited inventory availability to levels that were inadequate to satisfy order flow and limited the ability to sustain advertising at levels required to replenish the order book, led to a significant decline in our unit volume of small-scale installations and a disproportionate reduction in our revenues due to falling prices for components and systems. The reduced gross margin contribution from lower revenues pushed our small-scale solar business into a loss position during fiscal year 2012 and has necessitated changes to make costs more variable. These changes have reduced break-even activity levels for this business consistent with our active small-scale solar orders as of December 31, 2013 to about A$1.0 million per month. A continued lack of working capital to deliver these orders in a timely fashion and to sustain advertising at levels required to replenish the order book have prevented achievement of break-even during fiscal year 2013, the six months ended December 31, 2013 and in the subsequent period prior to the date hereof. Future success in achieving profitability in the small-scale solar PV segment will depend heavily on sustaining transaction flow to exceed the break-even level and ensuring that sufficient inventory is available to satisfy demand. The short operating cycle dictates a net working capital level for this business unit of at least two times monthly revenue, a level that cannot be internally funded by the business if rapid growth from current levels is to be achieved. Supply agreements negotiated with wholesale distributors of PV components during the second half of our 2013 fiscal year are now giving us 45-day trading terms and are expected to ease our working capital deficiency in the coming months.

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In April 2013, we began selling, under license, small-scale solar systems using the Westinghouse® brand. Although initial market response has been favorable it is premature to determine whether or not this initiative will be commercially successful. However, based on the initial market response we negotiated long-term rights to license the Westinghouse® brand as further discussed in “Our Business—Intellectual Property.” If these efforts are successful, we expect to operate our residential solar business, and perhaps other segments of our business under the Westinghouse® brand name in the future. If we do so, we will be subject to license fees and other costs that are not currently included in our SG&A expense. Notwithstanding our efforts to utilize the Westinghouse® Brand to grow our residential business in Australia, the level of revenue generation in this business line continued to decline throughout fiscal year 2013 and subsequently through the date of this prospectus due to a lack of sufficient working capital to fund this line of business. This trend will continue unless and until our liquidity improves.

Large-scale. Our large-scale solar business is a project-based business focused on installations of PV solar generating capacity that generally range in size from approximately 100KW to 8MW. These large-scale solar projects have been constructed in geographically diverse locations, usually outside of Australia, although management expects the level of activity in Australia to increase as component costs have declined and system costs are now approaching grid parity in most states. The intense nature of the competition in this business line has caused the number and installation rate of large-scale projects awarded to us to be irregular. Consequently, we evolved our cost structure for this segment to be scalable, both up and down. Other than a core team of about six key staff members who handle project engineering and project sourcing, we rely heavily on outsourcing and sub-contractors working in markets where projects are constructed.

Until the end of our 2012 fiscal year, we undertook such large-scale solar projects exclusively as an EPC contractor working for customer owners. In this role the company was and remains subject to competitive bidding processes, with the number of projects awarded being small and the timing uncertain. With a few exceptions, project fulfillment cycles have been short, typically less than 3 months, and we are paid on a progress-payment basis or at sale of a completed project. In general, the timing of payments to suppliers has been closely linked to progress payments, where applicable, thereby limiting the net working capital requirements the company needs to support these projects. In cases where we construct projects and on-sell the project at completion, construction financing is sourced to meet working capital requirements. Because of the short execution cycle, we have not historically tracked backlog for our large-scale solar business and with our de-emphasis of EPC activity and current focus on a BOT model, we do not expect to do so in the foreseeable future. Since the start of our 2014 fiscal year we have had no large scale solar PV installations under contract. We are pursuing new large-scale solar PV projects in Australia and the United States but there is no certainty about when we will win a new contract.

In the latter half of fiscal year 2012, we initiated direct development of large-scale solar projects with the intent of reselling them to third-party owners. The first 5MW was constructed in Italy and completed in June 2012. These projects were sold in December 2012 for A$15.1 million, A$1.1 million above the site acquisition and construction costs (but excluding finance costs). Over the past two fiscal years we have expended funds to establish and maintain a four-person organization in Europe through which we can manage and transact future projects that we are able to secure.

Subsequent to December 31, 2012, revenues from large-scale solar business have declined substantially from historical levels and are unlikely to recover unless or until our working capital deficit is corrected and our liquidity improves.

Large-scale wind. We source opportunities for the development of large-scale wind projects in Australia. When an opportunity has been assessed as potentially viable, we may incur costs on early-stage development of that project with a view to sourcing the equity and/or debt funding required to take it through to construction and operation. The Taralga Project is an example of a project for which equity funding to complete construction has been secured. Others, such as Adjungbilly were not pursued past the early development stages and A$1.5 million of development costs incurred have been expensed for this project.

We incurred early development expenditures in relation to the 107MW Taralga Project during fiscal year 2012. In October 2012, prior to commencement of project construction, we entered into an agreement with Banco Santander pursuant to which Banco Santander acquired a majority interest in the Taralga Project from the original owner and all of our development rights. As part of this transaction with Banco Santander, we were reimbursed for all early development costs we had incurred and also earned a development fee, specified in the contract that entitled us to a cash payment and allowed us to reinvest the balance for a continuing minority interest in the Taralga Project. The reimbursement and cash portion of the development fee we received was approximately A$7.2 million. The balance of the development fee, which has a recorded value of A$10.0 million, was earned in October 2012. We reinvested this fee as equity into the Taralga Project and as a result have a 10% ownership of the completed project after contractual obligations to Banco Santander have been met. The value of this investment will either be realized through the sale of the project to a third party or through distributions from the ongoing operations of the project when it is completed. We also entered into a separate project management agreement for the Taralga Project and will realize management fee revenue of at least A$1.1 million per annum for our continuing work in furtherance of the project through the end of the construction period scheduled for late 2014.

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We are currently evaluating new large-scale wind development opportunities up to 100 MW in size in Australia. We identified existing and new partners who are looking for future wind projects to partner with using a model similar to that used for the Taralga Project. This model affords us the prospect of retaining equity ownership in large-scale wind projects without necessarily having to inject corresponding levels of cash equity. Wind is currently viewed as the most economic form of large-scale renewable generation in Australia and a number of countries worldwide, and management believe wind project developments to be a source of future growth for us. If and when we secure development rights and commence work on a new large-scale wind project, we expect to make significant cash outlays for development activities, which amounts will likely be capitalized and not recouped until the project is sold or commissioned. The magnitude of such financial commitments and the associated revenues and profits cannot be reasonably predicted unless and until we commit to a specific project and funding for such initiatives is obtained.

Energy Efficiency/Technology Solutions/RAPS. The business activities encompassed in our Energy Efficiency and Remote Area Power businesses, i.e. Parmac, RAPS and, until its divestiture in August 2013, CapTech, were collectively unprofitable in fiscal years 2012 and 2013 and for the six months ended December 31, 2013 as described below in the year-to-year and period-to-period comparisons of operating results. As a result of management changes and focused attention to financial performance, our management expects that the ongoing businesses, Parmac and RAPS will move towards profitability in the current fiscal year, although there is no assurance that this will be the case.

Parmac. Our Parmac business unit typically receives deposits or progress payments for its work on new projects and bills for service work monthly as incurred, so it has an average net working capital requirement of only about 6% of revenues. We also have a low fixed cost structure typical of construction general contractors and have achieved average pre-tax operating margins in the range of 7% - 8% in some fiscal years prior to fiscal year 2012. We believe this level of profitability is sufficient to sustain available growth opportunities from operating cash flow. However, Parmac experienced adverse performance on several contracts entered into in the latter half of fiscal year 2013 that resulted in a loss in the 2013 fiscal year and into the six months ended December 31, 2013 as those contracts were completed. These losses are believed by our management to be contract-specific and are not necessarily indicative of the Parmac’s expected future performance.

Parmac’s business depends heavily on the level of activity for commercial and industrial development in the region around Melbourne. The pace of general construction is cyclical in this market and is related to factors such as the general economic conditions in Australia, the strength of the commodities markets that underpin large segments of the Australian economy, demographic and other trends affecting growth in the state of Victoria and the bidding success of construction general contractors with which Parmac is aligned. The overall market is small enough that the flow of bidding opportunities can be irregular and work load from awarded projects can be volatile. Low utilization of project personnel and staff can lead to future losses, notwithstanding improved performance on individual contracts.

RAPS. The RAPS division comprises projects and activities for the generation or storage of power to off-grid (typically remote) customers. The on-going activities of this division are the Chatham Island project, which was completed in 2010 and is 100% owned by us as a power generating asset and the King Island solar asset. Chatham Islands revenue has averaged A$305,000 per annum since it was commissioned in July 2010. Revenue from the King Island project has averaged A$26,000 per annum since the beginning of fiscal year 2010. From fiscal year 2010 to date, we have either disposed of all other assets in the RAPS unit or have taken 100% valuation allowances for assets that we still legally own.

In fiscal year 2012, we recognized a A$0.5 million license fee related to the Larkden Technology, however, this was not paid because we and the licensee were in a legal dispute surrounding ownership of certain improvements made to the Larkden Technology. We have subsequently recorded a 100% valuation allowance for the revenue recorded during fiscal year 2012. We successfully defended the legal challenge and, despite being awarded certain costs, our company still incurred approximately A$700,000 of legal costs that were not recovered and were expensed in 2012. Having concluded that we lacked the financial resources to fully exploit the Larkden Technology, we sold the license together with our Larkden subsidiary in April 2013 and recognized a loss of A$0.6 million based on the total consideration of A$2.75 million. Most of the consideration for the sale the Larkden Technology is payable by the acquirer in future periods and, while our management believes that the specified amount will be paid in full, there can be no assurances that we will receive the full A$2.75 million. See Notes 3(a)(vii), 6(b) and 16(b) in our audited financial statements included elsewhere in this prospectus for further details related to this matter.

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CapTech. As described in “Our Business—Corporate History—Recent Divestitures,” we divested CapTech in August 2013 and it will therefore not factor in our future financial performance.

Other Factors Materially Affecting Our Businesses and Results of Operations

Although the trajectory and dynamics of each of our lines of business vary substantially from segment to segment as described above, our management believes that a few external forces have a major influence on all of our business segments other than Parmac.

•	The cost competitiveness of renewable versus conventional power generation is improving and parity has been or is expected to be reached in most targeted markets within the next two to three years.

This situation is due to a confluence of factors:

•	Average energy costs have been and are widely projected to continue to rise in most markets over time due to increasing global demand and limited availability of reliable low-cost supplies.

•	Capital costs are at historical lows in many markets we serve (especially senior debt for infrastructure projects).

•	The costs of renewable power systems and PV solar systems in particular have been declining as a result of scale efficiencies in manufacturing, some overcapacity for the production of certain components such as PV cells and continuing technological innovations.

Consequently, our management anticipates that the trend of increasing demand for renewable energy developments, both large and small-scale, will continue for several years, stimulating strong growth and profit opportunities for downstream industry participants such as our company.

•	Government policies and mandates favoring energy efficiency and the use of renewable energy are further adding to demand for renewable energy capacity in both developed and emerging markets.

Many government policies in place including those applicable to the largest markets, such as Europe and the United States, call for increasing levels of renewable energy usage over time and impose mandates or incentives for purchases of renewable power even though such power may cost more than conventionally generated power. This pressure tends to add to the pace of renewable power adoption in specific countries, states and municipalities where the mandates apply.

The complexity and inconsistency of the regulatory and legislative frameworks can create localized barriers to entry in some markets, which we anticipate will be favorable in limiting competition where we have already established operations.

•	Pressure on government budgets and liquidity constraints are expected to serve as a partial offset to otherwise favorable growth trends for the renewable energy sector and will lead to volatility in some countries and regional markets.

As individual governments experience fiscal constraints that make direct subsidies impractical or are forced to adjust mandates because their constituents demand limits on premium payments for renewable energy, some of the demand for new renewable energy capacity will abate. This impact will fall unevenly across countries and regions as corrections are made to compensate for policies that were not sustainable or sound when implemented. Our management expects the effect of this trend will most greatly affect our large-scale solar business, which operates internationally and is already seeing supply-demand imbalances corrected in served markets such as Italy.

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•	The broad acceptance and implementation of renewable energy generation capacity globally has attracted new entrants in most markets and increased competitive pressures.

To date growth in competition has had the greatest adverse effect on capital-intensive equipment and component manufacturers with high fixed costs, e.g., manufacturers of PV solar panels and wind turbines, both of which are experiencing reduced profitability and consolidation. We expect that the impact on downstream participants will be muted because of market fragmentation and near-term growth, but we will nevertheless be required to continuously improve service levels and efficiency and apply new technologies to create barriers to new entrants, maintain profitability and grow market share across all of our energy-related business segments.

In addition, access to incremental capital is essential to the successful pursuit of our business strategies (refer to the discussion below under “—Liquidity and Capital Resources”).

•	Without the necessary additional working capital, which we estimate to be at least A$1.4 million, the small-scale solar business cannot grow to management’s targeted revenue run-rate in 2014 and beyond.

•	Development-stage expenditures on new high IRR wind projects can only be funded from new capital infusions to our company.

•	Our net working capital deficit and deferred creditor amounts can only be relieved with an infusion of new debt or equity capital, long-term payment deferrals, an exchange of indebtedness for equity or a compromise of creditor claims.

•	We cannot complete and integrate beneficial acquisitions, without supplementary liquidity.

•	Acquisitions (completed, abandoned and pending)

We have developed our current business in part through several strategic acquisitions and we expect to pursue additional acquisitions in the future. Summary descriptions of the material acquisitions we completed or pursued during fiscal year 2010 through fiscal year 2013 are as follows:

eco-Kinetics entities

In January 2010, we acquired eco-Kinetics Group Pty Ltd, eco-Kinetics Pty Ltd and their consolidated entities for A$6.0 million plus a contingent consideration of up to A$11.4 million. The management team and facilities acquired provided a strong platform on which we could build our solar division. At the time of the acquisition, eco-Kinetics operated a solar residential PV installation business across a number of states in Australia and had also completed some larger scale solar PV installations internationally. The acquisition of eco-Kinetics and subsequent expansion utilizing our then-available working capital was a primary driver of our rapid growth during the last half of fiscal year 2010 and fiscal year 2011. The eco-Kinetics business and some members of the acquired company’s management team remain a cornerstone of our business.

Neighborhood Energy Ltd.

During the fiscal year ended June 30, 2012, we entered into an acquisition agreement for Neighborhood Energy Pty Ltd, an electricity retailer with a customer base that was expected to be complementary to our renewable energy businesses. The transaction agreement obligated us to pay a termination payment of A$2.475 million if the transaction was not consummated. We did not consummate the acquisition due to a lack of suitable funding. We recognized an A$2.475 million non-recurring expense in connection with this failed acquisition. There can be no assurance that we will be able to avoid deal costs in the future for transactions that are not consummated.

Westinghouse Solar, Inc.

In December 2011, we made an investment in the common stock of the company then known as Westinghouse Solar, Inc. (now renamed Andalay Solar, Inc.) in anticipation of subsequently negotiating the acquisition of 100% of its equity. Until its termination in July 2013, we were party to a merger agreement with Westinghouse Solar. We have taken a 100% valuation allowance for all capitalized expenses related to the transaction and our investment in Andalay Solar common stock has been adjusted to realizable market value.

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Results of Operations

Six Months Ended December 31, 2013 Compared to Six Months Ended December 31, 2012 —Consolidated Results

	Six Months Ended December 31,
	2013	2012	Percentage
Amounts in A$(000) except as noted	(Unaudited)	(Unaudited)	Change
Revenues from continuing operations	7,558	51,584	(85)%
Operating Expenses
Cost of raw materials, consumables and contractors	(2,660)	(30,981)	(91)%
Employee benefit expenses	(5,567)	(7,499)	(25)%
Compliance & consultants	(1,849)	(2,889)	(38)%
Advertising and marketing	(311)	(337)	(7)%
Travel costs	(227)	(535)	(58)%
Occupancy expenses	(513)	(742)	(31)%
Provision for impairment of receivables and bad debts written off	-	(112)	(101)%
Other expenses	(1,955)	(1,248)	57%
Depreciation and amortization expenses	(316)	(498)	(37)%
Sub-total - operating costs (excluding impairment)	(13,397)	(44,841)	(71)%
Other income	3,766	1,926	108%
Finance costs	(2,092)	(3,133)	(33)%
Impairments	(18)	(523)	(97)%
(Loss) / Profit before income tax	(4,182)	5,013	(183)%
Income tax (expense) / benefit	-	-	-
Net (Loss)/profit from continuing operations	(4,182)	5,013	(183)%
Net profit from discontinued operations	235	180	31%
Net (Loss) / Profit for the period	(3,947)	5,193	(176)%
Attributable to:
Members of the parent	(3,947)	5,193	(176)%

Other comprehensive income
Exchange differences on translation of foreign operation	(235)	-	-
Other comprehensive income for the period, net of tax	(235)	-	-
Total comprehensive income for the period	(4,182)	5,193	(181)%

Operating revenue

Total operating revenues from continuing operations decreased from A$51.6 million for the six months ended December 31, 2012 to A$7.6 million for the six months ended December 31, 2013. The revenues for the six months ended December 31, 2012 included A$17.8 million of revenue related to the Taralga Project and A$18.8 million from the sale of a combined 6.4MW of large scale solar projects in Italy and New Jersey, USA. No large scale solar projects or wind farm developments were sold in the six months ended December 31, 2013.

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	Six Months Ended December 31,
	2013	2012	Percentage
Amounts in A$(000) except as noted	(Unaudited)	(Unaudited)	Change
Solar PV
Small-scale	1,261	6,059	(79)%
Large-scale	195	19,203	(99)%
Sub-total	1,456	25,262	(94)%

Large-scale Wind	739	17,762	(96)%

Energy Efficiency/Technology Solutions
CapTech (discontinued operation)	1,058	2,128	(50)%
Parmac	5,183	8,379	(38)%
RAPS / Technology Solutions	180	181	(1)%

Total	8,616	53,712	(84)%

Less: Revenue from discontinued operations	(1,058)	(2,128)

Total reported revenue	7,558	51,584	(85)%

Small-scale solar PV revenue declined by 79% from A$6.1 million for the six months ended December 31, 2012 to A$1.3 million for the six months ended December 31, 2013, due to a 76% reduction in the number of installations coupled with an average 17% reduction in price per installation. The reduction is sales of our services resulted from changes in national and state government policies regarding the issuance of renewable energy certificates and feed-in tariffs coupled with our continued lack of working capital and inability to sustain advertising at levels required to replenish the order book. The reduction in average revenue achieved per installation was driven by falling costs of solar PV panels and inverters.

Large-scale solar PV revenue declined by 99% from A$19.2 million for the six months ended December 31, 2012 to A$0.2 million for the six months ended December 31, 2013, due to large scale solar projects in Italy and New Jersey, USA ceasing as discussed above.

In the six months ended December 31, 2013 we sold one large scale solar project in the United Kingdom for A$0.2 million. The majority of large-scale solar PV revenue for the six months ended December 31, 2012 was derived from the sale of a 5MW solar farm in Italy for A$15.7 million and A$3.1 million of revenue in relation to an EPC contract for a solar project in New Jersey, which was substantially completed as of December 31, 2012.

Parmac recorded a decrease in revenue of A$3.2 million from A$8.4 million for the six months ended December 31, 2012 to A$5.2 million for the six months ended December 31, 2013, which was largely the result of a change in our focus from larger greenfield developments to smaller retro-fitting and service opportunities, which are considered more in line with the Parmac team’s core skill sets. RAPS revenue remained consistent at A$0.2 million between the two periods reflecting the stable nature of the revenue generated from the Chatham Island wind and King Island solar projects.

Discontinued operations,(CapTech) revenue dropped as it was no longer included in our reported revenue following its disposal in August 2013.

Operating costs

For the six months ended December 31, 2013 and 2012, respectively, total operating costs including the cost of raw materials, consumables and contractors are presented in the table below for our various business segments:

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	Six Months Ended December 31,
Amounts in A$(000) except as noted	2013	2012	Percentage
	(Unaudited)	(Unaudited)	Change

Solar PV	3,468	28,791	(88%)
Large-scale Wind	211	4,165	(95%)
Energy Efficiency/Technology Solutions
CapTech (discontinued operation)	841	2,337	(64%)
Parmac	5,561	7,977	(30%)
RAPS / Technology Solutions	68	284	(76%)
Corporate	4,089	3,624	13%

Total	14,238	47,178	(70%)

Less: Discontinued operations	(841)	(2,337)

Total reported operating costs	13,397	44,841	(70%)

The 88% reduction in solar PV operating costs from A$28.8 million for the six months ended December 31, 2012 to A$3.5 million for the six months ended December 31, 2013 is slightly lower than the reduction we recognized in revenues for this division over the same period, reflecting the fixed element of some of the operating costs in this division.

Large-scale wind operating costs decreased by A$4.0 million to A$0.2 million for the first six months of fiscal year 2013 as compared with A$4.2 million for the first six months of fiscal year 2012 due to our expensing of capitalized early stage development costs upon sale of the Taralga Project in the first six months of fiscal year 2012, which was not repeated in the period to December 31, 2013.

Parmac operating costs were A$5.6 million for the six months ended December 31, 2013 as compared to A$8.0 million for the six months ended December 31, 2012. The changes in operating costs for Parmac were closely linked to direct costs of delivery, which fluctuate in line with changes in revenue and the mix of products and services delivered. RAPS operating costs of A$0.1 million for the six months ended December 31, 2013 were largely comprised of depreciation related to the Chatham Island and King Island assets and are fixed in nature. RAPS costs in the six months ended December 31, 2012 also included amortization of the Larkden technology patents which were disposed of in April 2013.

Captech operating costs were no longer included in our reported operating results following its disposal in August 2013.

The cost of raw materials, consumables and contractors used decreased from A$31.0 million for the six months ended December 31, 2012 to A$2.7 million for the six months ended December 31, 2013 as a result of the reduction in revenue levels between the two periods. The percentage decrease in this category of expense for the fiscal six months ended December 31, 2013 as compared with the six months ended December 31, 2012 was 91%, which correlates with the decrease in revenue of 85%.

Employee benefit expense has been reduced by 26% from A$7.5 million for the six months ended December 31, 2012 to A$5.6 million for the six months ended December 31, 2013 through headcount reductions primarily in the solar PV division. A significant proportion of employee costs relate to corporate and executive management; these were maintained at the levels considered necessary to implement the diversification strategies we are pursuing. The wind division was heavily supported by the senior corporate executive team to manage the construction progress of the Taralga Project.

Total compliance and consultant’s expense decreased from A$2.9 million for the six months ended December 31, 2012 to A$1.8 million for the six months ended December 31, 2013. The most significant contributor to decreased costs in this area from the six months ended December 31, 2012 to the six months ended December 31, 2013 was that we incurred lower professional fees in relation to capital raising activities and preparation for registration of our securities in the United States to December 31, 2013 as the preparatory legal and advisory work was largely completed in the prior period.

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Advertising and marketing expense remained constant at A$0.3 million over both periods and is largely attributable to the Solar PV division. We lacked the working capital to increase advertising expenditure in the six months to December 31, 2013, which impacted our ability to stimulate sales demand in this period.

Travel costs declined by A$0.3 million from A$0.5 million for the six months ended December 31, 2012 to A$0.2 million for the six months ended December 31, 2013. The reduction of this category of expense is primarily due to the relocation of key personnel to the United Kingdom and United States of America thereby reducing on-going international travel for these staff.

Occupancy expenses decreased by A$0.2 million from A$0.7 million for the six months ended December 31, 2012 to A$0.5 million for the six months ended December 31, 2013 as a result of the consolidation of office and warehouse facilities in the solar PV division to reduce costs in light of decreased sales activity.

Our provision for impairment of receivables and bad debts expense was nil for the six months ended December 31, 2013 compared to an expense of $0.1 million for the same period in 2012. This resulted from a lower debtors balance against which customary provisions were applied.

Total depreciation and amortization expense reduced from A$0.5 million for the six months ended December 31, 2012 to A$0.3 million for the six months ended December 31, 2013 as a result of the cessation of amortization of the Larkden technology patents following their disposal in April 2013.

Other Income

We recognized A$3.8 million of other income in the six months ended December 31, 2013 as compared to A$1.9 million for the six months ended December 31, 2012. The other income in the six months ended December 31, 2013 was attributable to a gain of A$3.0 million from the forgiveness of debt from certain creditors and the re-measurement of contingent consideration payable in relation to the acquisition of eco-Kinetics in 2010 of $0.6 million. The other income in the six months ended December 31, 2012 was primarily attributable to a gain of A$1.6 million on the revaluation of financial liabilities, being derivatives embedded in the secured convertible notes we issued in May 2012.

Finance Costs

We reported finance costs of A$2.1 million and A$3.1 million for the six months ended December 31, 2013 and 2012, respectively. Finance costs comprise interest expenses, share option expenses directly related to financing activities and foreign exchange differences on loan balances. The $1.0 million decrease was made up of a A$1.5 million in interest expense for the fiscal six months ended December 31, 2012 on the construction finance facility utilized to fund the construction of the Italian solar project, which was repaid in December 2012 offset by an increase in interest expense from additional Series 1 convertible notes (refer – Management’s Discussion and Analysis of Results of Operations –Liquidity and Capital Resources – Indebtness) issued in the six months ended December 31, 2013 and interest payable on the Clean Energy Bonds issued in the United Kingdom in July 2013 and December 2013 (refer – Management’s Discussion and Analysis of Results of Operations – Liquidity and Capital Resources – Indebtness).

Impairments

The impairment loss of A$0.5 million for the six months ended December 31, 2012, was due to a decline in the market value of our investment in common shares of Andalay Solar. The market value has only decreased a minimal amount in the six months ended December 31, 2013.

Income taxes

No income tax expense was recorded for the six months ended December 31, 2013 or the six months ended December 31, 2012. We have carried forward tax losses brought forward from previous years that were sufficient to reduce the tax payable on the profits for the six months ended December 31, 2013 to nil.

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Fiscal Year Ended June 30, 2013 Compared to Fiscal Year Ended June 30, 2012 —Consolidated Results

	Year Ended June 30,
		2012
Amounts in A$(000) except as noted	2013	(Restated)

Revenues from continuing operations	64,699	44,331
Operating Expenses
Cost of raw materials, consumables and contractors	(41,884)	(39,048)
Employee benefit expenses	(14,786)	(15,449)
Compliance & consultants	(4,519)	(8,993)
Advertising and marketing	(1,010)	(2,267)
Travel costs	(931)	(1,516)
Occupancy expenses	(1,257)	(1,238)
Provision for impairment of receivables and bad debts written off	(411)	(2,240)
Other expenses	(3,057)	(3,235)
Share of net loss of associates	-	(108)
Depreciation and amortization expenses	(808)	(856)
Sub-total - operating costs (excluding impairment)	(68,663)	(74,950)
Other income	4,663	3,770
Finance costs	(9,669)	(2,327)
Break fee from terminated acquisition	-	(2,475)
Impairments	(3,578)	(5,258)
(Loss) / Profit before income tax	(12,549)	(36,909)
Income tax (expense) / benefit	(383)	(2,464)
Net (Loss)/profit from continuing operations	(12,931)	(39,373)
Net profit / (loss) from discontinued operations	671	(746)
Net (Loss) / Profit for the period	(12,260)	(40,119)

Other comprehensive income	773	-

Total comprehensive loss	(11,487)	(40,119)

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Operating revenue

Our total operating revenues from continuing operations increased from A$44.3 million in the year ended June 30, 2012 to A$64.7 million in the year ended June 30, 2013. This net change was attributable to increases in revenue in our Large-scale solar and wind segments and in Parmac, offset by revenue declines in Small-scale solar, as shown in the table below:

	Revenue for Year Ended June 30,
Amounts in A$(000) except as noted		2012
Business Segment	2013	(Restated)
Solar PV
Small-scale	8,829	31,394
Large-scale	19,846	1,800
Sub-total	28,675	33,193

Large-scale Wind	18,557	-

Energy Efficiency/Technology Solutions
CapTech (discontinued operation)	5,327	6,308
Parmac	17,363	10,372
RAPS / Technology Solutions	323	766

Total	70,245	50,639

Inter-company revenue elimination	(219)	-
Less: Revenue from discontinued operations	(5,327)	(6,308)

Total reported revenue	64,699	44,331

Small-scale solar PV revenue declined by 72% from A$31.4 million for the year ended June 30, 2012 to A$8.8 million for the year ended June 30, 2013 due to a 68% reduction in the number of installations from 3,800 to 1,200, coupled with an average 17% reduction in price per installation. The reduction in the number of systems we installed in fiscal year 2013 as compared with fiscal year 2012 was attributable primarily to our inability to provide sufficient working capital to this business unit to sustain a higher level of activity. The reduction in average revenue achieved per installation was driven by falling costs of solar PV panels and inverters and lower STC prices in the market.

The majority of large-scale solar PV revenue of A$19.8 million for the year ended June 30, 2013 was derived the sale of a 5MW solar farm in Italy for A$15.1 million in December 2012, with the remainder being attributable primarily to recognition of A$3.4 million of revenue related to an EPC contract for a solar project in New Jersey that was commenced during fiscal year 2013 and substantially completed prior to June 30, 2013. Although revenue in this business line for the year-ended June 30, 2013 was 11 times higher than that of the preceding fiscal year, our large-scale solar activity level was actually lower in fiscal year 2013 than in fiscal year 2012. Because the Italian solar farm was developed under the BOT model during fiscal year 2012, no revenue was realized on that project until it was sold in fiscal year 2013.

The Large-scale Wind revenue recognized during our fiscal year 2013 was the result of the sale of the Taralga Project, which had been under development by us beginning in the prior fiscal year. Further details about the Taralga Project and the sale are included above under the heading “—Large-scale Wind.” No wind project sales occurred during our fiscal year ended June 30, 2012 and so related revenue was nil.

In our Energy Efficiency businesses, Parmac recorded an increase in revenue of A$7.0 million from A$10.4 million for the year ended June 30, 2012 to A$17.4 million for the year ended June 30, 2013, which was attributable to the recovery of commercial construction activity across the Melbourne market due to improved economic conditions. Although commercial construction levels are susceptible to future downturns that could reduce Parmac’s revenues, the activity levels experienced during our 2013 fiscal year are expected to continue for the foreseeable future. The revenue increase at Parmac during fiscal year 2013 was partially offset by reduced revenue in our RAPS business of A$0.4 million when compared with sales in the prior fiscal year. The decline in RAPS revenue reflected a license fee relating to the Larkden technology recognized in 2012, which was not repeated in the 2013 financial year. RAPS includes our Chatham Island wind generation installation, the revenue from which, A$0.3 million, was substantially unchanged in fiscal years 2013 from that of fiscal year 2012.

The decline in CapTech sales (discontinued operation) was related to an increased focus on equipment re-seller activities, which is a lower revenue, higher margin activity than the project activities, which had been the focus in prior years.

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Operating costs

Total operating costs including the cost of raw materials, consumables and contractors for business segments are presented in the table below for each of our business segments:

	Year Ended June 30,
		2012
Amounts in A$(000) except as noted	2013	(Restated)

Solar PV	37,995	51,074
Large-scale Wind	4,821	7
Energy Efficiency/Technology Solutions
CapTech (discontinued operation)	4,656	6,707
Parmac	18,670	11,009
RAPS / Technology Solutions	531	1,065
Corporate	6,865	11,796

Total	73,538	81,657

Inter-company cost of goods sold elimination	(219)	-
Less: Discontinued operations	(4,656)	(6,707)

Total reported operating costs	68,663	74,950

The reduction in solar PV operating costs from A$51.1 million for the year ended June 30, 2012 to A$38.0 million for the year ended June 30, 2013 is predominantly reflective of the reduction in installations by that division in fiscal year 2013 as compared with the prior fiscal year as well as lower levels of obsolete component inventory and STC write-downs and losses on large projects. Overall, our operating costs fell at a slightly greater rate than revenue for fiscal year 2013 as compared with fiscal year 2012 (a reduction of 26% as compared with a revenue reduction of 14%) due to declines in unit costs of solar PV materials and differences in labor and other factor costs among the geographic regions where large-scale projects were developed in each year.

Large-scale wind operating costs increased by A$4.8 million for fiscal year 2013 from almost nil for the fiscal year 2012 due to our expensing of capitalized early stage development costs upon the purchase of the Taralga Project by Banco Santander in October 2012.

During the year ended June 30, 2013, Parmac’s expenses increased by A$7.7 million to A$18.7 million as compared to A$11.0 million for the year ended June 30, 2012 and three percentage points greater than the year-over-year increase in revenues. This adverse result was due primarily to unrecoverable cost overruns on two major projects that resulted from change orders that our fixed price contracts did not permit us to rebill to customers. RAPS costs declined because we were not required to incur legal costs in the 2013 fiscal year to defend the Larkden storage technology patents.

Corporate-level expenses not allocated to our business segments were A$4.9 million lower in fiscal year 2013 as compared to fiscal year 2012 due to aggressive cost reduction initiatives undertaken by our management.

Despite decreased revenues at CapTech (discontinued operation), cost savings initiatives allowed this business unit to reduce costs by A$2.1 million or 31% for the fiscal year ended June 30, 2013 as compared with the fiscal year ended June 30, 2012. The percentage reduction in costs at CapTech for fiscal year 2013 as compared with fiscal year 2012 was 1.96 times larger than the year-over year decline in CapTech’s revenue, resulting in a return of this business to profitability for fiscal year 2013.

Changes in the categories of operating expenditure are discussed in more detail below.

The cost of raw materials, consumables and contractors used increased 7% from A$39.0 million for the fiscal year ended June 30, 2012 to A$41.9 million for the fiscal year ended June 30, 2013 despite a 46% increase in our revenues for fiscal year 2013 as compared with fiscal year 2012. This disproportionate increase of costs and revenue was attributable to the high gross margins associated with the Taralga Project, relative to that of our other businesses and lower levels of obsolete component inventory and STC write-downs and losses on large projects.

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Total employee compensation and benefits expense was little changed, decreasing from A$15.4 million for the year ended June 30, 2012 to A$14.8 million for the year ended June 30, 2013 despite the year-over-year increase in our overall revenue. This reduction reflects the success of productivity improvement and cost reduction efforts implemented by our management during fiscal year 2013.

Compliance and consulting expense category was lower by A$4.5 million for fiscal year 2013 as compared with fiscal year 2012 due to initiatives to control third-party advisory activity and the absence in fiscal year 2013 of the following non-recurring costs incurred during fiscal year 2012:

•	Fees of approximately A$1.7 million incurred for capital raising activities and the now-terminated merger with Andalay Solar (formerly known as Westinghouse Solar), including legal, professional and corporate advisory fees in connection with these matters;
•	Legal fees of approximately A$0.7 million expensed in relation to the successful defense of the Larkden Technology patent disputes.

Advertising and marketing expense declined by A$1.3 million from A$2.3 million for the fiscal year ended June 30, 2012 to A$1.0 million for the year ended June 30, 2013. The reduction in this category of expense in fiscal year 2013 as compared with fiscal year 2012 was directly attributable to cutbacks in marketing campaigns related to promotion of our small-scale solar PV business in Australia because we lacked the working capital to support higher sales if demand was stimulated by advertising.

Travel costs were also reduced by A$0.6 million from A$1.5 million for the fiscal year ended June 30, 2012 to A$0.9 million for the fiscal year ended June 30, 2013. This was made possible by less international travel during our fiscal year 2013 for multiple senior executives due to lower levels of project activity in the large-scale solar segment, more limited corporate fund-raising efforts and the termination of the merger transaction with Andalay Solar (formerly known as Westinghouse Solar), all of which were focused in Europe or the United States.

Our office arrangements were substantially the same in the fiscal years ended June 30, 2013 and 2012 and, as a result, our occupancy expenses were approximately A$1.2 million in both years.

Our provision for impairment of receivables and bad debts written off declined to A$0.4 million for the year ended June 30, 2013 from A$2.2 million for the year ended June 30, 2012. Notable impairments and bad debt write-offs experienced during fiscal year 2012 that were not repeated in fiscal year 2013 included approximately:

•	A$0.5 million related to a small number of commercial customers in Australia whose businesses failed;
•	A$0.6 million related to the write-off of a license fee due from the use of our storage technology patents; and
•	A$1.0 million on large-scale solar projects in jurisdictions where difficulties in enforcing collection rights made collection uncertain, notwithstanding ongoing efforts to recover some of these balances.

Other expenses includes a number of significant items such as costs of communications, insurance and unrealized losses on foreign exchange and losses on assets, together with numerous other small expenses. For fiscal year 2013, other expenses were reduced through management cost reduction initiatives from A$3.2 million in fiscal year 2012 to A$3.1 million in fiscal year 2013, despite the fact that our revenue was higher in fiscal year 2013 than in the prior year.

We hold non-controlling interests in two land development projects, referred to as “associates,” and account for these interests under the equity method (see Note 14(b) to the financial statements included elsewhere in this prospectus). We also accounted for our non-controlling interest in Asian Renewables Energy Management Limited (AREM) under the equity method prior to the acquisition of the remaining share capital in AREM in fiscal year 2012. AREM holds an Australian Financial Services License that would allow the group to transact in specific financial products related to energy trading activity should it decide to do so in the future. AREM is not currently operating and has not conducted operations since we acquired it and its financial results were consolidated. Our share of net losses in associates decreased from A$0.1 million for the year ended June 30, 2012 to nil for fiscal year 2013 because 100% of the carrying value of our interests in associates was fully impaired as of June 30, 2012 as further discussed below.

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For the year ended June 30, 2013, total depreciation and amortization expense was essentially unchanged from the prior fiscal year, at A$0.8 million.

Other Income

The A$0.9 million increase in other income to A$4.7 million for the year ended June 30, 2013 as compared with A$3.8 million in the year ended June 30, 2012 is a result of several factors, some of which are offsetting. We also recorded increases in various sub-categories of other income from nil for fiscal year 2012 to the following for fiscal year 2013, notably: A$ 2.6 million related to gains on financial liabilities measured at fair value (primarily liabilities for warrants issued in conjunction with our convertible notes); A$1.0 million related reimbursement of costs previously incurred for the sale of Larkden Pty Ltd., A$0.5 million for gains on STCs and a A$0.4 million recovery of bad debt previously written off. These increases in other income were offset by the absence of any gain on re-measurement of contingent consideration, a component of other income that was A$3.5 million in fiscal year 2012.

Finance Costs

We reported finance costs of A$9.7 million and A$2.3 million for the fiscal years ended June 30, 2013 and 2012, respectively. Finance costs comprise interest expenses, share option expenses directly related to financing activities and foreign exchange differences on loan balances and year-over-year changes resulted from the following factors:

•	Our interest expense increased from A$2.0 million in fiscal year 2012 to A$5.9 million in fiscal year 2013. The year-over-year increase was due primarily to (i) the accrual of interest on our high-cost construction loan facility, which was drawn during the last months of fiscal 2012 to fund the Italian solar projects and which remained outstanding for 6 months during 2013 while we worked to consummate the sale of those projects and (ii) greater interest accrued on our Series 1 Convertible Notes, which were outstanding for the full fiscal 2013 year as compared with only one month during fiscal year 2012 and which accrued interest at default rates of 15% for approximately 6 months of fiscal year 2013.

•	In fiscal year 2013 we also incurred finance costs of A$2.3 million related to the restructuring of our Series 1 Notes (defined and described below under “—Liquidity and Capital Resources—Indebtedness—Convertible Notes” and in Note 18(b)(i) to our audited financial statements included elsewhere in this prospectus). No such costs applied in fiscal year 2012.

•	Our Series 1 and Series 3 Notes are denominated in U.S. dollars and, as a result, we experienced an A$1.2 million foreign exchange loss on the principal balance of these notes as compared with an A$0.2 million exchange gain in the prior fiscal year due to declines in the relative value of the Australian dollar against the U.S. dollar during fiscal year 2013 and the higher average outstanding amount of U.S. dollar denominated notes.

•	The foregoing net increases in 2013 Finance costs were partially offset by a decline in share option expense to A$0.3 million for fiscal year 2013 from A$0.5 million for the fiscal year 2012. The share-based expense recognized in fiscal year 2013 was attributable solely to the issuance during the year of 58,887 options to acquire ordinary shares in connection with the restructuring of certain of our convertible notes and during fiscal year 2012 the issuance of 150,055 options to acquire our ordinary shares related to convertible note consummation and restructuring of our Series 2 Notes (the discussion below under “—Liquidity and Capital Resources—Indebtedness—Equity-linked Notes”).

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Break Fee

In fiscal year 2012, we incurred an expense of A$2.5 million related to the termination of a planned acquisition of an Australian energy retailer, Neighborhood Energy. There was no similar cost during the fiscal year ended June 30, 2013.

Impairments

Total impairments decreased from A$5.3 million in fiscal year 2012 to A$3.6 million in fiscal year 2013. The impairment losses are categorized as impairment on available for sale financial assets, impairment of financial assets and impairment of goodwill as detailed in Notes 7(d) and 7(e) to our audited financial statements included elsewhere in this prospectus, as summarized below.

For the year ended June 30, 2012, we incurred an impairment loss of A$0.4 million on available for sale financial assets, due to a decline in the market value of our investment in common shares of Westinghouse Solar Inc (now renamed Andalay Solar Inc). A further impairment of this asset of A$0.6 million was recorded for the fiscal year ended June 30, 2013.

Impairment of financial assets decreased from A$4.2 million for the fiscal year ended June 30, 2012 to nil for the fiscal year ended June 30, 2013. In fiscal year 2012 we incurred an impairment expense of A$3.9 million associated with recording a 100% valuation allowance for the carrying value of our land development projects. This impairment was taken in fiscal year 2012 as a result of a perceived deterioration in the financial position of our investment partner managing the projects; this evident financial weakness created significant uncertainty about the prospects of that partner completing the development or achieving an exit price sufficient to enable funds invested to be recovered. We still retain a 50% ownership interest in these land development projects and will be entitled to receive our share of net proceeds from the developments, if any. Our investment partner is currently in discussions with a third party investor to refinance the projects, which may enable the development to proceed further, but there is no assurance that this initiative will be successful. In fiscal year 2012 we also incurred an impairment expense of A$0.3 million associated with recording a 100% valuation allowance for the carrying value of our investments in the European solar joint ventures.

Impairment of intangible assets increased from A$0.6 million for the year ended June 30, 2012 to A$3.0 million for the year ended June 30, 2013. Impairment of intangible assets during fiscal year 2012 resulted from the following:

•	Because of uncertainty about the use of AREM’s Australian Financial Services License, A$0.2 million of goodwill recognized on the 2012 acquisition of the remaining share capital of AREM was fully impaired;

•	AREM license development costs previously capitalized;

•	capitalized costs incurred previously to secure an exclusive license for the resale of a unique solar hot-water technology product in Australia because we determined that pursuing sales of this product was unlikely to be profitable; and

•	development costs previously capitalized during the construction of a reference site for a solar PV tracking solution (referred to as the Portasol tracker) after we abandoned commercialization of this technology based on negative feedback with potential customers.

The 2013 impairment of intangible assets in fiscal year 2013 related to goodwill in our solar PV segment as further described in Note 16(d) to our audited financial statements included elsewhere in this prospectus.

Profit/Loss Before Tax

We incurred a loss before tax from continuing operations of A$12.5 million for the fiscal year ended June 30, 2013 as compared with a loss before tax of A$36.9 million for the fiscal year ended June 30, 2012, a reduction of A$24.4 million. This was due to a A$5.0 million reduction in losses related to our solar PV businesses (from A$19.1 million to A$14.1 million), the achievement of a A$13.7 million profit in our Large-scale Wind segment as compared with nil for the prior fiscal year, the swing from a loss in our RAPS business of A$0.3 million to a profit of A$0.6 million and a reduction in our net corporate overhead of A$5.5 million (from A$16.9 million to A$11.4 million), offset by an increase in losses at Parmac from A$0.6 million in fiscal year 2012 to A$1.3 million in fiscal year 2013.

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Income taxes

Income tax expense for the year ended June 30, 2013 was A$0.4 million compared to A$2.5 million for our fiscal year 2012. In fiscal year 2012, we derecognized 100% of the A$2.5 million of deferred tax assets relating to tax losses that had been brought forward from previous years and did not record deferred tax assets applicable to fiscal year 2012 losses. This treatment of deferred tax assets was the result of the application of our accounting policies given uncertainty as to whether these losses would be recoverable in future years. The impact of this on the fiscal year 2012 tax expense was that we recognized no tax benefit on the fiscal year 2012 losses, and we recorded an expense in fiscal year 2012 equal to 100% of the tax asset value accumulated through the prior year. This remained the case for fiscal year 2013.

Net Income/Comprehensive Income

For the fiscal year ended June 30, 2013 our net loss was reduced by A$27.8 million to A$12.3 million from A$40.1 million for our fiscal year ended June 30, 2012, (including a profit for the year ended June 30, 2013 of $0.6 million and a loss for the year ended June 30, 2012 of $0.7million for discontinued operations) . This reduction in net loss reflected the increased revenues and reduced expenses previously described for fiscal year 2013 as compared with fiscal year 2012. For fiscal year 2013 we also recorded other comprehensive income of A$0.8 million, which reduced our total comprehensive loss to A$11.5 million. The other comprehensive income for fiscal year 2013 was comprised of A$800,000 in changes in the fair value of available-for-sale financial assets (the Taralga Project interests, as calculated in accordance with Note 3(a)(vi) to our audited financial statements included elsewhere in this prospectus), offset by exchange differences applicable to the results of foreign operations of A$27,000. We had no other comprehensive income or loss for fiscal year 2012 and so our total comprehensive loss for fiscal year 2012 was the same as our net loss for the year.

Application of Critical Accounting Policies, Estimates and Judgments

Our accounting policies form the basis for preparation of our financial statements and our financial statements in turn are an essential factor in understanding our operations. Our accounting policies are in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and are fully described in the notes to our audited financial statements as of and for the two years ended June 30, 2012 and 2013 and our unaudited financial statements for the six months ended December 31, 2013 included elsewhere in this prospectus. The preparation of our financial statements required management to make judgments, estimates, assumptions and judgments that affect the reported amounts of revenue, assets, liabilities and expenses. Our management re-evaluates estimates on an on-going basis and such estimates are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Unless otherwise stated, all dollar amounts stated in our financial statements are expressed in the currency of the Commonwealth of Australia.

Critical accounting policies

Critical accounting policies that reflect our industry and activity specific accounting treatments used in preparing our financial statements as of and for the fiscal years ended June 30, 2012 or 2013 and for the six months ended December 31, 2013 or that have significant potential to result in a material adjustment to the carrying amounts of assets and liabilities during such fiscal years.

(a) Basis of preparation - going concern

The consolidated financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty. As further discussed below in “—Liquidity and Capital Resources,” our current liabilities exceeded our current assets by A$12.4 million as of December 31, 2013. We remain dependent upon receiving continuing support from existing lenders, raising additional funds in new financings, and monetizing long-term assets to fund the business and to continue as a going concern.

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(b) Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to us and the revenue can be reliably measured, regardless of when payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. The specific recognition criteria described below are applicable to the primary sources of our revenue:

(i) Small-scale Solar Installations

Revenues for installation of residential and small commercial solar PV systems to third parties recognized once installation is completed. Part of the consideration we receive in respect of small solar installations is generally in the form of a Small-scale Technology Certificates, or STCs, which customers assign to us. As indicated in Note 2(k) to our audited financial statements included elsewhere in this prospectus, the value ascribed to STCs is based on the fair value at the time of assignment, which corresponds to the date of completion of the installation. The fair value of STCs is determined by reference to the traded price of STCs at the time of assignment as well as other available market and internal data. Given the time required to register and on-sell the STCs, this may vary from the price realized for the STCs upon sale by us to third parties.

(ii) Sale of products, materials and parts

Revenue from the sale of products, material and parts is recognized upon the delivery of goods to customers.

(iii) Construction contracts

Contract revenue and expenses, such as those related to large-scale solar and air conditioning projects where we are acting as a general contractor, are recognized in accordance with the percentage of completion method unless the outcome of the contract cannot be reliably estimated. Revenue is matched with the contract costs incurred in reaching the stage of completion, resulting in reporting revenue, expenses and profit, which can be attributed to the work completed. When it is probable that a loss will arise from a construction contract, the excess of total costs over revenue is recognized immediately as an expense. Where the outcome cannot be measured reliably, revenue is recognized only to the extent that related expenditure is deemed recoverable. The stage of completion of a contract is measured by reference to the recoverable costs incurred to date as a percentage of estimated total costs for the contract.

(iv) Project development revenue

Revenue from large-scale solar projects, wind and land development projects that we undertake as principal is recognized when the project is commissioned and rents or revenues from the power sales are received, or if control of the project is sold to a third party, when the risks and rewards of ownership have been transferred. The timing and amount of revenue recognized depends on the specifics of each such project and the arrangements that we have with our customers.

Costs incurred for project development are expensed in the period in which incurred unless we determine that it is probable the project will be completed and generate future economic benefit equal to or in excess of such costs and that can be measured reliably in which case the costs are recorded in inventory until a development fee is recognized.

(c) Inventory

(i) Net realizable value for STC inventories

STCs are initially recognized at fair value (the deemed cost) on the date of the assignment of the STC to us following completion of the related solar panel installation. The value of the inventory of STCs is subsequently measured at lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make sell the STCs. Because the secondary market into which we expect to sell STCs is thinly traded and volatile, judgment is applied when determining net realizable value at each measurement date. This includes consideration of the number of STCs that we have available for sale, the estimated period it will take to sell the STCs, potential forward sale contracts that we may have, if any, and observed or quoted STC market prices prior and subsequent to the assignment date. Given the time required to register and sell the STCs, this may vary from the price actually realized for the STCs upon sale. If STCs are sold at a price greater than the fair value at the time of assignment, the difference is recognized as other income. If STCs are sold at a price lower than that recorded, the difference is recognized as a cost of raw material because it represents, in effect, a write down of the (STC) inventory balance to realizable value.

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In order to realize competitive prices for STCs that we accumulate in the course of selling small-scale solar PV systems, our experience is that we must aggregate STC’s for sale in lots of approximately 5,000 or more. Our current practice is to accumulate and sell such lots of STC’s as promptly as practicable following assignment by customers and requisite registration with government authorities. Given current market conditions and installation activity levels, we are generally able to limit our STC inventories to amounts accumulated over a period of 6 to 8 weeks, thereby limiting our exposure to fluctuations in STC inventory value. However, during prior fiscal years, we often accumulated large inventories of STCs and were exposed to dramatic fluctuations in inventory carrying value and to losses on sales of STCs that we were forced to take to meet the liquidity needs of our businesses. During the six months ended December 31, 2013 we realized gains on sales of STCs of A$0.1 million, during the fiscal year ending June 30, 2013 we realized gains on sales of STCs of A$0.5 million and for the fiscal year ended June 30 2012, we realized losses on sales of STCs of A$4.2 million. For the six months ended December 31, 2013 and for fiscal years ended June 30 2012 and 2013, we recorded impairments in value of STC inventories of A$ Nil, A$0.1 million and A$ Nil, respectively. All such losses have been recognized as expenses in the line raw materials, “consumables used & contractors” line item in the statement of comprehensive income. For further details, see Note 12 to our audited financial statements included elsewhere in this prospectus.

(d) Work-in-progress

Project work in progress includes both work in progress on construction contracts, such as those performed for customers of our large-scale solar and air conditioning systems customers and projects in progress in which we are a principal such as certain large-scale solar projects, or in which we are investing in project development for a fee such as large-scale wind projects.

(i) Construction Contracts Work in Progress

Construction work in progress is valued at cost, plus profit recognized to date less provision for anticipated future losses and progress billings made under the contract. Cost includes both variable and fixed costs relating to specific contracts, and those costs that are attributable to the contract activity in general and that can be allocated on a reasonable basis. At December 31, 2013 the carrying amount of our capitalized construction projects in progress was A$45,000 as compared to A$201,000 at June 30, 2013 and A$627,000 at June 30, 2012.

(ii) Project Work in Progress

As further described in Note 2(q) (iii) to our audited financial statements included elsewhere in this prospectus, costs incurred for developing projects for which we are acting as a principal or earning a developer fee is valued at the lower of cost and estimated net realizable value when it is probable that the project will be completed, will generate future economic benefits and the costs can be measured reliably. Cost comprises staff salary costs and direct expenses including direct material costs and contractor costs together with an appropriate proportion of overheads. Net realizable value is based on estimated selling prices less further costs expected to be incurred to completion. At December 31, 2013 and June 30, 2013 the carrying amount of capitalized project work in progress was A$ Nil as compared to A$12,762,000 at June 30, 2012.

Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

(e) Fair value measurement of contingent consideration

Contingent consideration, resulting from business combinations, is valued at fair value at the acquisition date as part of the business combination. When the contingent consideration meets the definition of a derivative and, thus, a financial liability, it is subsequently re-measured to fair value at each reporting date. The determination of the fair value is based on discounted cash flows. The key assumptions take into consideration the probability of meeting each performance target and the discount factor. The value of the contingent consideration is recorded in other payables when the consideration amount is certain and as a provision when still subject to achievement of earn-out targets and material uncertainty.

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As part of the identification and measurement of assets and liabilities in the acquisition of eco-Kinetics Pty Ltd, we identified an element of contingent consideration with a fair value of A$11.4 million at the acquisition date in January 2010. The revaluation process resulted in an adjustment to the contingent liability of A$3.5 million as of and for the year ended June 30, 2012 and a further A$0.6 million at December 31,2013, with a corresponding credit to income. (See Note 19 to our audited financial statements included elsewhere in this prospectus).

Significant Accounting Judgments, Estimates and Assumptions

Significant accounting judgments, estimates and assumptions that have been used in the preparation of our financial statements are set out below. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances.

We make estimates and assumptions concerning the future in determining accounting treatments and quantifying amounts for transactions and balances in certain circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

(a) Recovery of deferred tax assets

Deferred tax assets are recognized for deductible temporary differences as management considers that it is probable that future taxable profits will be available to utilize those temporary differences.

Judgment is required in assessing whether deferred tax assets are recognized in the statement of financial position. Deferred tax assets, including those arising from un-recouped tax losses, capital losses and temporary differences, are recognized only where it is considered more likely than not that they will be recovered, which is dependent on the generation of sufficient future taxable profits.

Assumptions about the generation of future taxable profits depend on management's estimates of future cash flows. These depend on estimates of future sales, operating costs, capital expenditure and other capital management transactions. Judgments are also required about the application of income tax legislation. These judgments and assumptions are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets and deferred tax liabilities recognized on the balance sheet and the amount of other tax losses and temporary differences not yet recognized. In such circumstances, some or all of the carrying amounts of recognized deferred tax assets and liabilities may require adjustment, resulting in a corresponding credit or charge to the income statement.

During the year ended June 30, 2012 we reversed previously recognized deferred tax assets of A$3.2 million and did not recognize any deferred tax assets in relation to the 2012 operating losses. This decision was made after considering our financial performance during the year and the material uncertainty about our ability to continue as a going concern. Should operating performance and prospects improve in the future, then deferred tax assets may be recognized in future on prior year operating losses. As of June 30, 2013, we had A$12.5 million of derecognized deferred tax assets.

(b) Share-based payment transactions

We measure the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined using a Black-Scholes model, with the assumptions detailed in Note 25 to our audited financial statements included elsewhere in this prospectus. The accounting estimates and assumptions relating to equity-settled share-based payments would have no impact on the carrying amounts of assets and liabilities within the next annual reporting period.

The Group measures the cost of equity-settled transactions with regards warrants using an un-modified binominal lattice model giving consideration to the dilution impact of the shares issued upon conversion of the warrants as well as other options on issue.

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(c) Impairment of goodwill and other intangibles other than Patents

We determine whether goodwill and other intangibles other than patents are impaired at least on an annual basis (as of June 30, the end of our fiscal year) and when circumstances indicate the carrying value may be impaired. The Group’s impairment test for goodwill and intangible assets with indefinite lives is based on value-in-use calculations that use a discounted cash flow model using assumptions believed by management to be reasonable. These valuations would not reflect unanticipated events and circumstances that may occur. However, as detailed in the notes to our statements under the heading “Goodwill Impairment” (see Note 16 to our audited financial statements included elsewhere in this prospectus) indicators of potential impairment exist and there can be no assurance that we will avoid a downward revision in the carrying value of goodwill in the future and any such revision in value will also result in the recording of a charge in the Statement of Comprehensive Income.

(d) Impairment of Patents

Prior to their sale in April 2013, we measured the carrying value of the Larkden controlled storage technology patents at cost less impairment and amortization. The recoverable amount is the higher of the patents value in use or fair value less cost to sell. The fair value has been determined by a third-party valuation firm in accordance with the definition of fair value in AASB 13 Fair Value Measurement (IFRS 13 Fair Value Measurement). This has been measured on the basis of what a willing buyer would pay a willing seller for the patents in a market based transaction. The valuation has been determined using a discounted cash flow methodology and considering the Patents as a group and as a type of start-up / early stage commercialization technology. The third-party valuation firm has constructed various alternative scenarios as to possible likely future outcomes projecting various associated cash flows for each alternative scenario; applying a range of discount rates to the various projected cash flows to determine a range of indicated net present values.

Under the discounted cash flow valuation methodology, the value of the Patents, as a group, was deemed to be equivalent to the present value of the prospective stream of net cash flow amounts (fee income less expected expenses) that would be receivable from the utilized Patents. See Note 16 (b) to our audited financial statements included elsewhere in this prospectus.

(e) Impairment of available - for - sale financial assets

We have determined that our investment in the common stock of Andalay Solar, a U.S.-listed company formerly known as Westinghouse Solar, has been subject to a significant and prolonged decrease in market price. As a result in accordance with our accounting policy regarding available-for-sale financial assets (refer to Note 2 (r) to our audited financial statements included elsewhere in this prospectus) we have recognized an impairment to the carrying value of our Andalay Solar common stock in our income statement and on our balance sheet.

(f) Wind development projects

The investment of 10% of the Taralga Wind Farm project is by way of investment in two entities, Taralga Holding Nominees 1 Pty Ltd and Taralga Holding Nominees 2 Pty Ltd. This investment was funded by us from the re-investment of part of our development fee generated on equity close of the project. This investment is classified as an “Available-for-sale financial asset”. We intend, along with the majority equity holder, to exit this investment within a three year period. The investment in Taralga was initially recognized at fair value at the date of the equity transaction on October 9, 2012. Fair value was determined by reference to the present value of net cash inflows projected to be received by us from exiting this investment based on the financial model of the project and the contractually defined distributions from any sales profits due to us on exit. Due to the requirement for judgment over variables within the financial model to determine future returns and profit achievable on exit, the fair value calculations were based on a net present value of a risk adjusted, probability weighted average return from different sales Internal Rate of Return (IRR) expectations.

The range of IRR assumptions used in these calculations was from 9.0% to 13.0%, which are considered the high and low points between which arm’s length sales transactions of wind farm projects may occur in Australia. A discount rate of 17.0% was applied to the calculated amount to reflect the risk to deliver the project as per the model associated with construction risk and the time value of money based on return premiums specific to the project. The range of outcomes of the fair value calculations was from A$9,500,000 to A$10,900,000 and the adopted value was A$10,000,000. Variances between actual results and the estimated results from the valuation methodology may result in higher or lower profits being achieved on exit of this project. After initial recognition the investment in the Taralga Wind Farm project is accounted for as an available-for-sale investment, which is measured at fair value with gains or losses being recognized as a separate component of equity until the investment is derecognized or until the investment is determined to be impaired. At June 30, 2013 and December 31, 2013 this available-for-sale asset had been revalued to $10,800,000. This revaluation was based on an indicative offer to acquire the asset which was received by CBD during 2013.

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Liquidity and Capital Resources

The following table presents a comparison of our cash flows and beginning and ending cash balances during the fiscal years ended June 30, 2013 and 2012 and for the six months ended December 31, 2013 and December 31, 2012 as reflected in our audited and unaudited financial statements included elsewhere in this prospectus.

	Year Ended June 30,		Six Months Ended December 30,
Amounts in A$(000) except as noted	2013	2012 (Restated)	2013 (unaudited)	2012 (unaudited)
Net cash flows from/(used) in operating activities	9,821	(19,014)	(7,927)	11,208
Net cash flows from/(used in) investing activities	759	(2,169)	1,109	(208)
Net cash flows from/(used in) financing activities	(12,633)	14,736	11,926	(12,982)
Net increase/(decrease) / increase in cash and cash equivalents	(2,053)	(6,447)	5,108	(1,982)
Net foreign exchange differences	-	-	-	-
Cash and cash equivalents at beginning of period	2,522	8,969	469	2,522
Cash and cash equivalents at end of period	469	2,522	5,577	540

At December 31, 2013 our cash and cash equivalents had increased to A$5.6 million from A$0.5 million at June 30, 2013 primarily as a result of funds raised from the issuance of Clean Energy Bonds (as defined in the section - Indebtedness), during the six months ended December 31, 2013 the purpose of which is to develop solar projects in the United Kingdom. During each of the last two fiscal years ended June 30, 2013 and 2012, the six months ended December 31, 2013 and subsequently through the date of this prospectus, our liquidity has been generated primarily from borrowings and sales of equity securities. Cumulative funding from financing activities of A$14.0 million over this 30 month period was insufficient to fund cumulative losses from operations and net investments during fiscal years 2013 and 2012 and the six months ended December 31, 2013 of A$17.4 million, the details of which are more fully described below. Consequently, our cash availability and liquidity have declined from A$9.0 million at the beginning of fiscal year 2012 to A$5.6 million at the December 31, 2013, a level that is too low to sustain our operations and threatens our continuance as a going concern, as further discussed below. Our liquidity issues have been compounded by the fact that only A$0.2 million of the net financing proceeds generated during the 30 months ending December 31, 2013 were derived from equity issuances and we increased our net debt by A$14.0 million. Moreover, A$19.0 million in aggregate of the indebtedness we incurred during these two and a half fiscal years and in prior periods was classified as current as of December 31, 2013. Consequently, we had a working capital deficit on December 31, 2013 of A$12.4 million, payments to some trade creditors have been substantially deferred, liquidity is severely constrained and our ability to continue as a going concern and realize our assets and settle our liabilities at amounts recorded in the financial statements is uncertain and there is substantial doubt that we can continue as a going concern. See - Going Concern in Note 2(a)i in our unaudited December 31, 2013 financial statements included elsewhere in this prospectus.

Our ability to continue as a going concern and to achieve our business objectives over the next 12 months depends on our ability to accomplish some or all of the following:

•	Raising new equity or debt and equity capital – We continue to discuss with current equity holders opportunities for further investment.

•	Sustaining net operating profits – We are continually reviewing costs structures of the business and making the appropriate changes to try to maximize return on revenues generated. New business opportunities are assessed in order to identify opportunities for growth and increased profitability.

•	Monetizing long-term assets – A sale process has been initiated for non-core assets. In addition to the sale of CapTech which occurred after the end of our 2013 fiscal year, we intend to monetize our investment in the Taralga wind farm if a suitable opportunity is presented.

•	Negotiating a restructure of debt with lenders to remedy defaults – We are working with lenders to restructure debt and to implement payment arrangements which align with our cash inflows.

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•	Restructuring and deferring payments to creditors – We are actively working to negotiate deferred payment terms and reductions in amounts payable with some major creditors that can be met by our anticipated cash flow.

As of the date of this prospectus we have been successful in:

•	amending the terms of some of our convertible notes which are intended to reduce the instances of events of default in future;

•	entering into waivers with the holders of our convertible notes during November 2013, December 2013 and April 2014, as further described below, to waive events of default arising under or as a result of a breach of any of the terms and conditions of the convertible notes; and

•	making the required payments under arrangements with certain creditors to settle due balances and continuing negotiations with other creditors to bring our payment obligations in line with our expected cash flows.

Our management and Board have determined that there is a risk that some or all of the above activities may not be successful. However, as previously mentioned, they have accomplished some of them and believe that we have a reasonable prospect of achieving others; consequently, they have no intention to liquidate or cease trading. Of particular significance, we have achieved the following between June 30, 2013 and the date of this prospectus:

•

In July 2013, the Merger Agreement with Westinghouse Solar (now named Andalay Solar) was terminated, with the result that we will not have to absorb operating losses or current liabilities of or incur the costs of integrating the operations of this company.

•	We have reduced the number of employees in our Solar PV business units to reduce costs and better match the current scope of our activities.
•	We have implemented management changes and new controls at Parmac that we anticipate will allow us to avoid losses on projects such as we experience in fiscal year 2013 and that we believe can return this business unit to profitability.

•	In August 2013, CapTech was sold for A$1.8 million and the proceeds were applied to reduce debt.

•	Following negotiations with the holders of our Series 1, 2 and 3 Notes (defined below), which had an aggregate balance of principal and accrued interest as of March 31, 2014 of A$19.7 million, we have amended the note terms for all of these obligations and received waivers from the noteholders. Our management believes the amendments and the waivers received addressed the Convertible Note defaults as of the date executed and we have received no communications from any noteholders to the contrary. On April 17 2014 we received further waivers from the holders of the Series 1 and Series 2 Convertible Notes (refer – Indebtedness) which waived any events of defaults arising under, or as a result of, any breach, ongoing breach or future breach under the Convertible Notes agreements arising from events that occurred prior to the date on which the waiver was granted. Nevertheless, because of the complexity of the convertible note agreements, the requirement to maintain continuing compliance with covenants and the cross-default provisions and the passage of time, there is no certainty that a future event of default will not occur that would subject us to a demand for immediate payment. (see “Risk Factors—Risks Related to our Financial Condition”).

•	On December 10, 2013 we closed on our most recent bond offering in the U.K., which resulted in gross proceeds to us of £7.5 million (approximately A$13.5 million). For further details, see “—Indebtedness—Clean Energy Bonds.” The funds raised in the offering cannot be used solely for general corporate purposes, but they can be utilized and are sufficient to fully fund our planned solar PV business in the United Kingdom, together with the associated overhead, through the end of our 2014 fiscal year – more than 6 MW of generating capacity based on the project acquisition and construction costs of our most recent U.K. installation (approximately US$1.75 per watt).

•	Some creditors with past-due balances have agreed to deferred payment plans with us and other creditors have forgiven payment obligations totaling A$3.0 million following full and final payment of the reduced amounts, as further discussed below under “—Deferred Trade Obligations (unsecured).”

Subsequent to December 31, 2013, cash flows from operations continued to be negative and were funded from additional net borrowings, allowing us to maintain a positive cash balance of approximately A$2.9 million as of March 31, 2014.

Cash Flows from Operating Activities

As shown in the table below, although our operating activities generated positive cash flow for fiscal year 2013, the cumulative utilization of cash over the last two fiscal years has been A$9.2 million and continues to be negative through December 31, 2013 and beyond the date of this prospectus.

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Amounts in A$(000) except as noted	Year Ended June 30,		Six Months Ended December 31,
Cash flow from operating activities	2013	2012 (Restated)	2013 (unaudited)	2012 (unaudited)
Receipts from customers (inclusive of GST)	69,635	86,808	12,872	50,203
Payments to suppliers and employees (inclusive of GST)	(53,828)	(90,992)	(20,634)	(36,552)
Payments for development costs	(3,535)	(12,309)	-	-
Finance costs	(2,464)	(2,585)	(166)	(2,454)
Interest received	13	64	1	11
Income tax paid	-	-	-	-
Net cash flows used in operating activities	9,821	(19,014)	(7,927)	11,208

For the fiscal six months ended December 31, 2013, net cash used in operating activities was A$7.9 million as compared with an inflow of A$11.2 million for the six months ended December 31, 2012. The excess of disbursements to suppliers and employees over receipts in the six months ended December 31, 2013 was A$7.8 million and was largely driven by the catch up of payments to overdue creditors. In comparison, for the six months ended December 31, 2012 our cash inflow from receipts exceeded the outflow to suppliers and employees by A$13.7 million largely driven by the receipt of proceeds from the sale of the Italian solar project and the development fee for the Taralga project. For the six months ended December 31, 2013, we incurred net finance costs of A$0.2 million as a result of agreement reached with some debt holders to defer interest payments whereas for the six months ended December 31, 2012 we incurred net finance costs of A$2.5 million.

For the fiscal year ended June 30, 2013, net cash generated by operating activities was A$9.8 million as compared with an outflow of A$19.0 million for the year ended June 30, 2012. The excess of receipts over disbursements to suppliers and employees the year ended June 30, 2013 was A$15.8 million, largely driven by the receipt of sale proceeds of A$15.1 million from the Italian solar project and cash proceeds of A$7.2 million from the sale of the Taralga project after recognizing related development costs of A$3.4 million, offset by net losses from the remainder of our operations and finance costs of A$2.5 million. The excess of finance costs over interest income of A$2.5 million further contributed to the net use of cash for operations in fiscal year 2012. We paid no income tax in either fiscal year 2013 or 2012.

For the fiscal year ended June 30, 2012, we used net cash for our operating activities of A$19.0 million. Excluding capitalized expenditures for development projects, the excess of disbursements to suppliers and employees over receipts for fiscal year 2012 was A$4.2 million. In addition, for fiscal year 2012, we expended A$12.3 million for capitalized project costs (primarily for the Taralga Project and the large-scale solar projects in Europe), incurred net finance costs of A$2.5 million and made no cash payments for income taxes.

Cash Flows from Investing Activities

Notwithstanding negative cash flow from operating activities, we invested in our business in the 2012 fiscal year, as detailed in the table below, but during our 2013 fiscal year and the first six months of the current fiscal year we sold assets and businesses, reversing our prior trend of investment.

Amounts in A$(000) except as noted	Year Ended June 30,		Six Months Ended December 31,
Cash flow from investing activities	2013	2012 (Restated)	2013 (unaudited)	2012 (unaudited)
Proceeds from sale of property, plant and equipment	10	43	-	-
Proceeds from sale of financial assets	1,000	-	-	-
Purchase of property, plant and equipment	(275)	(591)	(15)	(208)
Payment for investments	-	(1,270)	(250)	-
Proceeds from sale of subsidiary	-	-	1,374	-
Receipt/(payment) for the purchase of controlled entities, net of cash acquired	24	(351)	-	-
Net cash flows generated from / (used in) investing activities	759	(2,169)	1,109	(208)

Net cash generated from investing activities was A$1.1 million for the six months ended December 31, 2013, a turnaround from A$0.2 million cash used in investing activities for the six months ended December 31, 2012. For the six months ended December 31, 2013, A$1.4 million was received following the sale of CapTech and payments for investments were comprised of payments to acquire interests in early stage energy retail related opportunities. For the six months ended December 31, 2012, investments were comprised solely of purchases of plant, property and equipment across all business segments.

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Net cash generated from investing activities was A$0.8 million for the fiscal year ended June 30, 2013 as compared with a net use of funds for the fiscal year ended June 30, 2012 of A$2.2 million. During fiscal year 2013 our focus on generating cash led to the sale of the Larkden Technology, a financial asset that, together with the disposal of a small amount of property, plant and equipment and cash received in the purchase of the remaining interest eco-Kinetics UK Ltd, a controlled entity resulted in aggregate proceeds to us of A$1.0 million. This was offset by limited purchases of property plant and equipment (PP&E) during fiscal year 2013 of A$0.3 million. In contrast, during our fiscal year 2012 cash generated from asset disposals was minimal and we made the following significant investments that together resulted in substantially all of our net investment outflow for the year: purchases of PP&E amounting to A$0.6 million related to our Queensland Facility; A$1.0 million in the common stock of Westinghouse Solar; an additional A$0.3 million in acquiring the remaining share capital of AREM; and A$0.4 million in deferred performance payments related to the 2010 acquisition of eco-Kinetics.

Cash Flows from Financing Activities

As shown in the table below, we generated the cash used in operating and investment activities during fiscal year 2012 with net contributions from financing activities during that year. In fiscal year 2013, cash generated from operations and investments were used to repay borrowings. Nevertheless, over the two year period ended in June 2013 we generated A$2.1 million cumulatively from financing activities:

Amounts in A$(000) except as noted	Year Ended June 30,		Six Months Ended December 31,
Cash flow from financing activities	2013	2012 (Restated)	2013 (unaudited)	2012 (unaudited)
Proceeds from share issues	207	-	-	-
Share issue costs	-	-	-	-
Proceeds from issuance of convertible notes	103	7,362	-	-
Convertible note issue costs	-	(187)	-	-
Proceeds from other borrowings	474	16,252	14,032	1,305
Repayment of other borrowings	(13,255)	(8,489)	(1,921)	(14,274)
Payment of finance lease liabilities	(162)	(202)	(185)	(13)
Net cash flows from financing activities	(12,633)	14,736	11,926	(12,982)

For the six months ended December 31, 2013, net cash inflows from our financing activities was A$11.9 million as compared with net cash used by financing activities of A$13.0 million for the six months ended December 31, 2012. In the six months ended December 31, 2013, A$12.9 million of borrowings were from the issuance of Clean Energy Bonds in the United Kingdom and A$1.1 million from the issuance of further Series 1 Notes (defined below and referred to in the table as convertible notes) which were subscribed to in September 2013. During the six months ended December 31, 2103 we repaid an inventory financing facility of A$0.5 million and A$1.4 million of the Series 1 Notes (defined below and referred to in the table as convertible notes) from the proceeds of the sale of Captech. In the six months ended December 31, 2012, A$11.8 million of borrowings were repaid to the lenders of the finance facility used to fund the construction of the Italian Solar project. The balance of loan repayments of A$2.5 million were made against a trade finance facility outstanding with Westpac Banking Corporation Limited. Financing proceeds for the six months ended December 31, 2012 were made up of US$1.0 million of the Series 1 Notes (defined below and referred to in the table as convertible notes) which were subscribed to in July 2012 and an additional US$100,000 which was subscribed to in August 2012.

For the fiscal year ended June 30, 2013, net cash used by our financing activities was A$12.6 million as compared with net cash provided by financing activities of A$14.7 million for the fiscal year ended June 30, 2012. During fiscal year 2013, A$10.8 million of borrowings were repaid to the lenders of the finance facility used to fund the construction of the Italian Solar project and A$2.5 million was repaid on our trade finance facility outstanding with Westpac Banking Corporation Limited. We also disbursed A$0.2 million during fiscal year 2013 to meet financing lease obligations. These fiscal year 2013 cash outflows were offset during the year by A$0.2 million in net proceeds received from sales of ordinary shares, A$0.1 million from an additional subscription of Series 1 Notes in August 2012 and draw down on an inventory financing facility of A$0.5 million. Our net inflow of funds from financing activities during fiscal year 2012 was related primarily to the issuance of the Series 1 and Series 3 Notes (defined below and referred to in the table as convertible notes) and draw-downs of A$10.8 million the European Solar Project Facility (defined and described below under “—Indebtedness”). In addition, A$5.5 million of the borrowing proceeds reflected in the table above related to loans that were secured by our then-owned STCs. These loans were subsequently repaid during the year and hence this amount is also included in the total repayments of other borrowings shown for the year, together with A$3.0 million was repaid against the Series 2 notes as described below. There were no new equity issuances during fiscal year 2012.

Indebtedness

We currently have balances outstanding under a secured credit facility, three series of convertible notes, an installment note, multiple deferred payment plans with trade creditors and finance leases undertaken for the purchase of motor vehicles, equipment and machinery.

Interim Liquidity Facility (Secured)

Commencing in March 2014 Washington H. Soul Pattinson & Co. Ltd. (WHSP) extended to us a secured line of credit for up to A$2.0 million, referred to as the Liquidity Facility, against which we can draw funds as needed to fund operations and working capital until this offering is completed or we can arrange alternative long-term funding. As of April 21, 2014, the Company had drawn the maximum amount available under the Liquidity Facility. The Liquidity Facility matures upon consummation of this offering, at which time we will be required to apply net offering proceeds to the repayment of the then outstanding principal balance plus interest accrued thereon. The interest rate applicable to funds drawn under the Liquidity Facility is 15.00 percent per annum calculated on any amounts remaining unpaid following consummation of this offering. The liquidity Facility is secured by the same first ranking fixed and floating charge over our assets as the Series 1 Notes (see below).

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Bank Credit Facility (Secured)

Prior to December 31, 2013, we had an outstanding principal balance of A$0.99 million on an overdraft facility, unpaid banker’s undertaking and commercial loans from Westpac, the “Westpac Loan”. These facilities were repaid in full on December 31, 2013.

Equity-Linked Notes

As of March 31, 2014, we have outstanding face value A$19.7 million of equity-linked notes with conversion features or that were issued with warrants, the outstanding balances and key provisions of which are summarized below.

Equity-Linked Notes Amounts in A$(000)	Principal & Accrued Interest as of March 31, 2014
Series 1	9,139
Series 2	7,475
Series 3	3,081
Total	19,695

The terms of the equity-linked notes are summarized below, however, these summaries do not purport to be complete, and are qualified in their entirety by the note agreements, which are filed as Exhibits to the registration statement of which this prospectus forms a part.

Series 1 – secured

On May 30, 2012, we entered into a term credit facility, referred to as the Series 1 Notes (referred to as “Convertible Notes – Series 1 - secured” in Note 18 to our audited financial statements included elsewhere in this prospectus), with an investor consortium pursuant to which we initially borrowed US$6.25 million and in August 2012, increased the borrowed amount to US$6.35 million. The conversion price was initially A$15.90 with a fixed exchange rate of A$0.97 per US$1.00. If the Series 1 Notes are redeemed on maturity and not converted into shares, noteholders are entitled to additional warrants with a two year exercise period, which are convertible into our ordinary shares at the same conversion rate and price as the options granted to the noteholders on 30 May 2012. In addition, we have the right to repay the Series 1 Note loan balance at any time without penalty. The Series 1 Notes are subject to a number of financial and other covenants, including a prohibition on the payment of dividends and are secured by a first ranking fixed and floating charge over our assets. The Series 1 Notes mature on May 30, 2015 and are convertible at any time.

In February 2013, we entered into an amended and restated credit agreement with the Series 1 Noteholders. Additional warrants were issued to the Series 1 Noteholders under the amended agreement pursuant to which Series 1 Noteholders can acquire, after June 30, 2013 but prior to February 13, 2018, up to 153,939 of our ordinary shares, with an exercise price of A$3.90 per share. At June 30, 2013, we were in breach of certain covenants contained within the Series 1 Convertible Note agreements. Under the terms of the amended and restated agreement, we undertook to reduce the face value of the Series 1 Notes through the sale of non-core assets and by June 30, 2013 to reduce the face value to below US$2.5 million from the then current balance of US$6.35 million. Because we failed to reduce the face value by the requisite amount, the Series 1 Notes became subject to a redemption premium equal to 20% of the principal at maturity, in addition to interest that is required to be paid on the Series 1 Notes. Warrants giving the right to acquire an aggregate of 166,722 ordinary shares held by Series 1 Noteholders and other loan providers were re-priced to an exercise price of A$3.90 per share from A$15.90 per share (here with referred to as “Series 1 Original Warrants”).

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On September 20, 2013, we issued 95 additional Series 1 Notes with a total face value of US$950,000. In November 2013, we were able to reduce the principal balance of the Series 1 Notes and the related 20% redemption premium at maturity to US$8.66 million by applying part of the proceeds from the sales of Larkden Technologies and CapTech. In addition, we amended the Series 1 Note terms pursuant to which the Series 1 Noteholders waived all defaults under the Series 1 Notes, eliminated a number of operating or financial covenants that could trigger a requirement for repayment or restrict our operations, other than a prohibition on the payment of dividends to our shareholders while the Series 1 Notes remain outstanding, and for 364 of the 499 of the Series 1 Notes capitalized all accrued interest into the note principal balance of US$7.6 million and fixed the exchange rate applicable at A$1.00 = US$0.9379. As of March 31, 2014 events of non-compliance have occurred on each series of equity-linked notes and, although CBD has received no notices of default or non-compliance from any convertible noteholders or lenders, we solicited and, on April 17, 2014 we received further waivers from the holders of the Series 1 and Series 2 Convertible Notes (see below). These waivers covered any events of defaults arising under, or as a result of, any breach, ongoing breach or future breach under the Convertible Notes arising from events that occurred prior to the date on which the waiver was granted. The Series 1 Notes are transferable by the holders thereof and are also convertible in whole or in part into our ordinary shares at any time at the option of a Series 1 Noteholder. None of the Series 1 Note conversion rights or Series 1 Warrants have been exercised as of the date of this prospectus.

Series 2 – secured

On February 9, 2011, we borrowed A$10.0 million pursuant to a convertible loan agreement with WHSP, referred to as the Series 2 Notes (referred to as “Secured other loans” in our audited financial statements included elsewhere in this prospectus). The Series 2 Notes are secured by the same first ranking fixed and floating charge over our assets in the Series 1 Notes. Subsequently, the Series 2 Notes were repaid to a principal balance of A$6.5 million and the Series 2 Note terms were amended. Under the amended note terms, interest accrued at an annual rate of 15% on the principal balance and the Series 2 Notes are convertible to the extent that the number of shares issued on conversion shall not exceed 133,333 ordinary shares based on a conversion price that is the lesser of A$36.00 per ordinary share or 90% of the VWAP of our ordinary shares for the 30 days prior to conversion. The Series 2 Notes mature on May 30, 2015. There are no operating or financial covenants associated with the Series 2 Notes that would trigger a requirement for repayment or restrict our operations other than our ability to pay dividends. The Series 2 lender was also issued warrants pursuant to which it may acquire, at any time prior to May 28, 2017, up to 66,667 of our ordinary shares at an exercise price of A$8.25 per share (the “Series 2 Warrants”). Interest on the Series 2 Notes was accrued but not paid between November 2012 and November 2013. In November 2013, we reached agreement with the Series 2 Noteholder to waive all defaults, reduce the interest rate to 9.75% per annum, capitalize all interest due to November 2013 into the principal balance, grant the company an interest free period from December 2013 to June 2014, and reset and fixed the conversion price to A$30.00 per share. None of the Series 2 Notes conversion rights or Series 2 Warrants have been exercised as of the date of this prospectus.

Series 3 – unsecured

In December 2011, we issued convertible notes to an investor consortium for US$2.0 million and in March, 2012 issued an additional US$0.4 million of such notes, collectively referred to as the 2011 Notes. In January 2013, we issued Series 3 Notes (referred to as “Convertible Notes – Series 3 - unsecured” in Note 18 to our audited financial statements included elsewhere in this prospectus) having a face value of US$2.75 million (which amount includes accrued interest on the 2011 Notes from their original issue date through the issue date of the Series 3 Notes). The holders of 2011 Notes received Series 3 Notes in exchange for all outstanding 2011 Notes and the 2011 Notes were cancelled. The Series 3 Notes have financial terms that are substantially the same as the Series 1 Notes except that they mature on May 30, 2015 and are not secured. The Series 3 Notes are convertible at any time in whole or in part at a conversion price of A$15.90 per share. The Series 3 Notes bear interest at an annual rate of 9.75% per annum (and 15% if the Series 3 Notes are in default). We were not able to timely pay interest and in November 2013, we reached an agreement whereby the Series 3 Noteholders agreed that for a period of 13 months from November 30, 2013 the non-payment of interest will not constitute an event of default (interest continues to accrue but will not be called for payment) and waived all defaults. In February 2014, we issued the Series 3 Noteholders 96,720 ordinary shares in lieu of unpaid interest to December 31, 2013. There are no operating or financial covenants associated with the Series 3 Notes, other than cross-default provisions, that would trigger a requirement for repayment or restrict our operations other than a prohibition on the payment of dividends to our shareholders while the Series 3 Notes remain outstanding. In aggregate, the holders of the Series 3 Notes received warrants to purchase 47,094 of our ordinary shares on the same terms as the Series 1 Original Warrants except that the exercise price of the warrants issued to Series 3 Noteholders is A$15.90 per share (the “Series 3 Warrants”). None of the Series 3 Notes conversion rights or Series 3 Warrants have been exercised as of the date of this prospectus.

European Solar Project Facility (No balance outstanding)

In May 2012, we entered into a US$25 million credit facility with an investment fund for the purpose of financing our purchases and construction of Large-scale Solar projects developed by our solar PV division in Europe. The facility was utilized to finance the construction of approximately 5MW of large-scale solar PV projects in Italy that were developed during the final months of fiscal year 2012. The balance drawn under the facility, which reached a maximum of US$10.7 million, was repaid in full in December 2012 when the projects were sold. Although available to finance future developments through its maturity in December 2013, we are not currently utilizing this credit facility and have no plans to do so in the foreseeable future. If additional funds are drawn under the European Solar Project Facility, they will be secured by the assets of the project for which the funds are used. Repayment of the facility is also guaranteed by our parent corporation.

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Installment Notes (unsecured)

In December 2012, we issued installment notes in the principal amount of US$750,000 to a former trade creditor (the “Series A Installment Notes”). The Series A Installment Notes do not bear interest and are payable in 18 equal monthly installments of US$41,667, beginning in January 2013, in cash or, at our discretion, our ordinary shares. If we issue ordinary shares in payment of note installments, the price per share is calculated based on the weighted average price of our shares for the five trading days preceding the issuance of such shares. As of March 31, 2014, 13 installments have been paid through the issuance of 180,624 ordinary shares and the outstanding principal balance of the Series A Installment Notes was US$208,333. The holder of the Series A Installment Notes also received warrants to purchase 11,792 of our ordinary shares on the same terms as the Series 1 Original Warrants (herewith referred to as “Series 1 Original Warrants”) issued in conjunction with the Series 1 Notes, none of which have been exercised as of the date of this prospectus.

We are currently negotiating an installment note arrangement with the Australian Tax Office to pay A$2,900,000 in past-due taxes. We are currently seeking to establish a repayment schedule that we can meet without adversely impacting our ongoing operations, however, there is no assurance that we will be successful in doing so.

In March, 2013, we issued an installment note to a trade creditor (the “Series C Installment Note) in the initial face amount of US$690,000 the “Series C Installment Notes”). The Series C Installment Notes do not bear interest and are payable in 12 equal monthly cash installments of US$57,500, beginning in January 2014 and ending in December 2014.

Inventory Financing Loan (unsecured)

In January 2013, we entered into an agreement with a consortium of lenders to establish an unsecured financing facility for the purpose of financing our purchases of inventory for our small-scale solar PV division. The balance of the loan was repaid in full in December 2013.

Deferred Trade Obligations (unsecured)

As of June 30, 2013, we had past due balances with four large trade creditors who were collectively owed A$4.7 million. These deferred amounts are recorded on the balance sheet as of June 30, 2013 as current under the category of trade and other payables. Prior to December 31, 2013, agreements were signed with these creditors to grant debt forgiveness to us totaling A$2.8 million subject to making scheduled payments of A$1.9 million. One of these agreements included the assignment of the creditor balance to a director-related entity (TRW Holdings Pty Ltd, an entity controlled by our Chairman and Managing Director, Gerard McGowan, as further detailed in “Related Party Transactions,” for the period subsequent to June 30, 2013). We have made all payments required under that agreement and received a Deed of Release and Forgiveness for the full amount of this debt from TRW Holdings Pty Ltd dated as of December 20, 2013.

Clean Energy Bonds (Energy Bonds 1 – unsecured; Energy Bonds 2 – secured)

In June 2013, we launched an unsecured Clean Energy Bond offering in the United Kingdom (Energy Bonds 1) to develop larger-scale renewable energy projects in the United Kingdom, the United States and the Australia/New Zealand region. The offering period for Energy Bonds 1 ended on July 2, 2013, Commencement Date 1, and the total gross proceeds raised under the offering was £994,500 (approximately A$1,660,000). Energy Bonds 1 bear interest at a rate of 7.5% per annum. Interest is payable in cash on the date that is three months following Commencement Date 1 and at each subsequent date that is three months thereafter until the redemption date of Energy Bonds 1. Energy Bonds 1 are redeemable by the holder thereof on the later of the fourth anniversary of the Commencement Date 1 or any subsequent anniversary thereof provided that the holder has provided a notice of redemption to us six months prior to the redemption date. We have the right to prepay Energy Bonds 1 in whole or in part at any time. Energy Bonds 1 are unsecured and we are not subject to any operating covenants or restrictions as a result of their issuance.

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On October 5, 2013, we launched a secured Clean Energy Bond offering in the United Kingdom (Energy Bonds 2) to develop larger-scale renewable energy projects in the United Kingdom. The offering closed on December 10, 2013, (Commencement Date 2) and the total gross proceeds raised under the offering was £7.5 million (approximately A$13.5 million). Energy Bonds 2 will bear interest at a rate of 6.5% per annum. Interest will be payable in cash on the date that is three months following Commencement Date 2 and at each subsequent date that is three months thereafter until the redemption date of Energy Bonds 2. Energy Bonds 2 are redeemable by the holder thereof on the later of the third anniversary of the Commencement Date or any subsequent anniversary thereof unless the holder has provided a notice of extension to us six months prior to the redemption date. We have the right to prepay the Energy Bonds 2 in whole or in part at any time. Energy Bonds 2 are secured over the assets of the entity issuing the bonds (Secured Energy Bonds, plc) and we are not subject to any operating covenants or restrictions as a result of their issuance.

Finance Leases (secured)

We have obligations under various financing leases for equipment and motor vehicles aggregating A$302,000 as of March 31, 2014. The lessors have a perfected senior security interest in the equipment or vehicles covered by the leases. The terms of the leases vary with the longest scheduled to be retired in approximately 3 years. Required payments under our financing leases are generally monthly or quarterly. We recognize these financing lease obligations as debt on our balance sheet. As of December 31, 2013 A$86,000 of the financing leases were recorded as current obligations and the remaining A$229,000 finance lease balance was classified as non-current.

Off-Balance Sheet Arrangements

Except for amounts due under operating lease commitments disclosed below under “—Contractual Obligations,” we do not have any material off-balance sheet commitments or arrangements.

Contractual Obligations

As of March 31, 2014 our contractual, obligations, excluding trade creditors, were as set forth below:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
(Amount in A$ 000)
Obligations under:
Operating leases	956	485	471	-	-
Financing leases	359	97	262	-	-
Borrowings and interest	44,157	4,476	22,718	16,963	-
Total	45,472	5,058	23,451	16,963	-

JOBS Act

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

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OUR INDUSTRY

The renewable energy industry, which includes energy derived from wind, solar and renewable biological resources, has grown rapidly throughout the world in recent years. This has been a result of the convergence of several factors including government policies favoring the use of renewable resources over carbon-based alternatives, technological advances that have reduced the cost of energy derived from renewable resources and increases in the costs of many fossil fuels in most countries. Evidencing these trends is the level of investment by renewable energy sector, as shown in the table below:

Figure 1 - G-20 Investment by technology 2004-11 (Billions of US$)

Source: Clean Energy Race Report, Pew Charitable Trust 2013

Although overall renewable energy investment declined by 11% in 2012 to US$269 billion from the level achieved in 2011, 88GW of additional renewable generating capacity was installed in 2012, which was a global record according to the 2012 Pew report.

We are active in the solar, wind, and energy efficiency sectors in specific geographies. In the solar market we have focused primarily on small-scale residential and commercial installations in Australia and large-scale Commercial/Utility installation in the United Kingdom and the United States. Our activities in wind and energy efficiency have been principally in the Australian region; however, our experience and technology establish a base for applications in international markets.

The Solar PV Segment

As reflected in Figure 1 the solar sector has become the largest recipient of investment capital among the renewable energy sectors. Investments in technologies with solar power attracted US$126 billion of investment in the G-20 countries in 2012, 58% of the total. The solar sector encompasses a wide variety of commercial activity ranging from the manufacture of solar conversion cells to the installation of solar heat and power generation units to the monitoring and management of installed capacity. Progress in each of these areas of the Solar PV sector has contributed to making solar power more cost effective over time and this trend is continuing.

Costs of energy delivered are declining to or below the level of energy derived from traditional sources in many markets

Figure 2, shown below, illustrates the Levelized Cost of Energy, or LCOE, for solar PV in 2012 and forecasts for 2015. The graph also shows that places with higher levels of sunshine have reduced solar energy costs. The BNEF paper found that the LCOE for countries with higher electricity prices such as Germany, Denmark, Italy, Spain and parts of Australia have already reached “socket” parity while countries like Japan, France, Brazil or Turkey are expected to reach it by 2015. Socket parity was defined as the point where a household could make 5% or more return on investment in a Solar PV system by using the energy generated to replace household energy consumption.

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Figure 2: Residential PV price parity (size of bubbles refers to market size)

Source: Bloomberg New Energy Finance white paper, “Reconsidering the Economics of Photovoltaic Power,” May 2012, p.13.

Over the last three to four years, a dramatic reduction in the cost of solar PV systems, most notably in the modules that generate electricity, has led to reductions in the installed cost per watt of system capacity. This is illustrated for an example system in Australia in Figure 3 below:

Figure 3: Reduction in solar PV modules Prices in Australia

Source: “Solar Choice,” Australian Solar PV Installation Brokers

In May 2012, Bloomberg New Energy Finance published a white paper, “Reconsidering the Economics of Photovoltaic Power” that reviewed the economics of solar PV in the United States. In that paper the authors concluded that solar PV costs have been declining, and have declined dramatically in recent years – by 75%. The trajectory of the decline between 2001 and 2013 was charted by the Solar Energy Industry Association, or SEIA and is shown in Figure 4 below:

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Figure 4: Prices and installation rates of solar PV systems in the United States (2000 – 2013)

Source: Solar Energy Industry Association, “Solar Market Insight Report 2013 Year in Review”

The trends in solar system pricing reflected in Figures 3 and 4 are typical of trends we have observed in other markets where we are active, including the United Kingdom.

The convergence rate of solar energy cost with traditional energy costs has been accelerated by rising electric power rates in key markets we serve.

In Australia, the increase in retail electricity prices has been accelerating in recent years, more than doubling for both businesses and households since 2007, as illustrated in Figure 5.

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Figure 5. Electricity price indices for households and businesses, Australia

Sources: ABS 2012, Producer Price Indexes, Australia, cat. no. 6427.0;

Consumer Price Index, Australia, cat. no. 6401.0.

In the United States, recent retail price increases have not been as sharp, but, according to the U.S. Energy Information Administration, prices are more than 50% higher than in 2001 and the price trend continues to be rising, as illustrated in Figure 6 below:.

Figure 6: Index of U.S. retail electricity prices

The United Kingdom is also experiencing increasing electricity costs, with the Department of Energy and Climate Change reporting in its December 19, 2013 update of Quarterly Energy Profile 2.2.1 that average domestic electricity bills increased by 39.3% between 2007 and 2013 and by 6.5% in 2013 as compared with 2012.

Regulatory structures that incentivize solar installations are prevalent, important to driving demand in the near-term, but declining in importance in the key markets we serve.

Regulatory structures to incentivize renewable energy solar vary by jurisdiction, and can include tariffs, grants, and Renewable Energy Certificates, or RECs, as a traded commodity for the renewable energy markets.

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Australia. Small-scale solar in Australia is incentivized primarily by the Small-scale Renewable Energy Scheme, or SRES, under which power generators and some industrial companies are obligated to purchase annually a number of small-scale technology certificates, or STCs, specified by the government agency responsible for administering the SRES program. Eligible installations, such as residential solar systems, are credited with a one-time allocation of STCs when completed and the regulator establishes the aggregate annual STC purchase obligation for power generators at a level approximately equal to the supply of STCs that it expects to be created from new installations, adjusted for over or under creation of STCs in prior years. STCs may be purchased by any person and freely traded. Consequently, an unregulated market for STCs has developed since the inception of the program. As the experience of the government agency responsible for balancing STC purchase obligations with supply has grown over time, market volatility, liquidity and predictability of pricing have decreased, but the market remains thin and the number of market makers is small. STC prices are effectively capped by the right of obligated purchasers to pay a fixed-rate penalty if they are unable to purchase sufficient STCs in the market to meet their obligations. As the costs of solar energy have declined and the market has matured, the number of STCs credited under the SRES program for each kW of solar capacity installed has been stepped down by the regulators and now represents less than 25% of the value of a system at market prices for STCs. We expect that the subsidy derived from the SRES program will remain stable going forward, but there is no assurance that government policy will not change.

Large-scale renewable energy installations, which include both commercial- and utility-scale solar systems and wind systems, receive annual credit for the energy produced and this is reflected in the issuance of RECs. Power generators are obligated to meet targets for renewable energy generation and may do so by receiving credit in the form of RECs for the renewable power they generate, or they may buy RECs from others who are generating power from renewable sources in excess of their mandated requirements.

United States. The regulatory incentives in the United States include a federal income tax credit that represents approximately 30% of the value of a project and a patchwork of state- and local-level programs that vary widely in structure and economic effect and may include tax credits or other deductions, outright grants, REC programs and mandated net metering or feed-in tariff arrangements that have the effect of subsidizing solar installations. The magnitude of federal tax credits are due to be reduced in 2016 to 10% and the incentive programs of states that were early promoters of solar are generally also declining in significance. In general, state level incentives tend to be more favorable to residential or small-scale solar installations and we expect this to continue to be the case.

United Kingdom. In order to facilitate achievement of an overall target for generation of renewable energy of 15% by 2020, the United Kingdom has instituted what we believe to be a sustainable feed-in tariff structure for small-scale solar installations that ensures a positive economic return for homeowners and investors who install such systems. Large-scale installations or ‘appropriately sited installations’ are currently supported by the Renewable Obligation. The Rewable Obligation places an obligation on U.K. electricity suppliers to source a portion of generation from renewable sources.

As a result of market factors, the demand outlook for solar is favorable in each of our key markets.

Australia. Industry analysis commissioned by the Australian Office of the Renewable Energy Regulator, or ORER, and published in December 2011 from three energy consultants –SKM-MMA, Green Energy Markets and ACILTasman. Figure 7 is taken from the ACIL Tasman report and illustrates the actual installed capacity data through the publication date. The “spike” in solar PV installation activity in mid-2011 was driven by unrestrained government policy incentives (SREC credits coupled with feed-in tariffs in some states) that were subsequently brought under control. Consequently, the projections published in the ACIL Tasman report forecast moderate and steady growth without seasonality in small-scale solar installations following the phase-out of annual step-downs in STC incentives.

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Figure 7: Historical and projected residential capacity increases – 2008 to 2014

Source: ACIL Tasman report for ORER, December 2011, page ix

The chart above indicates installation rates of 100-150MW per quarter going forward and other ORER data indicates that in 2012 small-scale solar installations have reached a cumulative 2,000MW in capacity with an average size of approximately 3kW per installation. Both the cumulative installed capacity and average system size have been at the higher end of the consultants’ forecasts made at the end of 2011. The consultants’ analysis for ORER indicated a penetration rate for solar installations in the Australian residential market of approximately 11% as of year-end 2011. An updated estimate of residential penetration as of the end of 2013 was only 14% according to Reneweconomy, which complied data from SunWiz and other sources. All of this data supports our management’s view that that there will be a sustainable long-term residential solar market in Australia.

United States. We expect demand for residential solar installations to grow rapidly in the United States and for more modest growth rates in the commercial-scale installations to be sustained in line with the recent capacity installation trends reported by SEIA and shown in Figure 4 above.

The residential sector according to Sustainablebusiness.com, reported that residential Solar PV installations jumped 60% over levels in 2012 and this is supported by the data reported by SEIA in Figure 4 which showed that capacity installed for residential applications reached 792MW in 2013. Growth rates of commercial installations are modest, increasing only 4% from 2012 to 2013 according to the SEIA data in Figure 4, but the annual rate of installations is larger, reaching 1,112 MW in 2013. This market opportunity is creates substantial overall growth potential for participants in the U.S. market, including us.

United Kingdom. We believe demand for solar installations in the United Kingdom to increase due to the U.K. government’s target of 15% renewable energy by 2020. As stated in the Renewable Energy Roadmap, update 2013, this could translate to an installations capacity of 20GW of both residential and utility scale Solar PV. The U.K. government has implemented a Feed in Tariff, or FIT, scheme that is designed to promote a predictable and stable environment for investors and consumers for solar systems up to 5MW. According to the U.K. Department of Energy and Climate Change, as of January 2014, under the FIT scheme 457,149 installations had occurred totaling a 2.3GW installation capacity, less than 12% of the program total.

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Competition among solar developers and installers is intense in all of our markets and they are highly fragmented.

The residential and small commercial solar PV market in Australia is fragmented, with no large dominant competitors. The three major energy retailers (Origin Energy, AGL and Energy Australia) have active installation businesses, and there are a number of significant competitors focused on residential installations. An Australian consultancy, Sunwiz, determined the top 20 solar installation businesses in August 2012 as shown in Table 8.

Table 8: Sunwiz Top 20 Residential Solar PV Installers in August 2012

Source: Reneweconomy, August 2012 on-line article (http://reneweconomy.com.au/2012/solar-insights-australias-top-20-solar-companies-52223)

The U.S. residential market has some large and rapidly growing competitors as illustrated in Figure 9 below:

Figure 9: Market share distribution of leading U.S. residential installers

Source: GTM Research – Q-3 2013

SolarCity is the largest of the residential installers with an estimated 32% market share, followed by Vivint, Verengo, RES Solar and Real Goods Solar. Notwithstanding the significance of these competitors, we believe the low penetration rates for residential installations in the United States leave room for new competitors, such as us, and we also believe there are hundreds of companies successfully serving this rapidly growing market.

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We believe First Solar and SunEdison to be the largest installers of utility-scale systems. We are not aware of any installers serving the large-scale commercial sub-sector that have accumulated meaningful market share. As in Australia and the United Kingdom we believe that this subsector served by many regional companies in other industries such as roofing and general electrical contracting who have expanded their business scope to include solar installations.

The U.K. residential market has some notable competitors such as Solarcentury, however the market is dominated by smaller installation companies, many of whom function as subcontractors for solar marketing companies. According to Microgeneration Certification there are 2,923 registered solar PV installers in the United Kingdom.

Large-Scale Wind

As with other renewable energy sectors, installation of wind power generation capacity has grown rapidly over the past decade, although wind energy investments globally have recently declined, as shown in Figure 1 above.  As with solar, the wind sector encompasses the manufacture of generation units (wind turbines), design and installation of the capacity and ongoing maintenance.  As a result of the volatility we perceive in the global wind generation market, we confine our wind business to development activities in the Australia region and the industry information presented in this prospectus is tailored accordingly.

In the Australian market, wind capacity has grown steadily (See Figure 10 below), driven by a government-mandated target requiring 20% of Australia’s electricity to be generated by renewable resources by 2020 (20% Renewable Energy Target). This target requires electricity retailers to source an annually increasing percentage of their customers’ electricity consumption from renewable sources. Wind energy is currently the most economic source of large-scale renewable energy and is easily scalable if suitable sites can be developed in the regions where power is needed.

Figure 10 - Cumulative Installed Wind Capacity in Australia

Source: Clean Energy Council report "Clean Energy Australia Report 2011"

To satisfy the 20% Renewable Energy Target, we estimate that continued growth averaging between 500MW and 750MW per year through 2020 is required in Australia’s installed wind generation capacity. This is an increase from the growth rate of the four years from 2008 - 2012. According to the Australian Energy Market Operator, or AEMO, from 2000 to 2012, the output from wind generation increased by an average of 37% per year in the National Electricity Market, or NEM, with a total of 2,008 MW installed.

Current investment interest in power generation in Australia is focused on renewable and peaking generation, According to “Energy in Australia – May 2013,” published by the Australian Bureau of Resources and Energy Economics, the outlook was for significant growth in renewable energy electricity generation in the coming years. As shown in Table 11 below, there were 13 wind projects in the advanced stage of development as of October 2012. These represented 1,945 MW of wind generation capacity, with 14,676MW of wind projects in a less advanced stage.

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Wind projects represent the largest commitments for any renewable power generation technology connected at grid level (i.e., excluding rooftop solar PV, which connects at distribution level).

Table 11. Major renewable electricity generation projects, October 2012

	Number of Projects	New Capacity MW	Capital Expenditure A$ millions
Advanced
Wind	13	1,945	4,487
Hydro	1	40	20
Solar	1	44	105
TOTAL	15	2,029	4,612
Less Advanced
Wind	72	14,676	N/A
Ocean	3	786	N/A
Biomass	1	83	N/A
Solar	11	1,035	N/A
Geothermal	3	220	N/A
TOTAL	91	16,837	N/A

Source: Bureau of Resources and Energy Economics 2012, Major electricity generation projects.

To our knowledge, there are approximately 20 companies developing and/or operating wind farms in Australia. These include the three major non-government utilities – AGL, Origin Energy and Energy Australia. Within the top ten, we estimated that two companies have development pipelines of greater than 1,000MW, with the remaining eight having pipelines in the range of 500 to 1,000 MW. Development pipelines include projects in stages of development ranging from wind farm planning applications to assets in place and ready to operate.

Energy Efficiency

Our business segment targeting energy efficiency is currently focused only on Australian businesses whose products and services have the potential to contribute to reducing the amount of energy and related services consumed by end-users for a given activity. In Australia, powerful incentives exist for end-users to employ energy efficiency measures to reduce cost and/or comply with government regulations. Australia has also experienced sharp increases in electricity charges in the last five years and these are expected to continue. The country’s power cost increases have been primarily driven by investment in regulated infrastructure and the introduction of carbon pricing and other government policy mandates that are intended to promote the use of energy resources deemed to be more sustainable. The range of products and services associated with energy efficiency is potentially broad, but our activity in this sector is currently limited to an HVAC contracting and servicing business serving the Melbourne, Australia market. The following industry discussion is tailored accordingly.

Major new installations in the HVAC markets we serve are awarded primarily by competitive tender where price is a key determinate of success. Market participants often submit tenders as part of a syndicate of contractors and opportunities are sourced through long-standing relationships with construction general contractors. Service sales are generated from relationships with prior installation customers and through competition on service levels. Revenue growth in the region is bounded by and highly correlated to construction activity levels in and around Melbourne. Because of the favorable weather patterns in the region, the construction cycle is not seasonal in nature.

The Melbourne HVAC market is regional and highly fragmented, with the largest competitors having market shares between 5-10% (individually). These companies include AG Coombs, AE Smith, D & E Air Conditioning, Allstaff Air Conditioning and JL Williams. Other competitors with a similar or smaller market share include: RKH Air Conditioning, PJM Air Conditioning, Quadrant Air Conditioning and Proair Air Conditioning.

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OUR BUSINESS

Overview

We are an Australian corporation operating in the renewable energy and energy-efficiency sectors. Our businesses are focused on the downstream implementation of renewable power generation capacity and the delivery of differentiated products and services that are designed to allow electricity consumers to reduce power costs and increase efficiency of their electricity consumption. Since our inception we have expanded the scope of operations throughout Australia and to Asia, Europe and the United States and we conduct business through numerous subsidiaries worldwide. Our activities are currently divided among the following lines of business:

•	Solar Photovoltaic (or PV)

o	Residential and small commercial solar, together sometimes referred to as small-scale solar.

o	Large commercial and utility-scale solar, together sometimes referred to as large-scale solar.

•	Large-scale Wind

•	Energy Efficiency/Technology Solutions

Over the past three years, we have actively diversified our solar PV business geographically in order to capitalize on high expected demand for new renewable energy generation. We are now focusing our expansion initiatives in the United States and the United Kingdom because we believe these countries have a sustainable government policy framework, sound legal and banking systems and, in the case of the United Kingdom, a significant mandated renewable energy target, all of which create opportunity for an experienced solar development business to grow profitably. We believe that this geographic diversification, in what we expect will be our most rapidly growing business segment, provides us with a natural hedge against changing government policy and fluctuations in the Australian currency exchange rate. Our diversification initiatives during this period have involved significant initial setup costs in the United States and the United Kingdom that have already been fully expensed.

Our U.K. business is now fully operational and is constructing a portfolio of commercial solar installations utilizing local bond funding. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Clean Energy Bonds” for more information regarding this funding. These installations, when completed, are expected to have the potential to deliver long-term cash flows and profits over the useful system lives (more than 20 years), or, should we choose to divest them, more immediate profits and cash flow based on the value of the future cash flows. We have completed one major commercial-scale solar installation in the United States and expect to rapidly expand our development fee revenues as we add to our U.S. team through direct hires and/or acquisitions as planned. We are also planning to commence installing residential solar PV systems in selected U.S. states during 2014. We have unified our marketing of solar systems worldwide under the Westinghouse brand, for which we have a 30-year license.

Our wind project development business is currently confined to Australia, where we believe the regulatory framework, our experience and the local presence of our executive management gives us an opportunity to compete successfully. We developed and are now managing the construction of a 107MW, approximately A$290 million wind farm at Taralga in New South Wales. Completion and commissioning is expected in the first calendar quarter of 2015. As developer, we negotiated a long-term energy off-take agreement with Energy Australia, Australia’s largest energy retailer, and then sold the project to an affiliate of Banco Santander, while we retained a 10% interest in project equity returns. We believe it is Banco Santander’s intention to sell the project upon or prior to completion in order to realize expected gains from the future cash flows. If this occurs, we expect that we will monetize some or all the value of our project interests, which were A$10.8 million as of December 31, 2013, although we cannot predict the realization of any particular amount. If the project is not sold, we will participate in project cash flows over the project life in accordance with the terms of our agreements.

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In our energy efficiency and technology solutions business segment we are currently active only in the Australia region where strong incentives exist for end-users to employ energy efficiency measures to reduce cost and/or comply with government regulations. Included in this business segment is our Melbourne Australia based HVAC contracting subsidiary and our Remote Area Power Systems (RAPS) business which owns wind power generation assets on Chatham and King Islands that are lowering the costs of power for ice production and other applications essential to the fishing industry and community on these remote islands.

We have a recent history of net losses and our auditors have raised substantial doubts as to our ability to continue as a going concern. See “Risk Factors – Risks related to Our Financial Condition”.

Our Competitive Strengths

We believe we demonstrate the following competitive strengths that differentiate us in a competitive and fragmented market and will allow us to participate effectively in the expected growth of the renewable energy sector:

Development track record - As the renewable energy industry matures, execution track record and prior project success are increasingly important to securing bidding opportunities and winning contract awards. We have a solid track record of successfully developing, engineering and implementing large and small-scale solar projects in both developed countries and in remote and difficult geographies and overcoming challenges of integration into diverse local power grids. Directly and through our foreign subsidiaries, we have successfully installed more than 70 MW of solar capacity worldwide through March 2014, including over 17,000 residential systems in Australia. Our wind project developments include completed systems in the Chatham Islands off the coast of New Zealand and a 107MW wind farm in Australia, our Taralga wind farm project, that is under construction. Since its inception, Parmac has handled numerous complex installations with total value of more than A$250 million.

Westinghouse® brand strength – In the second half of calendar year 2013, we acquired the rights to the Westinghouse® brand under a licensing agreement that is extendable by us for up to 30 years. Our rights to use the Westinghouse® brand extend worldwide, subject to limitations on the brand being registered in certain countries, and we have recently begun to use it in all of our key markets. We believe that the Westinghouse® brand is highly respected throughout the world and is closely associated with quality products in the electrical industry. It is our intention to brand our solar systems and related services and to thereby differentiate ourselves from our competitors in a highly fragmented market segment where no brand identity is dominant. Although our branding initiatives are not mature, we expect that the association of the Westinghouse® brand with our systems and services will enhance our acceptance by customers and increase business opportunity, although there is not yet any assurance that this will prove to be the case.

Management skills, experience and local presence – Our management has a deep knowledge of and experience in the utility and energy sectors and in engineering that gives us the credibility to effectively negotiate power purchase agreements and complex EPC contracts for larger projects that we deem to be a critical factor for our success as a renewable energy project developer. Our U.K. executive team was acquired when we purchased eco-Kinetics UK Limited (formerly J Carpenter Electrical Services LTD). They have strong engineering and project management capabilities and a solid track record that includes 18 small- to medium-scale commercial systems that were successfully and profitably developed prior to us acquiring the company. We also maintain resident executive presence and supporting staff in New York and a representative in Beijing to manage key supplier relationships. We intend to augment our U.S. management team through direct hires or acquisitions to ensure we have the capabilities to fully capitalize on the residential and commercial solar market opportunities in the United States.

Clear strategic focus – We have a singular focus on downstream implementation of renewable energy technologies, specifically project origination, development planning rights procurement and negotiation of power purchase agreements, or PPAs, when applicable, system design and technology integration, installation, post-commissioning operations and maintenance and, when feasible, ownership of generating assets. This positioning allows our company to partner effectively with a wide base of equipment and component suppliers and financing sources, achieve competitive costs for systems and energy delivered and to limit risks associated with relying on a single technology or supplier. We believe that our focus also positions us within the highest value-added segment of the renewable supply chain where we can distinguish ourselves through execution and branding.

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Diversified – Within our strategic focus, we benefit from being diversified across:

•	technologies, i.e., wind, solar and energy efficiency/HVAC;

•	products and suppliers of sub-systems or components such as wind turbine designs, solar modules and inverters;

•	geography, including Australia, the United States and the United Kingdom, which have robust legal systems and currencies; independent regulatory bodies; and stable policy agendas; and

•	types of revenue streams, ranging from stable long-term power off-take contracts to short-term construction projects and intermittent profits from long-term development projects.

Over time and as we build scale in our business, we expect this diversification to mitigate adverse impacts of volatility in exchange rates, government policy changes, technological evolution and other risks. The breadth of our business also opens a range of opportunities for us to extend the scope of our activities to capture new revenues and build profits in the future.

Our Strategies

To build, over time, a high-growth and profitable business, we intend to:

•	Create multiple revenue streams in different jurisdictions. We intend to continue to diversify our sources of revenue while remaining focused on the renewable energy sector. In addition to further broadening our geographic reach, we are constantly evaluating new revenue generation opportunities in the countries and business lines in which we operate. We believe that this will make our business more resilient and help us build scale without sacrificing operating efficiency. Our strategy of accessing multiple complimentary markets reduces risks arising from government policy changes in a single country or related to a single segment and offers the potential to access a larger overall market. Systems, marketing, and best practices developed in one market are tailored to other markets once they are proven.

•	Ensure continued access to best-in-class products and technologies. We do not have exclusive commitments to use any specific supplier of equipment or system components and we do not reference supplier brands in our marketing. This gives us the flexibility to shift suppliers as the relative costs, efficiency or effectiveness of products and components changes and to integrate components to optimize system design. Nevertheless, we nurturing strong direct relationships with leading manufacturers and are striving to build scale in our generation project businesses to enhance our status with those manufacturers as key customer.

•	Deploy a flexible business development organization. We are striving to implement standardized project design methodologies, management processes and execution objectives across geographies and lines of business in which we operate. This allows cross utilization of our business development resources and facilitates using a small executive team to efficiently and rapidly respond to evolving demand for renewable energy developments in varying regulatory and business environments.

•	Capture high-margin opportunities not targeted by traditional installers and developers. We have developed expertise in solar, wind, energy storage and energy efficiency that gives us unique and complimentary capabilities to provide integrated renewable energy solutions for the residential, commercial and utility markets. When possible, we try to sell our systems or the output from those systems directly to electricity end users, which gives us the opportunity to price our installations based on retail pricing as opposed to wholesale pricing, and thereby capture higher margins. Over time, where market conditions and regulations permit, we are positioning ourselves to be able to offer customers the opportunity to acquire energy from renewable sources at competitive pricing to fossil fuel generators without the necessity of them having to be directly involved in system development or ongoing management.

•	Selectively retain project ownership interests. Through our project development activities we have visibility over expected project returns and often have an opportunity to invest in generating projects that we believe will have high returns on our invested capital, future business development benefits or both. Generally these have medium- to long-term power purchase agreements from creditworthy utilities or legislated feed-in-tariffs that can produce reliable cash flows over time and reduce earnings volatility. For example, we have a minority equity interest in the Taralga wind project that we developed and which was purchased by Banco Santander; this interest was valued at A$10.8 million as of December 31, 2013. The resulting relationship that we have developed with Banco Santander is expected to create additional project and financing options for us. We also own and maintain wind systems based on Chatham Island and solar systems on King Island that we developed and which were valued at A$2.6 million on our balance sheet as of June 30, 2013; these projects generate steady profits for us and our ownership has afforded us an opportunity for further development of generating capacity in those regions.

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•	Acquire complimentary businesses. We have been grown and evolved our company through acquisitions and intend to continue to do so (see “—Acquisitions” below). We are actively pursuing the acquisition a new wind project in Australia as well as two transactions that we believe would accelerate our entry into the U.S. market and enhance the depth of our management team there. Subject to negotiation of binding definitive agreements and other conditions, we anticipate that we would use a portion of the proceeds from this offering for these projects:

o	Australian wind project. We have negotiated a non-binding agreement to acquire an Australian wind development company that owns the rights to develop a fully permitted wind generation project with capacity of approximately 45MW in the state of Victoria. We believe the target’s lean but capable executive team would complement our existing resources and would equip us to increase our rate of project initiation to respond to the immediate market opportunity. We believe that we can bring the project to commercialization within the next 18 months. We expect that 100% of the project output would be purchased on a long-term basis by a credit-worthy commercial off-taker on terms we deem favorable and financeable. We estimate that our total investment to acquire and develop the target company and develop the project would be approximately A$3.0 million to the end of calendar year 2014. Construction of the project would require investment on the order of A$146 million, which we would seek from third party sources.

o	U.S. EPC contractor. We have entered into a non-binding letter of intent to acquire a solar and electrical EPC contractor in the Southeastern U.S. that would significantly bolster our ability to quickly capitalize on commercial project opportunities in this market. The target company has a track record of successfully completing projects of 1MW – 5MW in size with pre-tax operating margins typically in the 8% - 14% range. The target company currently has backlog that it expects to complete this year of approximately US$5 million and a robust pipeline of projects on which it has bid or intends to bid, which is expected to replenish the backlog at an equal or greater rate than it is consumed. Project duration for the target company's completed projects and for projects in its backlog is typically in the range of 3 to 4 months. This creates the potential for the target company to attain annual revenue that is a multiple of current backlog and we believe there is an opportunity to grow revenue levels of the target company rapidly over time. We estimate that approximately AS$3.3 million (US$3.0 million) of the proceeds from this offering would be allocated to fund this acquisition, both for the purchase price and initial capital investment, if we are able to reach a binding agreement and complete the acquisition. Our management believes that working capital necessary to fund future growth of the U.S. commercial solar business can be financed with debt, although there is no assurance that this will be so or that the terms would be acceptable to our board.

o	U.S. residential origination business. We are in preliminary negotiations with the owners of a business specializing in originating customers for residential solar PV systems in the United States. We believe that this capability is essential to penetrating the rapidly growing U.S. residential market and maximizing the value of our licensed Westinghouse® brand. If we are unsuccessful in acquiring this company or a similar enterprise we currently expect to have to invest to build this capability organically. Based on our experience in originating and servicing more than 17,000 residential customers in Australia, we believe proprietary customer origination capability to be a core competency needed to profitably penetrate of the residential market and to refine the Westinghouse® brand message. We expect to allocate at least A$1.4 million to building our residential solar business over the next year.

Our Business Segments

Solar PV- Residential and Small Commercial Solar

We are an installer of residential and commercial roof-top solar PV systems in Australia and we are intending to apply our learning from the installation of over 17,000 residential systems in Australia to capture a fraction of the fast-growing residential Solar PV market in the United States. Reductions in the installed price of small-scale projects have enabled businesses and consumers in Australia and other countries to realize an economic return by installing solar PV, particularly on rooftops. Consequently, small-scale installations have become an increasingly important component of growth in renewable energy generation over recent years.

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Our Australian solar business has been principally focused on residential installations, typically averaging about 3kW, and we have also completed a substantial but much smaller number of commercial installations of less than 100kW. We dramatically increased the scale of our activity in this business segment in Australia with the 2010 acquisition of eco-Kinetics, a Queensland based installation business.  Beginning around mid-2011, the residential installation market in Australia, which represented approximately 70% of our solar revenue in our fiscal year ended June 30, 2012, experienced a dramatic industry-wide downturn resulting from unprecedented changes in government policies and reductions in subsidies at both the state and national level. This had an immediate adverse impact on the revenues and operating results of our business units focused on Australian residential solar installations and on our company as a whole.

Post the mid-2011 reduction in Australian government incentives, we dramatically scaled back our small-scale solar operations and have made adjustments in our business model to reduce fixed costs, lower inventory requirements, limit customer acquisition expense and shift some installation activities to qualified third parties. Beginning in 2013, we began the transition of our product and marketing focus to offer solar PV systems to Australian home owners under the Westinghouse® brand through an operating subsidiary formed for the purpose, Westinghouse Solar Pty. Ltd. As further discussed below under the heading “Intellectual Property,” our rights to use the Westinghouse® brand or to do business as Westinghouse Solar Pty Ltd. are licensed from Westinghouse Electric, the brand owner. Initial sales under the Westinghouse® brand commenced in the third calendar quarter of 2013.

As costs of solar PV systems dropped, reliance on the SRES Program and other subsidies for the sale of PV systems has declined and in the second half of 2012, the residential solar market started to show signs of normalizing after these changes. With the cost of solar PV is approaching or reached grid parity in most areas of Australia we and other solar installers have been successful attracting new customers without the need for significant reliance on subsidies or feed-in-tariffs. Rising energy prices in the future will serve to increase the attractiveness of residential solar installations. Consequently, our management’s expectation is that if we have adequate working capital availability we can rebuild our Australian residential installation business to a sustainable and stable contributor to our overall financial performance. We believe this will require attainment of a market share of Australian solar PV installations in the range of 2.5% - 5% in the medium term. This represents at least 10MW/year of installed systems based upon the lower range of the ORER consultants’ forecasts of the sustainable pace of solar installations in the Australian market. Attaining this market share is consistent with our rank in August 2012, as reflected in Figure 5 above in “Our Industry,”, under the single reference to eco-Kinetics, as the 15th ranking Australian installer.

We market solar systems directly to Australian purchasers of small-scale solar systems through commission sales representatives, resellers and through our website. Our direct marketing initiatives provide us with immediate feedback on customer reactions to price and product changes. We have observed a favorable response to the introduction of the Westinghouse® brand and we believe that recognition of the brand by consumers has been a factor in our recent success in lowering advertising spending.

Components for our residential solar systems, including solar panels, inverters and certain other elements, are currently being purchased on a non-exclusive basis from third-party distributors who have offered us trade credit terms. We are actively working to expand the supply chain to include additional supply sources and direct purchasing arrangements with specific component manufacturers. We have abandoned past efforts to produce solar panels for our use and for sales to others at a facility we leased in Queensland and we are now negotiating to sell those production assets.

As discussed in the profile of our industry above, growth in residential installations in the United States is expected to be robust over the next few years. We consider it essential to participate in this market and we are currently developing plans to do so utilizing an approach similar to that employed in Australia and utilizing the Westinghouse® brand. We hope to be able to accelerate our entry into the U.S. residential market through acquisition of at least one company with strong origination U.S. customer generation capability.

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Solar PV- Large Commercial and Utility Scale Solar

In 2011, we established a separate division to construct large-scale solar projects, which typically have a capacity of approximately 1MW or greater. The key factor that allowed us to venture into larger scale projects was the capability in EPC gained through the acquisition of eco-Kinetics in 2010. The projects we have subsequently developed include both ground mount and commercial rooftop solar projects in various geographic markets.

Since inception, our large-scale solar business has employed three different delivery models, depending on customer requirements, working capital availability and cost at the time project opportunities became available:

Engineering, Procurement and Construction (EPC)

Under the EPC model, the customer pays the EPC contractor on a milestone or percentage of completion basis as project construction progresses and ownership of project work-in-progress is turned over to the customer. The EPC contractor typically takes responsibility for:

–	completing the project engineering, procuring components and materials for the project and performing the construction work; and
–	paying vendors, subcontractors and its own staff for their respective contributions to the project

The timing of project progress payments is generally negotiated to allow the EPC contractor to receive funds at approximately the same time it expects to have to pay for system components, materials and sub-contractor fees related to the project. If the EPC contractor is effective in matching its payment obligations related to the project with cash receipts from the customer, low or limited capital resources are required by the EPC contractor to operate under this model. Consequently, many companies can qualify to bid for contracts under the EPC model, bidding is often highly competitive and our experience is that gross margins are consequently lower than those of alternative business models that we seek to utilize when circumstances permit and that are further described below.

Build, Own and Transfer (BOT)

Under the BOT model we acquire the site development rights, with permits and off-take agreements in place, from small or thinly capitalized developers and we complete the projects on a turnkey basis. The BOT model requires application of our EPC capabilities and that we provide the funding to acquire the site development rights, power generation equipment, complete construction and have the project connected to the grid. It also requires us to arrange the sale of completed projects, either individually or on a bundled basis, to third-party owners who are acquiring the long-term cash flow expected from projects following their commissioning. Such sale processes can be costly and protracted. Nevertheless, if construction financing is available, we generally prefer to utilize the BOT model because overall project margins are typically higher than for EPC projects, although the benefits may be partially offset by the associated financing costs.

Build, Own and Operate (BOO)

The BOO model has been used successfully by us in only a few projects to date. It too requires application of our EPC capabilities and the provision of financing to fund construction. However, under the BOO model, we retain ownership of the project for an extended period of time, potentially through the useful life of the project assets and realize a revenue stream from the sale of power as long as we own the project. Our applications of this model include construction of a solar array on King Island, Australia, that has an off take agreement for 20 years with a government utility and, on New Zealand’s Chatham Islands, construction of a small wind farm that also has a 20 year off take agreement. Our policy is to undertake BOO projects only if the project has a long term PPA backed by a credit rated utility on terms we deem favorable. While our management believes that the BOO model has the potential to yield the highest margins, but utilizing it requires access to significant financial resources on appropriate terms.

Within Australia, our opportunities to bid on large-scale solar PV projects have been limited and the awards few. As the cost of solar PV approaches grid or “socket” parity, our management expects the larger scale commercial and utility market within the Australia region to grow. Our capabilities to undertake system design and engineering, we have established our company as a viable provider at an early stage in the development of renewable projects within the country and we believe we are positioned to participate actively.

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As shown in the table below, we have aggressively and more successfully pursued the large-scale solar projects business in the international arena:

Our Large-scale Solar PV installations*

Country	Capacity Installed (MW)
United States	1.4
Italy	5.0
United Kingdom	0.9
Germany	1.4
Fiji	1.0
Australia	0.5	**
Thailand	8.0

Notes:	* Excludes projects completed by companies we acquired prior to the dates of their acquisition
**Aggregation of multiple small commercial installations

Our international success has been achieved with both EPC and BOT models and, most recently under the BOO paradigm. For example, we successfully installed an 8MW utility scale solar facility in Thailand in fiscal year 2011 under an EPC arrangement. We were also awarded an EPC contract to develop a 1.4MW project in New Jersey, U.S.A. that was completed in fiscal year 2013. Our European team successfully constructed and, in December 2012, sold a 5MW group of solar projects in Italy applying the BOT model. Following the successful issuance of Energy Bond I and II in the United Kingdom during our current fiscal year, we have been able to fund the construction of several larger projects there and to hold them following commissioning.

Although our large-scale solar experience is substantial, our projects generally represent less than 1% of the installations in most of our served markets. Nevertheless, these experiences in building large-scale solar PV projects have focused us on the potential opportunity for this line of business in the United States and the United Kingdom and the highly fragmented markets facilitate our entry. To capitalize on this, we acquired the portion of eco-Kinetics UK Limited that we did not own in July 2013 and are pursuing the acquisition of a small but complementary EPC business in the United States that, if successful, can be used as a platform to accelerate growth in this segment in the U.S. market.

We generally tender for or negotiate an operations and maintenance, or O&M, contract if we have a permanent presence in the country where a large-scale project is located. Such contracts, if awarded, are normally valid for the life of these projects, but there is no assurance that an O&M contract will be awarded to the project constructor. The fee calculated for the O&M services is often linked to a percentage of the annual generation, as is the case for the Italian projects described above.

While our large-scale solar installations are not tied to any particular manufacturer or technology, we do work with preferred component suppliers to ensure quality products are installed and that strong warranty support from large established equipment manufacturers is available to our customers. This strategy allows us to optimize total project costs to give us an advantage in some bidding situations. Our large-scale solar projects are generally of sufficient scale to permit us buy components directly from a diverse group of manufacturers. We believe that, as a result, our procurement costs are competitive with other large installers/developers and that we have a competitive advantage over some smaller installers who must purchase system components through distributors.

Our staff members located in the key markets we serve are constantly soliciting and responding to bid and development opportunities sourced through a network of contacts in the industry. In aggregate, we have an identified pipeline of large-scale solar projects with identified off-takers totaling in excess of 50 MW which, in our management’s judgment, creates the opportunity for us to generate significant near-term revenues. However, other than 22 commercial projects in our U.K. backlog, the projects in our development pipeline are currently not contracted to us and are not constituted as backlog because we do not currently have sufficient working capital to make contractual commitments that are not self-funding.  If awarded to us and completed, some of these projects could be profitably operated by us for the life of the assets if we have access to the necessary funding to own them; others are more suitable to be developed under the EPC or BOT models, thus generating construction and development. However, there are no assurances that we will be able to secure equity and debt in the future to construct any of the projects in our pipeline other than projects in the United Kingdom that can be financed through the Clean Energy Bonds. The Clean Energy Bonds funding currently available is sufficient to finance construction of approximately 5MW-6MW of additional projects - 1.4MW of which will be absorbed by the current backlog of our U.K. subsidiary. We are evaluating whether to issue new Clean Energy Bonds to increase our capacity to build additional large-scale solar PV projects or to sell the projects completed with the funds from Energy Bonds I and II and to recycle the capital to construct new projects or to do both.

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We do not believe that our large-scale Solar business is subject to significant seasonality in any region where we are operating.

Wind

In our Wind segment, we function solely in Australia as a project developer, project manager, operator and, to a lesser extent, owner. We do not manufacture or distribute wind generation equipment.

Our first wind project development was a 450kW installation on Chatham Island, completed in 2010.  The Chatham Islands are a remote part of New Zealand in the South Pacific where previously power was generated solely by diesel generation. The Chatham Project comprises two turbines that currently deliver approximately one-third of the island’s electricity power. This project is owned and maintained by one of our wholly-owned subsidiaries.  The power purchase agreement is for a period of 20 years and provides steady net cash flow to us.  As a result of the project’s success, we are in discussions with Chatham Island Electricity Trust about supplementary renewable energy and storage installations to minimize the diesel generation capacity and more cost-effectively meet the Island’s power needs. However, there is no assurance that we will be awarded additional power projects for Chatham Island.

Due to the 20% Renewable Energy Target mandated by the Australian government, we have seen that there is a strong demand for wind project development in Australia over the next several years and have decided to focus our wind sector activities on utility-scale projects of 50MW or larger in our home market. Nevertheless, we will continue to pursue smaller projects in the Pacific islands on an opportunistic basis. Over time we may consider acquiring mature assets in some international markets if adequate funding is available to do so.  We are targeting the acquisition from early-stage developers of specific projects with permits that have the potential to support more than 200MW of capacity and we are seeking to earn development fees over a period of 12 – 24 months following acquisition of project rights through a range of services, including contracts for power purchase, project implementation via EPC and financing on a cost-effective basis, serving as overall project coordinator and offering O&M services once transfer of the project is complete. Again, if funding is available to do so, we may also choose to take equity positions in order to earn ongoing revenue from the sale of electricity and renewable energy certificates.  Generally our strategy does not include serving as general contractor through project construction phase of wind projects.

Our first large utility-scale wind project is the Taralga Project, a development valued at about A$290 million with capacity of 107 MW and located in the state of New South Wales, Australia. The evolution of this project is illustrative of our strategy for participating in Australian wind developments. Although we never owned the Taralga Project, we did assume the primary role in the project’s development process in October 2011 through agreements with the original developer. Pursuant to those agreements we directed critical development activities until the project’s sale to Banco Santander, an equity investor with sufficient financial resources to undertake the project’s construction. Key milestones that were necessary to launch the project were funded and met by us prior to Banco Santander’s investment, including:

•	securing a “turnkey” EPC contractor;

•	arranging a Power Purchasing Agreement, or PPA, for the project’s output with Energy Australia, a major Australian Utility;

•	identifying and selecting debt and construction-stage equity investors; and

•	other tasks necessary to enable commercialization and construction of the project.

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Upon arranging the acquisition of the Taralga Project by Banco Santander in November 2012 and their subsequent investment in the construction phase of the project, we received reimbursement for development expenses incurred, and an initial development fee. We invested a fraction of our development fee in the ongoing project in exchange for a 10% equity holding in the Taralga Project that entitles us to a pro rata share of future profits earned either from the sale or continuing operation of the wind farm in the future (after return of capital and payment of preferred returns to Banco Santander). Pursuant to a separate agreement, we have an active continuing role to provide development services for a fee, working in support of the project’s controlling equity investor to bring the project through the construction phase.

Construction of the Taralga Project commenced in first quarter of 2013 and is scheduled to be completed in early 2015. We are currently evaluating other projects and have shortlisted several for detailed consideration. We are continuing the active pursuit of new wind projects in Australia through direct sourcing and acquisition of other developers. Our management considers the Wind development business to be complementary to our other lines of business and our experience demonstrates that it can lead to high returns on invested capital. The wind development segment is not subject to seasonality and the robust competitive environment for wind turbines and related equipment insulates this segment of our business from risks associated with having a limited supplier base.

Energy Efficiency / RAPS

Our business segment targeting energy efficiency comprises business units whose products and services reduce the amount of energy and related services consumed by end-users for a given activity. In Australia, powerful incentives exist for end-users to employ energy efficiency measures to reduce cost and/or comply with government regulations. Australia has experienced sharp increases in electricity charges in the last five years and these are expected to continue. The country’s power cost increases have been primarily driven by investment in regulated infrastructure and the introduction of carbon pricing and other government policy mandates that are intended to promote the use of energy resources deemed to be more sustainable. The range of products and services associated with energy efficiency is broad. We have chosen to serve this market in niche areas through separate subsidiaries focused on commercial and industrial customers in Australia. Our management believes these businesses provide the following strategic advantages to our company as a whole:

•	Our customers have access to a greater depth of technology and engineering resources;

•	The diversification provides additional pathways for growth in the rapidly evolving and uncertain renewable energy industry.

Parmac Air Conditioning & Mechanical Services Pty Ltd, or Parmac, is an air conditioning and mechanical services contracting and servicing company, based in Blackburn, Victoria, Australia and primarily serving the Melbourne market. As shown in the table below, the primary service provided by Parmac is: tendering of air conditioning systems and mechanical services to building owners, consulting engineers, project managers and architects:

Period	Installation / Contracting	Other Services
Fiscal year 2012	87%	13%
Fiscal year 2013	92%	8%

Other services include:

•	Computer aided design, design checking facilities, project management, computerized drafting;

•	Execution of installations as a project contractor; and

•	Warranty and maintenance services to our constructed projects and maintenance and service work to other mechanical services installations.

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Parmac competes in a regional market with a number of other contractors and holds approximately a 2% share of our addressable market. The principal competitors with larger market share between 5-10% (individually) are AG Coombs, AE Smith, D & E Air Conditioning, Allstaff Air Conditioning and JL Williams. Other competitors with a similar or smaller market share include: RKH Air Conditioning, PJM Air Conditioning, Quadrant Air Conditioning and Proair Air Conditioning.

Parmac is not positioned to grow significantly in our regional home market and thus revenue growth is bounded by and highly correlated to construction activity levels in and around Melbourne, Australia. Because of the favorable weather patterns in the region, the construction cycle is not seasonal in nature. Parmac’s business on major new installations is awarded primarily by competitive tender where price is a key determinate of success. Parmac often submits tenders as part of a syndicate of contractors and sources opportunities through long-standing relationships with construction general contractors. Parmac sources air conditioning system components through competitive bid processes involving multiple vendors and has no exclusive representation relationships with suppliers that constrain its procurement of the most cost-effective equipment. Service sales are generated by in-house sales personnel and from relationships with prior installation customers. In other areas of our business such as equipment and systems maintenance, Parmac seeks to distinguish itself by providing a high level of service and enjoys higher margins in these business lines than it does as a general contractor on new installations.

Remote Area Power Systems (RAPS). Our RAPS business segment currently includes only ownership interests in power generation assets in remote locales - two renewable energy generating projects that are fully constructed and producing: Chatham Islands (wind) and King Island (solar). These projects currently provide an ongoing revenue stream though the sale of generated electricity. The revenue realized from Chatham and King Islands is recorded in the RAPS business segment. As availability of capital permits, we will consider retaining future equity positions in other renewable generation assets, if we can:

•	reasonably expect to generate a reliable and steady income stream above our cost of capital and we are able to exchange EPC profits and development fees for equity in the project on terms we deem favorable; or

•	develop, construct and own projects with acceptable returns from inception, as was the case with the Chatham and King Island Projects.

In the future, we also intend to purchase already-commissioned assets from third parties if we can do so on terms we consider favorable and if capital is available to do so. To date, this has not proven feasible and there is no assurance that we will be able to make such project purchases in the future.

During our fiscal year 2009, we acquired Larkden Pty., Ltd, or Larkden, and the rights to use Larkden’s patents and know-how relating to energy storage technology, referred to as the Larkden Technology, but we were not successful in exploiting it. We divested Larkden and the use rights to the Larkden Technology in April 2013 to a group that we believe will be more effective than us with commercialization and we expect to receive future payments related to the sale and linked to their success and which are reflected on our balance sheet as of June 30, 2013. Our management retains a unique familiarity with remote project energy storage requirements and the Larkden Technology and has an amicable relationship with the purchasers. Based on this, we remain open to identifying opportunities to utilize the Larkden Technology, to the extent practicable, in connection with renewable energy projects we develop. However, we are not currently developing any projects using the Larkden Technology and there is no assurance that we will generate any revenue from the Larkden Technology in the future.

Capacitor Technologies Pty. Ltd., referred to as CapTech, was acquired by us in 2003 and divested in August 2013. During the period of our ownership, CapTech specialized in the engineering, design, manufacturing and installation of energy saving and electric power quality solutions including power factor correction equipment, harmonic filters, capacitors and similar products. CapTech’s revenues grew steadily during the later years of our ownership, but it lacked the proprietary technology and distribution channels to build scale outside of the local Australian market. Our management considered CapTech’s capabilities as being consistent with our goals of delivering energy efficiency solutions to customers and potentially complementary to our solar and wind power project businesses. However, instances of synergy proved to be too limited to justify retention of this business, resulting in the recent decision to divest it.

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Seasonality

Our business is not seasonal and neither demand for our services, nor supply of products used in connection with our business, is impacted by seasonal factors.

Intellectual Property

Our intellectual property is limited to trade names and trademarks that we own or license, including the license agreement with Westinghouse Electric Corporation (Westinghouse Electric) related to use of the use of the Westinghouse® brand for marketing of PV solar systems. Commencing September 1, 2013 we entered into a License Agreement and Trade Name Agreement with Westinghouse Electric, collectively, referred to as the Westinghouse License. The Westinghouse License has an initial 10-year term from the commencement date that obligates us to pay royalties for PV solar sales provided under the Westinghouse® brand in specified territories as follows: Australia residential - 1.5%, Australia commercial -1.0%, United Kingdom - 0.75% and the United States – 1.18%. Royalties for other territories will be negotiated if and as our business activity expands to other regions where Westinghouse Electric licenses us to use the Westinghouse® brand.

Research and Development

We do not conduct research and development.

OH&S and Environmental Regulations

Our operations are subject to laws and regulations of the jurisdictions in which we operate relating to the energy and construction/building industries. Occupational Health and Safety (OH&S) and Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services that involve construction/manufacturing hazards or may be perceived to be unfavorable to the environment, we may become subject to sanctions or claims resulting from these activities.

We strive to conduct our business activities in a safe and environmentally sustainable manner and have appropriate corporate policies and procedures in place. In Australia, we have a national OH&S Coordinator and OH&S committees in place to ensure regulatory compliance. While our management is not currently aware of any situation that would likely have a material adverse effect on us, it is possible that situations could arise that could cause our business to suffer. Our management does not anticipate any material expenditure to comply with OH&S or environmental regulations affecting our operations.

Insurance

At both group and subsidiary levels, we carry property and casualty and general liability insurance to mitigate the economic consequences of an adverse event affecting our assets. Our insurance currently meets the contractual and statutory requirements of our businesses. As we enter new markets, we assess the form of insurance required and procure such insurance through brokers that our management deems appropriate.

Currently, no material insurance claims are outstanding.

Corporate History

We were originally formed on August 18, 1989 in Australia as London Securities Limited, a corporation subject to the laws of Australia, specifically, the Australian Corporations Act. Following our inception, we began acquiring energy generation assets and on December 19, 1996, changed our name to Asia Pacific Infrastructure Limited. On March 28, 2000, our company’s name was again changed to CBD Online Limited to better reflect a revised focus on the provision of internet connectivity and related services in Australia. Following a further adjustment to strategy, the internet business activity was discontinued and we began acquiring air conditioning installation and service contractors. Our name was again changed on December 6, 2002 to reflect this shift in strategy and since then our company has been known as CBD Energy Limited. Our ordinary shares were listed on the Australian Stock Exchange, or ASX, from 1989 through January 31, 2014, when we voluntarily delisted them in connection with our U.S. listing. Our ordinary shares began trading on the OTCBB on February 10, 2014 under the ticker symbol CBDNF.

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Beginning in 2006, we focused on developing our renewable energy business and withdrew from most of the legacy businesses. Our recent acquisition and divestiture activity is summarized below:

Recent Acquisitions

In 2009 we acquired Larkden Pty Ltd. (Larkden) and the rights to develop certain storage technologies owned by Larkden. On January 1, 2010 we acquired the eco-Kinetics group of companies to gain a larger market presence in the Australian solar sector in anticipation of major policy-driven growth. This acquisition also enhanced our capabilities to undertake larger international solar development projects and boosted revenues in the segments of our business devoted to small-scale solar development. In December 2011, in anticipation of acquiring, at a future time, all of the outstanding equity of the company then known as Westinghouse Solar, Inc. (recently renamed Andalay Solar, Inc, and sometimes referred to as Westinghouse Solar or Andalay Solar), we acquired 1,666,667 shares of its common stock. Effective May 7, 2012, we entered into an Agreement and Plan of Merger, referred to as the Merger Agreement, with Westinghouse Solar and, as of September 21, 2012, amended the Merger Agreement. The Merger Agreement was terminated by Westinghouse Solar on July 18, 2013. The Andalay Solar common stock we own now represent less than 4% of the outstanding shares and we anticipate disposing of them in an orderly manner. In December 2012 we acquired a 50% ownership interest in J Carpenter Electrical Services LTD (now eco-Kinetics UK Limited) and in June 2013 we increased our ownership interest to 100%.

We are currently pursuing additional acquisition opportunities, although we have not entered into any binding agreements in respect thereof as of the date of this prospectus. The focus of these initiatives, which are further described under the heading “Our Business—Our Strategies—Acquire complementary businesses”, is to enhance the following areas of our business:

•	EPC capabilities and residential project origination in the United States.

•	Wind development in Australia

Recent Divestitures

During our fiscal year 2013, our Board of Directors determined that development and exploitation of the Larkden Technology was not a core strategy and was not practical in the near term given our limited liquidity. On April 16, 2013, we sold our interests in Larkden Pty Ltd including the energy storage patents held by Larkden in a transaction that released approximately A$2.0 million of cash to us. The sale price of the patents was A$2.75 million of which A$0.25 million was received in cash at the time of sale. The balance of the payments of A$2.5 million are scheduled to be received in three tranches on the anniversaries of the sale from 2015 to 2017. If certain targets for installed capacity utilizing the storage technology are not met within 3 years of the date of sale then the purchase price will be reduced by A$1.0 million. The sale transaction also included additional consideration of A$1.74 million and this linked transaction comprised consideration for the termination of a license of A$0.75 million held by one of our consolidated subsidiaries for use of the storage technology (the associated assets had a carrying value of A$0.4 million at the date of the sale resulting in a net gain on sale of A$0.35 million) and reimbursement of costs of A$0.99 million incurred by us, which were also paid as part of that the sale and for which no asset was recognized on the balance sheet as at the date of the sale. (See Note 16(b) to our fiscal year 2013 audited financial statements included elsewhere in this prospectus).

In August 2013, we sold our subsidiary, Capacitor Technologies Pty Ltd. CapTech, for total consideration of A$1.9 million, of which up to A$0.5 million (A$0.2 million of which is subject to an escrow arrangement) will be paid to us on or prior to the first anniversary of the sale subject to settlement of net asset adjustments and claims arising under the purchase agreement, if any. We have made no other significant divestitures during our current fiscal year or the three preceding fiscal years.

Our principal office is located at Suite 2-Level 2, 53, Cross Street Double Bay, Sydney, NSW 2028, Australia. Our telephone number is +61 (0)2 8069 7970. Our website address is www.cbdenergy.com. Information on our website and websites linked to it do not constitute part of this prospectus. Our agent for service of process in the United States is CBD Energy USA Limited, whose principal place of business address is located at the Second Level, 150 Central Park South, New York City, NY 10019.

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Organizational Structure

The table below lists our material direct and indirect subsidiaries and the jurisdictions in which they are registered.

Subsidiary	Jurisdiction of Incorporation	Principal Activity	% Owned

Parmac Air Conditioning & Mechanical Services Pty Ltd (ACN 066 288 202)	Australia	Operating company	100

Remote Area Power Systems Pty Ltd (ACN 121 147 546)	Australia	Holding company	100

eco-Kinetics Group Pty Ltd (ACN 139 606 072)	Australia	Holding company	100

eco- Kinetics Pty Ltd (ACN 123 950 256)	Australia	Operating company	100

eco-Kinetics Netherlands Holding BV (CR No 55226582)	Netherlands	Holding company	100

CBD Solar Labs Pty Ltd (ACN 153 656 716)	Australia	Operating company	100

eco-Kinetics UK Limited (Company Number 5280078)	United Kingdom	Operating Company	100

CBD Energy USA Limited	USA	Operating company	100

CBD Labs Pty Ltd	Australia	Operating company	100

Chatham Island Wind Ltd (Company Number 2314725)	New Zealand	Operating company	100

Westinghouse Solar Pty Ltd (ACN 163 078 699)	Australia	Operating Company	100

Energy Bonds Plc	United Kingdom	Single-purpose entity formed to raise funding through issue of retail bond	100

Secured Energy Bonds Plc	United Kingdom	Single-purpose entity formed to raise funding through issue of retail bond	100

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Property, Plant and Equipment

Our facilities consist of stand-alone administrative offices and multi-purpose facilities incorporating office, warehouse and manufacturing activities for some of our businesses. Our administrative office facilities, located in various countries, are utilized by our various business units as necessary to support changing operational requirements. We believe that our administrative offices are adequate to support our current needs and all foreseeable growth and we have no current plans for expansion or improvements. All are occupied pursuant to short-term operating leases and are listed below:

Country	Address	Approximate size (sq-m)
Australia	Suite 2 – Level 2, 53 Cross St, Double Bay, NSW	180 sq-m
United Kingdom	Fountain Court 2 Victoria Square, St Albans, Herts AL13TF, London	40sq-m
New York	Suite 34E, 9 West 31st Street, New York City	50sq-m

All of our multi-purpose facilities are located in Australia and are leased. Their sizes, locations and our business units that they primarily serve are listed below as of March 31, 2014:

		Approximate Size (sq-m)		Primary Business Unit
Country	Address	Warehouse	Office	Affiliation
Australia	17 Greenfield St., Banksmeadow, NSW	400 sq-m	300sq-m	Solar PV
Australia	15 Terra Cotta Dr., Blackburn, VIC	180sq-m	290sq-m	Parmac

Australia	Unit 2, 6 Quinns Hill Rd East, Stapylton QLD	1104 sq-m	91 sq-m	Solar PV
Australia	Units 6, 6 Quinns Hill Rd East, Stapylton QLD	640sq-m	265 sq-m	Solar PV
Australia	Unit 1, 50-54 Deeds Rd, North Plympton, SA	220sq-m	160sq-m	Solar PV
Australia	Unit 2, 51 Mordant Circuit, Canning Vale, Perth, WA	290sq-m	150sqm	Solar PV

The production and logistics activities at the above facilities generally operate on a single shift and thus have capacity available that would accommodate currently foreseeable growth. Accordingly, we have no plans for expanding or making material improvements to our production or logistics facilities or our complement of production equipment. We do not have any environmental issues or deficiencies at any of our production facilities.

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As of December 31, 2013, we owned or held under leases assets in the categories shown in the following table having an aggregate value of A$4.4 million, which comprised an “at cost” total of A$7.0 million less depreciation and impairment of A$2.6 million.

Amounts in A$'000
		Accumulated
Asset Category	Cost	Depreciation	Net Value
Plant & Equipment	4,217	(849)	3,368
Office and Leasehold	1,814	(1,128)	686
Motor Vehicles	969	(664)	305
Total	7,000	(2,641)	4,359

The above table includes our expenditure on the CapTech facility, which we sold in August 2013 together with our interest in CapTech and all of its assets. The fixed assets divested in the CapTech sale represented, as of June 30, 2013, A$0.8 million at cost and A$0.3 million net of accumulated depreciation of A$0.5 million.

Capital Expenditures

Our capital expenditures for property, plant and equipment for the six months ended December 31, 2013 was less than A$0.1 million and for fiscal years ended June 30, 2013 and 2012 respectively were approximately A$0.7 million and A$1.25 million.

Our capital expenditures for fiscal year 2013 were constrained by our financial situation and included A$0.3 million on computer software and hardware that we deemed essential to improving our financial systems and controls, with the balance being distributed over the other asset categories.

Included in the capital expenditure total for fiscal year 2012 was approximately A$0.8 million related to equipment and leasehold improvements at our Queensland Facility that utilized funds provided by a Queensland, Australia grant in connection with our commitment to hire employees in Queensland to operate the Queensland Facility. The grant required us to make certain commitments to future employment and other matters and our performance was guaranteed by Westpac Banking Corporation Ltd., referred to as Westpac. The Queensland Facility Grant was terminated in July 2013 and we no longer have any obligations under this Grant. As part of this termination, a repayment of A$338,000 was made to the Queensland government by Westpac under the guarantee. We have indemnified Westpac for the payments under its guarantee and this amount now forms part of our loan balance with Westpac (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Bank Credit Facility”).

Employees

As of March 31, 2014, we employed approximately 91 employees world-wide being predominantly full-time, permanent employees. Our employees are supported from time-to-time by consultants and contractors, the number of which varies. The breakdown of employees at the end of each of our last three fiscal years and as of March 31, 2014 per division is:

	Number of Employees
	As of June 30,			As of March 31,
Business Segment	2011	2012	2013	2014
Head office	9	12	12	11
Solar PV	105	49	30	25
Large-scale wind	2	1	4	5
CapTech	17	18	18	-
Parmac	55	50	63	50
Total	188	130	127	91

Of our 91 employees as of March 31, 2014, 6 were located outside Australia, of which 5 were in the United Kingdom and 1 was in the United States. In addition, we engage specialist consultant and temporary personnel from time to time as required to meet the needs of our businesses. For our 2013 fiscal year, we engaged an average of 10 temporary personnel and subsequently through March 31, 2014 we engaged an average of 4 temporary personnel.

We believe that our relations with employees are good and we have not experienced any significant labor stoppages or disputes. Except for approximately 30 employees of Parmac, our employees are not represented by labor unions or covered by collective bargaining agreements.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors, director appointees and executive officers as of April 24, 2014. All of our directors and senior management may be contacted at our principal executive offices located at Suite 2 – Level 2, 53 Cross Street Double Bay, Sydney, NSW 2028, Australia.

Name	Age	Position

Gerard McGowan	59	Managing Director and Chairman of our Board

Todd Barlow	35	Director (non-executive)

William Morro	60	Director (non-executive)

Carlo Botto	53	Senior Vice President, Strategy and Director

Richard Pillinger	39	Chief Financial Officer and Corporate Secretary

Patrick Lennon	55	Senior Vice President, Wind and Off Grid Solutions

James Greer	30	CEO of International Operations

Gerard McGowan is our Managing Director and Chairman of our Board. Mr. McGowan joined the company as non-executive Chairman in 2004 and assumed an executive role in 2005 when he was appointed Managing Director. He was re-appointed Chairman in 2012 following the resignation from the Board of Mark Vaile who was non-executive Chairman of our Board from September 8, 2008 to January 31, 2013. Prior to joining our company, Mr. McGowan’s business experience was concentrated in the air transport sector; he formerly served as an executive of TNT Express and Mayne Nickless Limited. Mr. McGowan launched Impulse Transportation Group in 1983 and subsequently founded Impulse Airlines in 1992. Impulse Airlines was sold to Qantas in 2001 and rebranded as JetStar, following which Mr. McGowan resigned from the company. Mr. McGowan is also the principal shareholder of TRW Pty. Limited, a private investment and advisory firm.

Todd Barlow is a non-executive member of our Board and was appointed to our Board in 2011. Mr. Barlow is the Managing Director of Pitt Capital Partners Limited, an independent corporate advisory firm owned by one of our largest shareholders, Washington H. Soul Pattinson and Company Limited, referred to as WHSP. Mr. Barlow has extensive experience in corporate finance, including advising on and implementing mergers and acquisitions, financial structuring, capital raisings and stock exchange listings. Mr. Barlow was previously a qualified lawyer at a major Australian law firm.

William Morro is a non-executive member of our Board and was appointed to our Board in February 2014. Mr. Morro is a Managing Partner of the InterAmerican Group, a U.S. investment and advisory firm focused primarily on middle-market businesses with cross-border operations in North America and/or Latin America. Prior to joining InterAmerican in 2001, Mr. Morro headed private equity business units for BMO Group and Heller Financial and was a Principal and shareholder of the international management consulting firm, Cresap, McCormick & Paget until shortly after its acquisition by Towers, Perrin. He holds an undergraduate degree from Dartmouth College and a Masters degree from the Kellogg Graduate School of Management at Northwestern University. Mr. Morro has three decades of senior executive and board experience with more than 20 companies, both public and private, in which he has been a direct investor.

Carlo Botto is a member of our Board and joined CBD Energy in 2011, initially as a consultant. In 2012, he was appointed Senior Vice President of Strategy & Development and, in 2013, he was appointed as a Board member. Mr. Botto has extensive energy industry experience, having worked in various roles in the energy supply industry in Australia and North America over 30 years. These roles have included senior executive positions responsible for wholesale energy trading, retail marketing, corporate strategy, risk management and regulatory/corporate affairs. Immediately prior to joining our company, Mr. Botto was a senior executive with CLP (0002.HK) working in Melbourne, Australia from 2004 to 2010. Mr. Botto has a Bachelor of Engineering (Electrical) from University of NSW and a Graduate Diploma in Engineering (Asset Management) from Monash University.

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Richard Pillinger is our Chief Financial Officer, having been appointed to this role in October 2011, and also served as our Corporate Secretary since May 2010. Immediately prior to joining CBD Energy, Mr. Pillinger held positions with a number of WHSP affiliates, including portfolio Chief Financial Officer for Pitt Capital Partners Limited, BKI Investment Company and Souls Private Equity Limited and Chief Executive Officer of Corporate and Administrative Services Pty Ltd. WHSP is currently our second largest shareholder. Mr. Pillinger’s previous roles within other ASX listed companies include Group Finance Manager and Commercial Manager for Volante Group Limited and Commander Communications Limited, respectively. Mr. Pillinger has significant international business experience, having worked in accounting audit and advisory positions in London before relocating to Australia. Mr. Pillinger is a Fellow of the Institute of Chartered Accountants England & Wales and has a Bachelor of Science Degree from the University of Nottingham.

Patrick Lennon is our Senior Vice President of Wind and Off Grid Solutions and joined us in 2011. Mr. Lennon has over 30 years’ experience in the power sector in Australia, Asia and United States, including executive roles in power utilities, management consulting, power station engineering, engineering construction, contracting and engineering consulting. Prior to joining our company, he held positions as Executive and Director Business Development with Hydro Tasmania, Director with Roaring 40's, Managing Director with NEG Micon (merged with Vestas), Principal with UMS Group (a USA management consultancy), and was a senior member of Fluor Daniel's USA power team. Mr. Lennon holds a Bachelor Degree in Mechanical Engineering; Business Administration Diploma, and was a Certified Cost Engineer with the American Association of Cost Engineers. He is a current member of the Institute of Company Directors.

James Greer is our CEO of International Operations and joined us in 2009. With over three years of experience in developing cross-border international business as an independent agent of AustChina Investment and Development, Mr. Greer joined our company with an initial role of establishing our operations in Beijing (PRC) to handle critical supply chain and strategic relationships. In 2012, Mr. Greer was appointed Senior Vice President USA Development and relocated to the United States. Mr. Greer has a Bachelor of Business, International Trade from Victoria University, Melbourne and The University of International Business and Economics in Beijing where he completed his studies and gained fluency in Mandarin.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Arrangements

There are no known arrangements or understanding with any major shareholders, customers, suppliers or others pursuant to which any of our officers or directors were selected in their capacity as such.

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Executive Compensation

The following table sets forth all of the compensation awarded to, earned by or paid to each individual who served as directors and executive officers in the fiscal year ended June 30, 2013.

Amounts in A$	Short-term Benefits		Post- employment Benefits	Value of Share-based Payments
	Salary and Fees	Other	Superannuation	Shares	Options	Total
Gerard McGowan – CEO and Chairman	659,055	-	5,780	-	-	664,835
Mark Vaile – Independent Director*	30,581	-	2,752	-	-	33,333
Todd Barlow – Independent Director	64,220	-	5,780	-	-	70,000
Carlo Botto - Executive Director	300,000	-	25,000	-	-	325,000
Richard Pillinger	250,001	-	22,500	-	-	272,501
Edwin Cywinski**	226,000		31,215	-	-	257,215
Allan McClaren***	20,133	2,304	1,810	-	-	24,227
Patrick Lennon	321,102	39,138	28,899	-	-	389,139
James Greer	200,000	-	-	-	-	200,000
Total	2,071,092	41,442	123,736	-	-	2,236,250

* Mark Vaile served as non-executive chairman of the board until resigning effective January 31, 2013.

** Edwin Cywinski resigned May 13, 2013.

*** Allan McClaren retired August 17, 2012.

The following table sets forth all of the compensation awarded to, earned by or paid to each individual who served as directors and executive officers in the fiscal year ended June 30, 2012.

Amounts in A$	Short-term Benefits		Post-employment Benefits	Value of Share-based Payments
	Salary and Fees	Other	Superannuation	Shares	Options	Total
Gerard McGowan – CEO and Chairman	633,765	136,364	5,780	-	-	775,909
Mark Vaile – Independent Director	91,743	-	8,257	-	-	100,000
James Anderson* - Independent Director*	194,296	-	3,987	-	-	198,283
Todd Barlow – Independent Director	64,220	-	5,780	-	-	70,000
Carlo Botto	296,203	-	26,658	-	-	322,861
Richard Pillinger	187,500	23,000	16,875	-	-	227,375
Edwin Cywinski	260,000	-	23,400	(11,997)	-	271,403
Allan McClaren	193,069	17,523	35,459	-	32,880	278,931
Patrick Lennon	321,101	19,603	28,899	-	-	369,603
James Greer	200,000	-	-	100,000	24,519	324,519
Total	2,441,897	196,490	155,095	88,039	57,399	2,938,884

* James Anderson resigned March 8, 2012.

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Remuneration Policy

All key executives are eligible to receive a base salary, post-employment benefits (including superannuation), fringe benefits (including provision of a motor vehicle or the payment of a car allowance where necessary), options and performance incentives. Performance incentives are generally only paid once predetermined key performance indicators have been met. Our executives and members of our Board based in Australia receive a superannuation guarantee contribution required by the government, which is currently 9.25% of base salary, and do not receive any other retirement benefits. Some individuals, however, have chosen to allocate part of their annual compensation to increase payments towards superannuation.

The employment terms and conditions for all of our executives and directors are formalized in contracts of employment or service contracts. For employees, terms of employment require that an executive contracted person be provided with a minimum of 3 months’ notice prior to termination of an employment or service contract. A contracted person deemed employed on a permanent basis may terminate their employment by providing at least 3 months’ notice. Termination payments are not payable on resignation or under the circumstances of unsatisfactory performance.

The remuneration of directors and key executives is determined by the Remuneration Committee on an annual basis. The Board’s policy is to remunerate non-executive directors at market rates for time, commitment and responsibilities. All remuneration paid to key management personnel is valued at the cost to the company and expensed.

Service Agreements

The following key executives have service agreements as follows:

Gerard McGowan is engaged by CBD Energy Limited under a consulting agreement with TRW Pty Ltd to provide the full-time executive services of Gerard McGowan as our Managing Director. Mr. McGowan’s service agreement expired on August 31, 2013 and discussions are currently underway between Mr. McGowan and the Board on the terms of a new contract. Subject to agreement by both parties regarding performance-based incentives, we anticipate entering into a new contract with Mr. McGowan, effective September 1, 2013 with a term of 3 years. While negotiations continue, Mr. McGowan is continuing to serve as our Managing Director at a base salary amount of A$550,000 p.a. indexed annually by us, plus a car allowance of A$55,000 per year. Mr. McGowan is additionally paid A$70,000 inclusive of superannuation for his role on the Board and we anticipate that this will be the base salary for the initial year of a new contract with Mr. McGowan, if we can reach agreement with him on the terms of a new contract. The contract provisions for performance-based incentives are still under discussion. It is contemplated that these will include: (i) a short-term annual bonus comprised a cash and equity based component upon achievement of Board approved Key Performance Indicators (KPIs); (ii) a long-term equity based incentive based on achievement of specified performance metrics; and (iii) an equity based retention bonus if Mr. McGowan remains employed by us as of the end of his contract term . Mr. McGowan was paid a discretionary bonus of A$136,364 in the 2012 financial year, which related to the 2011 financial year. As with prior contracts between us and Mr. McGowan, we anticipate that the company would retain the right to terminate the contract at any time without notice if serious misconduct has occurred. Until a contract has been agreed, there can be no assurance that we will be able to retain the services of Mr. McGowan.

Todd Barlow was appointed by CBD Energy Limited as a non-executive director as of February 2011 and he currently serves as Chairman of our Remuneration Committee. His compensation for his director services is currently A$70,000.00 per annum, which is inclusive of a superannuation contribution of 9.25% per annum.  However, the compensation of directors, including that of Mr. Barlow,  is currently under review by the Board and may change.  If his compensation does change, it will not be less than his current compensation nor more than his allocated portion of the fixed sum of A$500,000, which is the maximum aggregate compensation approved for directors by the shareholders at our most recent annual general meeting.

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William Morro was appointed by CBD Energy Limited as a non-executive director as of February 2014.  His compensation for services as a director and Chairman of our Audit Committee has not been established and is under review by the Board as part of a comprehensive review of director compensation.  In any case, Mr. Morro's compensation will not be less than that of Mr. Barlow, as set forth above, nor more than his allocated portion of the fixed sum of A$500,000, which is the maximum aggregate compensation approved for directors by the shareholders at our most recent annual general meeting.

Carlo Botto is employed by CBD Energy Limited on a part-time basis. Mr. Botto commenced his position with us in September 2011, with a base salary of A$390,000 per annum, inclusive of superannuation. Mr. Botto’s salary was reduced to A$150,000 per annum, inclusive of superannuation effective from September 2013. We may terminate this employment agreement by providing 1 months’ notice. No specific termination benefit is payable to Mr. Botto upon termination.

Richard Pillinger is employed by CBD Energy Limited as a permanent, full- time employee. Mr. Pillinger commenced his position with us in October 2011, with a base salary of A$272,500, inclusive of superannuation. He has a notice period of 3 months. The contract provides for a bonus upon meeting defined performance objectives by the executive and the Managing Director.

Patrick Lennon is employed by CBD Energy Limited as a permanent, full-time employee. Mr. Lennon commenced his position with CBD Energy Limited in May 2011, with a base salary of A$350,000, inclusive of superannuation, plus a company car. He has a notice period of 12 months. The contract provides for the payment of a bonus based on achievement of budgets, which can be taken in cash or shares.

James Greer is employed by our subsidiary, CBD Energy USA Limited, as a full-time employee for work conducted in the United States and Australia at a current base salary of A$108,000, inclusive of local benefits. Mr. Greer is also engaged by us under a consulting agreement with Sustainable Trading Solutions Ltd, to perform project related work conducted outside of the United States and Australia at a current annual rate of A$92,000. Mr. Greer’s employment contract is valid for 3 years and expires in May 2015.

Employee Equity Plan

Subject to requisite approvals, we expect to implement a share option or equity plan of which our executive officers and members of our Board would be beneficiaries. Shares or options issued pursuant to such a plan would dilute the equity interests of the holders of our ordinary shares.

Board Practices

Introduction

Our Board is elected by and accountable to our shareholders. The Board is responsible for setting the Company’s strategic direction and providing effective governance over our affairs in conjunction with overall supervision of our business with the view of maintaining shareholder value.

Board Structure and Composition

Our Board currently consists of four directors, including two non-executive directors. The Chairman of our Board is responsible for the management of the Board and its functions and, in his capacity of Managing Director, also serves as our Chief Executive Officer. Our Constitution stipulates that we must have a minimum of three and not more than 10 directors.

Our members may, in a general meeting, increase or reduce the maximum or minimum number of directors by ordinary resolution, but the minimum cannot be less than three. The directors may appoint any person as a director either to fill a casual vacancy or as an addition to the directors, but the total number of directors can never exceed the maximum number of 10. A newly appointed director must retire at the next following annual general meeting of the Company and, may submit himself or herself for and will be eligible for re-election at that meeting. At every annual general meeting one-third of the directors or, if their number is not a multiple of three then the next lowest whole number of directors divisible by three, but at minimum one will retire from office and be eligible for re-election. Notwithstanding the preceding sentences, each director will retire from office no later than at the third annual general meeting following his or her last election.

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Committees of the Board of Directors

Our Board has appointed only two standing committees, an Audit Committee and a Remuneration Committee.

Audit Committee. Our Board has established an Audit Committee, which operates under a charter approved by the Board and which is published on our web site. It is the Board's responsibility to appoint, subject to ratification by our shareholders, our registered independent public accounting firm, referred to as our external auditor, set the terms of the external auditor’s compensation, oversee its work, and to ensure that an effective internal control framework exists within our Company and its subsidiaries. This includes internal controls to limit the risk of fraud and ensure the integrity of our financial reporting. Our Board has delegated responsibility for establishing and maintaining a framework of internal controls and ethical standards to the Audit Committee. The Audit Committee also provides our Board with assurance regarding the reliability of financial information for inclusion in the financial reports.

Remuneration Committee. Our Board has established a Remuneration Committee (compensation committee) to consider the structure and amount of remuneration payable to directors and executives in order to provide maximum stakeholder benefit from the retention of a high quality personnel and a sound compensation framework. The Remuneration Committee has adopted a charter that details the role and responsibilities of the Committee and that is published on our website. Key responsibilities include recommending:

•	executive remuneration and incentive policies;
•	our company’s recruitment, retention, performance management and termination policies for senior management; and
•	the establishment of medium and long term incentive plans.

The members of our Remuneration Committee are Todd Barlow (Chair) and William Morro, both of whom are independent, non-executive directors.

Corporate Governance Principles

In Australia, the ASX Corporate Governance Council has published Corporate Governance Principles and Recommendations, referred to as the Recommendations, that it deems representative of international good practice corporate governance and that are intended to provide a reference point for companies operating in Australia. It is not mandatory to follow the Recommendations, but we have been doing so with only a few exceptions. The eight core principles of the Recommendations are set forth below and our deviations from them are noted thereafter, together with reasons therefore.

1.	Lay solid foundations for management and oversight.

2.	Structure the Board to add value.

3.	Promote ethical and responsible decision-making.

4.	Safeguard integrity in financial reporting.

5.	Make timely and balanced disclosure.

6.	Respect the rights of shareholders.

7.	Recognize and manage risk.

8.	Remunerate fairly and responsibly.

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Primarily because of our small size and financial condition, we have been compelled to deviate from the Recommendations in the following respects and expect to continue to do so for the foreseeable future:

•	Due to recent director resignations, we currently have only four directors, of which two are independent. It is our intention to add at least one additional director to our Board and we intend that the next director appointed be independent. Although there is no assurance about when the director search process will be completed, at such time as we are able to add a fifth director, we expect to be able to meet the Recommendations. Australian law does not require a company to appoint a certain number of independent directors to its board of directors or audit or compensation committee.

•	Our Managing Director, Gerard McGowan, serves as our chief executive officer and Mr. McGowan is also our Chairman. Given our small size and recent needs to restructure our finances, our Board has determined Mr. McGowan, to be the most suitable director to chair the Board at this time, notwithstanding the guidance of the Recommendations that the board chair and chief executive roles be separated and that the chair be an independent director. Our Board intends to reassess our current practice in the future as our business and governance needs evolve.

•	Our Board does not believe that we are yet of a size to justify the establishment of a nomination committee of the Board, notwithstanding that the Recommendations call for the appointment of a nomination committee. All matters, which might be properly dealt with by a nomination committee are currently considered by the full Board, however, the Board reconsiders the necessity of establishing a nomination committee annually.

•	Notwithstanding the Recommendations, our Board has determined that there would be little benefit and significant increased cost from establishing a policy concerning diversity that includes measurable, annually assessed objectives for achieving gender diversity, progress in achieving such objectives and disclosures related thereto. Therefore, we have not established such a formal policy, although our Board and management are committed to fostering diversity and recognize the value contributed to the organization by employing people with varying skills, cultural backgrounds, ethnicity, gender and experience. Our Board believes that having a diverse employee base is a desirable goal and encourages hiring and workplace practices that are gender neutral.

•	Our Audit Committee has only two members, both of whom are independent directors. Until we are able to appoint another independent director willing and capable to serve on our Audit Committee, we will be unable to comply with the Recommendations which stipulate that audit committees be comprised of at least three members, all of whom are independent.

•	Our Remuneration (compensation) Committee has only two members, both of whom are independent directors. Until we are able to appoint another independent director willing and capable to serve on our Remuneration Committee, we will be unable to comply with the Recommendations which stipulate that such committee be comprised of at least three members. We believe that it is preferable to have only independent directors determining remuneration for our executives rather than augmenting the committee with a director who is not independent, even though such an approach falls within the Recommendations.

Code of Conduct

We have adopted a code of conduct and ethics for employees, officers and directors, which complies fully with the requirements of NASDAQ Rule 5610 and the requirements of Section 406(c) of the Sarbanes-Oxley Act applicable to chief executive officers, principal financial officers, principal accounting officers or controllers or persons performing similar functions

Corporate Governance Requirements Arising from Our U.S. Listing

The Sarbanes-Oxley Act of 2002, as well as related new rules subsequently implemented by the SEC, require all reporting companies, including foreign private issuers such as us, to comply with various corporate governance practices. In addition, if and when our ordinary shares are listed on the NASDAQ Capital Market, we will be subject to the corporate governance requirements contained in the listing rules of NASDAQ. Although our listing application is still pending, we intend to comply fully with such of the listing standards of the NASDAQ Capital Market as are necessary in connection with our application to qualify for listing on the NASDAQ Capital Market. We further intend to take all actions necessary to maintain our compliance with such standards.

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The NASDAQ Marketplace Rules include certain accommodations in the corporate governance requirements applicable for foreign private issuers, such as us, that allow such companies to follow “home country” (in our case Australian) corporate governance practices in lieu of the otherwise applicable NASDAQ corporate governance standards. The availability of such exceptions requires that we disclose each noncompliance with the NASDAQ Marketplace Rules that we do not follow and describe the home country practice we do follow in lieu of the relevant NASDAQ corporate governance standard. If and when our ordinary shares are listed on the NASDAQ Capital Market, we intend to continue to follow Australian corporate governance practices in lieu of the corporate governance requirements of the NASDAQ Marketplace Rules in respect of the following:

•	Quorum at Shareholder Meetings. NASDAQ requires under Rule 5620(c) that for any meeting of shareholders, the quorum be no less than 33 1/3% of the outstanding ordinary shares. Applicable Australian corporations laws do not have an express requirement that companies have a quorum of any particular number of the outstanding ordinary shares, but instead allow a listed issuer to establish its own quorum requirements. Our Constitution states that a quorum for a shareholder meeting is two persons who are entitled to vote. Our current quorum requirement is consistent with Australian law and we believe it to be both appropriate and typical of generally accepted business practices in Australia.

•	Independent Director Majority on Board/Meetings. The NASDAQ Marketplace Rules generally, and Rules 5605(b)(1) and (2) specifically, require that a majority of the board of directors must be comprised of independent directors and that independent directors must have regularly scheduled meetings at which only independent directors are present. Australian regulations do not require that a majority of corporate board members be independent as long as the company discloses this fact, nor do they require that independent directors meet separately from the board. Accordingly, even though we intend to add further independent members to our Board in the future, they may not at all times constitute a majority of our directors. Further, we do not intend to require our independent directors to meet separately from the full Board on a regular basis or at all although the Board is supportive of its independent members voluntarily arranging to meet separately from the other members of the Board when and if they wish to do so. We believe that our current practice in this regard is appropriate for a business and board of our size and typical of generally accepted business practices in Australia.

•	Director Independence. The definitions of independence under Australian law are not identical with requirements relating to the roles and obligations of independent directors for all purposes under the NASDAQ Marketplace Rules or under SEC Rule 10(A)3 that defines independence for Audit Committee members. In Australia, an issuer is permitted to establish its own materiality threshold for determining whether a transaction between a director and an issuer affects the director’s independent status. Subject to provisions intended to maintain continuity of audit committee oversight by allowing existing members to remain on the Audit Committee temporarily if they do not meet the independence requirements, SEC Rule 10A-3 requires that all Audit Committee members be independent as defined therein. NASDAQ Rule 5605(c) further defines director independence for the purposes of establishing director qualifications to serve on a NASDAQ-listed company’s audit and compensation committees. However, if foreign private issuers, such as us, comply with applicable home-country rules and regulations, including those related to director independence, and if directors serving on a company’s audit committee meet the requirements of SEC Rule 10A-3, then the NASDAQ Marketplace Rules grant exceptions to its own more stringent rules related to director independence. We intend to rely on the permitted exceptions to the NASDAQ Marketplace Rules regarding director independence for the purposes of qualifying directors to serve on our Audit Committee and Remuneration Committee.

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•	Audit Committee Composition. The NASDAQ requirements under Rule 5605(c)(2) stipulate that to qualify for listing on NASDAQ Capital Market, the audit committee must be comprised of three members, each of whom meets the independence requirements of NASDAQ Marketplace Rule 5605(a)(2). Australian home-country rules do not require that all members of the audit committee be independent. Another difference exists in the definition of an independent director, as discussed above. We have an Audit Committee that has only two directors, both of whom are independent under the definition of independence in Australia and SEC Rule 10A-3 and SEC Rule 10A-3(b)(2) in particular. Other than our undertaking to continue to meet the requirements of regulations applicable in Australia and SEC Rule 10A-3, we intend to avail ourselves of the exemptions to the NASDAQ Marketplace Rules regarding audit committee composition.

•	Compensation Committee Composition. NASDAQ Marketplace Rule 5605(d)(2) stipulates that compensation of an issuer’s officers must be determined by, or recommended to the Board for determination, either by a majority of the independent directors, or a compensation committee comprised solely of independent directors. As noted above, we intend to rely on an exception to the NASDAQ Marketplace Rules that permits us to define director independence consistent with home-country practice rather than in accordance with NASDAQ Marketplace Rule 5605(a)(2). In other respects, the composition of our Remuneration Committee complies with the applicable NASDAQ Marketplace Rule.

•	Director Nominations/Nominating Committee. NASDAQ Marketplace Rule 5605(e) requires that director nominees be selected, or recommended for selection, either by a majority of the independent directors or a nominations committee comprised solely of independent directors. Applicable Australian regulations do not impose such a requirement. We expect that future director nominations and selection will continue to be determined by our full Board, consistent with past practice and applicable rules in our home country.

Directors’ Service Contracts

For a summary of directors’ service contracts providing benefits upon termination of employment, see “Management—Compensation—Service Agreements.”

Indemnification of Directors and Officers

In accordance with our Constitution, to the extent permitted by Australian law, each member of our Board and our corporate officers are indemnified by us against any liability incurred to another person (other than us or a related body corporate) except where the liability arises out of conduct involving a lack of good faith. Accordingly each director and corporate officer is indemnified against any liability for costs and expenses incurred by the director in defending proceedings, whether civil or criminal, in which judgment is given in favor of the director or corporate officer in which such person is acquitted, or in connection with an application in relation to such proceedings in which a court grants relief to such person under the Corporations Act 2001 (Cth.). We also maintain insurance coverage for the benefit of our officers and directors. For the two fiscal years ended June 30, 2012 and 2013, respectively, and subsequently through the date hereof, we have not paid or become obligated to pay any indemnity claim related to any director or corporate officer and there have been no claims against our directors and officers insurance policy.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

During the prior three fiscal years and subsequently through April [•], 2014, other than as disclosed below, we have not entered into any transactions or loans between us and any (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with us; (b) associates; (c) individual owning, directly or indirectly, an interest in our voting power that give them significant influence over us, and close members of any such individual’s family; (d) key management personnel and close members of such individuals’ families; or (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such person is able to exercise significant influence. The value of the consideration ascribed to these transactions was at the exchange value at the time the transactions occurred and at the amounts agreed to by parties. We believe that all of these transactions were conducted on terms substantially equivalent to those that would have been established for similar transactions with non-affiliated parties.

During the period from July 1, 2013 through April 21, 2014:

•

Subsequent to the end of our 2013 fiscal year, TRW Holdings Pty Ltd, an entity in which Mr. Gerard McGowan (our Managing Director and Executive Chairman) has a controlling interest, received payments for reimbursement of travel expenses and other operating disbursements incurred on behalf of our company in the aggregate amount of A$156,830, which amount includes Goods and Services Tax (GST).

•	The payment deferral and debt forgiveness agreement described above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Deferred Trade Obligations” required that the creditor balance be assigned to a director-related entity (specifically, TRW Holdings Pty Ltd, an entity controlled by Mr. Gerard McGowan, our Managing Director and Executive Chairman). Under the tri-party arrangement with the creditor and TRW Holdings that was executed subsequent to the end of our 2013 fiscal year, TRW Holdings neither gained nor lost from the transaction and we made all payments that were obligated to be made under that agreement to satisfy the original creditor claims in full. We received a Deed of Release and Forgiveness for the full amount of this debt from TRW Holdings Pty Ltd dated as of December 20, 2013.

•

From June 30, 2013 to April [•], 2014, we paid Pitt Capital Partners Limited (an entity in which a Director, Todd Barlow has a direct interest) an advisory fee of A$180,290 in relation to the sale of the Captech business. Pitt Capital Partners Limited is an affiliate of WHSP, our largest shareholder.

•	From June 30, 2013 through August 30, 2013, the date when we consummated the sale of our wholly-owned subsidiary Capacitor Technologies Pty Ltd., or Captech, CapTech paid Brodpower Pty Ltd, A$58,025 for contract maintenance and repair services. Yuri Brodsky was the Managing Director of CapTech prior to its sale by us and had an ownership interest in Brodpower Pty Ltd.

•

On March 13, 2014 we entered into a line of credit agreement with one of our shareholders, Washington H. Soul Pattinson & Co. Limited (referred to as the Liquidity Facility in the Indebtedness section). Under this agreement we have a line of credit available to us to the maximum amount of A$2.0 million (US$1.8 million) to fund our operations through consummation of this offering, of which the maximum has been drawn to April [•], 2014. Amounts outstanding under the credit line will be repaid from the offering. The line of credit matures upon consummation of this offering, at which time we will be required to apply net offering proceeds to the repayment of the then outstanding principal balance. The interest rate applicable to funds drawn under the line of credit equates to 15% per annum on any amounts remaining unpaid following consummation of this offering.

During the fiscal year ended June 30, 2013:

•	TRW Holdings Pty Ltd, an entity in which Mr. Gerard McGowan (our Managing Director and Executive Chairman) has a controlling interest, received payments for executive services provided by Mr. McGowan and for underwriting fees, reimbursement of travel expenses and other operating disbursements incurred on behalf of our company. The total amount paid or payable to TRW Holdings Pty Ltd, including GST, for services, other than for the services of Mr. McGowan acting as Executive Chairman and Managing Director of CBD Energy Ltd, wasA$91,915.

•	During our fiscal year ended June 30, 2013, we committed to pay Pitt Capital Partners Limited (an entity in which a Director, Todd Barlow has a direct interest) an advisory fee equal to 10% of the net proceeds derived from the sale of non-core assets sold with such firm’s assistance. No fees relating to this assignment were paid to Pitt Capital Partners during our 2013 fiscal year. However, as described immediately above, fees were paid in September 2013 (after our fiscal 2013 year-end) in relation to the August 2013 sale of the CapTech business. Pitt Capital Partners Limited is an affiliate of WHSP, our largest shareholder.

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•	Through June 30, 2013, our former wholly-owned subsidiary, Capacitor Technologies Pty Ltd., or CapTech (which we divested in August 2013), paid Brodpower Pty Ltd, A$409,660 for contract maintenance and repair services. Yuri Brodsky, the Managing Director of CapTech has an ownership interest in Brodpower Pty Ltd.

During the fiscal year ended June 30, 2012:

•	TRW Holdings Pty Ltd, an entity in which Mr. Gerard McGowan (our Managing Director and Executive Chairman) has a controlling interest, received payments for executive services provided by Mr. McGowan and for underwriting fees, reimbursement of travel expenses and other operating disbursements incurred on behalf of our company in the aggregate amount of A$4,596, which amount includes GST for services other than those of Mr. McGowan acting as our Managing Director.

•	Corporate and Administrative Services Pty Ltd, a company wholly owned by Pitt Capital Partners Limited (an entity in which a director, Todd Barlow, has a direct interest), received payments for consulting, corporate services, reimbursement of travel expenses and other operating disbursements. The total amount payable to Corporate and Administrative Services Pty Ltd was A$22,085.

•	Our wholly-owned subsidiary, Capacitor Technologies Pty Ltd., or CapTech, paid Brodpower Pty Ltd, A$375,904 for contract maintenance and repair services. Yuri Brodsky, the Managing Director of CapTech has an ownership interest in Brodpower Pty Ltd.

•	We paid Edwin Cywinski, then the senior executive responsible for our solar PV businesses, A$1,286,000 in contingent consideration in his capacity as a former stockholder of eco-Kinetics; the contingent consideration is related to the achievement by eco-Kinetics of certain performance parameters as stipulated in the January 2010 acquisition agreement.

During the fiscal year ended June 30, 2011:

•	TRW Holdings Pty Ltd, an entity in which Mr. Gerard McGowan (our Managing Director and Executive Chairman) has a controlling interest, received payments for executive services provided by Mr. McGowan and for underwriting fees, reimbursement of travel expenses and other operating disbursements incurred on behalf of our company in the aggregate amount of A$101,108, which amount includes GST for services other than those of Mr. McGowan acting as our Managing Director.

•	Corporate and Administrative Services Pty Ltd, a company wholly owned by Pitt Capital Partners Limited (an entity in which a director, Todd Barlow, has a direct interest), received payments for consulting, corporate services, reimbursement of travel expenses and other operating disbursements of A$90,875 and Pitt Capital Partners Limited received direct payments for corporate services of A$126,066. Pitt Capital Partners Limited is an affiliate of WHSP, our largest shareholder.

•	Our wholly-owned subsidiary, Capacitor Technologies Pty Ltd., or CapTech, paid Brodpower Pty Ltd, A$256,767 for contract maintenance and repair services; Yuri Brodsky, the Managing Director of CapTech, has an ownership interest in Brodpower Pty Ltd.

•	We paid Edwin Cywinski, then the senior executive responsible for our solar PV businesses, A$1,953,000 in contingent consideration (cash and stock) in his capacity as a former stockholder of eco-Kinetics; the contingent consideration is related to the achievement by eco-Kinetics of certain performance parameters as stipulated in the January 2010 acquisition agreement.

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PRINCIPAL SHAREHOLDERS

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission, or SEC, and generally includes voting or investment power with respect to securities. Ordinary shares relating to options, warrants or convertible notes currently exercisable or convertible or exercisable or convertible within 60 days of the date of the table below are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The following table presents certain information regarding the beneficial ownership of our ordinary shares as of March 31, 2014 by:

•	each person known by us through substantial shareholder notices filed with the ASX or the SEC to be the beneficial owner of more than 5% of our ordinary shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner (1) (as of March 31, 2014)	Amount and Nature of Beneficial Ownership	Percent of Class (2)

Washington H Soul Pattinson & Company Limited
GPO BOX 479, Sydney, NSW 2001	799,435	30.47%

Alpha Capital Anstalt (3)
Pradafaut 7, 9490 Furstentums, Vaduz, Lichtenstein	214,739	9.99%

Directors and Executive Officers:
Mr. Gerard McGowan (4)	280,748	13.82%

Mr. Todd Barlow	0	*

Mr. Carlo Botto (5)	3,333	*

Mr. James Greer (6)	7,008	*

William Morro (7)	20,470	1.01%

Mr. Richard Pillinger	0	*

Mr. Patrick Lennon	0	*

Executive officer (as defined by Rule 3b-7 of the Securities and Exchange Act of 1934) and directors as a group (7 persons, including the executive officer and directors named above)	311,559	15.33%

 * Represents beneficial ownership of less than 1%

(1)	Unless otherwise indicated, the address for each of the shareholders is c/o CBD Energy Limited, Suite 2 - Level 2, 53 Cross Street Double Bay, Sydney, NSW 2028.

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(2)	The applicable percentage of ownership for each beneficial owner is based on 2,032,013 ordinary shares outstanding as of March 31, 2014. In calculating the number of shares beneficially owned by a shareholder and the percentage of ownership of that shareholder, ordinary shares issuable upon the exercise of options or warrants, or the conversion of other securities held by that shareholder, that are exercisable within 60 days, are deemed outstanding for that holder; however, such shares are not deemed outstanding for computing the percentage ownership of any other shareholder.

(3)	Maximum ownership upon exercise of options or warrants or the conversion of other securities held by Alpha Capital Anstalt is capped at 9.99% of the outstanding ordinary shares following the exercise or conversion.

(4)	Voting power is shared with TRW Holdings Pty Ltd, Bamsky Pty Ltd and McGowan Family SF A/C, the beneficial owners of the shares.

(5)	All shares owned by Mr. Botto’s spouse, the beneficial ownership of which is disclaimed.

(6)	Includes 1,000 shares of nonqualified stock options that are exercisable for ordinary shares over 3 years at A$75.00 expiring on December 31, 2014.

(7)	Mr. Morro is the sole beneficiary of the WHI, Inc. Retirement Savings Plan Trust (the “Trust”) and, as its sole trustee, has sole voting power of shares held by the Trust. All of the shares for which Mr. Morro is shown as the beneficial owner are owned by the Trust. Information is as of March 31, 2014 and is based on shareholder of record and other information known to us.

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DESCRIPTION OF SHARE CAPITAL

Share Capital

Our equity securities outstanding are comprised solely of ordinary shares and no preference shares. All of our issued and outstanding ordinary shares are fully paid. We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law. No ordinary shares are held by us on behalf of CBD Energy.

Recent issues

Within the past three years, we have sold our securities in transactions that have not been registered under the Securities Act of 1933, as described below. All of the securities described below were offered and issued outside the United States in transactions not required to be registered under the Securities Act pursuant to Regulation S thereunder.

During our 2011 fiscal year, we issued a total of 264,619 ordinary shares as follows:

Issue Date	Number Of Shares	Issue Price Per Share A$
October 18, 2010	32,705	39.00
October 25, 2010	4,038	42.00
October 28, 2010	39,950	39.00
February 4, 2011	187,926	30.00

On February 9, 2011, we borrowed A$10.0 million pursuant to a convertible loan agreement with WHSP, referred to as the Series 2 Notes, which were subsequently repaid to a principal balance of A$6.5 million and the Series 2 Note terms were amended. Under the amended note terms, interest accrued at an annual rate of 15% on the principal balance and the Series 2 Notes are convertible to the extent that the number of shares issued on conversion shall not exceed 133,333 ordinary shares based on a conversion price that is the lesser of A$36.00 per ordinary share or 90% of the VWAP of our ordinary shares for the 30 days prior to conversion. The Series 2 lender was also issued warrants pursuant to which it may acquire, at any time prior to May 28, 2017, up to 66,667 of our ordinary shares at an exercise price of A$8.25 per share.

On October 31, 2011, we issued 63,891 ordinary shares at a price of A$27.00 per share.

In December 2011, we issued convertible notes to an investor consortium for US$2.0 million and in March 2012, issued an additional US$0.4 million of such notes, collectively referred to as the 2011 Notes

In December, 2012, we issued installment notes in the principal amount of US$750,000 to a former trade creditor (the “Series A Installment Notes”). The Series A Installment Notes do not bear interest and are payable in 18 equal monthly installments of US$41,667, beginning in January 2013, in cash or, at our discretion, our ordinary shares. If we issue ordinary shares in payment of note installments, the price per share is calculated based on the weighted average price of our shares for the five trading days preceding the issuance of such shares. As of February 28, 2014, 13 installments have been paid through the issuance of 180,624 ordinary shares and the outstanding principal balance of the Series A Installment Notes was US$208,333. The holder of the Series A Installment Notes also received warrants to purchase 11,792 of our ordinary shares at an exercise price of A$3.90 per share, which expire on December 12, 2017, none of which have been exercised as of the date of this prospectus.

On January 14, 2013, we issued 11,477 ordinary shares at a price of A$5.70 per share and, on February 13, 2013, we issued 31,046 ordinary shares at a price of A$7.80 per share. In May 2013, we announced a share purchase plan in which our eligible shareholders could participate.  Under the share purchase plan, these shareholders were offered the opportunity to purchase our ordinary shares having a value of up to A$15,000 at a price per ordinary share of A$3.90, a 20% discount to the post-split adjusted volume weighted average price of our ordinary shares over the 20 business days prior to May 3, 2013.  The offer to acquire our ordinary shares under the share purchase plan was closed on June 17, 2013 and 53,077 ordinary shares were subscribed, raising gross proceeds of A$207,000.  On June 27, 2013 we issued 72,211 ordinary shares at a price of A$2.40 per share. After giving effect to the share purchase plan and other issuances, as of June 30, 2013, we had 1,742,824 ordinary shares outstanding.

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On January 22, 2014, we issued 118,649 ordinary shares, of which 95,315 ordinary shares were issued at a price of A$3.06 per share and 23,333 ordinary shares were issued at a price of A$3.60 per share.

On February 5, 2014, we issued 171,721 ordinary shares, of which 163,388 ordinary shares were issued at a price of A$3.00 per share and 8,333 ordinary shares were issued at a price of A$3.30 per share.

After giving effect to the January 22, 2014 and February 5, 2014 share issuances and the February 6, 2014 1-for-300 reverse stock split, we had 2,032,013 ordinary shares outstanding as of February 28, 2014.

As of March 31, 2014, we had outstanding warrants and options to purchase 380,712 of our ordinary shares in the amounts and at the exercise prices shown below:

Expiry Date	Exercise Price Per Share (A$)	Vested and Exercisable at June 30, 2013
12/31/14	75.00	1,166
05/28/15	8.25	66,666
05/30/17	3.90	100,055
12/12/17	15.90	15,723
12/30/17	15.90	43,163
02/13/18	3.90	153,939
Total		380,712

As of March 31, 2014, we had outstanding various notes that entitled the holders to convert such notes into an aggregate of 795,359 of our ordinary shares as further described above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Equity-linked Notes.”

Representative’s Warrants

Please see “Underwriting — Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative’s Warrants prior to the closing of this offering.

Constitution

Our constituent document is a Constitution. The Constitution is subject to the terms of the Corporations Act 2001 (Cth). The Constitution may be amended or repealed and replaced by special resolution of shareholders, which is a resolution of which notice has been given and that has been passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution. The Constitution cannot override many of the key provisions contained in the Corporations Act 2001 (Cth).

Purposes and Objects

As a public company we have all the rights, powers and privileges of a natural person. Our Constitution does not provide for or prescribe any specific objects or purposes.

The Powers of the Directors

Under the provision of our Constitution our directors may exercise all the powers of our company and do all such acts and things which the company is authorised or permitted to exercise and do and which are not by this constitution or by statute directed or required to be exercised or done by the company in a general meeting.

Rights Attached to Our Ordinary Shares

All of our issued shares are ordinary shares and as such the rights pertaining to these ordinary shares are the same. There are no ordinary shares that have superior or inferior rights.

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The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited. All our outstanding ordinary shares are validly issued and fully paid. The rights attached to our ordinary shares are as follows:

Dividend Rights. The directors may declare that a dividend, whether interim or final, be paid to the members out of profits according to the shareholders’ pro rata shareholdings and the directors may fix the amount, the time for payment and the method of payment. Directors may pay a preferential dividend if preferential dividends are payable on preference shares. No dividend is payable except in accordance with the Corporations Act 2001 (Cth) as amended from time to time and no dividend carries interest as against the Company.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person, or by proxy, attorney or representative appointed pursuant to our Constitution. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, the required quorum consists of any two members present in person, or by proxy, attorney or representative appointed pursuant to our Constitution. The meeting is dissolved if a quorum is not present within 30 minutes from the time appointed for the meeting.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy, or by written ballot and voting thereon. Under our Constitution, a special resolution, such as amending our Constitution, approving any change in capitalization, winding-up, authorization of a class of shares with special rights or preferences, or other changes as specified in our Constitution, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballet, and voting thereon.

Rights in Our Profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the Event of Liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, and the passing of a special resolution giving effect to the following, our assets will be distributed to the holders of ordinary shares in proportion to the capital at the commencement of the liquidation paid up or that ought to have been paid up on the shares held by them, respectively. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights, such as the right in winding up to payment in cash of the amount then paid up on the share, and any arrears of dividend in respect of that share, in priority to any other class of shares.

Ability to issue Preference Shares

The company has the ability to issue preference shares in accordance with our Constitution. Preference share holders have (i) limited voting rights as compared to holders of ordinary shares and (ii) the right in priority to any payment of a dividend and the right in winding up to payment in cash then paid up on it and any arreas of dividend to any other class of shares. Any redemption of preference shares must be in accordance with the Corporations Act. The company has no preference shares outstanding.

Changing Rights Attached to Shares

According to our Constitution, the rights attached to any class of shares, unless otherwise provided by the terms of the class, may be varied with either the written consent of the holders of not less than 75% of the issued shares of that class or the sanction of a special resolution passed at a separate general meeting of the shares of that class.

Annual and Extraordinary Meetings

Our directors must convene an annual meeting of shareholders at least once every calendar year, within five months of our last fiscal year-end balance sheet data. Notice of at least 21 days prior to the date of the meeting is required. A general meeting may be convened by any director, or one or more shareholders holding in the aggregate at least 5% of our issued capital. A general meeting must be called by the directors if requested by one or more shareholders holding in aggregate at least 5% of our issued capital or at least 100 shareholders who are entitled to vote. The directors must call the meeting not more than 21 days after the request is made. The meeting must be held not later than two months after the request is given.

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Limitations on the Rights to Own Securities in Our Company

As discussed below in "Foreign Acquisitions and Takeovers Act 1975 and Corporations Act 2001" there are certain limitations on the percentage of shares a person may hold in our company. Nothing in our Constitution restricts in any way the ownership or voting of shares in our company.

Changes in Our Capital

Our directors may in their discretion issue securities to persons on such terms and conditions for such consideration as the directors see fit.

Exchange Controls

Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars or other currencies. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transaction, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply and under such there are either exemptions or limitations on the level of tax to be withheld.

The Foreign Acquisitions and Takeovers Act 1975 and Corporations Act 2001

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act 1975, or the Foreign Takeovers Act. Australia's Foreign Investment Policy (Policy) operates alongside the Foreign Takeovers Act and places further limitations on foreign acquisitions. Although the Policy does not have the force of law, the Treasurer will refer to it in making decisions under the Foreign Takeovers Act. Further, non-compliance can lead to negative impacts such as negative views on future FIRB applications and strained relations between the company and the government.

Under the Foreign Takeovers Act, as currently in effect, any foreign person, together with associates, or parties acting in concert, is prohibited from acquiring 15% or more of the shares in any company having total assets of A$248 million or more (or A$1,078 million or more in case of U.S. investors in non-sensitive sectors) without the Australian Treasurer’s prior approval. “Associates” is a broadly defined term under the Foreign Takeovers Act and includes:

•	spouses, lineal ancestors and descendants, and siblings;

•	partners, officers of companies, the company, employers and employees, and corporations;

•	their shareholders related through substantial shareholdings or voting power;

•	corporations whose directors are controlled by the person, or who control a person; and

•	associations between trustees and substantial beneficiaries of trust estates.

In addition, if a foreign person acquires shares in a company having total assets of A$248 million or more (or A$1,078 million or more in case of U.S. investors) and, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate, seeking approval for the transaction would be advisable. It is not an offence to complete such a transaction, however if such a transaction proceeded unapproved, the Treasurer would retain residual transaction blocking and divestment rights if he forms the view that such a transaction is against the “national interest.” Effectively this means that if the approval was not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ordinary shares. At present, we do not have total assets of A$248 million or more. At this time, our total assets do not exceed any of the above thresholds and therefore no approval would be required from the Australian Treasurer. Nonetheless, should our total assets exceed the threshold in the future, we will need to be mindful of the number of ordinary shares that can be made available, and monitor the 40% aggregate shareholding threshold for foreign persons (together with their associates) to ensure that it will not be exceeded without an application to the Australian Treasurer’s for approval having been contemplated and submitted if considered necessary.

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Each foreign person seeking to acquire holdings in excess of the above caps (including their associates, as the case may be) would need to complete an application form setting out the proposal and relevant particulars of the acquisition/shareholding. The Australian Treasurer then has 30 days to consider the application and make a decision. However, the Australian Treasurer may extend the period by up to a further 90 days by publishing an interim order. As for the risk associated with seeking approval, the Policy provides that the Australian Treasurer may reject an application if it is contrary to the national interest.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Foreign Takeovers Act. In such event, we would be required to obtain the approval of the Australian Treasurer for our company, together with our associates, to acquire (i) more than 15% of an Australian company or business with assets totaling over A$248 million; or (ii) any direct or indirect ownership in Australian residential real estate and certain non-residential real estate.

The percentage of foreign ownership in our company would also be included in determining the foreign ownership of any Australian company or business in which it may choose to invest. Because we have no current plans for any such acquisition and do not own any property, any such approvals required to be obtained by us as a foreign person under the Foreign Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Subject to certain exceptions under the Corporations Act, acquisitions of interests in voting shares of our company will be prohibited where, as a result of the acquisition, the acquirer’s or someone else’s voting power (as defined in the Corporations Act) in our company increases to more than 20.0% or from a starting point that is above 20.0% and below 90.0%. The definition of voting power in the Corporations Act is broad, and includes control by persons or their associates over voting or disposal of voting shares. There are a number of exceptions to the prohibition, the most important of which permit: (i) acquisitions under a formal takeover bid made in accordance with the Corporations Act in which all shareholders can participate; (ii) acquisitions resulting from a court-approved scheme of arrangement; (iii) acquisitions made with specified shareholder approvals (where no votes are cast in favor by the parties to the transaction or their associates); and (iv) acquisitions of no more than 3.0% of voting power (as defined in the Corporations Act) every six months. Australian law requires all holders of a class of shares to be treated equally under a takeover bid and prescribes various aspects of the conduct of a takeover bid, including timing and disclosure requirements.

In addition, on application by a person, the Australian Takeovers Panel may declare that unacceptable circumstances exist in relation to the affairs of our company. Such a declaration may be made where it appears to the Panel that, among other things, circumstances are unacceptable having regard to the effect the circumstances have had, are having, will have or are likely to have on the control, or potential control, of our company or the acquisition, or proposed acquisition, by a person of a substantial interest in our company. A declaration can be made whether or not the circumstances constitute a contravention of the Corporations Act. If a declaration is made, the Panel may make a wide range of remedial orders.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires the transfer of shares in our company to be made in writing if the company's shares are not quoted on the Australian Securities Exchange. Under current stamp duty legislation no stamp duty will be payable in Australia on the transfer of ordinary shares.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, there will be outstanding             ordinary shares representing approximately         % of our issued and outstanding shares (assuming no exercise of the underwriters' over-allotment option). All of the ordinary shares sold in this offering will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect the prevailing market price of our ordinary shares. In addition, immediately following this offering, holders of our ordinary shares, including our directors and executive officers, will hold               ordinary shares. However, our directors, and executive officers expect to enter into lock-up agreements with the representative as set forth below.

Lock-up Agreements

We have agreed with the underwriters that we will not, without the prior written consent of National Securities, sell any additional ordinary shares or issue any additional shares of our capital stock or securities convertible into or exchangeable for shares of our capital stock for a period of 180 days (subject to extensions) after the date of this prospectus, except that we may issue ordinary shares upon the exercise of outstanding options and warrants.

Our executive officers and directors, who will hold an aggregate of       ordinary shares upon completion of this offering, have agreed that they will not, without the prior written consent of National Securities, offer, sell, pledge or otherwise dispose of any of their shares of our capital stock or securities convertible into or exchangeable for shares of our capital stock, or any rights to purchase, any shares of our capital stock, or publicly announce an intention to effect any of these transactions, for a period of 180 days (subject to extensions) after the date of this prospectus, except that nothing will prevent any of them from exercising outstanding options and warrants. These lock-up agreements are subject to such holders' rights to transfer their shares of our capital stock or securities convertible into or exchangeable for shares of our capital stock as a bona fide gift or to a trust for the benefit of an immediate family member or to a wholly-owned subsidiary, provided that such donee or transferee agrees in writing to be bound by the terms of the lock-up agreement.

We have been advised by National Securities that they may, in their discretion, waive the lock-up agreements but that they have no current intention of releasing any securities subject to a lock-up agreement. The release of any lock-up would be considered case by case. In considering any request to release any securities covered by a lock-up agreement, National Securities may consider, among other factors, the particular circumstances surrounding the request, including but not limited to the number of securities requested to be released, market conditions, the possible impact on the market for our ordinary shares, the trading price of our ordinary shares, historical trading volumes of our ordinary shares, the reasons for the request and whether the person seeking the release is one of our officers or directors. No agreement has been made between us or any holders of our securities pursuant to which National Securities will waive the lock-up restrictions.

Taking into account the lock-up agreements, and assuming National Securities do not release any holders from these agreements, an additional               ordinary shares will be eligible for sale in the public market subject to volume, manner of sale, and other limitations under Rules 144 and 701 beginning 180 days after the date of this prospectus (unless the lock-up period is extended as described in “Underwriting”).

Outstanding Ordinary Shares

Under applicable law and regulation, all ordinary shares outstanding on the date hereof, and all ordinary shares underlying securities exercisable for or convertible into our ordinary shares are freely tradable and generally will remain so after consummation of this offering. However, the ordinary shares held by our directors, and executive officers will be subject to the lock-up agreements set forth above. Other holders of our securities have not agreed to enter into such lock-up agreements and will be able to freely sell their ordinary shares.

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Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates, or persons selling shares on behalf of our affiliates, are entitled to sell, upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of our ordinary shares then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates, or persons selling shares on behalf of our affiliates, are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. There are         ordinary shares currently subject to Rule 144.

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TAXATION

The following is a discussion of the material Australian and U.S. federal income tax consequences of an investment in our ordinary shares based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, the views expressed in the discussion might not be accepted by the tax authorities in question or by court. The discussion is not intended, and should not be construed, as legal or professional tax advice and does not exhaust all possible tax considerations.

Holders of our ordinary shares should consult their own tax advisors as to the United States, Australian or other tax consequences of the purchase, ownership and disposition of ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

Australian Tax Consequences

In this section we discuss the material Australian tax considerations that apply to non-Australian tax residents with respect to the acquisition, ownership and disposal of the absolute beneficial ownership of ordinary shares. This discussion is based upon existing Australian tax law as of the date of this prospectus, which is subject to change, possibly retrospectively. This discussion does not address all aspects of Australian income tax law that may be important to particular investors in light of their individual investment circumstances, such as shares held by investors subject to special tax rules (for example, financial institutions, insurance companies or tax exempt organizations). In addition, this summary does not discuss any foreign or state tax considerations, other than stamp duty. Prospective investors are urged to consult their tax advisors regarding the Australian and foreign income and other tax considerations of the purchase, ownership and disposition of shares.

Taxation of Dividends

Australia operates a dividend imputation system under which dividends may be declared to be “franked” to the extent of tax paid on company profits. Fully franked dividends are not subject to dividend withholding tax. Dividends payable to non-Australian resident shareholders that are not operating from an Australian permanent establishment (“Foreign Shareholders”) will be subject to dividend withholding tax, to the extent the dividends are not foreign sourced and declared to be conduit foreign income (CFI) and are unfranked. Dividend withholding tax will be imposed at 30%, unless a shareholder is a resident of a country with which Australia has a double taxation agreement and qualifies for the benefits of the treaty. Under the provisions of the current Double Taxation Convention between Australia and the United States, the Australian tax withheld on unfranked dividends that are not CFI paid by us to which a resident of the United States is beneficially entitled is limited to 15%.

If a company that is a Foreign Shareholder owns a 10% or more interest, the Australian tax withheld on dividends paid by us to which a resident of the United States is beneficially entitled is limited to 5%. In limited circumstances the rate of withholding can be reduced to nil.

Tax on Sales or other Dispositions of Shares - Capital Gains Tax

Foreign Shareholders will not be subject to Australian capital gains tax on the gain made on a sale or other disposal of our shares, unless they, together with associates, hold 10% or more of our issued capital, at the time of disposal or for 12 months of the last 2 years.

Foreign Shareholders who, together with associates, own a 10% or more interest would be subject to Australian capital gains tax if more than 50% of our direct or indirect assets determined by reference to market value, consists of Australian land, leasehold interests or Australian mining, quarrying or prospecting rights. Double Taxation Convention between the United States and Australia is unlikely to limit the amount of this taxable gain. Australian capital gains tax applies to net capital gains at a taxpayer’s marginal tax rate. Net capital gains are calculated after reduction of capital losses, which may only be offset against capital gains.

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Tax on Sales or other Dispositions of Shares - Shareholders Holding Shares on Revenue Account

Some Foreign Shareholders may hold shares on revenue rather than on capital account, for example, share traders. These shareholders may have the gains made on the sale or other disposal of the shares included in their assessable income under the ordinary income provisions of the income tax law, if the gains are sourced in Australia.

Foreign Shareholders assessable under these ordinary income provisions in respect of gains made on shares held on revenue account would be assessed for such gains at the Australian tax rates for non-Australian residents, which start at a marginal rate of 32.5%. For Foreign Shareholders that are corporations, the tax rate would be 30%. Some relief from Australian income tax may be available to such non-Australian resident shareholders under the Double Taxation Convention between the United States and Australia.

To the extent an amount would be included in a Foreign Shareholder’s assessable income under both the capital gains tax provisions and the ordinary income provisions, the capital gain amount would generally be reduced, so that the shareholder would not be subject to double tax on any part of the income gain or capital gain.

Dual Residency

If a shareholder were a resident of both Australia and the United States under those countries’ domestic taxation laws, that shareholder may be subject to tax as an Australian resident. If, however, the shareholder is determined to be a U.S. resident for the purposes of the Double Taxation Convention between the United States and Australia, the Australian tax applicable would be limited by the Double Taxation Convention. Shareholders should obtain specialist taxation advice in these circumstances.

Stamp Duty

No transfer duty is payable by Australian residents or foreign residents on the trading of shares that are quoted on the NASDAQ or OTC BB.

Australian Death Duty

Australia does not have estate or death duties. As a general matter, no capital gains tax liability is realized upon the inheritance of a deceased person’s shares. The disposal of inherited shares by beneficiaries, may, however, give rise to a capital gains tax liability if the gain falls within the scope of Australia’s jurisdiction to tax (as discussed above).

Goods and Services Tax

The issue or transfer of shares will not incur Australian goods and services tax.

United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax considerations applicable to an investment in ordinary shares by a U.S. holder, as defined below, that will hold the ordinary shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address the tax consequences to any particular holder nor any tax considerations that may apply to holders subject to special tax rules, such as banks, insurance companies, individual retirement and other tax-deferred accounts, regulated investment companies, individuals who are former U.S. citizens or former long-term U.S. residents, dealers in securities or currencies, tax-exempt entities, persons subject to the alternative minimum tax, persons that hold ordinary shares as a position in a straddle or as part of a hedging, constructive sale or conversion transaction for U.S. federal income tax purposes, persons that have a functional currency other than the U.S. dollar, persons that own (directly, indirectly or constructively) 10% or more of our equity or persons that are not U.S. holders.

In addition, this discussion does not address any state, local or non-U.S. tax considerations (other than the discussion below relating to certain withholding rules and the United States — Australian income tax treaty). Each U.S. holder is urged to consult its tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in our ordinary shares.

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In this section, a “U.S. holder” means a beneficial owner of ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has an election in effect under applicable income tax regulations to be treated as a U.S. person.

As used in this section, a “non-U.S. holder” is a beneficial owner of ordinary shares that is not a U.S. holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that will hold ordinary shares should consult their tax advisors.

You are urged to consult your own tax advisor with respect to the U.S. federal, as well as state, local and non-U.S., tax consequences to you of acquiring, owning and disposing of ordinary shares in light of your particular circumstances, including the possible effects of changes in U.S. federal and other tax laws.

Dividends

Subject to the passive foreign investment company rules, discussed below, U.S. holders will include as dividend income the U.S. dollar value of the gross amount of any distributions of cash or property (without deduction for any withholding tax), other than certain pro rata distributions of ordinary shares, with respect to ordinary shares to the extent the distributions are made from our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. A U.S. holder will include the dividend income at the time of receipt. To the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits, as so determined, the excess will be treated first as a tax-free return of the U.S. holder’s tax basis in the ordinary shares and thereafter as capital gain. Notwithstanding the foregoing, we do not intend to maintain calculations of earnings and profits, as determined for U.S. federal income tax purposes. Consequently, any distributions generally will be reported as dividend income for U.S. information reporting purposes. See “Backup Withholding Tax and Information Reporting” below. Dividends paid by us will not be eligible for the dividends-received deduction generally allowed to U.S. corporate shareholders.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual, trust or estate with respect to the ordinary shares will be subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends.” Dividends paid on ordinary shares will be treated as qualified dividends if either (i) we are eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules, (ii) the dividends are, with respect to ordinary shares, readily tradable on a U.S. securities market, provided that we are not, in the year prior to the year in which the dividend was paid, and are not, in the year which the dividend is paid, a PFIC and (iii) certain holding period requirements are met. The Agreement between the Government of the United States of America and the Government of Australia for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Treaty”) has been approved for the purposes of the qualified dividend rules, and we expect to qualify for benefits under the Treaty. We have applied to list the ordinary shares on The NASDAQ. Provided that the listing is approved, U.S. Treasury Department guidance indicates that the ordinary shares will be readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on ordinary shares will meet conditions (i) and (ii), described above. Accordingly, dividends we pay generally should be eligible for the reduced income tax rate. However, the determination of whether a dividend qualifies for the preferential tax rates must be made at the time the dividend is paid. U.S. holders should consult their own tax advisers.

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Includible distributions paid in Australian dollars, including any Australian withholding taxes, will be included in the gross income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the Australian dollars are converted into U.S. dollars at that time. If Australian dollars are converted into U.S. dollars on the date of actual or constructive receipt, the tax basis of the U.S. holder in those Australian dollars will be equal to their U.S. dollar value on that date and, as a result, a U.S. holder generally should not be required to recognize any foreign exchange gain or loss.

If Australian dollars so received are not converted into U.S. dollars on the date of receipt, the U.S. holder will have a basis in the Australian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the Australian dollars generally will be treated as ordinary income or loss to such U.S. holder and generally such gain or loss will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Dividends received by a U.S. holder with respect to ordinary shares will be treated as foreign source income, which may be relevant in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For these purposes, dividends will be categorized as “passive” or “general” income depending on a U.S. holder’s circumstance.

Subject to certain complex limitations, a U.S. holder generally will be entitled, at its option, to claim either a credit against its U.S. federal income tax liability or a deduction in computing its U.S. federal taxable income in respect of any Australian taxes withheld by us. If a U.S. holder elects to claim a deduction, rather than a foreign tax credit, for Australian taxes withheld by us for a particular taxable year, the election will apply to all foreign taxes paid or accrued by or on behalf of the U.S. holder in the particular taxable year.

You may not be able to claim a foreign tax credit (and instead may claim a deduction) for non-U.S. taxes imposed on dividends paid on the ordinary shares if you (i) have held the ordinary shares for less than a specified minimum period during which you are not protected from risk of loss with respect to such shares, or (ii) are obligated to make payments related to the dividends (for example, pursuant to a short sale).

The availability of the foreign tax credit and the application of the limitations on its availability are fact specific. You are urged to consult your own tax advisor as to the consequences of Australian withholding taxes and the availability of a foreign tax credit or deduction. See “Australian Tax Considerations — Taxation of Dividends.”

Sale or Exchange of Ordinary Shares

Subject to the passive foreign investment company rules, discussed below, a U.S. holder generally will, for U.S. federal income tax purposes, recognize capital gain or loss on a sale, exchange or other disposition of ordinary shares equal to the difference between the amount realized on the disposition and the U.S. holder’s adjusted tax basis in the ordinary shares. Any gain or loss recognized on a sale, exchange or other disposition of ordinary shares will generally be long-term capital gain or loss if the U.S. holder has held the ordinary shares for more than one year. Generally, for U.S. holders who are individuals (as well as certain trusts and estates), long-term capital gains are subject to U.S. federal income tax at preferential rates. For foreign tax credit limitation purposes, gain or loss recognized upon a disposition generally will be treated as from sources within the United States. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes.

You should consult your own tax advisor regarding the availability of a foreign tax credit or deduction in respect of any Australian tax imposed on a sale or other disposition of ordinary shares. See “Australian Tax Considerations — Tax on Sales or other Dispositions of Shares.”

Passive Foreign Investment Company Considerations

A non-U.S. corporation will be treated as a passive foreign investment company (a “PFIC”) for any taxable year if either (a) at least 75% of its gross income for such taxable year consists of certain types of passive income or (b) at least 50% of gross assets during the taxable year, based on a quarterly average and generally by value, produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and out unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions and gains from assets that produce passive income. The average percentage of a corporation’s assets that produce or are held for the production of passive income generally is determined on the basis of the fair market value of the corporation’s assets at the end of each quarter. This determination is based on the adjusted tax basis of the corporation’s assets, however, if the corporation is a controlled foreign corporation, or CFC, that is not a publicly traded corporation for the taxable year. We would be treated as a CFC for any year on any day in which U.S. holders each own (directly, indirectly or by attribution) at least 10% of our voting shares and together own more than 50% of the total combined voting power of all classes of our voting shares or more than 50% of the total value of all of our shares. If we are treated as a CFC for U.S. federal income tax purposes for any portion of our taxable year that includes this offering, we would likely be classified as a PFIC for the current taxable year. The CFC determination involves a highly complex and technical factual analysis and, in certain cases such as our own, potentially cannot be made with complete certainty. However, although no assurances can be made in this regard because of these complexities, based on our current shareholder composition, we believe that we are not a CFC.

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Additionally, in determining whether a foreign corporation is a PFIC, a pro-rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

The determination of whether or not we are a PFIC is a factual determination that must be determined annually at the close of each taxable year. Based on our business results for the last fiscal year and composition of our assets, we do not believe that we were a PFIC for U.S. federal income tax purposes for the taxable year ended June 30, 2013. Similarly, based on our business projections and the anticipated composition of our assets for the current and future years, we do not expect that we will be a PFIC for the taxable year ended June 30, 2014. If our actual business results do not match our projections, it is possible that we may become a PFIC in the current or any future taxable year.

If we are a PFIC for any taxable year during which a U.S. holder holds ordinary shares, any “excess distribution” that the holder receives and any gain realized from a sale or other disposition (including a pledge) of such ordinary shares will be subject to special tax rules, unless the holder makes a mark-to-market election or qualified electing fund election as discussed below. Any distribution in a taxable year that is greater than 125% of the average annual distribution received by a U.S. holder during the shorter of the three preceding taxable years or such holder’s holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for the ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were classified as a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year, other than a pre-PFIC year, will be subject to income tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year (other than a pre-PFIC year).

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating loss, and gains (but not losses) realized on the transfer of the ordinary shares cannot be treated as capital gains, even if the ordinary shares are held as capital assets. In addition, non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

If we are a PFIC for any taxable year during which any of our non-U.S. subsidiaries is also a PFIC (i.e., a lower-tier PFIC), a U.S. holder of ordinary shares during such year would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by a lower-tier PFIC and a disposition of shares of a lower-tier PFIC even though such U.S. holder would not receive the proceeds of those distributions or dispositions. You should consult your tax advisors regarding the tax consequences if the PFIC rules apply to any of our subsidiaries.

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If a U.S. holder owns ordinary shares during any year in which we are a PFIC and the U.S. holder recognizes gain on a disposition of our ordinary shares or receives distributions with respect to our ordinary shares, the U.S. holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. holder’s federal income tax return for that year. Additionally, recently enacted legislation creates an additional annual filing requirement for U.S. persons who are shareholders of a PFIC. However, pursuant to recently issued guidance, this additional filing obligation is suspended until the IRS releases the relevant final form. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

A U.S. holder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a “qualified electing fund” election. The availability of this election with respect to our ordinary shares requires that we provide information to shareholders making the election. We do not intend to provide you with the information you would need to make or maintain a qualified electing fund election and you will, therefore, not be able to make such an election with respect to your ordinary shares.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to our ordinary shares, provided that the listing of the ordinary shares on The NASDAQ is approved and that the ordinary shares are regularly traded. We anticipate that our ordinary shares should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes a valid mark-to-market election for the ordinary shares, the electing U.S. holder will include in income each taxable year that we are a PFIC, an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the holder’s taxable year over the adjusted basis in such ordinary shares. The U.S. holder is allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the holder’s taxable year. Deductions are allowable, however, only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. holder’s income for prior taxable years. Amounts included in the U.S. holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. The tax basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. A mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on an applicable exchange or the IRS consents to the revocation of the election.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. holder may continue to be subject to the general PFIC rules described above with respect to such U.S. holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

U.S. holders are urged to contact their own tax advisors regarding the determination of whether we are a PFIC and the tax consequences of such status.

Medicare Tax

An additional 3.8% tax is imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over US$200,000 (or US$250,000 in the case of joint filers or US$125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally includes interest, dividends (including dividends paid with respect to our ordinary shares), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of an ordinary share) and certain other income, reduced by any deductions properly allocable to such income or net gain. U.S. holders are urged to consult their tax advisors regarding the applicability of this tax to their income and gains in respect of an investment in the ordinary shares.

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Backup Withholding Tax and Information Reporting Requirements

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability. A U.S. holder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. U.S. holders are urged to contact their own tax advisors as to their qualification for an exemption from backup withholding tax and the procedure for obtaining this exemption.

Foreign asset reporting

Certain U.S. holders who are individuals are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The discussion above is not intended to constitute a complete analysis of all tax considerations applicable to an investment in ordinary shares. You should consult with your own tax advisor concerning the tax consequences to you in your particular situation.

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UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of ordinary shares listed opposite their respective name below. The underwriters are committed to purchase and pay for all of the shares, if any are purchased, other than those shares covered by the over-allotment option we describe below. The underwriting agreement also provides that if the underwriters default, this offering of our ordinary shares may be terminated.

Number of
Underwriter	Shares

National Securities Corporation
Northland Securities, Inc.
Total

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose to initially offer the ordinary shares to the public at US$              per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than US$               per share. After the initial offering of the shares, the underwriters may from time to time vary the offering prices and other selling terms.

Northland Capital Markets is the trade name for certain equity capital markets and investment banking activities of Northland Securities, Inc., member of FINRA/SIPC.

Over-allotment Option to Purchase Additional Shares. We have granted to National Securities Corporation an option to purchase up to an additional                 ordinary shares from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. National Securities Corporation may exercise this option any time during the 45-day period after the date of this prospectus, but only to cover over-allotments, if any, including as described below.

Discounts and Commissions. The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us. These amounts are shown assuming both with no exercise and with full exercise of the over-allotment option. We have also agreed to pay up to US$                of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters. In no event will the total compensation payable to the underwriters and any other member of the Financial Industry Regulatory Authority, Inc. (or FINRA) or independent broker-dealer (including any financial advisor) in connection with the sale of the ordinary shares offered hereby exceed 8.0% of the gross proceeds of this offering. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount was determined through arms’ length negotiations between us and the underwriters.

	Per Share	Total with no Over- Allotment	Total with Over- Allotment

Public offering price	US$	US$	US$
Underwriting discount to be paid to the underwriter by us	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

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We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be US$                       . This includes US$                     of fees and expenses of the underwriters. These expenses are payable by us.

Market for Ordinary Shares. Our ordinary shares are quoted on the over-the-counter bulletin, or OTC BB, under the trading symbol “CBDFN.” We have applied to list our ordinary shares on The NASDAQ Capital Market under the symbol “CBDE.”

Indemnification and Contribution. We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Underwriters’ Warrants. We have agreed to issue to the underwriters warrants to purchase up to a total of                 ordinary shares (4% of the ordinary shares sold in this offering, including the over-allotment). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the five-year period commencing on the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. Each of the underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Lock-up Agreements. Our directors and executive officers have agreed to certain restrictions on their ability to sell additional ordinary shares for a period of 180 days after the date of this prospectus. They have agreed not to offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any ordinary shares, options or warrants to acquire ordinary shares, or any related security or instrument, without the prior written consent of National Securities Corporation. The agreement provides exceptions for (i) bona fide gifts or transfers by will or intestacy, (ii) transfers to any trust for the direct or indirect benefit of the shareholder or the immediate family of the shareholder, (iii) transfers to limited partners or shareholders of the shareholder and (iv) transfers to a charity or educational institution.

Stabilization. To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the ordinary shares for their own account by selling more ordinary shares than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing ordinary shares in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the ordinary shares by bidding for or purchasing ordinary shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in the offering are reclaimed if ordinary shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the ordinary shares to the extent that it discourages resale of the ordinary shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, the underwriters (and selling group members) may also engage in passive market making transactions in the ordinary shares. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the ordinary shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by the underwriters participating in this offering and the underwriters may distribute prospectuses electronically. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus, or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

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Other Relationships with the Underwriter. From time to time in the ordinary course of business, the underwriters and its respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial services for us for which it received, or will receive, customary fees and reimbursement of expenses.

Offer Restrictions Outside the United States. Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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NOTICE TO INVESTORS

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is or was implemented in that Relevant Member State (the “Relevant Implementation Date”), the ordinary shares may not be offered or sold to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive (defined below) and the 2010 Amending Directive (defined below), except that the ordinary shares, with effect from and including the Relevant Implementation Date, may be offered to the public in that Relevant Member State at any time:

(a) to persons or entities that are “qualified investors” as defined in the Prospectus Directive or, if that Relevant Member State has implemented the 2010 Amending Directive, as defined in the 2010 Amending Directive;

(b) by the underwriters to (i) fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive); or (ii) if that Relevant Member State has implemented the 2010 Amending Directive, fewer than 150 natural or legal persons (other than “qualified investors” as defined in the 2010 Amending Directive); and

(c) in any circumstances falling within Article 3(2) of the Prospectus Directive as amended (to the extent implemented in that Relevant Member State) by Article 1(3) of the 2010 Amending Directive, provided that no such offering of ordinary shares shall result in a requirement for the publication by us or the underwrites of a prospectus pursuant to Article 3 of the Prospectus Directive as amended (to the extent implemented in that Relevant Member State) by Article 1(3) of the 2010 Amending Directive.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression “2010 Amending Directive” means Directive 2010/73/EU and includes any relevant implementing measure in each Member State.

Additional Notice to Investors in the United Kingdom

Each underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after issue. Any person acquiring securities must observe such Australian on sale restrictions.

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EXPENSES RELATING TO THIS OFFERING

The following table sets forth the expenses to be paid by us, other than estimated underwriting discounts and commissions, in connection with our offer and sale of the ordinary shares. All amounts shown are estimates except for the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee:

SEC registration fee	US $	1,854
The NASDAQ Capital Market listing fee	US $	50,000
Financial Industry Regulatory Authority Inc. filing fee	US $	2,570
Printing expenses	US $	25,000
Legal fees and expenses	US $	394,000
Accounting fees and expenses	US $	180,000

Total	US $	653,424

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Reed Smith, LLP, New York, New York. In addition, legal matters relating to Australia in connection with this offering will be passed upon for us by Clayton Utz, Sydney, Australia. Duane Morris LLP, Philadelphia, Pennsylvania is acting as counsel to the underwriters in this offering.

EXPERTS

The consolidated financial statements of CBD Energy Limited as of June 30, 2013 and 2012, and for each  of the two years in the period ended June 30, 2013, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are a limited liability, joint-stock corporation incorporated under the laws of Australia. Most of our directors, executive officers and statutory auditors reside in Australia. All or substantially all of our assets and the assets of these persons are located in Australia and elsewhere outside the United States. It may not be possible, therefore, for U.S. investors to effect service of process within the United States upon us or these persons or to enforce against us or these persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is a concern as to the enforceability in Australia, in original actions or in actions for enforcement of judgment of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, a registration statement on Form F-1 under the Securities Act for the ordinary shares offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

129

CBD ENERGY LTD

Index to Unaudited Consolidated Financial Statements

as of December 31, 2013 and for the Six Month Periods Ended December 31, 2013 and 2012

Page

Consolidated Statement of Comprehensive Income for the six month period ended December 31, 2013	F-2

Consolidated Statement of Financial Position at December 31, 2013 and June 30, 2013	F-3

Consolidated Statement of Changes in Equity for the six month period ended December 31, 2013 and 2012	F-4

Consolidated Statement of Cash Flows for the six month period ended December 31, 2013 and 2012	F-5

Notes to the Consolidated Financial Statements	F-6 to F-40

F-1

Statement of Comprehensive Income

(Amounts in Australian dollars rounded to the nearest thousand $’000)

For the six month period ended December 31, 2013		Consolidated
	Note	December 31 2013 $’000	December 31 2012 $’000

Revenues from continuing operations	6	7,558	51,584
Other income	6	3,767	1,926
Cost of raw materials, consumables used, and contractors		(2,660)	(30,981)
Employee benefit expenses	7	(5,567)	(7,499)
Compliance & consultants		(1,849)	(2,889)
Advertising and marketing		(311)	(337)
Travel costs		(227)	(535)
Occupancy expenses	7	(513)	(742)
Provision for impairment of receivables and bad debts written off		-	(112)
Other expenses	7	(1,955)	(1,248)
Depreciation and amortisation expenses	7	(316)	(498)
Finance costs	7	(2,092)	(3,133)
Impairment loss on available-for-sale financial assets	7	(3)	-
Impairment of financial assets and interest in joint ventures	7	(15)	(523)
(Loss)/profit from continuing operations before income tax		(4,183)	5,013
Income tax (expense)/benefit		-	-
Net (Loss)/profit from continuing operations		(4,183)	5,013

Net profit from discontinued operations	13 (b)	235	180

Net (Loss)/profit for the period		(3,948)	5,193
Attributable to:
Members of the parent		(3,948)	5,193

Other comprehensive income
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operation		(235)	-
Other comprehensive income for the period, net of tax		(235)	-
Total comprehensive income for the period		(4,183)	5,193

		Cents	Cents
Earnings per share for profit from continuing operations attributable to the ordinary equity holders of the company:
Basic earnings per share	8	(240)	318
Diluted earnings per share	8	(240)	264

Earnings per share for profit attributable to the ordinary equity holders of the company:
Basic earnings per share	8	(228)	330
Diluted earnings per share	8	(228)	273

The above statement of comprehensive income should be read in conjunction with the accompanying notes.

F-2

Statement of Financial Position

(Amounts in Australian dollars rounded to the nearest thousand $’000)

As at December 31, 2013

		Consolidated
	Note	December 31, 2013 $’000	June 30, 2013 $’000
ASSETS
Current assets
Cash and cash equivalents	9	5,577	932
Trade and other receivables	10	2,020	5,952
Inventories	11	484	1,611
Other current assets	12	1,318	463
Available-for-sale and other financial assets	13	10,800	-
Total current assets		20,199	8,958

Non-current assets
Other receivables	10	2,500	2,500
Available-for-sale and other financial assets	13	291	10,858
Plant and equipment		4,359	4,896
Goodwill and other intangible assets	14	15,557	15,898
Other non-current assets	12	94	97
Total non-current assets		22,801	34,249
TOTAL ASSETS		43,000	43,207

LIABILITIES
Current liabilities
Trade and other payables	15	12,489	22,113
Interest-bearing loans and borrowings	16	18,991	17,633
Current tax liabilities		447	447
Provisions		711	1,307
Total current liabilities		32,638	41,500

Non-current liabilities
Interest-bearing loans and borrowings	16	13,189	328
Provisions		86	109
Total non-current liabilities		13,275	437
TOTAL LIABILITIES		45,913	41,937
NET ASSETS		(2,913)	1,270

EQUITY
Equity attributable to equity holders of the parent
Contributed equity	17	109,620	109,620
Accumulated losses	18	(116,260)	(112,312)
Reserves	18	3,727	3,962
TOTAL EQUITY		(2,913)	1,270

The above statement of financial position should be read in conjunction with the accompanying notes.

F-3

Statement of Changes in Equity

(Amounts in Australian dollars rounded to the nearest thousand $’000)

For the six month period ended December 31, 2013

	Ordinary shares $’000	Share options reserve $’000	Available-for- sale reserve $’000	Translation reserve $’000	Accumu- lated losses $’000	Total $’000

At July 1, 2013	109,620	3,189	800	(27)	(112,312)	1,270
Profit/(loss) for period					(3,948)	(3,948)
Other comprehensive income	-	-	-	(235)	-	(235)
Total comprehensive income for the year	-	-	-	(235)	(3,948)	(4,183)

Transactions with owners in their capacity as owners
Shares issued	-	-	-	-	-	-
Share issue costs	-	-	-	-	-	-
Share-based payments for convertible notes	-	-	-	-	-	-
Balance at December 31, 2013	109,620	3,189	800	(262)	(116,260)	(2,913)

At July 1, 2012	109,083	2,689	-	-	(100,052)	11,720
Profit/(loss) for year	-	-	-	-	5,193	5,193
Other comprehensive income	-	-	-	-	-	-
Total comprehensive income for the year	-	-	-	-	5,193	5,193

Transactions with owners in their capacity as owners
Shares issued	-	-	-	-	-	-
Share issue costs	-	-	-	-	-	-
Share-based payments for convertible notes	-	288	-	-	-	288
Balance at December 31, 2012	109,083	2,977	-	-	(94,859)	17,201

The above statement of changes in equity should be read in conjunction with the accompanying notes.

F-4

Statement of Cash Flows

(Amounts in Australian dollars rounded to the nearest thousand $’000)

For the six month period ended December 31, 2013		Consolidated
	Note	December 31, 2013 $’000	December 31, 2012 $’000
Cash flow from operating activities
Receipts from customers (inclusive of GST)		12,872	50,203
Payments to suppliers and employees (inclusive of GST)		(20,848)	(36,552)
Finance costs		(166)	(2,454)
Interest received		1	11
Net cash flows used in operating activities		(8,141)	11,208

Cash flow from investing activities
Proceeds from the sale of subsidiary	13	1,588	-
Purchase of property, plant and equipment		(15)	(208)
Payment for investments		(250)	-
Net cash flows used in investing activities		1,323	(208)

Cash flow from financing activities
Net proceeds from borrowings		14,032	1,305
Repayment of borrowings	16	(1,921)	(14,274)
Payment of finance lease liabilities	16	(185)	(13)
Net cash flows from financing activities		11,926	(12,982)

Net (decrease) / increase in cash and cash equivalents		5,108	(1,982)
Cash and cash equivalents at beginning of period		469	2,522
Cash and cash equivalents at end of period	9	5,577	540

The above statement of cash flows should be read in conjunction with the accompanying notes.

F-5

Notes to the Financial Statements

1 Corporate information

CBD Energy Limited (“the Parent” or the “Company”) is a company limited by shares incorporated in Australia. CBD Energy Limited and its subsidiaries (“CBD” or the “Group”) is a group of entities that are principally involved in solar installations, mechanical services solutions, energy efficiency solutions and wind farm development.

The principal activities during the period of entities within the consolidated entity were:

•	providing residential, commercial and utility solar installations both domestically and internationally,
•	mechanical services solutions,
•	wind and other development projects, and
•	energy efficiency solutions.

Significant Changes in the State of Affairs

During the six month period there were no significant changes in the state of affairs of the consolidated entity.

The financial statements were authorised for issue by the directors on [•] April 2014. The directors have the power to amend and reissue the financial statements.

2 Summary of significant accounting policies

The principal accounting policies adopted in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated. The financial statements are for the consolidated entity consisting of CBD Energy Limited and its subsidiaries.

(a) Basis of preparation

The consolidated interim financial statements for the six months ended December 31, 2013 have been prepared in accordance with IAS34 Interim Financial Reporting.

The condensed consolidated interim financial statements do not include all the information and disclosures required in the annual financial statements, and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the consolidated entity as the full financial report.

It is recommended that the interim financial report be read in conjunction with the annual report for the year ended June 30, 2013.

The interim financial report has also been prepared on a historical cost basis, modified by the revaluation of available-for-sale financial assets, financial assets and liabilities (including derivative instruments) at fair value through profit or loss. CBD is a for-profit entity for the purpose of preparing the financial statements.

The interim financial report is presented in Australian dollars and all values are rounded to the nearest thousand dollars ($’000) unless otherwise stated.

(i) Going concern

The financial statements have been prepared on the basis of going concern which contemplates continuity of normal business activities and the realisation of assets and settlement of liabilities in the ordinary course of business. Key financial data for CBD for the six months ended December 31, 2013 and year ended June 30, 2013 is disclosed below:

Consolidated	Six months ended December 31, 2013 $’000	Year ended June 30, 2013 $’000

Cash at bank and in hand less overdraft[1]	5,577 [1]	469
Loss for the period/year	(3,948)	(12,260)
Net cash (outflow)/inflow from operating activities for the year / period	(8,141)	9,821
Net current liabilities	(12,439)	(32,542)

1.	Note that the current cash balance includes $5m of cash held by the company’s UK subsidiaries, the purpose of which is to develop solar projects in the United Kingdom.

F-6

Notes to the Financial Statements

2 Summary of significant accounting policies (continued)

(a) Basis of preparation (continued)

CBD has continued to experience operating and cashflow losses and a reduction in net assets. The net current liability position noted at December 31, 2013 and June 30, 2013 is explained by the convertible notes and other loans balances which have a range of maturity dates more than 12 months after balance date being classified as current liabilities. The convertible note and other loan agreements contain negative covenants and cross-default provisions that require ongoing compliance by CBD.

Events of non-compliance have occurred and although CBD has received no notices of default or non-compliance from any convertible noteholders or lenders, such breaches could trigger acceleration of some or all of the convertible notes and a demand for immediate payment. On April 17 2014 CBD received further waivers from the holders of the Series 1 and Series 2 Convertible Notes which waived any events of default arising under, or as a result of, any breach, ongoing breach or future breach under the Convertible Notes agreements arising from events that occurred prior to the date on which the waiver was granted.

Included in current liabilities, classified as “Interest bearing loans and borrowings” are the following obligations:

	December 31, 2013		June 30, 2013

Secured convertible notes (i)	US$	6,106,000	US$	6,350,000
Other Loan (ii)	A$	7,475,000	A$	6,500,000
Unsecured convertible notes (iii)	US$	2,995,000	US$	2,995,000

(i)	Secured convertible notes have a maturity date of May 30, 2015. On November 18, 2013, CBD successfully renegotiated the terms on these notes to include the following:

•	All defaults were waived by the note holders.
•	A number of operating and financial covenants that could trigger a requirement for repayment or restrict CBD’s operations, other than a prohibition on payment of dividends to shareholders while the series 1 notes remain outstanding have been eliminated.
•	Accrued interest is capitalized onto convertible note balances.
•	Maturity date of the convertible notes revert back to 30 May 2015.

Subsequent to waivers obtained on November 18, 2013, as at December 31, 2013, CBD was not in compliance with certain undertakings and the notes were in default. (Refer Note 16(c) (i))

(ii)	Loan balance of A$7,475,000 (June 30, 2013: A$6,500,000) with an external party. In November 2013 updated agreements were entered into whereby the lender has agreed to restructure the key terms of the loan by extending the maturity date to 30 May 2015, capitalisation of accrued interest and deferral of interest charges and payments until July 2014 and all past defaults to be cured.

(iii)	Unsecured convertible notes which were issued in December 2012 were in default at June 30, 2013. In November 2013, CBD renegotiated with the note holders and agreed that:

•	For a period of 13 months from November 30, 2013 the non-payment of interest will not constitute an event of default, (interest will continue to accrue but not be called for payment)
•	All defaults at that date are waived.
•	A number of operating and financial covenants other than cross-default provisions, that could trigger a requirement for repayment or restrict CBD’s operations, other than a prohibition on payment of dividends to shareholders while the series 2 convertible notes are outstanding have been eliminated.

Subsequent to waivers obtained on November 18, 2013, as at December 31, 2013, CBD was not in compliance with certain undertakings and the notes were in default. (Refer Note 16(c) (ii)&(iii).

F-7

Notes to the Financial Statements

2 Summary of significant accounting policies (continued)

(a) Basis of preparation (continued)

Consequently the ability for the Group to continue as a going concern and meet its debts and commitments as and when they fall due requires that it meets or exceeds operational budgets in the future, monetises long-term assets, receives continued forbearance and support from its lenders and creditors, and raises funds from new loans and securities issuances. Therefore, there is substantial doubt with regards to the Group’s ability to continue as a going concern and, therefore, whether the Group will realise its assets and settle its liabilities at amounts different from those stated in the financial report. In order to reduce or eliminate this doubt and continue operating the Group is taking steps to:

•	Raise new equity or debt and equity capital: CBD has progressed opportunities for further investment with current equity holders and is in the advanced stages of finalising a prospectus in anticipation of a future capital raise.
•	Sustain net operating profits: CBD is continually reviewing costs structures of the business and making the appropriate changes to maximize return on revenues generated. New business opportunities are being assessed in order to identify opportunities for growth and increased profitability.
•	Monetise long-term assets: CBD’s intention is to monetize its investment in the Taralga wind farm within the next 12 months. This investment had a carrying value of $10,800,000 at December 31, 2013.
•	Negotiate restructure of debt with lenders to remedy defaults. CBD has negotiated new waiver agreements to cure all existing events of default and to reduce the on-going compliance requirements which could trigger further events of default.
•	Restructure and defer payments of overdue creditors: CBD has been successful in negotiating improved terms and reductions in amount payable with some major creditors. Subsequent to June 30, 2013, agreements were signed with four creditors to grant debt forgiveness to CBD totaling $2,800,000 subject to making a series of scheduled payments which have been completed. To accommodate CBD’s cash flow requirements, some additional creditors have agreed to establish payment plans in order to spread repayment.

The Directors note that there is a risk that some or all of the above activities may not be successful, however, they believe that the Group has reasonable prospects of achieving the above plans and as a consequence they have no intention to liquidate or cease trading.

The Directors have a responsibility to prepare the financial statements in accordance with accounting standards, which requires entities to prepare financial statements on a going concern basis unless the directors intend to liquidate the entity, cease trading or have no realistic alternative but to do so. No adjustments have been made to the financial statements relating to the recoverability and classification of the asset carrying amounts or classification of liabilities that might be necessary should the Group not continue as a going concern.

(b) Critical accounting estimates

The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 3.

(c) Compliance with IFRS

The consolidated interim financial report complies with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).

(d) New accounting standards and interpretations

During the six month period ended December 31, 2013 CBD has adopted all new and revised standards and interpretations issued by the IASB that are relevant to CBD’s operations and effective for the current reporting period.

There was no material impact on the interim financial report as a result of mandatory new and amended accounting standards adopted.

F-8

Notes to the Financial Statements

3 Significant accounting judgements, estimates and assumptions

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances.

(a) Critical accounting estimates and assumptions

CBD makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

(i) Recovery of deferred tax assets

Deferred tax assets are recognised for deductible temporary differences as management considers that it is probable that future taxable profits will be available to utilise those temporary differences.

Judgement is required in assessing whether deferred tax assets are recognised in the statement of financial position. Deferred tax assets, including those arising from un-recouped tax losses, capital losses and temporary differences, are recognised only where it is considered more likely than not that they will be recovered, which is dependent on the generation of sufficient future taxable profits.

Assumptions about the generation of future taxable profits depend on management's estimates of future cash flows. These depend on estimates of future sales, operating costs, capital expenditure and other capital management transactions. Judgements are also required about the application of income tax legislation. These judgements and assumptions are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets and deferred tax liabilities recognised on the balance sheet and the amount of other tax losses and temporary differences not yet recognised. In such circumstances, some or all of the carrying amounts of recognised deferred tax assets and liabilities may require adjustment, resulting in a corresponding credit or charge to the income statement.

No deferred tax assets have been recognised in relation to the current year’s operating losses. This decision was made after considering the financial performance of CBD during the current and prior years and the material uncertainty about CBD’s ability to continue as a going concern (Refer to Note 2 (a) (i)).

(ii) Impairment of goodwill and other intangibles other than Patents

CBD determines whether goodwill and other intangibles other than patents are impaired at least on an annual basis. This requires an estimation of the recoverable amount of the cash-generating unit(s), using a value in use discounted cash flow methodology, to which the goodwill or other intangible assets are allocated. The assumptions used in this estimation of recoverable amount and the carrying amount of goodwill and other intangibles including a sensitivity analysis are discussed in Note 14.

(iii) Project work in progress

Project work in progress is valued at the lower of cost and net realisable value. Initial capitalisation of costs is based on management’s judgment that technological and economical feasibility is confirmed, usually when a project has reached a defined milestone. Determination of the amounts to be capitalised, is made on a case-by-case basis giving regard to previous experience of CBD in similar projects and contractual arrangements. At December 31, 2013, the carrying amount of capitalised project work in progress was $45,000 (June 30, 2013: $201,000).

(iv) Share-based payment transactions

CBD measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined using a Black-Scholes model.

F-9

Notes to the Financial Statements

3 Significant accounting judgements, estimates and assumptions (continued)

(iv) Share-based payment transactions (continued)

CBD measures the cost of equity-settled transactions with regards to warrants issued to lenders using an un-modified binominal lattice model giving consideration to the dilution impact of the shares issued upon conversion of the warrants as well as other options on issue.

(vi) Wind development projects

Part of CBD’s business is the development of large-scale wind projects in Australia whereby CBD earns a developer fee. In respect of the Taralga Wind project, costs incurred for developing the project were initially recognised as inventory as it was probable that the project will be completed and generate future economic benefits. On October 9, 2012, CBD sold the Taralga Wind project it had developed in return for cash of $6,993,000 plus a 10% interest in the project’s vehicle established for the transaction. The accounting treatment was to:

•	recognise revenue which includes the fair value of the 10% ownership interest valued at $10,000,000 in two entities (Taralga Holding Nominees 1 Pty Ltd and Taralga Holding Nominees 2 Pty Ltd)
•	recognised revenue of $6,993,000 which has been paid in cash during the period, and
•	expense development costs carried in inventory as Cost of Goods sold for $3,099,000 resulting in a net profit on the sale of $13,894,000.

The investment of 10% of the Taralga Wind Farm project is by way of investment in two entities, Taralga Holding Nominees 1 Pty Ltd and Taralga Holding Nominees 2 Pty Ltd. This investment was funded by CBD from the re-investment of part of its development fee generated on equity close of the project. This investment is classified as an “Available-for-sale financial asset”. The investment in Taralga was initially recognised at fair value at the date of the equity transaction on October 9, 2012. The fair value was determined based on discounting the cash flows which will be received on exit based on several scenarios of the financial model for the project and the contractually defined distributions from any sales profits due to CBD on exit. Due to the requirement for judgement over variables within the financial model to determine future returns and profit achievable on exit, the fair value calculations were based on a net present value of a risk adjusted, probability weighted average return from different sales Internal Rate of Return (IRR) expectations. The range of IRR assumptions used in these calculations was from 9.0% to 13.0% which are considered the high and low points between which arm’s length sales transactions of wind farm projects may occur in Australia. A discount rate of 17.0% was applied to the calculated amount to reflect the risk to deliver the project as per the model associated with construction risk and the time value of money based on return premiums specific to the project. The range of outcomes of the fair value calculations was from $9,500,000 to $10,900,000 and the adopted value was $10,000,000. Variances between actual results and the estimated results from the valuation methodology may result in higher or lower profits being achieved on exit of this project. After initial recognition the investment in the Taralga Wind Farm project is accounted for as an available-for-sale investment which is measured at fair value with gains recognised in other comprehensive income and in an available-for-sale reserve until the investment is derecognised or until the investment is determined to be impaired. At June 30, 2013 this available-for-sale asset had been revalued to $10,800,000. This revaluation was based on an indicative offer to acquire the asset which was received by CBD during that year. As at December 31, 2013 CBD assessed the fair value of this asset to continue to be $10,800,000. This assessment took into account market conditions for the sale of wind farm projects and the expected costs to complete the construction of the project.

F-10

Notes to the Financial Statements

3 Significant accounting judgements, estimates and assumptions (continued)

(vii) Contingent consideration

On April 16, 2013, CBD’s interests in Larkden Pty Ltd were sold including the energy storage patents held by Larkden. The sale price was $2,750,000 of which $250,000 was received in cash at the time of sale. The balance of the payments of $2,500,000 is to be received in three tranches on the anniversaries of the sale from 2015 to 2017 and is recorded in other non-current receivables. Interests on the deferred purchase price accrue at market rate. If certain targets of installed capacity of the storage technology are not met within 3 years of the date of sale then the purchase price shall be reduced by $1,000,000. Management has estimated that the target will be met within the 3 years period and hence the total consideration has been determined to be $2,750,000.

Management have assessed the likelihood of the required installed capacity target being achieved based on information contained within an Independent Valuation Report conducted for CBD in October 2012, an update from the purchaser in November 2013 and March 2014, and CBD’s accumulated knowledge of the projects on which the technology is currently being utilised.

(b) Critical judgements in applying the entity’s accounting policies

(i) Revenue recognition

STCs are initially recognised at fair value of the consideration received following the installation of a solar panel and the assignment of the STCs to CBD. The fair value of the consideration received is determined by reference to the traded price of STCs at the time of installation as well as other available market and internal data. Given the time required to register and on-sell the STCs, this may vary from the price realised for the STCs upon sale.

(ii) Net realisable value for STC inventories

Once recognised on the balance sheet, STCs are subsequently measured at lower of cost or net realisable value. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Judgement is applied when determining the net realisable value. This includes consideration of the number of STCs that CBD has at balance sheet date, the estimated period it will take to sell the STCs, the ability of CBD to sell the STCs in the ordinary course of business, potential forward sale contracts that CBD has at balance sheet date, observed STCs market price and STCs actual price prior to balance date and actual price subsequent to balance sheet date.

(iii) Impairment of available-for-sale financial assets

CBD has determined that its investment in Andalay Solar Inc, a US listed company, has been subject to a significant and prolonged decrease in market price. As a result in accordance with CBD’s accounting policy regarding available-for-sale financial assets CBD has recognised an impairment to the carrying value of the asset through its income statement for the year ended June 30, 2013 amounting to $560,000 reducing its carrying value to $43,000. As at December 31, 2013 this available for sale asset has a carrying value of $41,000.

F-11

Notes to the Financial Statements

4 Operating segments

CBD has identified its operating segments based on the internal reports that are reviewed and used by the board of directors (the chief operating decision makers) in assessing performance and in determining the allocation of resources.

CBD’s operating companies are organised and managed separately according to the nature of the products and services they provide, with each segment offering different products and serving different markets.

The principal activities of segments within CBD were:

•	Solar PV provides engineering design, supply and installation services to retail, commercial and utility-scale domestic and international customers with professional engineering solutions to make effective use of solar power. Domestic products and services are generally small-scale solar power solutions suited to residential and small to medium enterprise applications. International products and services are generally focused on utility-scale solar generation system projects.
•	CapTech (discontinued operation) manufacture energy saving products (power factor correction equipment) and energy quality products (reactors and filters), and also supply components (capacitors) and energy consulting services. In general, their power correction equipment can reduce energy consumption by 25% and their other products provide for improvement in quality and thereby efficiency of power use. Capacitor Technologies Pty Ltd (Captech) was sold on August 30, 2013 (Refer Note 13(b))
•	Parmac provides a full range of mechanical services and air-conditioning services in support of developers, builders and commercial tenants at the mid-tier level. Their specialty is working within existing mechanical services infrastructure and tight deadlines to deliver high-quality commercial grade air-conditioning solutions.
•	RAPS / Technology Solutions includes operating remote area power systems (“RAPS”) as well as the inclusion of other operations that utilise CBD’s patents relating to carbon block energy storage technology and other intellectual property. The Chatham Island wind project is included in the RAPS segment.
•	Wind development of large scale wind projects, including expenditure on early stage projects. At December 31, 2013 this segment is predominantly the Taralga wind farm project.
•	CBD (corporate) provides administrative and other services required to support the CBD group. This includes the corporate executive team, finance, human resources and legal departments. Corporate also includes land development projects at Emerald and Bowen.

F-12

Notes to the Financial Statements

4 Operating segments (continued)

Primary reporting – business segments

Six month period ended December 31, 2013	Solar PV $’000	Parmac $’000	RAPS / Tech- nology Solutions $’000	Wind $’000	CBD (Corporate) $’000	Total segments $’000	Adjustments and eliminations $’000	Consolidated $’000
Revenue outside the economic entity	1,456	5,183	180	739	-	7,558	-	7,558
Inter-segment revenue	-	-	-	-	-		-	-
Total revenue from continuing operations	1,456	5,183	180	739	-	7,558	-	7,558
Total revenue from discontinued operations								1,058
Total revenue								8,616

Segment profit/(loss) before tax from continuing operations	1,008	(390)	109	528	(5,438)	(4,183)		(4,183)
Income tax (expense)/benefit	-	-	-	-	-	-	-	-
Net profit/(loss) after tax from continuing operations	1,008	(390)	109	528	(5,438)	(4,183)	-	(4,183)
Net profit after tax from discontinued operations								235
Net loss after tax								(3,948)

Depreciation & amortisation	(93)	(74)	(18)	-	(131)	(316)	-	(316)
Impairment of financial assets and interest in joint ventures	-	-	-	-	(18)	(18)	-	(18)

December 31, 2013
Segment assets from continuing operations	22,220	3,344	2,531	10,808	4,097	43,000	-	43,000
Total assets								43,000
Segment liabilities from continuing operations	18,128	3,055	139	-	24,591	45,913	-	45,913
Total liabilities								45,913

F-13

Notes to the Financial Statements

4 Operating segments (continued)

Primary reporting – business segments

Six month period ended December 31, 2012	Solar PV $’000	Parmac $’000	RAPS / Tech- nology Solutions $’000	Wind $’000	CBD (Corporate) $’000	Total segments $’000	Adjustments and eliminations $’000	Consolidated $’000
Revenue outside the economic entity	25,262	8,379	181	17,762	-	51,584	-	51,584
Inter-segment revenue	-	-	-	-	-	-	-	-
Total revenue from continuing operations	25,262	8,379	181	17,762	-	51,584	-	51,584
Total revenue from discontinued operations								2,128
Total revenue								53,712

Segment loss before tax from continuing operations	(4,941)	421	(103)	13,598	(3,962)	5,193	-	5,013
Income tax (expense)/benefit	-	-	-	-	-	-	-	-
Net loss after tax from continuing operations	(4,941)	421	(103)	13,598	(3,962)	5,193	-	5,013
Net profit after tax from discontinued operations								180
Net profit after tax								5,193

Depreciation & Amortisation	(137)	(74)	(160)	-	(126)	(498)	-	(498)
Impairment of financial assets and interest in joint ventures	(523)	-	-	-	-	(523)	-	(523)

June 30, 2013
Segment assets from continuing operations	18,366	5,016	2,610	10,808	3,558	40,358	-	40,358
Segment assets from discontinued operations								2,849
Total assets								43,207
Segment liabilities from continuing operations	13,036	4,253	17	7	23,915	41,228	-	41,228
Segment liabilities from discontinued operations								709

Total liabilities								41,937

F-14

Notes to the Financial Statements

4 Operating segments (continued)

Secondary reporting – geographic segments

	Australia $’000	International $’000	Consolidated $’000
Six month period ended December 31, 2013
Segment revenue from continuing operations	7,349	209	7,558
Segment operating (loss)/profit from continuing operations	(4,887)	704	(4,183)
December 31, 2013
Segment assets from continuing operations	29,751	13,249	43,000
Total assets			43,000

Segment liabilities from continuing operations	30,628	15,285	45,913
Total liabilities			45,913
Six month period ended December 31, 2012
Segment revenue from continuing operations	32,374	19,210	51,584
Segment operating profit/(loss) from continuing operations	7,392	(2,379)	5,013
June 30, 2013
Segment assets from continuing operations	37,369	2,989	40,358
Segment assets from discontinued operations	2,849	-	2,849
Total assets			43,207

Segment liabilities from continuing operations	35,558	5,670	41,228
Segment liabilities from discontinued operations	709	-	709
Total liabilities			41,937

5 Changes in the composition of the consolidated group

(i)	Disposal of subsidiary

On August 30, 2013 CBD’s 100% owned subsidiary Capacitor Technologies Pty Ltd (Captech) was disposed of for $1,788,000 resulting in a loss on sale of $41,000. Included in the consideration is $200,000 held in escrow to settle any claims under warranties contained in the share sale agreement until release date August 30, 2014. (Refer Note 13)

(ii) Entities incorporated

On June 2, 2013 CBD launched an unsecured retail bonds offering in the United Kingdom through a newly incorporated wholly owned subsidiary, Energy Bonds Plc. The bond issue raised £994,500 (AUD$1,660,000) and closed on 2 July 2013.

On October 5, 2013 CBD launched a secured retail bonds offering in the United Kingdom through a newly incorporated wholly owned subsidiary, Secured Energy Bonds Plc. The bond issue raised £7,536,000 (AUD $13,539,000) and closed on 9 December 2013.

F-15

Notes to the Financial Statements

6 Revenues from continuing operations and other income

	Consolidated
	Six month period ended December 31, 2013 $’000	Six month period ended December 31, 2012 $’000

Revenue from operating activities
Revenue from sales and services	7,558	51,584
Total revenue from operating activities	7,558	51,584
Other income
Gain on financial liabilities measured at fair value	73	1,571
Gain on re-measurement of contingent consideration	603	-
Debt forgiveness[1]	3,006	-
Other income	85	355
Total other income	3,767	1,926

1 Agreements were signed to grant debt forgiveness subject to making scheduled payments of $1.9m. One of these agreements included the assignment of the creditor balance to a director-related entity TRW Holdings Pty Ltd, controlled by Managing director and Executive chairman Gerry McGowan, refer note 19 (ii).

7 Expenses

	Consolidated
	Six month period ended December 31, 2013 $’000	Six month period ended December 31, 2012 $’000

(a) Employee benefits expense
Wages and salaries	4,886	6,094
Defined contribution superannuation expense	249	495
Other employee benefits expense	432	910
	5,567	7,499

(b) Lease payments and other occupancy expenses
Minimum lease payments - operating lease	449	577
Other	64	165
	513	742

(c) Depreciation, and amortisation of non-current assets
Depreciation – property, plant & equipment	299	328
Amortisation – Leasehold improvements	17	33
Amortisation – Patents	-	137
	316	498

F-16

Notes to the Financial Statements

7 Expenses (continued)

	Consolidated
	Six month period ended December 31, 2013 $’000	Six month period ended December 31, 2012 $’000

(d) Impairment loss on financial assets and joint venture assets
Investment in Andalay Solar	3	523
Investment in Barefoot Power	15	-
	18	523
(e) Other Expenses
Communications costs	130	220
Bank charges	23	90
Printing, postage & delivery	215	8
Insurance	179	255
Office supplies	133	106
Training	6	13
Unrealised and realised losses on foreign exchange	1,008	212
Other expenses	261	355
	1,955	1,248
(f) Finance costs
Interest expense	2,092	3,077
Share option expenses	-	56
	2,092	3,133

(g) Cost of sales	3,696	30,981

F-17

Notes to the Financial Statements

8 Earnings per share

On January 31, 2014 CBD announced that it had delisted from the ASX and on February 10, 2014 commenced trading on the OTC Bulletin Board (OTCBB). A share consolidation of 300 ASX shares to 1 OTCBB share was implemented as part of the transfer to the OTCBB.

The following basic and diluted earnings per share computations retrospectively include the effect of the share consolidation on weighted average number of shares and earnings per share:

	Consolidated
(a) Earnings used in calculating earnings per share	Six month period ended December 31, 2013 $’000	Six month period ended December 31, 2012 $’000

For basic and diluted earnings per share:
Net profit / (loss) from continuing operations attributable to ordinary equity holders of the parent	(4,183)	5,013
Net profit / (loss) from discontinued operations attributable to ordinary equity holders of the parent	235	180
Net profit / (loss) attributable to ordinary equity holders of the parent for the period	(3,948)	5,193

(b) Weighted average number of shares adjusted for share consolidation.	December 31, 2013 Number	December 31, 2012 Number

Weighted average number of ordinary shares used as the denominator in calculating basic earnings per share	1,742,824	1,575,014
Adjustments for calculation of diluted earnings per share
Share options	-	-
Convertible notes	-	407,300
Weighted average number of ordinary shares adjusted for the effect of dilution used as the denominator in calculating diluted earnings per share	1,742,824	1,982,313

	Six month period	Six month period
	ended December 31, 2013	ended December 31 2012
	Cents	Cents
(c) Earnings per share adjusted for share consolidation
Basic earnings per share from continuing operations	(240)	318
Basic earnings per share from discontinued operations	12	12
Basic earnings per share	(228)	330
Diluted earnings per share from continuing operations	(240)	264
Diluted earnings per share from discontinued operations	12	9
Diluted earnings per share	(228)	273

F-18

Notes to the Financial Statements

8 Earnings per share (continued)

Basic earnings per share amounts are calculated by dividing net profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share amounts are calculated by dividing the net profit attributable to ordinary equity holders of the parent after adjusting for interest on the convertible notes, (Dec 31, 2013 nil, Dec 31, 2012 $220,996), by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The following anti-dilutive share options (before share consolidation) have been excluded from the calculation of diluted earnings per share that could potentially dilute earnings per share in the future if they become dilutive:

Date Granted	Expiry Date	Exercise Price ($)		Vested and Exercisable at end of the year
December 31, 2013
01/11/11	12/31/14	$75		1,167
28/05/12	05/25/15	$8.25	[1]	66,667
31/05/12	05/30/17	$3.90	[2]	100,055
12/12/12	12/12/17	$15		15,723
30/12/13	12/30/17	$15		43,164
13/02/13	05/30/17	$3.90	[2]	153,939

December 31, 2012
28/11/08	11/27/13	$60		30,667
21/12/10	12/19/13	$60		40,000
01/11/11	12/31/14	$75		1,167
28/05/12	05/25/15	$8.25	[1]	66,667
31/05/12	05/30/17	$3.90	[2]	100,055
12/12/12	12/12/17	$15		15,723

1.	These options were repriced down from $15.90 to $8.25 following the restructuring of the series 1 convertible notes.

2.	These options contain a feature whereby their exercise price is reduced to match the price of any subsequent equity issues at a lower price than their exercise price. During the year, 100,055 options were repriced down from $15.90 to $8.25 and subsequently from $8.25 to $3.90 and 153,939 options were repriced down from $8.25 to $3.90.

All the convertible notes issued were anti-dilutive at December 31, 2013. Refer to Note 16 (c) for details of convertible notes issued.

On January 24, 2014 CBD issued 118,649 ordinary shares as consideration to professional advisors in lieu of cash payment and fees relating to the restructure of debt agreements.

F-19

Notes to the Financial Statements

9 Cash and cash equivalents

	Consolidated
	December 31,	June 30,
	2013 $’000	2013 $’000

Cash at bank and in hand [1]	5,577	932
	5,577	932

1.	Note that the current cash balance includes $5m of cash held by the company’s UK subsidiaries, the purpose of which is to develop solar projects in the United Kingdom.

10 Trade and other receivables

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000
Current
Trade receivables	976	5,971
Other receivables	1,044	226
Allowance for impairment loss	-	(245)
	2,020	5,952

Non-current
Other receivables	2,500	2,500
	2,500	2,500

F-20

Notes to the Financial Statements

11 Inventories

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000
Raw materials and stores	394	1,215
Work in progress	45	201
STCs	45	195
	484	1,611

12 Other assets

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000

Current
Prepayments	1,318	463
	1,318	463
Non-Current
Deposits	94	97
	94	97

F-21

Notes to the Financial Statements

13 Available-for-sale, other financial assets and discontinued operations

a)  Available for sale and other financial assets

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000
Current
Available-for-sale-financial assets
Taralga Wind Farm [1]	10,800	-
	10,800	-

Non-current
Available-for-sale financial assets
Taralga Wind Farm[1]	-	10,800
Investment in Andalay Solar	41	43
Shares in other corporations	-	15
	41	10,858
Other financial assets
Shares in other corporations	250	-
	250	-
	11,091	10,858

1.	During the year ended June 30, 2013 CBD made an investment in Taralga Holding Nominees 1 Pty Ltd and Taralga Holding Nominees 2 Pty Ltd. The Taralga Wind Farm has been reclassified as a current asset as the directors intend to sell in the next 12 months.

F-22

Notes to the Financial Statements

13 Available-for-sale, other financial assets and discontinued operations (continued)

b)	Discontinued operations

(i)	On August 30, 2013 CBD’s 100% owned subsidiary Capacitor Technologies Pty Ltd (Captech) was disposed of for $1,788,000 resulting in a loss on sale of $41,000.

(ii)	Financial information relating to the discontinued operation for the period to the date of disposal is set out below:
	Consolidated
	December 31, 2013 $’000	December 31, 2012 $’000

Revenue	1,058	2,134
Expenses	(782)	(1,954)
Profit before income tax	276	180
Income tax expense	-	-
Profit after income tax of discontinued operation	276	180

Loss on sale of discontinued operation before income tax	(41)	-
Income tax expense	-	-
Loss on sale of discontinued operation after income tax	(41)	-
Profit from discontinued operation	235	180

Net cash (outflow)/inflow from operating activities	(240)	(286)
Net cash (outflow)/inflow from investing activities	(4)	(39)
Net cash (outflow)/inflow from financing activities	(6)	(6)
Net increase in cash generated by discontinued operation	(250)	(331)

F-23

Notes to the Financial Statements

13 Available-for-sale, other financial assets and discontinued operations (continued)

(iii)	Details of the sale of Captech are as follows:
Consolidated
December 31, 2013 $’000
a. Details of sale:

Consideration received
Cash received	1,588
Cash receivable[1]	200
Total disposal consideration	1,788

Carry amount of net assets sold	1,829
Loss on sale before income tax	(41)
Income tax expense	-
Loss on sale of discontinued operation after income tax	(41)

b. Carry amounts of assets and liabilities at the date of sale (August 30, 2013) were:

Cash	33
Receivables	937
Inventories and work in progress	935
Fixed assets	162
Goodwill	341
Total assets	2,408

Trade payables & other payables	297
Provisions	257
Finance leases	25
Total liabilities	579

Net assets	1,829

1.	Amount held in escrow until August 30, 2014. (Refer note 5 (ii))

F-24

Notes to the Financial Statements

14 Non-current assets – intangible assets and goodwill

(a) Reconciliation of carrying amounts at the beginning and end of the period

	Patent costs $’000		Development costs $’000		License costs $’000	Goodwill (d) $’000	Total $’000
Period ended December 31, 2013
At July 1, 2013 net of impairment	-		-		-	15,898	15,898
Disposals	-		-		-	(341)	(341)
Impairment	-		-		-	-	-
Amortisation	-		-		-	-	-
At December 31, 2013 net of accumulated amortisation and impairment	-		-		-	15,557	15,557

At December 31, 2013
Cost (gross carrying amount)	-		-		-	18,782	18,782
Accumulated impairment	-		-		-	(3,225)	(3,225)
Net carrying amount	-		-		-	15,557	15,557

Year ended June 30, 2013
At July 1, 2012 net of impairment	3,500		402		-	18,898	22,800
Disposals	(3,363	)(b)	(402	)(c)	-	-	(3,765)
Impairment	-		-		-	(3,000)	(3,000)
Amortisation	(137)		-		-	-	(137)
At June 30, 2013 net of accumulated amortisation and impairment	-		-		-	15,898	15,898

At June 30, 2013
Cost (gross carrying amount)	-		255		163	19,123	19,541
Accumulated impairment	-		(255)		(163)	(3,225)	(3,643)
Net carrying amount	-		-		-	15,898	15,898

Intangibles are allocated to cash-generating units based on CBD’s operating segments.

F-25

Notes to the Financial Statements

14 Non-current assets – intangible assets and goodwill (continued)

(b) Patents

On 16 April 2013, the CBD’s interests in Larkden Pty Ltd were sold including the energy storage patents held by Larkden. The sale price was $2,750,000 of which $250,000 was received in cash at the time of sale. The balance of the payments of $2,500,000 is to be received in three tranches on the anniversaries of the sale from 2015 to 2017 is recorded in other non-current receivables. Interests on the deferred purchase price accrue at market rate. If certain targets of installed capacity of the storage technology are not met within 3 years of the date of sale then the purchase price shall be reduced by $1,000,000. Management has estimated that the target will be met within the 3 year period and hence the total consideration has been determined to be $2,750,000. The carrying value of the patents was $3,363,000 at the date of the sale which resulted in a net loss on sale of $613,000 based on the total consideration of $2,750,000.

The transaction entered into by CBD in respect of the sale also included additional consideration of $1,740,000. This comprised consideration for the termination of a licence of $750,000 held by another CBD entity for use of the storage technology for which the associated assets had a carrying value of $402,000 at the date of sale resulting in a net gain on sale of $348,000 and reimbursement of costs of $990,000 incurred by CBD which were also paid as part of that sale and for which no asset was recognised on the balance sheet as at the date of sale. Overall, CBD made a gain of $725,000 as a result of that transaction. The sale price has been allocated between the various components of the transaction based on the contractual agreements associated with each part of the transaction.

(c) License costs and development costs

The carrying amount of development costs of $402,000 at June 30, 2012 represented development costs associated with linking solar and wind generating assets with energy storage technology for a remote area renewable energy project. As part of the sale of the patent asset (refer Note (b) above), the licence for use of the storage technology in this project was terminated.

(d) Goodwill

(i) Description of the cash generating units and other relevant information

Goodwill is allocated to CBD’s cash-generating units (CGUs). During the period, Captech was disposed of. (Refer Note 13 (b))

A segment-level summary of the goodwill allocation is presented below:

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000

Solar PV	14,391	14,391
Parmac	1,166	1,166
Captech	-	341
	15,557	15,898

At December 31, 2013 the directors reviewed whether there was any indication that the carrying value of goodwill amounting to $15,557,000 was impaired. As a result of that review, it was concluded that no impairment is necessary at December 31, 2013. This conclusion is taken on the back of the detailed impairment testing applied in June 2013 and the associated $3,000,000 impairment of the Solar PV CGU at that date. At the same time, management announced a number of financial and operational initiatives which formed the basis of classifying CBD as a going concern.

F-26

Notes to the Financial Statements

14 Non-current assets – intangible assets and goodwill (continued)

(ii) Key assumptions used in value in use calculations for the cash generating unit for December 31, 2013 and June 30, 2013

CBD performs its impairment testing as at June 30 each year or more frequently where there are indicators of impairment. The recoverable amount of a CGU is determined based on value-in-use calculations. The recoverable amount of the CGUs has been determined based on a value in use calculation using cash flow projections as at June 30, 2013 based on financial budgets approved by senior management covering a two year period and subsequently reforecasted at December 31, 2013 for review purposes.

Cash flows beyond the two year period are extrapolated using a growth rate of 0.0% and terminal growth rates of 0.0% are used beyond the fifth year (June 30, 2013 growth rates: -3.5% to 0%), which is consistent of the long-term average growth rate for the industries in which the CGUs operate.

The pre-tax, risk adjusted discount rate applied to cash flow projections is 27.5% (June 30, 2013: 27.5%).

The calculation of value in use is most sensitive to the following assumptions:

•	earnings before interest, tax, depreciation & amortisation (EBITDA);
•	discount rates; and
•	growth rate used to extrapolate cash flows beyond the budget period.

Earnings before interest, tax, depreciation & amortisation – EBITDA forecasts are based on projections for the forthcoming 5 year period. The basis for these projections is the recent historical performance of the CGU’s adjusted for any non-recurring revenue or cost items. This is then overlaid with the impact of changes to revenue streams, gross margins and cost structures which have either now been put in place or are underway. In respect of the Solar PV CGU, a significant contribution to the projected results is from replenishing the current pipeline of the USA and United Kingdom solar businesses at a rate sufficient to maintain or grow revenues when the current pipeline has been exhausted. The current pipeline and the relationships being used to replenish this pipeline have been in development by the technical and management teams within the Solar PV CGU since CBD acquired the business in January 2010. Projections are based on CBD’s reasonable expectations of delivery and replenishment of this pipeline. Given some inherent uncertainty around future pipelines, sensitivity analysis has been applied to the value in use calculations for the USA and United Kingdom based on achievement levels from 10% to 75% of the projected results. Another significant contribution to the projected results is an improved performance in the domestic solar operations. This part of the CGU has been significantly restructured reducing costs and achieving better pricing from suppliers thereby increasing operating margins. Sensitivity analysis has been applied to the value in use calculations for the domestic solar operations based on achievement levels from 55% to 75% of the projected results.

Discount rates - reflect the estimate of CBD’s time value of money. This is the benchmark used by CBD to assess operating performance and to evaluate future investment proposals. In determining appropriate discount rates, regard has been given to the weighted average cost of capital of the entity as a whole. The business risk specific to each unit are reflected in their individual cash flows.

Growth rate estimates - these are based on published industry research such as Ibis World for Electricity Generation in the case of Eco-Kinetics CGU and Industrial Building Construction for Parmac.

F-27

Notes to the Financial Statements

14 Non-current assets – intangible assets and goodwill (continued)

(i)	Sensitivity to changes in assumptions

The implications of the key assumptions on the recoverable amount are discussed below:

Earnings before interest, tax, depreciation & amortisation (“EBITDA”) – CBD recognises that market competition, new entrants, government regulation and incentive schemes, and general economic climate amongst other factors can have a significant impact on EBITDA forecasts and associated cash flow assumptions. As indicated above, the future earnings for the Solar CGU are dependent on achieving targets in the key territories of Australia, United Kingdom and USA. If penetration in these markets is not achieved as budgeted by CBD this may cause the carrying value of the CGU to exceed its recoverable amount. In determining whether goodwill is impaired, a range of carrying values has been assessed based on the following scenarios:

Australia – 75% to 55% EBITDA forecast achievement : the most mature market for the solar CGU. The residential projections are based on historical performance and recent marketing initiatives and no major market changes have occurred in the past 12 months so that is considered an appropriate guide. The commercial projection is based on an identified pipeline plus an uplift to reflect industry projections that the solar (in particular commercial) market in Australia will continue to expand. The range of projected revenues represents a very small portion of the Australian market.

UK – 75% to 25% EBITDA forecast achievement : the UK operations have completed a significant number of installations historically and current operations are managed using a combination of local staff and Australian solar staff transferred to the UK. The UK business is projected to experience strong revenue growth, and as such a wide range of projected outcomes has been used in this analysis. CBD has developed a pipeline and has close links with an early stage solar projects developer who is able to source projects required to complete this pipeline which will be financed from the proceeds of bond raises in the UK. The UK business has also developed its own pipeline independently of this.

USA – 25% to 10% EBITDA achievement: The USA is CBD’s least developed solar market and operations having completed a 1.4MW solar project in New Jersey to date. CBD has identified opportunities to enter the residential and commercial solar markets in the US and is in advanced stages of implementing its business plan to deliver installations under this model. This is considered an early stage business and as such, the range of weightings applied to the US business in low.

Growth rate assumptions - CBD recognises that the speed of technological change and the possibility of new entrants can have a significant impact on growth rate assumptions. The effect of new entrants is not expected to impact adversely on forecasts included in the budget, but could yield a reasonably possible alternative to the estimated long term growth rate of 0.0%. Management believes that in isolation to changes in other key assumptions no reasonably possible change in this assumption would cause the carrying value of the units to materially exceed their recoverable amounts.

Discount rate assumptions - CBD recognises that actual time value of money may vary to what they have estimated. Management believes that in isolation to changes in other key assumptions no reasonably possible change in this assumption would cause the carrying value of any of the units to materially exceed their recoverable amount.

On review at December 31, 2013, based on reforecast EBITDA assumptions and sensitivity analysis conducted on the value in use calculations, a range of valuations of goodwill are indicated between $25,429,000 and $12,135,000 compared with a carrying value of $15,557,000. No impairment expense has been recognized at December 31, 2013. The directors believe the low valuation sensitivity case across all business territories to be unlikely. The values calculated are higher than carrying value as at 31 December 2013.

F-28

Notes to the Financial Statements

15 Trade and other payables

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000

Current
Trade payables	8,610	13,952
Accruals and other payables	3,879	7,558
Contingent consideration[1]	-	603
	12,489	22,113

1.	Contingent consideration represents the amount payable in relation to the purchase of eco-Kinetics which took place in January 2010.

16 Interest-bearing loans and borrowings

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000

Current - secured
Bank overdraft	-	463
Other loans (a)	7,475	6,500
Convertible notes (c)	7,942	6,684
Finance leases	86	197
Current – un-secured
Other loans (a)	542	1,039
Convertible notes (c)	2,946	2,750
	18,991	17,633
Non-current – secured
Energy bonds (b)	11,837	-
Finance leases	229	328
Non-current un-secured
Energy bonds (b)	1,123	-
	13,189	328

F-29

Notes to the Financial Statements

16 Interest-bearing loans and borrowings (continued)

(a)	Other Loans

(i) Secured

Other loans of $7,475,000 are secured by 2nd ranking fixed and floating charge over all otherwise unencumbered assets of CBD. Interest is payable on this loan at the penalty rate of 15%. Under the terms of the agreement with the loan provider it may serve notice on the Company at which point the loan becomes due and payable. The loan provider has issued no notice of default or demand for repayment to the Company. At maturity the loan provider may require that some or all of the loan be converted into ordinary shares of the Company, up to a maximum of 133,333 ordinary shares, should the Company fail to repay the loan in full. In February 2013, CBD entered into an agreement with this lender under which the lender agreed not to request repayment of this debt, or interest accruing on it, prior to 30 July 2013. In November 2013 updated agreements were entered into whereby the lender has agreed to restructure the key terms of the loan by extending the maturity date to 30 May 2015, capitalisation of accrued interest and deferral of interest charges and payments until July 2014 and all past defaults to be cured. As part of the renegotiation of the convertible notes – series 1 (refer below) 66,667 warrants that were previously issued to the lender were re-priced from $15.90 to $8.25.

As at December 31, 2013, the loan agreements still contain negative covenants and cross-default provisions that require ongoing compliance by CBD. Events of non-compliance have occurred and although CBD has received no notices of default or non-compliance from any lenders, such breaches could trigger acceleration of some or all of outstanding amounts for immediate payment.

On April 17 2014 CBD received further waivers from the loan provider which waived any events of defaults arising under, or as a result of, any breach, ongoing breach or future breach under the loan agreement arising from events that occurred prior to the date on which the waiver was granted.

(ii) Unsecured

In December 2012, CBD issued $750,000 of instalment loan notes to a professional advisor of CBD in lieu of cash payments for services received.  The instalment notes do not bear interest and are payable in 18 equal monthly instalments, commencing in January 2013, in cash or, at CBD’s discretion, common shares in the Company.

The holders of instalment notes received warrants to purchase 11,793 CBD ordinary shares at an exercise price of A$15.90, expiring on 12 December 2017. The balance on these notes at December 31, 2013 is $542,162, (June 30, 2013 was $500,000).

In January 2013, CBD entered into an agreement with a consortium of lenders to establish an unsecured financing facility for the purpose of financing purchases of inventory for the solar PV division. As of December 31, 2013, the facility has been fully repaid to nil, (June 30, 2013 US$500,000).

(b)	Energy Bonds
(i)	Energy Bonds 1 – unsecured

In June 2013, CBD launched an unsecured Clean Energy Bond offering in the United Kingdom (Energy Bonds 1) to develop larger-scale renewable energy projects in the United Kingdom, the United States and the Australia/New Zealand region. The offering period for Energy Bonds 1 ended on July 2, 2013, Commencement Date 1, and the total gross proceeds raised under the offering was £994,500 (approximately A$1,660,000). Energy Bonds 1 bear interest at a rate of 7.5% per annum. Interest is payable in cash on the date that is three months following Commencement Date 1 and at each subsequent date that is three months thereafter until the redemption date of Energy Bonds 1. Energy Bonds 1 are redeemable by the holder thereof on the later of the fourth anniversary of the Commencement Date 1 or any subsequent anniversary thereof provided that the holder has provided a notice of redemption to CBD six months prior to the redemption date. CBD has the right to prepay Energy Bonds 1 in whole or in part at any time. Energy Bonds 1 are unsecured and are not subject to any operating covenants or restrictions as a result of their issuance.

(ii)	Energy Bonds 2 – secured

On October 5, 2013, CBD launched a secured Clean Energy Bond offering in the United Kingdom (Energy Bonds 2) to develop larger-scale renewable energy projects in the United Kingdom. The offering closed on December 10, 2013, (Commencement Date 2) and the total gross proceeds raised under the offering was £7.5 million (approximately A$13,500,000). Energy Bonds 2 will bear interest at a rate of 6.5% per annum. Interest will be payable in cash on the date that is three months following Commencement Date 2 and at each subsequent date that is three months thereafter until the redemption date of Energy Bonds 2. Energy Bonds 2 are redeemable by the holder thereof on the later of the third anniversary of the Commencement Date 2 or any subsequent anniversary thereof unless the holder has provided a notice of extension to CBD six months prior to the redemption date. CBD has the right to prepay the Energy Bonds 2 in whole or in part at any time. Energy Bonds 2 are secured over the assets of the entity issuing the bonds (Secured Energy Bonds, plc) and is not subject to any operating covenants or restrictions as a result of their issuance.

F-30

Notes to the Financial Statements

16 Interest-bearing loans and borrowings (continued)

(c)	Convertible notes

(i) Convertible notes – series 1 - secured

CBD issued 635 9.75% convertible notes for US$6,350,000 in 30 May 2012 and August 2012, referred to as the Series 1 notes. The maturity date of these notes is 36 months after the date of issue. The notes are transferable by the note holders and are convertible into ordinary shares of the Company at the option of the holder. The conversion price when issued was A$15.90.

In February 2013, CBD entered into an amended and restated agreement with the secured convertible note holders with the following key changes made to the agreement:

•	CBD was required to reduce the face value of the convertible notes to not more than US$2,500,000 by June 30, 2013 from the balance of US$6,350,000 through the sale of non-core assets.
•	If the convertible notes are not reduced to less than US$2,500,000, then the notes are subject to a redemption premium equal to 20% of the principal.
•	CBD has the right to repay the convertible note loan balance at any time without penalty.
•	New “performance warrants” have been issued, the holders can acquire after June 30, 2013 but prior to 30 May 2017, up to 153,939 of CBD’s ordinary shares, with an exercise price of A$8.25 per share.
•	Existing “note holders’ warrants” totalling 100,055 were re-priced to an exercise price of A$8.25 per share from A$15.90 per share.
•	The note holders’ warrants and performance warrants include re-pricing mechanisms when additional equity is issued by CBD.
•	Additional warrants the noteholders were entitled to if the notes were redeemed on maturity and not converted into shares were cancelled.
•	Covenants changes were also implemented.

From an accounting point of view, this renegotiation amounted to an extinguishment of the previously issued notes and the recognition of a new debt which has resulted in an additional expense of $2,278,000 that has been recognised in the statement of comprehensive income at June 30, 2013.

The face value of these convertible notes had not been reduced to below US$2,500,000 by June 30, 2013, and as such an event of default existed at June 30, 2013. As a result of this default event, at maturity the notes are subject to a redemption premium equal to 20% of the principal.

On September 30, 2013 CBD issued 95 additional Series 1 convertible notes with a total face value of US$950,000. In November 2013, CBD made a part repayment of Series 1 convertible notes of $1,194,000 by applying part of the proceeds from the sale of Larkden Technologies and Captech.

On November 18, 2013 CBD renegotiated the terms of Series 1 convertible notes to the following terms:

•	All defaults were waived by the note holders.
•	A number of operating and financial covenants that could trigger a requirement for repayment or restrict CBD’s operations, other than a prohibition on payment of dividends to shareholders while the series 1 notes remain outstanding have been eliminated.
•	Accrued interest is capitalized onto convertible note balances.
•	Maturity date of the convertible notes revert back to 30 May 2015.

As at December 31, 2013, the loan agreements still contain negative covenants and cross-default provisions that require ongoing compliance by CBD. Events of non-compliance have occurred and although CBD has received no notices of default or non-compliance from any lenders, such breaches could trigger acceleration of some or all of outstanding amounts for immediate payment.

On April 17 2014 CBD received further waivers from the holder of the Series 1 convertible notes which waived any events of defaults arising under, or as a result of, any breach, ongoing breach or future breach under the note agreement arising from events that occurred prior to the date on which the waiver was granted. This waiver also waived future events of default which may arise from non-compliance with certain operating and financial covenants, however, the note agreements still contain negative covenants and cross-default provisions that will require ongoing compliance by CBD.

The notes are secured by a first ranking fixed and floating charge over the assets of CBD, subject to the priority liens previously granted under the trade finance facility.

F-31

Notes to the Financial Statements

16 Interest-bearing loans and borrowings (continued)

(ii) Convertible notes – series 2 unsecured

In December 2011, CBD issued 12-month term convertible notes to an investor consortium for US$2,000,000 and in March 2012 issued an additional US$400,000 of these notes. In December 2012, prior to maturity of these notes, CBD issued replacement notes to the note holders, referred to as the “Series 2 Notes” with a face value equal to US$2,750,000, which includes accrued interest from the issue date of the original notes through to the issue date of the Series 2 Notes. The Series 2 Notes mature on May 30, 2015 and are convertible at any time by the Note holders, in whole or in part, at a conversion price of A$15.90 per share. These notes have an interest rate of 9.75%. The company’s shareholders approved the re-issue of these notes on 26 September 2012. The holders of the Series 2 Notes received warrants to purchase 43,163 CBD ordinary shares at an exercise price is A$15.90 per share and an expiry date of 30 December 2017. If the notes are redeemed on maturity and not converted into shares note holders are entitled to additional warrants with a two year period, which are convertible into ordinary shares of CBD at the same conversion rate and price as the options granted to the note holders. These notes were in default at June 30, 2013 due to the inability to make interest payments.

In November 2013, CBD renegotiated with the note holders of series 2 convertible notes whereby, the note holders agreed that:

•	For a period of 13 months from November 30, 2013 the non payment of interest will not constitute an event of default, (interest will continue to accrue but not be called for payment)
•	All defaults at that date are waived.
•	A number of operating and financial covenants other than cross-default provisions, that could trigger a requirement for repayment or restrict CBD’s operations, other than a prohibition on payment of dividends to shareholders while the series 2 convertible notes are outstanding have been eliminated.

As at December 31, 2013, the loan agreements still contain negative covenants and cross-default provisions that require ongoing compliance by CBD. Events of non-compliance have occurred and although CBD has received no notices of default or non-compliance from any lenders, such breaches could trigger acceleration of some or all of outstanding amounts for immediate payment.

On April 17, 2014 CBD received further waivers from the holder of the Series 1 convertible notes which waived any events of defaults arising under, or as a result of, any breach, ongoing breach or future breach under the note agreement arising from events that occurred prior to the date on which the waiver was granted. This waiver also waived future events of default which may arise from non-compliance with certain operating and financial covenants, however, the note agreements still contain negative covenants and cross-default provisions that will require ongoing compliance by CBD.

(iii) Convertible notes – series 3 unsecured

In December 2012, CBD issued convertible notes for US$250,000, referred to as the “Series 3 Notes”. The Series 3 Notes mature on 12 December 2015 and are convertible at any time in whole or in part at a conversion price of A$15.90 per share. The Series 3 Notes bear interest at an annual rate of 9.75% per annum. The holders of the Series 3 Notes received warrants to purchase 3,931 CBD ordinary shares at an exercise price of A$15.90 per share. If the notes are redeemed on maturity and not converted into shares note holders are entitled to additional warrants with a two year period, which are convertible into ordinary shares of CBD at the same conversion rate and price as the options granted to the note holders. These notes were in default at June 30, 2013.

In November 2013, CBD renegotiated with the note holders of series 3 convertible notes whereby, the note holders agreed that:

•	For a period of 13 months from November 30, 2013 the non payment of interest will not constitute an event of default, (interest will continue to accrue but not be called for payment)
•	All defaults at that date are waived.
•	A number of operating and financial covenants other than cross-default provisions, that could trigger a requirement for repayment or restrict CBD’s operations, other than a prohibition on payment of dividends to shareholders while the series 2 convertible notes are outstanding have been eliminated.

As at December 31, 2013, the loan agreements still contain negative covenants and cross-default provisions that require ongoing compliance by CBD. Events of non-compliance have occurred and although CBD has received no notices of default or non-compliance from any lenders, such breaches could trigger acceleration of some or all of outstanding amounts for immediate payment.

On April 17, 2014 CBD received further waivers from the holder of the Series 1 convertible notes which waived any events of defaults arising under, or as a result of, any breach, ongoing breach or future breach under the note agreement arising from events that occurred prior to the date on which the waiver was granted. This waiver also waived future events of default which may arise from non-compliance with certain operating and financial covenants, however, the note agreements still contain negative covenants and cross-default provisions that will require ongoing compliance by CBD.

(iv) Summary of convertible notes

The convertible notes are presented on the balance sheet as follows:

	Consolidated
	December 31, 2013 $’000		June 30, 2013 $’000

Debt at amortised cost	10,710		9,137
Derivative on convertible note (Conversion options and associated warrants) – at fair value	178		297
	10,888	[1]	9,434

1.	As at December 31, 2013, the convertible note agreements still contain negative covenants and cross-default provisions that require ongoing compliance by CBD. Events of non-compliance have occurred and although CBD has received no notices of default or non-compliance from any note holders, such breaches could trigger acceleration of some or all of outstanding amounts for immediate payment.

F-32

Notes to the Financial Statements

16 Interest-bearing loans and borrowings (continued)

(d)	Derivatives on convertible notes

On issuance of the convertible notes which are on issue at December 31, 2013, it has been determined that the notes were a financial liability and that the conversion options as well as the associated additional warrants were embedded derivative liabilities.

(i) Conversion option

The convertible notes on issue are denominated in USD and are convertible at the option of the holder at any time before maturity at a strike price multiplied by a USD exchange rate. The IFRS Interpretations Committee considered the accounting for a foreign currency convertible bond and stated that a fixed amount of foreign currency constitutes a variable amount of cash in the entity's functional currency. Therefore, foreign-currency-denominated-convertible bonds that will be settled by an entity delivering a fixed number of its own equity instruments in exchange for a fixed amount of foreign currency fail the 'fixed for fixed' requirement. The whole of the convertible bond is classified as a financial liability under IAS32 and is subject to IAS139 for recognition and measurement. The embedded written option's value changes in response to changes in the values of entity's equity and foreign exchange movements. Therefore, it is not a closely related embedded derivative, because the risks inherent in the derivative (equity risk) and in the debt host are dissimilar.

(ii) Additional warrants

If the notes are not converted, CBD has to redeem the notes for cash at maturity. If that is the case, CBD also has an obligation to issue additional warrants to the holder whereby the holder can exercise the warrant for shares in CBD (same strike price as initial conversion option, same number of shares that could have been converted under the initial instrument). As CBD does not have control over whether a cash redemption will be made, it has a contractual obligation to repay cash and issue warrants under IAS39. As these warrants are in a different functional currency and as they represent a risk that is not closely linked to the host instrument they have been separated from an accounting standpoint. The warrants represent a derivative liability which has been measured and recorded separately at the date of issue of the convertible notes. As a result, these embedded derivatives are separated from the notes and are measured at fair value at the end of each reporting period through the profit and loss.

(iii) Performance warrants

The performance warrants which have been issued to series 1 noteholders as a result of the restructure of these notes are also considered to be derivatives instruments due to the re-pricing mechanism for these warrants. An adjustment to reduce the strike price for shares subsequently issued at a market price (but below the strike price) violates the 'fixed for fixed' requirement. This adjustment does not preserve the economic rights of the warrant holders relative to the ordinary shareholders. This is because the adjustment effectively provides a form of compensation to the warrant holder if there is a subsequent issuance of shares at a market price that is not provided to the ordinary shareholders.

CBD engaged an independent valuer to assess the fair value of the derivative on the convertible notes as at June 30, 2013. CBD has considered this valuation to be current as at December 31, 2013.

The embedded conversion option was valued using a modified binominal lattice model giving consideration to the dilution impact of shares issued upon conversion. In order to account for the specific terms of the potential warrants two components of the commonly used (unmodified) binomial model in relation to the share prices have been modified. In this regard, the share price at each node where new shares are issued has been modified to account for the effect of dilution. The following key inputs were applied to determine a fair value:

	December 31, 2013	June 30, 2013

Share price	$3.60	$2.40
Conversion price	$15.90	$15.90
Dividend yield	0.0%	0.0%
Risk free rate	3.0%	3.0%
Volatility	70% - 90%	70% - 90%

F-33

Notes to the Financial Statements

16 Interest-bearing loans and borrowings (continued)

The additional warrants were valued using an un-modified binominal lattice model giving consideration to the dilution impact of the shares issued upon conversion of the warrants as well as other options on issue. The following key inputs were applied to determine a fair value:

	December 31, 2013	June 30, 2013

Share price	$3.60	$2.40
Conversion price	$15.90	$15.90
Dividend yield	0.0%	0.0%
Risk free rate	3.0%	3.0%
Volatility	70% - 90%	70% - 90%

The performance warrants were valued using a multi-step binomial model. The following key inputs were applied to determine a fair value:

	December 31, 2013	June 30, 2013

Number of options granted	153,939	153,939
Consideration for options granted	Nil	Nil
Grant date:	13 Feb 2013	13 Feb 2013
Expiry date:	30 May 2017	30 May 2017
Share price at grant date	$6	$6
Exercise price	$3.90 [1]	$3.90 [1]
Expected dividend yield	0%	0%
Risk-free interest rate	3.0%	3.0%
Volatility	70%	70%
1.	These options contain a feature whereby their exercise price is reduced to match the price of any subsequent equity issues at a lower price than their exercise price. During the year, these options were repriced down from $8.25 to $3.90.

(e) Fair values

With the exception of the convertible notes, the carrying amount of CBD’s current and non-current borrowings approximates their fair values. The fair value of the convertible notes at December 31, 2013 is $10,888,000 compared to a carrying amount of $10,710,000 excluding derivatives at December 31, 2013, (June 30, 2013 is $9,434,000 compared to a carrying amount of $9,137,000 excluding derivatives at June 30, 2013). The fair value of the derivatives on convertible notes are classified as level 3 instruments.

(f) Assets pledged as security

All assets of CBD have been pledged as security for current and non-current interest bearing liabilities.

F-34

Notes to the Financial Statements

17 Contributed equity

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000
(a) Contributed equity
Ordinary shares
Ordinary share capital, issued and fully paid	109,046	109,046
Other equity
Value of conversion rights – convertible notes	574	574
	109,620	109,620

	Number of shares		Issue price	$’000
Movement in ordinary shares on issue
At July 1, 2013	1,742,824		-	109,046
Share issue	-		-	-
At December 31, 2013	1,742,824	[1]	-	109,046

At July 1, 2012	1,575,014			108,509
14 Jan 2013 - Issue of equity for extinguishment of financial liabilities	11,477		$5.70	66
13 Feb 2013 - Issue of equity for extinguishment of financial liabilities	31,046		$5.70	186
17 Jun 2013 - Share purchase plan	53,076		$3.90	207
20 Jun 2013 - Issue of equity for extinguishment of financial liabilities	72,211		$2.31	167
Transaction costs	-			(89)
At June 30, 2013	1,742,824			109,046

1.	On January 31, 2014 CBD delisted from the ASX and on February 10, 2014 commenced trading on the OTC Bulletin Board (OTCBB). A share consolidation of 300 ASX shares to 1 OTCBB share was implemented as part of the transfer to the OTCBB. (Refer note 22)

(b) Terms and conditions of contributed equity

Ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from the sale of all surplus assets in proportion to the number of and amounts paid up on shares held. Covenants contained within the Series 1 Notes prevent CBD from making dividend payments without the prior approval of the Series 1 Note holders.

Ordinary shares entitle their holder to one vote, either in person or by proxy, at a meeting of the Company.

(c) Other equity

The amount shown for other equity is the value of the conversion rights relating to the 12.5% convertible notes issued on 29 July 2009.

F-35

Notes to the Financial Statements

17 Contributed equity (continued)

(d) Share options

(i) The following options to purchase fully paid ordinary shares in the Company were outstanding at December 31, 2013:

Number of Options
Date granted	Expiry date	Exercise price ($)		Balance at start of the period	Granted during the period	Exercised during the period	Forfeited and other movements during the period	Vested and exercisable at end of the period

28/11/08	27/11/13	$0.20		30,667	-	-	(30,667)	-
21/12/10	19/12/13	$0.20		40,000	-	-	(40,000)	-
01/11/11	31/12/14	$0.25		1,167	-	-	-	1,167
28/05/12	28/05/15	$0.0275	[1]	66,667	-	-	-	66,667
31/05/12	30/05/17	$0.013	[2]	100,055	-	-	-	100,055
12/12/12	12/12/17	$0.05		15,723	-	-	-	15,723
30/12/12	30/12/17	$0.05		43,164	-	-	-	43,164
13/02/13	30/05/17	$0.013	[2]	153,939	-	-	-	153,939
Total				451,382	-	-	(70,667)	380,715
Weighted average exercise price				$15.00	-	-	$60.00	$6.60

(i) The following options to purchase fully paid ordinary shares in the Company were outstanding at June 30, 2013:

Number of Options
Date granted	Expiry date	Exercise price ($)		Balance at start of the period	Granted during the period	Exercised during the period	Forfeited and other movements during the period	Vested and exercisable at end of the period

28/11/08	27/11/13	$60		30,667	-	-	-	30,667
21/12/10	19/12/13	$60		40,000	-	-	-	40,000
27/07/11	31/12/12	$60		1,917	-	-	(1,917)	-
01/11/11	31/12/14	$75		1,167	-	-	-	1,167
28/05/12	28/05/15	$08.25	[1]	66,667	-	-	-	66,667
31/05/12	30/05/17	$3.90	[2]	100,055	-	-	-	100,055
12/12/12	12/12/17	$15		-	15,723	-	-	15,723
30/12/12	30/12/17	$15		-	43,164	-	-	43,164
13/02/13	30/05/17	$3.90	[2]	-	153,939	-	-	153,939
Total				240,472	212,826	-	(1,917)	451,382
Weighted average exercise price				$21	$6	-	$60	$15

1.	These options were repriced down from $15.90 to $8.25 following the restructuring of the series 1 convertible notes.

2.	These options contain a feature whereby their exercise price is reduced to match the price of any subsequent equity issues at a lower price than their exercise price. During the year ended June 30, 2013, 100,055 options were repriced down from $15.90 to $8.25 and subsequently from $8.25 to $3.90 and 153,939 options were repriced down from $8.25 to $3.90.

F-36

Notes to the Financial Statements

18 Accumulated losses and reserves

(a) Movements in accumulated losses were as follows:

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000

Balance 1 July	(112,312)	(100,052)
Net loss	(3,948)	(12,260)
Closing balance,	(116,260)	(112,312)

(b) Other reserves

	Consolidated
	Share- options reserve $’000	Available-for- sale reserve $’000	Translation reserve $’000	Total $’000

At July 1, 2013	3,189	800	(27)	3,962
Translation reserve	-	-	(235)	(235)
At December 31, 2013	3,189	800	(262)	3,727

At July 1, 2012	2,689	-	-	2,689
Share based payments - borrowing agreements	500	-	-	500
Revaluation reserve	-	800	-	800
Translation reserve	-	-	(27)	(27)
At June 30, 2013	3,189	800	(27)	3,962

(c)	Nature and purpose of reserves

(i) Share options reserve

The share options reserve is used to record the value of share based payments provided to employees and directors as part of their remuneration and options granted as part of borrowing agreements. 58,887 options in total were granted during the year to June 30, 2013 as part of borrowing agreements. The reserve also records the re-pricing of options previously issued.

(ii) Available-for-sale reserve

Changes in the fair value and exchange differences arising on translation of investments, such as equities, classified as available-for-sale financial assets, are recognised in other comprehensive income, and accumulated in a separate reserve within equity. Amounts are reclassified to profit or loss when the associated assets are sold or impaired.

(iii) Translation reserve

Exchange differences arising on translation of a foreign controlled entity are recognised in other comprehensive income and accumulated in a separate reserve within equity. The cumulative amount is reclassified to profit or loss when the net investment is disposed of.

F-37

Notes to the Financial Statements

19 Related party disclosure

During the six month period to December 31, 2013:

(i)	TRW Holdings Pty Ltd, an entity in which Mr. Gerard McGowan (Executive chairman and Managing director) has a controlling interest, received payments for reimbursement of travel expenses and other operating disbursements incurred on behalf of CBD in the aggregate amount of A$107,224, which amount includes GST.

(ii)	A payment deferral and debt forgiveness agreement required that a creditor balance be assigned to TRW Holdings Pty Ltd, under the tri-party arrangement with the creditor and TRW Holdings. TRW Holdings neither gained nor lost from the transaction and CBD made all payments that were obligated to be made under that agreement to satisfy the original creditor claim in full. CBD received a Deed of Release and Forgiveness for the full amount of this debt from TRW Holdings Pty Ltd dated as of December 20, 2013.

(iii)	CBD paid Pitt Capital Partners Limited (an entity in which a director, Todd Barlow has a direct interest) an advisory fee of A$180,290 in relation to the sale of the Captech business. Pitt Capital Partners Limited is an affiliate of WHSP, CBD’s largest shareholder.

(iv)	CapTech paid Brodpower Pty Ltd, A$58,025 for contract maintenance and repair services. Yuri Brodsky was the Managing director of CapTech prior to its sale by CBD and had an ownership interest in Brodpower Pty Ltd.

20 Commitments

(i) Leasing commitments

Operating lease commitments – Group as lessee

Operating leases are entered into as a means of acquiring access to office premises and office equipment. Rental payments are generally fixed, but with inflation escalation clauses on which contingent rentals are determined. No purchase options exist in relation to operating leases and no operating leases contain restrictions on financing or other leasing activities. A renewal option in connection with the office leases exists.

Future minimum rentals payable under non-cancellable operating leases are as follows:

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000

Within one year	485	497
After one year but not more than five years	592	672
After more than five years	-	-
Total minimum lease payments	1,077	1,169

F-38

Notes to the Financial Statements

20 Commitments (continued)

Finance lease commitments - Group as lessee

The finance leases relate to the leasing of motor vehicles and office equipment.

Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are as follows:

	Consolidated
	December 31, 2013 $’000	June 30, 2013 $’000

Within one year	109	236
After one year but not more than five years	267	384
After more than five years	-	-
Total minimum lease payments	376	620
Less amounts representing finance charges	(61)	(95)
Present value of minimum lease payments	315	525

Current liability	86	197
Non-current liability	229	328
Total	315	525

F-39

Notes to the Financial Statements

21 Contingencies

CBD has not identified any material contingencies that would be material to CBD's results of operations, cash flows or financial position at December 31, 2013 (June 30, 2013: none) nor were there any in the period between balance date and the date of this report.

22 Events after the balance sheet date

(i)	ASX delisting and OTC Bulletin Board

On September 5, 2013, CBD received approval from the Australian Securities Exchange (“ASX”) to delist from the ASX. The full terms of that approval were released to the market on 5 September 2013. On November 26, 2013, CBD’s shareholders approved a resolution that CBD be removed from the official list of the ASX subject to being listed on the NASDAQ or another national US exchange, or otherwise having its securities approved to trade in another regulated securities market in the US on a date that is on or after CBD has been listed on or approved for trading in the regulated securities market in the US.

On January 31, 2014 CBD announced that it had delisted from the ASX and on February 10, 2014 commenced trading on the OTC Bulletin Board (OTCBB). A share consolidation of 300 ASX shares to 1 OTCBB share was implemented as part of the transfer to the OTCBB. As announced, the OTCBB listing has been undertaken as a staged approached to the NASDAQ listing.

(ii)	Acquisition of Green Earth Developers LLC (GED)

On April 3, 2014, CBD announced that it is in exclusive negotiations to acquire Charlotte, NC-based Green Earth Developers LLC (GED). CBD and GED anticipate that the proposed acquisition will take the form of a stock purchase, and that the selling shareholders and management will receive a combination of cash and ordinary shares of CBD in amounts still being negotiated.    Consummation of a transaction  is conditional upon satisfactory results of the due diligence and negotiation, and execution of a definitive purchase agreement, which is expected to have customary closing conditions, including that CBD has sufficient financing to complete the acquisition.

(iii)	Appointment of Non-executive director and Chairman of Audit Committee

On February 20, 2014, William Morro was appointed Non-executive director and Chairman of the Audit Committee. In addition to this appointment, Mr. Morro is a Managing partner of the InterAmerican Group, a US based investment and advisory firm focused on middle-market, cross-border businesses with operations in Latin America and other emerging markets. Mr Morro has more than 30 years of M&A and management experience, he is also currently Chairman of CNC Development Ltd which has interests in the infrastructure sector in China.

(iv)	Issue of ordinary shares

On January 24, 2014 CBD issued 118,649 ordinary shares as consideration to professional advisors in lieu of cash payment and fees relating to the restructure of debt agreements.

(v)	Convertible notes

On April 17 2014 CBD received further waivers from the holders of the Series 1 and Series 2 Convertible Notes which waived any events of default arising under, or as a result of, any breach, ongoing breach or future breach under the Convertible Notes agreements arising from events that occurred prior to the date on which the waiver was granted.

(vi)

F-40

CBD ENERGY LTD

Index to Audited Consolidated Financial Statements

as of and for the Fiscal Years Ended June 30, 2013 and 2012

Page

Report of Independent Registered Public Accounting Firm, December 20, 2013	F-42

Consolidated Statement of Comprehensive Income for the years ended June 30, 2013, and June 30, 2012	F-43

Consolidated Statement of Financial Position at June 30, 2013 and June 30, 2012	F-4 4

Consolidated Statement of Changes in Equity for the years ended June 30, 2013 and June 30, 2012	F-45

Consolidated Statement of Cash Flows for the years ended June 30, 2013 and June 30, 2012	F-46

Notes to the Consolidated Financial Statements	F-47 to F-121

F-41

Report of Independent Registered Accounting Firm

To the board of directors and shareholders of CBD Energy Limited

In our opinion, the accompanying consolidated statement of financial position and the related consolidated statement of comprehensive income, of changes in equity and of cash flows present fairly, in all material respects, the financial position of CBD Energy Limited and its subsidiaries at June 30, 2013 and the results of their operations and their cash flows for the year ended June 30, 2013 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2.1 to the consolidated financial statements, the Company has restated its 2012 financial statements to correct errors.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced recurring losses from operations and the uncertainty of financing or other alternative liquidity sources that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Sydney, Australia

Dated December 20, 2013 except with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse stock split described in Note 20, as to which the date is March 25, 2014, and the presentation of the discontinued operation described in Note 14 as to which the date is April 23, 2014.

F-42

Statement of Comprehensive Income

(Amounts in Australian dollars rounded to the nearest thousand $’000)

For the year ended June 30,		Consolidated
	Note	2013 A$000	2012 A$000 (restated)

Revenues from continuing operations	6	64,699	44,331
Other income	6	4,663	3,793
Cost of raw materials, consumables used, and contractors		(41,884)	(39,048)
Employee benefit expenses	7	(14,786)	(15,449)
Compliance & consultants		(4,519)	(8,993)
Advertising and marketing		(1,010)	(2,267)
Travel costs		(931)	(1,516)
Occupancy expenses	7	(1,257)	(1,238)
Provision for impairment of receivables and bad debts written off	11	(411)	(2,240)
Other expenses	7	(3,057)	(3,235)
Share of net loss of associates		-	(108)
Depreciation and amortisation expenses	7	(808)	(856)
Finance costs	7	(9,669)	(2,327)
Break fee from terminated acquisition		-	(2,475)
Impairment loss on available-for-sale financial assets	14	(560)	(375)
Impairment of financial assets and interest in joint ventures	7	(18)	(4,239)
Impairment of intangible assets	7	(3,000)	(643)
Profit/(Loss) from continuing operations before income tax		(12,549)	(36,909)
Income tax (expense)/benefit	8	(383)	(2,464)
Net Profit/(Loss) from continuing operations		(12,931)	(39,373)

Net profit from discontinued operations		671	(746)

Net Profit/(Loss)		(12,260)	(40,119)

Attributable to:
Non-controlling interests		-	-
Members of the Parent		(12,260)	(40,119)

Other comprehensive income
Changes in the fair value of available-for-sale financial assets		800	-
Exchange differences on translation of foreign operation		(27)	-
Other comprehensive income for the period, net of tax		773	-
Total comprehensive income for the period		(11,487)	(40,119)

		Dollars	Dollars
Earnings per share for profit from continuing operations attributable to the ordinary equity holders of the company:
Basic earnings per share	9	(8.10)	(25.34)
Diluted earnings per share	9	(8.10)	(25.34)

Earnings per share for profit attributable to the ordinary equity holders of the company:
Basic earnings per share	9	(7.68)	(25.83)
Diluted earnings per share		(7.68)	(25.83)

The above statement of comprehensive income should be read in conjunction with the accompanying notes.

F-43

Statement of Financial Position

(Amounts in Australian dollars rounded to the nearest thousand $’000)

As at June 30,		Consolidated
	Note	2013 A$000	2012 A$000 (restated)
ASSETS
Current Assets
Cash and cash equivalents	10	932	2,522
Trade and other receivables	11	5,952	5,898
Inventories	12	1,611	18,687
Other current assets	13	463	1,259
Total Current Assets		8,958	28,366

Non-Current Assets
Other receivables	11	2,500	-
Available-for-sale and other financial assets	14	10,858	636
Plant and equipment	15	4,896	5,377
Goodwill and other intangible assets	16	15,898	22,800
Other non-current assets	13	97	192
Total Non-Current Assets		34,249	29,005
TOTAL ASSETS		43,207	57,371

LIABILITIES
Current Liabilities
Trade and other payables	17	22,113	16,728
Interest-bearing loans and borrowings	18	17,633	27,230
Current tax liabilities		447	-
Provisions	19	1,307	985
Total Current Liabilities		41,500	44,943

Non-Current Liabilities
Interest-bearing loans and borrowings	18	328	344
Deferred tax liabilities	8	-	65
Provisions	19	109	299
Total Non-Current Liabilities		437	708
TOTAL LIABILITIES		41,937	45,651
NET ASSETS		1,270	11,720

EQUITY
Equity attributable to equity holders of the parent
Contributed equity	20	109,620	109,083
Accumulated losses	21	(112,312)	(100,052)
Reserves	21	3,962	2,689
TOTAL EQUITY		1,270	11,720

The above statement of financial position should be read in conjunction with the accompanying notes.

F-44

Statement of Changes in Equity

(Amounts in Australian dollars rounded to the nearest thousand $’000)

For the year ended June 30,
	Ordinary Shares A$000	Share options reserve A$000	Available- for-sale reserve A$000	Translation reserve A$000	Accumulated losses A$000	Total A$000

At 1 July 2012 (restated)	109,083	2,689	-	-	(100,052)	11,720
Profit/(loss) for period	-	-	-	-	(12,260)	(12,260)
Other comprehensive income	-	-	800	(27)	-	773
Total comprehensive income for the year	-	-	800	(27)	(12,260)	(11,487)

Transactions with owners in their capacity as owners
Shares issued	626	-	-	-	-	626
Share issue costs	(89)	-	-	-	-	(89)
Share-based payments for convertible notes	-	500	-	-	-	500
Balance at June 30, 2013	109,620	3,189	800	(27)	(112,312)	1,270

At 1 July 2011 (restated)	107,358	1,205	-	-	(59,933)	48,630
Profit/(loss) for period (restated)	-	-	-	-	(40,119)	(40,119)
Other comprehensive income	-	-	-	-	-	-
Total comprehensive income for the year	-	-	-	-	(40,119)	(40,119)

Transactions with owners in their capacity as owners
Shares issued	1,725	-	-	-	-	1,725
Share-based payments for convertible notes	-	929	-	-	-	929
Share-based payments	-	555	-	-	-	555
Balance at June 30, 2012 (restated)	109,083	2,689	-	-	(100,052)	11,720

The above statement of changes in equity should be read in conjunction with the accompanying notes.

F-45

Statement of Cash Flows

(Amounts in Australian dollars rounded to the nearest thousand $’000)

For the year ended June 30,		Consolidated
	Note	2013 A$000	2012 A$000
Cash flow from operating activities
Receipts from customers (inclusive of GST)		69,635	86,808
Payments to suppliers and employees (inclusive of GST)		(53,828)	(90,992)
Payments for development costs		(3,535)	(12,309)
Finance costs		(2,464)	(2,585)
Interest received	6	13	64
Income tax paid	8	-	-
Net cash flows used in operating activities	10	9,821	(19,014)

Cash flow from investing activities
Proceeds from sale of property, plant and equipment	15	10	43
Proceeds from the sale of intangible assets		1,000	-
Purchase of property, plant and equipment	15	(275)	(591)
Payment for investments		-	(1,270)
Payment for the purchase of controlled entities, net of cash acquired		24	(351)
Net cash flows used in investing activities		759	(2,169)

Cash flow from financing activities
Proceeds from share issues	20	207	-
Proceeds from issue of convertible notes	18	103	7,362
Convertible note issue costs		-	(187)
Proceeds from borrowings		474	16,252
Repayment of borrowings	18	(13,255)	(8,489)
Payment of finance lease liabilities	18	(162)	(202)
Net cash flows from financing activities		(12,633)	14,736

Net (decrease) / increase in cash and cash equivalents		(2,053)	(6,447)
Net foreign exchange differences		-	-
Cash and cash equivalents at beginning of period		2,522	8,969
Cash and cash equivalents at end of period	10	469	2,522

The above statement of cash flows should be read in conjunction with the accompanying notes.

F-46

Notes to the Financial Statements

(Stated in Australian Dollars)

1 Corporate information

CBD Energy Limited (“the Parent”) is a company limited by shares incorporated in Australia whose shares are publicly traded on the Australian Stock Exchange.

CBD Energy Limited (“CBD”) is a company that is principally involved in solar installations, mechanical services solutions, energy efficiency solutions and wind farm development.

The principal activities during the year of entities within the consolidated entity were:

•	providing residential, commercial and utility solar installations both domestically and internationally,
•	mechanical services solutions,
•	wind and other development projects, and
•	energy efficiency solutions.

There have been no significant changes in the nature of these activities during the year.

2 Summary of significant accounting policies

The principal accounting policies adopted in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated. The financial statements are for the consolidated entity consisting of CBD Energy Limited and its subsidiaries.

(a) Basis of preparation

These general purpose financial statements have been prepared in accordance with Australian Accounting Standards and Interpretations issued by the Australian Accounting Standards Board. The financial report has also been prepared on a historical cost basis, modified by the revaluation of available-for-sale financial assets, financial assets and liabilities (including derivative instruments) at fair value through profit or loss. CBD Energy is a for-profit entity for the purpose of preparing the financial statements.

The consolidated financial statements of the CBD Energy Limited group also comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The financial report is presented in Australian dollars and all values are rounded to the nearest thousand dollars ($’000) unless otherwise stated.

All common share, per common share, stock unit, per stock unit data, stock option and warrant exercise prices per ordinary share and all convertible note conversion prices per share, for all periods presented, have been adjusted to reflect a 1-for-300 reverse stock split of our ordinary shares effected February 6, 2014 (See Note 20).

(i) Going concern

The financial statements have been prepared on the basis of going concern which contemplates continuity of normal business activities and the realisation of assets and settlement of liabilities in the ordinary course of business. Key financial data for the Group for the financial years ended June 30, 2013 and June 30, 2012 is disclosed below:

Consolidated	Year ended June 30, 2013 $’000	Year ended June 30, 2012 $’000

Cash at bank and in hand less overdraft	469	2,522
Profit / (Loss) for the year / period	(12,260)	(40,119)
Net cash inflow / (outflow) from operating activities for the year / period	9,821	(19,014)
Net current assets / (liabilities)	(32,542)	(16,577)

F-47

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(a) Basis of Preparation (continued)

The Group incurred net operating cash outflows for the year ended June 30, 2012. Trading in the period since June 30, 2013 has been difficult, and the company has continued to experience operating losses and a reduction in net assets. The net current liability position noted at June 30, 2013 and 2012 is explained by the convertible notes and other loans balances and outstanding creditors which are overdue and payable and hence classified as current liability on these dates. Included in current liabilities, classified as “Interest bearing loans and borrowings” are the following obligations which as at the date of this report continued to be in default of their respective loan conditions or are callable on demand:

		June 30, 2013		June 30, 2012

Secured convertible notes (i)	US$	6,350,000	US$	6,250,000
Other Loan (ii)	A$	6,500,000	A$	6,500,000
Unsecured convertible notes (iii)	US$	2,995,000	US$	2,400,000

(i)	Secured convertible notes have a maturity date of May 30, 2015; however, the Group was required to achieve repayment of US$3,850,000 by June 30, 2013 to avoid a default. The Group did not meet this payment by June 30, 2013, however since June 30, 2013, the Group has sold certain assets and made part repayment of $1,194,000 (US$1,098,000) on these notes and is in final discussions with the holders of the notes to restructure the key terms, including the cure of current defaults, removal of covenants and deferral of interest payments. At the date of this report, agreements to implement these changes and cure past defaults on this facility have been drafted and agreed in principle with the note holders and it is anticipated that on execution of these agreements the maturity date of the notes will revert to May 30, 2015. See Note 18(b)(i) and Note 29 for further details of the notes agreement.
(ii)	Loan balance of A$6,500,000 with an external party - under the terms of this agreement, the lender may serve notice on the Company at which point the loan becomes due and payable. The Company has reached an agreement with the lenders to restructure the key terms of the notes, including extending the maturity date of the loan to May 30, 2015, capitalisation of accrued interest and deferral of interest charges and payments until July 2014. It is anticipated that on execution of the agreements for the secured convertible notes note above in (i), the maturity date of the loan will be May 30, 2015.
(iii)	Unsecured convertible notes with a face value of US$2,750,000 which were issued in December 2012 were in default at June 30, 2013. The Company has received waivers from the holders of these notes for all previous breaches and defaults under the convertible note agreements. It is anticipated that on execution of the agreements for the secured convertible notes note above in (i), the maturity date of the unsecured convertible notes will revert to 30 May 2015.

Consequently the ability of the Group to continue as a going concern and meet its debts and commitments as and when they fall due requires that it meets or exceeds operational budgets in the future, monetises long-term assets, receives continued forbearance and support from its lenders and creditors, and raises funds from new loans and securities issuances. Therefore, there is substantial doubt with regards to the Group’s ability to continue as a going concern and, therefore whether the Group will realise its assets and settle its liabilities at amounts different from those stated in the financial statements. In order to reduce or eliminate this doubt and continue operating, the Group is taking steps to:

•	Sustain net operating profits: CBD is continually reviewing costs structures of the business and making the appropriate changes to maximize return on revenues generated. New business opportunities are assessed in order to identify opportunities for growth and increased profitability.
•	Monetise long-term assets: CBD’s intention is to monetize its investment in the Taralga wind farm if a suitable opportunity is presented. This investment had a carrying value of $10,800,000 at June 30, 2013.
•	Negotiate restructure of debt with lenders to remedy defaults and defer current payments to creditors. CBD is finalising agreements with lenders to restructure debt and with creditors to implement payment arrangements which align with CBD’s cash inflows.
•	Restructure and defer payments to creditors: CBD has been successful in negotiating improved terms and reductions in amount payable with some major creditors. To accommodate the Group’s cash flow requirements, some creditors have agreed to establish payments plan in order to spread repayment. Refer to Note 29.
•	Raise new debt and/or equity capital: CBD continues to discuss opportunities for further investment with current equity holders.

F-48

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(a) Basis of Preparation (continued)

The Directors note that there is a risk that some or all of the above activities may not be successful, however, they believe that the Group has reasonable prospects of achieving the above plans and as a consequence they have no intention to liquidate or cease trading.

The Directors have a responsibility to prepare the financial statements in accordance with accounting standards, which requires entities to prepare financial statements on a going concern basis unless the directors intend to liquidate the entity, cease trading or have no realistic alternative but to do so. No adjustments have been made to the financial statements relating to the recoverability and classification of the asset carrying amounts or classification of liabilities that might be necessary should the Group not continue as a going concern.

(b) Critical accounting estimates

The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 3.

(c) Compliance with IFRS

The financial report also complies with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).

(d) New accounting standards and interpretations

(i)         Changes in accounting policy and disclosures.

The accounting policies adopted are consistent with those of the previous financial year.

None of the new standards and amendments to standards that are mandatory for the first time for the financial year beginning 1 July 2012 affected any of the amounts recognised in the current period or any prior period and are not likely to affect future periods. However, the adoption of AASB 1054 Australian Additional Disclosures and AASB 2011-1 Amendments to Australian Accounting Standards arising from the Trans-Tasman Convergence Project enabled the removal of certain disclosures in relation to commitments and the franking of dividends.

The Group has not elected to apply any pronouncements before their operative date in the annual reporting period beginning 1 July 2012.

(ii)        Australian Accounting Standards and Interpretations issued but not yet effective

Australian Accounting Standards and Interpretations that have recently been issued or amended but are not yet effective and have not been adopted by the Group for the annual reporting period ending June 30, 2013, are outlined in the table below:

Reference & Title	Details of New Standard / Amendment / Interpretation	Impact on Group	Application date for the Group*

AASB 12 (IFRS 12)- Disclosure of Interests in Other Entities	AASB 12 includes all disclosures relating to an entity’s interests in subsidiaries, joint arrangements, associates and structures entities. New disclosures have been introduced about the judgments made by management to determine whether control exists, and to require summarised information about joint arrangements, associates and structured entities and subsidiaries with non-controlling interests.	(i)	1 July 2013

AASB 13 (IFRS 13)- Fair Value Measurement	AASB 13 establishes a single source of guidance for determining the fair value of assets and liabilities. AASB 13 does not change when an entity is required to use fair value, but rather, provides guidance on how to determine fair value when fair value is required or permitted. Application of this definition may result in different fair values being determined for the relevant assets. AASB 13 also expands the disclosure requirements for all assets or liabilities carried at fair value. This includes information about the assumptions made and the qualitative impact of those assumptions on the fair value determined. Consequential amendments were also made to other standards via AASB 2011-8.	(i)	1 July 2013

F-49

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(d) New Accounting Standards and Interpretations (continued)

Reference & Title	Details of New Standard / Amendment / Interpretation	Impact on Group	Application date for the Group *

AASB 119 (IAS 19) - Employee Benefits

The main change introduced by this standard is to revise the accounting for defined benefit plans. The amendment removes the options for accounting for the liability, and requires that the liabilities arising from such plans is recognised in full with actuarial gains and losses being recognised in other comprehensive income. It also revised the method of calculating the return on plan assets.

The revised standard changes the definition of short-term employee benefits. The distinction between short-term and other long-term employee benefits is now based on whether the benefits are expected to be settled wholly within 12 months after the reporting date.

Consequential amendments were also made to other standards via AASB 2011-10.

		(i)	1 July 2013

AASB 10 (IFRS 10) -Consolidated Financial Statements

AASB 10 establishes a new control model that applies to all entities. It replaces parts of AASB 127 Consolidated and Separate Financial Statements dealing with the accounting for consolidated financial statements and UIG-112 Consolidation – Special Purpose Entities.

The new control model broadens the situations when an entity is considered to be controlled by another entity and includes new guidance for applying the model to specific situations, including when acting as a manager may give control, the impact of potential voting rights and when holding less than a majority voting rights may give control.

Consequential amendments were also made to other standards via AASB 2011-7.

		(i)	1 July 2013

Annual Improvements 2009–2011 Cycle - Annual Improvements to IFRSs 2009–2011 Cycle

This standard sets out amendments to International Financial Reporting Standards (IFRSs) and the related bases for conclusions and guidance made during the International Accounting Standards Board’s Annual Improvements process. These amendments have not yet been adopted by the AASB.

The following items are addressed by this standard:

IFRS 1 First-time Adoption of International Financial Reporting Standards

•      Repeated application of IFRS 1

•      Borrowing costs

•      IAS 1 Presentation of Financial Statements

•      Clarification of the requirements for comparative information

•      IAS 16 Property, Plant and Equipment

•      Classification of servicing equipment

•      IAS 32 Financial Instruments: Presentation

•      Tax effect of distribution to holders of equity instruments

IAS 34 Interim Financial Reporting

•      Interim financial reporting and segment information for total assets and liabilities

		(i)	1 July 2013

F-50

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(d) New Accounting Standards and Interpretations (continued)

Reference & Title	Details of New Standard / Amendment / Interpretation	Impact on Group	Application date for the Group *

AASB 1053 (IFRS for SMEs) - Application of Tiers of Australian Accounting Standards

This Standard establishes a differential financial reporting framework consisting of two Tiers of reporting requirements for preparing general purpose financial statements:

(a)  Tier 1: Australian Accounting Standards

(b)  Tier 2: Australian Accounting Standards – Reduced Disclosure Requirements

Tier 2 comprises the recognition, measurement and presentation requirements of Tier 1 and substantially reduced disclosures corresponding to those requirements.

The following entities apply Tier 1 requirements in preparing general purpose financial statements:

(a)  For-profit entities in the private sector that have public accountability (as defined in this Standard)

(b)  The Australian Government and State, Territory and Local Governments

The following entities apply either Tier 2 or Tier 1 requirements in preparing general purpose financial statements:

(a)  For-profit private sector entities that do not have public accountability

(b)  All not-for-profit private sector entities

(c)  Public sector entities other than the Australian Government and State, Territory and Local Governments.

Consequential amendments to other standards to implement the regime were introduced by AASB 2010-2, 2011-2, 2011-6, 2011-11 and 2012-1.

		(i)	1 July 2013

AASB 2011-4 - Amendments to Australian Accounting Standards to Remove Individual Key Management Personnel Disclosure Requirements [AASB 124] (IAS 24)		(i)	1 July 2013

F-51

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(d) New Accounting Standards and Interpretations (continued)

AASB 9 (IFRS 9) - Financial Instruments

AASB 9 includes requirements for the classification and measurement of financial assets. It was further amended by AASB 2010-7 to reflect amendments to the accounting for financial liabilities.

These requirements improve and simplify the approach for classification and measurement of financial assets compared with the requirements of AASB 139. The main changes are described below.

(a)  Financial assets that are debt instruments will be classified based on (1) the objective of the entity’s business model for managing the financial assets; (2) the characteristics of the contractual cash flows.

(b)  Allows an irrevocable election on initial recognition to present gains and losses on investments in equity instruments that are not held for trading in other comprehensive income. Dividends in respect of these investments that are a return on investment can be recognised in profit or loss and there is no impairment or recycling on disposal of the instrument.

(c)  Financial assets can be designated and measured at fair value through profit or loss at initial recognition if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would arise from measuring assets or liabilities, or recognising the gains and losses on them, on different bases.

(d)  Where the fair value option is used for financial liabilities the change in fair value is to be accounted for as follows:

►The change attributable to changes in credit risk are presented in other comprehensive income (OCI)

►The remaining change is presented in profit or loss  If this approach creates or enlarges an accounting mismatch in the profit or loss, the effect of the changes in credit risk are also presented in profit or loss.

Consequential amendments were also made to other standards as a result of AASB 9, introduced by AASB 2009-11 and superseded by AASB 2010-7 and 2010-10.

		(i)	1 July 2015

AASB 2012-5 Amendments to Australian Accounting Standard arising from Annual Improvements- 2009-2011 Cycle

This standard sets out amendments to International Financial Reporting Standards (IFRSs) and the related bases for conclusions and guidance made during the International Accounting Standards Board’s Annual Improvements process.

		(i)	1 July 2013

AASB 2013-3	Amendments to AASB 136 - Recoverable Amount Disclosures for Non-Financial Assets	(ii)	1 July 2014

AASB 2013-4	Amendments to Australian Accounting Standards - Novation of Derivatives and Continuation of Hedge Accounting -[AASB 139]	(ii)	1 July 2014

Amendments to IAS 36 Impairment of Assets	The AASB has made small changes to some of the disclosures that are required under AASB 136 Impairment of Assets. These may result in additional disclosures if the group recognises an impairment loss or the reversal of an impairment loss during the period. They will not affect any of the amounts recognised in the financial statements. The group intends to apply the amendment from 1 July 2014.	(ii)	1 July 2014

* Designates the beginning of the applicable annual reporting period unless otherwise stated.

(i)	The adoption of this new standard, amendment or interpretation will not have a material impact on the Group’s financial statements.

(ii)	The Group is yet to determine if the adoption of this new standard, amendment or interpretation will have a material impact on the Group’s financial statements.

F-52

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(e) Basis of consolidation

The consolidated financial statements comprise the financial statements of CBD Energy Limited and its subsidiaries as outlined in Note 23 as at and for the year ended June 30, each year. CBD Energy Limited and its subsidiaries together are referred to in this financial report as the “Group” or the “Consolidated Entity”.

Subsidiaries are all those entities (including special purpose entities) over which the Group has the power to govern the financial and operating policies, generally accompanying a shareholding of more than one half of the voting rights, so as to obtain benefits from their activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether a group controls another entity.

The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. In preparing the consolidated financial statements, all intercompany balances and transactions, income and expenses and profit and losses resulting from intra-group transactions have been eliminated in full.

Subsidiaries are fully consolidated from the date on which the Group obtains control and cease to be consolidated from the date on which control is transferred out of the Group.

Non-controlling interests, presented as part of equity, represent the portion of a subsidiary's profit or loss and net assets that is not held by the Group. The Group attributes total comprehensive income or loss of subsidiaries between the owners of the parent and the non-controlling interests based on their respective ownership interests. Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated income statement, statement of comprehensive income, statement of changes in equity and balance sheet respectively.

Total comprehensive income within a subsidiary is attributed to the non-controlling interest even if that results in a deficit balance.

The acquisition method of accounting is used to account for business combinations by the Group (refer to Note 2(f)).

A change in the ownership interest of a subsidiary that does not result in a loss of control is accounted for as an equity transaction.

F-53

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(f) Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the Group elects whether it measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs incurred are expensed and included in administrative expenses.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic conditions, the Group’s operating or accounting policies and other pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer's previously held equity interest in the acquiree is remeasured at fair value as at the acquisition date through profit or loss.

Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Contingent consideration will be accounted for as a provision in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets (IAS 37 Provisions, Contingent Liabilities and Contingent Assets) and subsequent changes to the fair value of the contingent consideration is recognised in the profit or loss. If the contingent consideration is classified as equity, it will not be re-measured. Subsequent settlement is accounted for within equity.

All transaction costs incurred in relation to the business combination are expensed to the statement of comprehensive income.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interest over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognised in profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

F-54

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(g) Investments in Associates

Associate companies are companies in which the Group has significant influence but not control or joint control, generally through holding, directly or indirectly, between 20% and 50% of the voting power of the company. Investments in associates are accounted for in the financial statements by applying the equity method of accounting whereby the investment is initially recognised at cost and adjusted thereafter for the post-acquisition change in the Group’s share of net assets of the associate company. In addition the Group’s share of the profit or loss of the associate company is included in the Group’s profit or loss.

The carrying amount of the investment includes goodwill relating to the associate. Any excess of the Group’s share of the net fair value of the associate's identifiable assets, liabilities and contingent liabilities over the cost of the investment is excluded from the carrying amount of the investment and is instead included as income in the determination of the investor's share of the associate's profit or loss in the period in which the investment is acquired.

Profits and losses resulting from transactions between the Group and the associate are eliminated to the extent of the relation to the Group’s investment in the associate.

When the reporting dates of the Group and the associate are different, the associate prepares, for the Group’s use, financial statements as of the same date as the financial statements of the Group with adjustments being made for the effects of significant transactions or events that occur between that date and the date of the investor's financial statements. When necessary, adjustments are made to bring the accounting policies in line with those of the Group.

When the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group discontinues recognising its share of further losses unless it has incurred legal or constructive obligations or made payments on behalf of the associate. When the associate subsequently makes profits, the Group will resume the recognition of its share of those profits once its share of the profits equals the share of the losses not recognised.

After application of the equity method, the Group determines whether it is necessary to recognise an additional impairment loss on its investment in its associate. The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognises the amount as an impairment charge in the statement of comprehensive income.

Upon loss of significant influence over the associate, the Group measures and recognises any retaining investment at its fair value. Any difference between the carrying amount of the associate upon loss of significant influence and the fair value of the retained investment and proceeds from disposal is recognised in profit or loss.

(h) Interests in Joint Ventures

The Group has interests in joint ventures, which are jointly controlled entities, whereby the venturers have a contractual arrangement that establishes joint control over the economic activities of the entity. The agreement requires unanimous agreement for financial and operating decisions among the venturers.

The Group’s interests in jointly controlled entities are brought to account using the equity method of accounting (refer to Note 2(g)) in the consolidated financial statements. The parent entity’s interests in joint venture entities are brought to account at cost less impairment charge.

F-55

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(i) Operating segments

An operating segment is a component of an entity that engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity), whose operating results are regularly reviewed by the entity's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance and for which discrete financial information is available. This includes start up operations, which are yet to earn revenues. Management will also consider other factors in determining operating segments such as the existence of a line manager and the level of segment information presented to the board of directors.

Operating segments have been identified based on the information provided to the chief operating decision makers – being the Board of Directors.

Operating segments that meet the quantitative criteria as prescribed by AASB 8 Operating Segments (IFRS 8 Operating Segments) are reported separately. Operating segments that meet the aggregation criteria as prescribed by AASB 8 (IFRS 8 Operating Segments) are reported together.

Refer to Note 4 for details of segments that the Group operates in.

(j) Foreign currency translation

(i) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Australian dollars ($), which is CBD Energy Limited’s functional and presentation currency.

(ii) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss, except when they are deferred in equity when they are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses are presented in the income statement, within other revenue and other expenses. All other foreign exchange gains and losses are presented in the income statement on a net basis within other income or other expenses.

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are recognised in other comprehensive income or in profit or loss as part of the fair value loss when an impairment loss is recognised.

F-56

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(j) Foreign currency translation (continued)

(iii) Group companies

The results and financial position of foreign operations that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet
•	income and expenses for each income statement and statement of comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and
•	all resulting exchange differences are recognised in other comprehensive income.

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, and of borrowings are recognised in other comprehensive income. When a foreign operation is sold or any borrowings forming part of the net investment are repaid, the associated exchange differences are reclassified to profit or loss, as part of the gain or loss on sale.

(k) Revenue recognition

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. The Group assesses its revenue arrangements against specific criteria to determine if it is acting as principal or agent. The Group has concluded that it is acting as a principal in all of its revenue arrangements. The specific recognition criteria described below must also be met before revenue is recognised:

(i) Domestic Solar Installation fees/ STCs

Installation fees revenues are recognised once installation is completed. Domestic Solar installation revenues are derived from solar PV system sales to third parties. Part of the consideration the Group receives in respect of a solar installation is generally in the form of a Small-scale Technology Certificates (“STCs”) that our customers assign to the Group. Under the Australian government program known as the Small-Scale Renewable Energy Scheme (SRES), eligible residential solar systems are credited by the responsible government agency with a one-time allocation of STCs. STCs are registered with the government regulator and do not expire. The regulator also establishes, on an annual basis, a purchase obligation for power generators at a level that is expected to approximately equal the supply of STC’s the regulator forecasts will be created from new installations during the year. The annual STC purchase obligation in each year is also adjusted by the regulator to take into account over- or under-creation of STCs in prior years as compared with forecast. As a consequence of the SRES and the mandated purchase obligation of the power producers STCs have an intrinsic value and an unregulated market for STCs has developed in Australia. As the government agency responsible for balancing STC purchase obligations with supply has gained experience over time, market volatility, liquidity and predictability of pricing have increased, but the market remains thin and the number of market makers is small. STC prices are effectively capped by the right of obligated purchasers to pay a fixed-rate penalty if they are unable to purchase sufficient STCs in the market to meet their obligations. We initially measure STCs assigned to us as an inventory asset at fair value based on the fair value of the consideration received. When STCs are ultimately sold by the Group incremental revenue might arise being the difference between the initial value at which the STCs was recorded at and the final price at which STCs have been traded for by the Group. This incremental revenue is reported as other income. Similarly, when STCs are sold at less than the value at which they were recorded at initially, the loss is reported within the cost of raw materials in the income statement, as it represents in effect, a write down of the STCs inventory balance to its net realisable value.

F-57

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(k) Revenue recognition (continued)

(ii) Sale of products, materials and parts

Revenue from the sale of products, material and parts is recognised upon the delivery of goods to customers.

(iii) Services

Revenue from the rendering of service is recognised upon delivery of the service to the customers.

(iv) Construction contracts

Contract revenue and expenses are recognised in accordance with the percentage of completion method unless the outcome of the contract cannot be reliably estimated. Under this method, contract revenue is matched with the contract costs incurred in reaching the stage of completion, resulting in reporting revenue, expenses and profit, which can be attributed to the work completed.

When it is probable that a loss will arise from a construction contract, the excess of total costs over revenue is recognised immediately in the profit and loss. Where the outcome cannot be measured reliably, revenue is recognised only to the extent that related expenditure is recoverable. The stage of completion of a contract is measured by reference to the recoverable costs incurred to date as a percentage of estimated total costs for the contract.

(v) Projects revenue

Revenue from commercial and utility scale solar projects and wind development projects is recognised when the risks and rewards have been transferred which can vary depending on the specifics of each arrangement that the Group has with its customers and when revenue can be reliably measured.

(vi) Land development and resale

Revenue is recognised when the risks and rewards have been transferred and the entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the units sold. This is normally considered to occur on settlement.

(vii) Interest income

Interest income is recognised using the effective interest method.

(viii) Dividends

Dividends are recognised as revenue when the right to receive payment is established. This applies even if they are paid out of pre-acquisition profits. However, the investment may need to be tested for impairment as a consequence.

(ix) Other revenues

Other operating revenues are recognised as they are earned and goods or services provided.

(l) Government grants

Grants from the government are recognised at their fair value where there is a reasonable assurance that the grant will be received and the group will comply with all attached conditions.

Government grants relating to costs are deferred and recognised in the profit or loss over the period necessary to match them with the costs that they are intended to compensate.

Government grants relating to the purchase of property, plant and equipment are offset against the carrying value of those assets.

F-58

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(m) Income tax and other taxes

The income tax expense or revenue for the period is the tax payable on the current period’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities based on the current period's taxable income. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

Deferred income tax is provided on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognised for all taxable temporary differences except:

•	when the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or
•	in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilised, except:

•	When the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or
•	In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and deferred tax liabilities are offset only if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to the same taxable entity and the same taxation authority.

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, would be recognised subsequently if new information about facts and circumstances changed. The adjustment would either be treated as a reduction to goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or in profit or loss.

(i) Tax consolidation legislation

CBD Energy Limited and its wholly owned Australian controlled entities implemented the tax consolidation legislation as of 1 July 2003.

In addition to its own current and deferred tax amounts, CBD Energy Limited also recognises the current tax liabilities (or assets) and the deferred tax assets arising from unused tax losses and unused tax credits assumed from controlled entities in the tax-consolidated group.

F-59

Notes to the Financial Statements

2 Summary of significant accounting policies (continued)

(m) Income tax and other taxes (continued)

(ii) Other taxes

Revenues, expenses and assets are recognised net of the amount of GST except:

•	When the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and
•	Receivables and payables, which are stated with the amount of GST included.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

Cash flows are included in the statement of cash flows on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority is classified as part of operating cash flows.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority.

(n) Impairment of Assets

Goodwill and intangible assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period.

(o) Cash and cash equivalents

Cash and cash equivalents in the balance sheet comprise cash at bank and in hand and short-term deposits with an original maturity of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts. Bank overdrafts are included within interest-bearing loans and borrowings in current liabilities on the balance sheet.

(p) Trade and other receivables

Trade receivables, are recognised initially at original invoiced amounts, less an allowance for any uncollectible amounts. Settlement terms for trade receivables vary between the business units and are generally in line with standard industry practice within each industry. They are presented as current assets unless collection is not expected for more than 12 months after the reporting date.

Collectability of trade receivables is reviewed on an ongoing basis. Individual debts that are known to be uncollectible are written off when identified by reducing the carrying amount directly. An allowance account (provision for impairment of trade receivables) is used when there is objective evidence that the group will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments (more than 30 days overdue) are considered indicators that the trade receivable is impaired. The amount of the impairment allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows. Cash flows relating to short-term receivables are not discounted if the effect of discounting is immaterial.

F-60

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(p) Trade and other receivables (continued)

The amount of the impairment loss is recognised in profit or loss as a separate expense category. When a trade receivable for which an impairment allowance had been recognised becomes uncollectible in a subsequent period, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against other expenses in profit or loss.

(q) Inventories

(i) Raw materials and stores

Inventories, which mainly comprise solar panels and inverters, which are used in the residential solar businesses of the Group, are measured at the lower of cost and net realisable value. Costs are assigned to individual items of inventory on the basis of weighted average costs. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs necessary to make the sale.

(ii) Small-scale Technology Certificates (“STCs”)

As indicated in Note 2(k) (i), STCs are initially recognised at fair value of the consideration received (the deemed cost) following the installation of a solar panel and the assignment of the STCs to the Group. STCs are subsequently measured at lower of cost or net realisable value. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

(iii) Project Work in Progress

Project work in progress comprises commercial solar scale projects and is valued at the lower of cost and net realisable value. Cost comprises staff salary costs and direct expenses including direct material costs and contractor costs together with an appropriate proportion of overheads. Net realisable value is based on estimated selling prices less further costs expected to be incurred to completion.

Project work in progress also comprises wind farm development projects. Costs incurred for developing wind farm projects for which the Group is earning a developer fee are recognised as inventory when it is probable that the project will be completed and generate future economic benefits and its costs can be measured reliably. The expenditure capitalised comprises all directly attributable costs, including costs of materials, services, direct labour and an appropriate proportion of overheads. Other development expenditures that do not meet these criteria are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period.

(iv) Construction Contracts Work in Progress

Construction work in progress is valued at cost, plus profit recognised to date less provision for anticipated future losses and progress billings made under the contract. Cost includes both variable and fixed costs relating to specific contracts, and those costs that are attributable to the contract activity in general and that can be allocated on a reasonable basis.

(r) Investments and other financial assets

Investments and financial assets in the scope of AASB 139 Financial Instruments: Recognition and Measurement (IAS 39 Financial Instruments: Recognition and Measurement) are categorised as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets. The classification depends on the purpose for which the investments were acquired. Designation is re-evaluated at each reporting date, but there are restrictions on reclassifying to other categories.

When financial assets are recognised initially, they are measured at fair value, plus, in the case of assets not at fair value through profit or loss, directly attributable transaction costs.

F-61

Notes to the Financial Statements

2 Summary of significant accounting policies (continued)

(r) Investments and other financial assets (continued)

Recognition and Derecognition

All regular way purchases and sales of financial assets are recognised on the trade date i.e. the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of financial assets under contracts that require delivery of the assets within the period established generally by regulation or convention in the market place. Financial assets are derecognised when the right to receive cash flows from the financial assets has expired or when the entity transfers substantially all the risks and rewards of the financial assets. If the entity neither retains nor transfers substantially all of the risks and rewards, it derecognises the asset if it has transferred control of the assets.

Loans and receivables

Loans and receivables including loan notes are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortised cost using the effective interest method. Gains and losses are recognised in profit or loss when the loans and receivables are derecognised or impaired. These are included in current assets, except for those with maturities greater than 12 months after balance date, which are classified as non-current.

Available-for-Sale Investments

Available-for-sale investments are those non-derivative financial assets, principally equity securities that are designated as available-for-sale or are not classified as either financial assets at fair value through profit or loss, loans and receivables, or held-to-maturity investments. After initial recognition available-for-sale investments are measured at fair value with gains or losses being recognised as a separate component of equity until the investment is derecognised or until the investment is determined to be impaired. If there is objective evidence of impairment for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit or loss – is removed from equity and recognised in profit or loss.

The fair values of investments that are actively traded in organised financial markets are determined by reference to quoted market bid prices at the close of business on the reporting date. For investments with no active market, fair values are determined using valuation techniques. Such techniques include: using recent arm's length market transactions; reference to the current market value of another instrument that is substantially the same; discounted cash flow analysis and option pricing models making as much use of available and supportable market data as possible and keeping judgemental inputs to a minimum.

(s) Plant and equipment

Plant and equipment is stated at historical cost less accumulated depreciation and any accumulated impairment losses.

The cost of fixed assets constructed within the economic entity includes the cost of materials, direct labour, borrowing costs and an appropriate proportion of fixed and variable overheads. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. All other repairs and maintenance are recognised in profit or loss as incurred.

Depreciation is calculated on a straight-line basis over the estimated useful life of the specific assets as follows:

Computer hardware and software - over 2 to 5 years

Motor vehicles - over 5 years

Plant and equipment – over 5 years

Furniture, fittings and office equipment – over 2 to 5 years

Leased motor vehicles – over 5 years

Leasehold improvements – over 3 years

The assets' residual values, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each financial year-end.

F-62

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(s) Plant and equipment (continued)

Derecognition

An item of plant and equipment is derecognised upon disposal or when no further future economic benefits are expected from its use or disposal.

(t) Leases

The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset.

Group as lessee

Finance leases, which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalised at the inception of the lease at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised as an expense in profit or loss.

Capitalised leased assets are depreciated over the shorter of the estimated useful life of the asset and the lease term if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term.

Operating lease payments are recognised as an expense in the statement of comprehensive income on a straight-line basis over the lease term. Operating lease incentives are recognised as a liability when received and subsequently reduced by allocating lease payments between rental expense and reduction of the liability.

(u) Goodwill and Other Intangibles

Goodwill

Goodwill acquired in a business combination is initially measured at cost of the business combination being the excess of the consideration transferred over the fair value of the Group's net identifiable assets acquired and liabilities assumed.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group's cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units), to which the goodwill relates.

CBD Energy Limited performs its impairment testing as at June 30, each year or more frequently, where there are indicators of impairment, using a value in use, discounted cash flow methodology for the cash generating units to which goodwill has been allocated. Further details on the methodology and assumptions used are outlined in Note 16.

When the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognised. When goodwill forms part of a cash-generating unit (group of cash-generating units) and an operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this manner is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Impairment losses recognised for goodwill are not subsequently reversed.

F-63

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(u) Goodwill and Other Intangibles (continued)

Intangibles other than Goodwill

Intangible assets acquired separately or in a business combination are initially measured at cost. The cost of an intangible asset acquired in a business combination is its fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is recognised in profit or loss in the year in which the expenditure is incurred.

The useful lives of intangible assets other than goodwill are assessed to be finite. Intangible assets with finite lives are amortised over the useful life and tested for impairment whenever there is an indication that the intangible asset may be impaired.

The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least once each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for prospectively by changing the amortisation period or method, as appropriate, which is a change in accounting estimate. The amortisation expense on intangible assets with finite lives is recognised in profit or loss in the expense category consistent with the function of the intangible asset.

Licences

Licences are recognised at cost of acquisition. Licences have a finite life and are amortised on a systematic basis, matched to the future economic benefits over the life of the asset, less any impairment losses. Licences are reviewed for impairment at the end of the financial year and more frequently when an indication of impairment exists. Any impairment charge is recorded separately.

Patents

Patents are initially recognised at the cost on acquisition. Patents have a finite life and are amortised on a systematic basis matched to the future economic benefits over the life of the asset, less any impairment losses. Amortisation of the patents commences on commercialisation of this technology and is matched to the timing of economic benefits flowing to the company from the application of this technology. Patents are reviewed for impairment at the end of the financial year and more frequently when an indication of impairment exists. Any impairment charge is recorded separately.

Gains or losses arising from de-recognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in profit or loss when the asset is derecognised.

(v) Pensions and other post-employment benefits

The company contributes to superannuation funds on behalf of employees at the required statutory rates.

(w) Trade and other payables

Trade and other payables are carried at amortised cost due to their short-term nature they are not discounted. They represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of these goods and services. The amounts are unsecured and are usually paid within terms negotiated with suppliers.

F-64

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(x) Interest-bearing loans and borrowings

All interest bearing loans and borrowings are initially recognised at the fair value of the consideration received less directly attributable transaction costs.

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method. Fees paid on the establishment of loan facilities that are yield related are included as part of the carrying amount of the loans and borrowings.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

Borrowing costs

Borrowing costs are recognised as an expense when incurred.

(y) Convertible notes

On issuance of the convertible notes, an assessment is made to determine whether the convertible notes contain an equity instrument or whether the whole instrument should be classified as a financial liability.

When it is determined that the whole instrument is a financial liability and no equity instrument is identified (for example for foreign-currency-denominated convertibles notes), the conversion option is separated from the host debt and classified as a derivative liability.  The carrying value of the host contract (a contract denominated in a foreign currency) at initial recognition is determined as the difference between the consideration received and the fair value of the embedded derivative.  The host contract is subsequently measured at amortised cost using the effective interest rate method.   The embedded derivative is subsequently measured at fair value at the end of each reporting period through the profit and loss.  The convertible note and the derivative are presented as a single number on the balance sheet within interest-bearing loans and borrowings.

When it is determined that the instrument contains an equity component based on the terms of the contract, on issuance of the convertible notes, the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond. This amount is classified as a financial liability measured at amortised cost (net of transaction costs) until it is extinguished on conversion or redemption. The remainder of the proceeds is allocated to the conversion option that is recognised and included in equity.  Transaction costs are deducted from equity, net of associated income tax. The carrying amount of the conversion option is not re-measured in subsequent years.

(z) Provisions and employee benefits

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

When the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the statement of comprehensive income net of any reimbursement.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects the risks specific to the liability.

Warranty provisions

Provision is made for the estimated liability on all products and services still under warranty at balance date. This provision is estimated having regard to prior service warranty experience. In calculating the liability at balance date, amounts were not discounted to their present value as the effect of discounting was not material. In determining the level of provision required for warranties, the Group has made judgments in respect of the expected performance and the costs of fulfilling the warranty. Historical experience and current knowledge have been used in determining this provision. The initial estimate of warranty-related costs is revised annually.

F-65

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(z) Provisions and employee benefits (continued)

Deferred consideration

Deferred consideration acquired in a business combination is initially measured at fair value at the date of acquisition. Subsequently, it is measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets (IFRS 13 Fair Value Measurement).

Expected losses on contracts

Where the outcome for a services contract is expected to result in an overall loss over the life of the contract, this loss is provided for when it first becomes known that a loss will be incurred.

Employee Entitlements

(i) Wages, salaries, annual leave and sick leave

Liabilities for wages and salaries, including non-monetary benefits, annual leave and accumulating sick leave expected to be settled within 12 months of the reporting date are recognised in respect of employees' services up to the reporting date. They are measured at the amounts expected to be paid when the liabilities are settled.

(ii) Long service leave

The liability for long service leave is recognised and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures, and periods of service. Expected future payments are discounted using market yields at the reporting date on national government bonds with terms to maturity and currencies that match, as closely as possible, the estimated future cash outflows.

(aa) Share-based payment transactions

(i) Equity settled transactions:

The Group provides benefits to its employees (including senior executives) in the form of share-based payments, whereby employees render services in exchange for shares or rights over shares (equity-settled transactions).

The cost of these equity-settled transactions with employees is measured by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using a Black-Scholes model, further details of which are given in Note 25.

In valuing equity-settled transactions, no account is taken of any vesting conditions, other than conditions linked to the price of the shares of CBD Energy Limited (market conditions) if applicable.

The cost of equity-settled transactions is recognised, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled (the vesting period), ending on the date on which the relevant employees become fully entitled to the award (the vesting date).

At each subsequent reporting date until vesting, the cumulative charge to the income statement is the product of:

(i) the grant date fair value of the award;

(ii) the current best estimate of the number of awards that will vest, taking into account such factors as the likelihood of employee turnover during the vesting period and the likelihood of non-market performance conditions being met; and

(iii) the expired portion of the vesting period.

The charge to the statement of comprehensive income for the period is the cumulative amount as calculated above less the amounts already charged in previous periods. There is a corresponding entry to equity.

F-66

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(aa) Share-based payment transactions (continued)

Until an award has vested, any amounts recorded are contingent and will be adjusted if more or fewer awards vest than were originally anticipated to do so. Any award subject to a market condition is considered to vest irrespective of whether or not that market condition is fulfilled, provided that all other conditions are satisfied. No expense is recognised for awards that do not ultimately vest, except for awards where vesting is only conditional upon a market condition.

If the terms of an equity-settled award are modified, as a minimum an expense is recognised as if the terms had not been modified. An additional expense is recognised for any modification that increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee, as measured at the date of modification.

If an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. However, if a new award is substituted for the cancelled award and designated as a replacement award on the date that it is granted, the cancelled and new award are treated as if they were a modification of the original award, as described in the previous paragraph.

The dilutive effect, if any, of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share (see Note 9).

(ab) Contributed equity

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

(ac) Earnings per share

(i) Basic earnings per share

Basic earnings per share is calculated by dividing:

•	the profit / loss attributable to owners of the company, excluding any costs of servicing equity other than ordinary shares,
•	by the weighted average number of ordinary shares outstanding during the financial year.

(ii) Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account:

•	the after income tax effect of interest and other financing costs associated with dilutive potential ordinary shares, and
•	the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares.

(ad) Parent entity financial information

The financial information for the parent entity, CBD Energy Limited, disclosed in Note 29 has been prepared on the same basis as the consolidated financial statements, except as set out below.

(i) Investments in subsidiaries, associates and joint venture entities

Investments in subsidiaries, associates and joint venture entities are accounted for at cost less impairment charge in the financial statements of CBD Energy Limited. Dividends received from associates are recognised in the parent entity’s profit or loss, rather than being deducted from the carrying amount of these investments.

(ii) Tax consolidation legislation

CBD Limited and its wholly-owned Australian controlled entities have implemented the tax consolidation legislation.

The head entity, CBD Limited, and the controlled entities in the tax consolidated group account for their own current and deferred tax amounts. These tax amounts are measured as if each entity in the tax consolidated group continues to be a stand-alone taxpayer in its own right.

F-67

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

(ad) Parent entity financial information (continued)

In addition to its own current and deferred tax amounts, CBD Limited also recognises the current tax liabilities (or assets) and the deferred tax assets arising from unused tax losses and unused tax credits assumed from controlled entities in the tax consolidated group.

The entities have also entered into a tax funding agreement under which the wholly-owned entities fully compensate CBD Limited for any current tax payable assumed and are compensated by CBD Limited for any current tax receivable and deferred tax assets relating to unused tax losses or unused tax credits that are transferred to CBD Limited under the tax consolidation legislation. The funding amounts are determined by reference to the amounts recognised in the wholly-owned entities’ financial statements.

The amounts receivable/payable under the tax funding agreement are due upon receipt of the funding advice from the head entity, which is issued as soon as practicable after the end of each financial year. Assets or liabilities arising under tax funding agreements with the tax consolidated entities are recognised as current amounts receivable from or payable to other entities in the group.

(ae) Rounding of amounts

The company is of a kind referred to in Class Order 98/100, issued by the Australian Securities and Investments Commission, relating to the ‘rounding off’ of amounts in the financial statements. Amounts in the financial statements have been rounded off in accordance with that Class Order to the nearest thousand dollars, or in certain cases, the nearest dollar.

2.1 Correction of prior period errors

1.	The Group has corrected an error relating to the accounting treatment of a $239,000 increase in contingent consideration payable to the vendors of the eco-Kinetics group of companies at June 30, 2010. This adjustment was previously recognised as an increase in goodwill in the 2011 financial year, however, the correct treatment was to record it as a loss on re-measurement in contingent consideration payable in the Statement of Comprehensive income for the year ended June 30, 2010.

2.	It was determined that a $430,000 tax benefit recognised in the statement of comprehensive income in 2010 on costs relating to issue of share capital should be recognised in equity.
3.	The Group has undertaken a detailed review of the terms of the convertible notes issued in 2010. As a consequence, it was determined that the convertible notes contained an equity component valued at $194,000 which has been adjusted to equity. An additional interest expense has been recognised of $119,000 in 2010 and $75,000 in 2011 on these convertible notes. The conversion terms of these notes was changed during the year ended June 30, 2011 which resulted in a further $380,000 interest expense being recognised during that year which had not been previously recognised.

4.	A deferred tax asset relating to a capital gain loss for an investment amounting to $330,000 was incorrectly recognised at June 30, 2011.

The effect on earnings per share related to the restatement in 2012 was an increase in basic earnings per share by $21.00 to ($25.83) per share and an increase in diluted earnings per share by $21.00 to ($25.83) per share.

F-68

Notes to the Financial Statements

(Stated in Australian Dollars)

2 Summary of significant accounting policies (continued)

2.1 Correction of prior period errors (continued)

As a result of the errors noted above, the following adjustments were made to the financial statements:

Statement of Financial Position (extract):

June 30, 2012

	Consolidated Entity
	As issued	Correction of error 1	Correction of error 2	Correction of error 3	Correction of error 3	Restated
	$’000	$’000	$’000	$’000	$’000	$’000

Goodwill and other intangible assets	23,039	(239)	-	-	-	22,800
Net assets	11,959	(239)	-	-	-	11,720

Contributed equity	108,079	-	430	194	380	109,083
Reserves	2,689	-	-	-	-	2,689
Accumulated losses	(98,809)	(239)	(430)	(194)	(380)	(100,052)
Total equity	11,959	(239)	-	-	-	11,720

1 Adjustment to contingent consideration paid on acquisition of eco-Kinetics

2 Tax recognised on share issue costs incorrectly recorded in the income statement

3 Debt / equity split adjustment on convertible note / additional interest expense

3 Additional interest expenses relating to the change of redemption terms to convertible note

Income statement (extract):

	Consolidated Entity
	As issued	Correction of error 4	Restated
Year ended June 30, 2012	$’000	$’000	$’000

Profit before income tax expense	(37,284)	-	(37,284)

Income tax (expense) / benefit	(3,165)	330	(2,835)
Net profit / (loss) attributable members of CBD Energy Limited	(40,449)	330	(40,119)

4 Correction of incorrect deferred tax asset recognised in June 30, 2011 relating to the impairment of Planet Power investment / Reversal of the tax expense relating to the write off this deferred tax asset recorded in June 30, 2012

The impact of these errors on the June 30, 2011 balance sheet is not considered to be material and hence, a third balance sheet for the year then ended has not been presented.

F-69

Notes to the Financial Statements

(Stated in Australian Dollars)

3 Significant accounting judgements, estimates and assumptions

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances.

(a) Critical accounting estimates and assumptions

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

(i) Recovery of deferred tax assets

Deferred tax assets are recognised for deductible temporary differences as management considers that it is probable that future taxable profits will be available to utilise those temporary differences.

Judgement is required in assessing whether deferred tax assets are recognised in the statement of financial position. Deferred tax assets, including those arising from un-recouped tax losses, capital losses and temporary differences, are recognised only where it is considered more likely than not that they will be recovered, which is dependent on the generation of sufficient future taxable profits.

Assumptions about the generation of future taxable profits depend on management's estimates of future cash flows. These depend on estimates of future sales, operating costs, capital expenditure and other capital management transactions. Judgements are also required about the application of income tax legislation. These judgements and assumptions are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets and deferred tax liabilities recognised on the balance sheet and the amount of other tax losses and temporary differences not yet recognised. In such circumstances, some or all of the carrying amounts of recognised deferred tax assets and liabilities may require adjustment, resulting in a corresponding credit or charge to the income statement.

During the last financial year ended June 30, 2012 the Group reversed previously recognised deferred tax assets of $2,770,000 and did not recognise any deferred tax assets in relation to that year’s operating losses. No deferred tax assets have been recognised in relation to the current year’s operating losses. This decision was made after considering the financial performance of the Group during the current and prior years and the material uncertainty about the Group’s ability to continue as a going concern (refer to Note 2 (a) (i)).

(ii) Impairment of goodwill and other intangibles other than Patents

The Group determines whether goodwill and other intangibles other than patents are impaired at least on an annual basis. This requires an estimation of the recoverable amount of the cash-generating unit(s), using a value in use discounted cash flow methodology, to which the goodwill or other intangible assets are allocated. The assumptions used in this estimation of recoverable amount and the carrying amount of goodwill and other intangibles including a sensitivity analysis are discussed in Note 16.

(iii) Project work in progress

Project work in progress is capitalised in accordance with the accounting policy in Note 2(q) (iii). Initial capitalisation of costs is based on management’s judgment that technological and economical feasibility is confirmed, usually when a project has reached a defined milestone. Determination of the amounts to be capitalised, is made on a case-by-case basis giving regard to previous experience of the Group in similar projects and contractual arrangements. At June 30, 2013, the carrying amount of capitalised project work in progress was $201,000 (June 30, 2012: $13,389,000).

(iv) Share-based payment transactions

The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined using a Black-Scholes model, with the assumptions detailed in Note 25. The accounting estimates and assumptions relating to equity-settled share-based payments would have no impact on the carrying amounts of assets and liabilities within the next annual reporting period.

F-70

Notes to the Financial Statements

(Stated in Australian Dollars)

3 Significant accounting judgements, estimates and assumptions (continued)

(iv) Share-based payment transactions (continued)

The Group measures the cost of equity-settled transactions with regards to warrants issued to lenders using an un-modified binominal lattice model giving consideration to the dilution impact of the shares issued upon conversion of the warrants as well as other options on issue.

(v) Patents

At June 30, 2012, prior to its sale, the Group measured the carrying value of the Larkden controlled storage technology patents at cost less impairment and amortisation. The recoverable amount is the higher of the patents value in use or fair value less cost to sell. The fair value has been determined by an external valuer in accordance with the definition of fair value in AASB 13 Fair Value Measurement (IFRS 13 Fair Value Measurement). This has been measured on the basis of what a willing buyer would pay a willing seller for the patents in a market based transaction. The valuation has been determined using a discounted cash flow methodology and considering the Patents as a group and as a type of start-up / early stage commercialisation technology. The external valuer has constructed various alternative scenarios as to possible likely future outcomes projecting various associated cash flows for each alternative scenario; applying a range of discount rates to the various projected cash flows to determine a range of indicated net present values.

Under the discounted cash flow valuation methodology, the value of the Patents as a group is equivalent to the present value of the prospective stream of net cash flow amounts (fee income less expected expenses) that would be receivable from the utilised Patents. Refer to Note 16 (b).

(vi) Wind development projects

Part of CBD’s business is the development of large-scale wind projects in Australia whereby CBD earns a developer fee. In respect of the Taralga Wind project, costs incurred for developing the project were initially recognised as inventory as it was probable that the project will be completed and generate future economic benefits (refer Note 2(q)(iii). On 9 October 2012, CBD sold the Taralga Wind project it had developed in return for cash of $6,993,000 plus a 10% interest in the project’s vehicle established for the transaction. The accounting treatment was to:

•	recognise revenue which includes the fair value of the 10% ownership interest valued at $10,000,000 in two entities (Taralga Holding Nominees 1 Pty Ltd and Taralga Holding Nominees 2 Pty Ltd)
•	recognised revenue of $6,993,000 which has been paid in cash during the period, and
•	expense development costs carried in inventory as Cost of Goods sold for $3,099,000 resulting in a net profit on the sale of $13,894,000.

The investment of 10% of the Taralga Wind Farm project is by way of investment in two entities, Taralga Holding Nominees 1 Pty Ltd and Taralga Holding Nominees 2 Pty Ltd. This investment was funded by CBD from the re-investment of part of its development fee generated on equity close of the project. This investment is classified as an “Available-for-sale financial asset”. CBD intends, along with the majority equity holder, to exit this investment within a 3 year period. The investment in Taralga was initially recognised at fair value at the date of the equity transaction on 9 October 2012. The fair value was determined based on discounting the cash flows which will be received on exit based on several scenarios of the financial model for the project and the contractually defined distributions from any sales profits due to CBD on exit. Due to the requirement for judgement over variables within the financial model to determine future returns and profit achievable on exit, the fair value calculations were based on a net present value of a risk adjusted, probability weighted average return from different sales Internal Rate of Return (IRR) expectations.

F-71

Notes to the Financial Statements

(Stated in Australian Dollars)

3 Significant accounting judgements, estimates and assumptions (continued)

(vi) Wind development projects (continued)

The range of IRR assumptions used in these calculations was from 9.0% to 13.0% which are considered the high and low points between which arm’s length sales transactions of wind farm projects may occur in Australia. A discount rate of 17.0% was applied to the calculated amount to reflect the risk to deliver the project as per the model associated with construction risk and the time value of money based on return premiums specific to the project. The range of outcomes of the fair value calculations was from $9,500,000 to $10,900,000 and the adopted value was $10,000,000. Variances between actual results and the estimated results from the valuation methodology may result in higher or lower profits being achieved on exit of this project. After initial recognition the investment in the Taralga Wind Farm project is accounted for as available-for-sale an investment which is measured at fair value with gains recognised in other comprehensive income and in an available-for-sale reserve until the investment is derecognised or until the investment is determined to be impaired. At June 30, 2013 this available-for-sale asset has been revalued to $10,800,000. This revaluation was based on an indicative offer to acquire the asset which was received by the Group during the year. This offer is not currently being pursued.

(vii) Contingent consideration

On 16 April 2013, the Group’s interests in Larkden Pty Ltd were sold including the energy storage patents held by Larkden. The sale price was $2,750,000 of which $250,000 was received in cash at the time of sale. The balance of the payments of $2,500,000 is to be received in three tranches on the anniversaries of the sale from 2015 to 2017 and is recorded in other non-current receivable. Interests on the deferred purchase price accrue at market rate. If certain targets of installed capacity of the storage technology are not met within 3 years of the date of sale then the purchase price shall be reduced by $1,000,000. Management has estimated that the target will be met within the 3 years period and hence the total consideration has been determined to be $2,750,000. The carrying value of the patents assets was $3,295,000 at the date of the sale which will result in a net loss on sale of $545,000 based on the total consideration of $2,750,000.

Management have assessed the likelihood of the required installed capacity target being achieved based on information contained within an Independent Valuation Report conducted for the Group in October 2012, recent updates from the purchaser, and the Group’s accumulated knowledge of the projects on which the technology is currently being utilised.

(b) Critical judgements in applying the entity’s accounting policies

(i) Revenue recognition

As indicated in Note 2 (k), STCs are initially recognised at fair value of the consideration received following the installation of a solar panel and the assignment of the STCs to the Group. The fair value of the consideration received is determined by reference to the traded price of STCs at the time of installation as well as other available market and internal data. Given the time required to register and on-sell the STCs, this may vary from the price realised for the STCs upon sale.

(ii) Net realisable value for STCs inventories

Once recognised on the balance sheet, STCs are subsequently measured at lower of cost or net realisable value. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Judgement is applied when determining the net realisable value. This includes consideration of the number of STCs that the Group has at balance sheet, the estimated period it will take to sell the STCs, the ability of the Group to sell the STCs in the ordinary course of business, potential forward sale contracts that the Group has at balance sheet date, observed STCs market price and STCs actual price prior to balance date and actual price subsequent to balance sheet date.

(iii) Impairment of available-for-sale financial assets

The Group has determined that its investment in Andalay Solar Inc, a US listed company, has been subject to a significant and prolonged decrease in market price. As a result in accordance with the Group’s accounting policy regarding available-for-sale financial assets (refer to Note 2 (r)) the Company has recognised an impairment to the carrying value of the asset through its income statement for the year ended June 30, 2013 amounting to $560,000.

F-72

Notes to the Financial Statements

(Stated in Australian Dollars)

4 Operating Segments

The group has identified its operating segments based on the internal reports that are reviewed and used by the Board of Directors (the chief operating decision makers) in assessing performance and in determining the allocation of resources.

The consolidated entity’s operating companies are organised and managed separately according to the nature of the products and services they provide, with each segment offering different products and serving different markets.

The principal activities of segments within the consolidated entity were:

•	Solar PV provides engineering design, supply and installation services to retail, commercial and utility-scale domestic and international customers with professional engineering solutions to make effective use of solar power. Domestic products and services are generally small-scale solar power solutions suited to residential and small to medium enterprise applications. International products and services are generally focused on utility-scale solar generation system projects.
•	CapTech (discontinued operation) manufacture energy saving products (power factor correction equipment) and energy quality products (reactors and filters), and also supply components (capacitors) and energy consulting services. In general, their power correction equipment can reduce energy consumption by 25% and their other products provide for improvement in quality and thereby efficiency of power use.
•	Parmac provides a full range of mechanical services and air-conditioning services in support of developers, builders and commercial tenants at the mid-tier level. Their specialty is working within existing mechanical services infrastructure and tight deadlines to deliver high-quality commercial grade air-conditioning solutions.
•	RAPS / Technology Solutions includes operating remote area power systems (“RAPS”) as well as the inclusion of other operations that utilise the Groups patents relating to carbon block energy storage technology and other intellectual property. The Chatham Island wind project is included in the RAPS segment.
•	Wind development of large scale wind projects, including expenditure on early stage projects. At June 30, 2013 this segment is dominated by the Taralga wind farm project.
•	CBD (corporate) provides administrative and other services required to support the CBD group. This includes the Corporate Executive Team, Finance, Human Resources and Legal departments. Corporate also includes land development projects at Emerald and Bowen.

F-73

Notes to the Financial Statements

4 Operating Segments (continued)

Primary Reporting – Business Segments

Year ended June 30, 2013	Solar PV $’000	Parmac $’000	RAPS / Technology Solutions $’000	Wind $’000	CBD (Corporate) $’000	Total Segments $’000	Adjustments and Eliminations $’000	Consolidated $’000
Revenue outside the economic entity	28,455	17,363	323	18,557	-	64,698	-	64,698
Inter-segment revenue	220	-	-	-	-	220	(220)	-
Other revenue	1,030	49	-	-	3,583	4,662	-	4,662
Total revenue from continuing operations	29,705	17,412	323	18,557	3,583	69,580	(220)	69,360
Total revenue from discontinued operations								5,232
Total revenue								74,592
Segment loss before tax from continuing operations	(14,149)	(1,289)	587	13,748	(11,446)	(11,877)	-	(12,548)
Income tax (expense)/benefit	(383)	-	-	-	-	(383)	-	(383)
Net loss after tax from continuing operations	(14,531)	(1,289)	587	13,748	(11,446)	(12,260)		(12,931)
Net profit from discontinued operations								671
Net profit after tax								12,260
Depreciation, Amortisation	(229)	(148)	(178)	-	(253)	(895)	-	(808)
Impairment of financial assets and interest in joint ventures	-	-	(18)	-	-	(18)	-	(18)
Impairment of intangible assets	(3,000)	-	-	-	-	-	-	(3,000)

Segment Assets from continuing operations	18,366	5,016	2,610	10,808	3,558	43,207	-	40,358
Segment Assets from discontinued operations								2,849
Total Assets								43,207
Segment Liabilities from continuing operations	13,036	4,253	17	7	23,915	41,937	-	41,228
Segment Assets from discontinued operations								709
Total Liabilities								41,937

F-74

Notes to the Financial Statements

4 Operating Segments (continued)

Primary Reporting – Business Segments (continued)

Year ended June 30, 2012 (Restated)	Solar PV $’000	Parmac $’000	RAPS / Technology Solutions $’000	Wind $’000	CBD (Corporate) $’000	Total Segments $’000	Adjustments and Eliminations $’000	Consolidated $’000
Revenue outside the economic entity	33,193	10,372	766	-	-	44,331	-	44,331
Inter-segment revenue	-	-	-	-	-	-	-	-
Other revenue	80	102	-	-	3,587	3,769	-	3,769
Total revenue from continuing operations	33,273	10,474	766	-	3,587	48,100	-	48,100
Total revenue from discontinued operations								5,578
Total revenue								53,678

Segment loss before tax from continuing operations	(19,137)	(560)	(299)	(7)	(16,906)	(36,909)	-	(36,909)
Income tax (expense)/benefit	2,026	67	(119)	2	(4,507)	(2,531)	67	(2,464)
Net loss after tax from continuing operations	(17,111)	(493)	(418)	(5)	(21,413)	(39,440)	67	(39,373)
Net loss from discontinued operations								(746)
Net loss after tax								(40,119)

Depreciation, Amortisation	(335)	(127)	(250)	-	(143)	(855)	-	(855)
Impairment of financial assets and interest in joint ventures	(308)	-	-	-	(3,931)	(4,239)	-	(4,239)
Impairment of intangible assets	(418)	-	-		(225)	(643)	-	(643)

Segment Assets from continuing operations	39,273	3,502	6,672	2,524	2,569	54,540	(1,110)	53,430
Segment Assets from discontinued operations								3,941
Total Assets								57,371
Segment Liabilities	26,018	1,440	-	12	18,774	46,244	(1,056)	45,188
Segment Liabilities from discontinued operations								463
Total Liabilities								45,651

F-75

Notes to the Financial Statements

(Stated in Australian Dollars)

4 Operating Segments (continued)

Secondary Reporting – Geographic Segments

	Australia $’000	International $’000	Consolidated $’000
2013
Segment revenue from continuing operations	44,852	19,846	64,698
Segment operating profit/(loss) from continuing operations	(7,625)	(5,306)	(12,931)

Segment assets from continuing operations	37,369	2,989	40,358
Assets of discontinued operations	2,849	-	2,849
Total Assets			43,207

Segment liabilities from continuing operations	35,558	5,670	41,228
Liabilities of discontinued operations	709	-	709
Total Liabilities			41,937

2012 (Restated)
Segment revenue from continuing operations	48,052	48	48,100
Segment operating profit/(loss) from continuing operations	(40,194)	821	(39,373)

Segment Assets	41,597	11,833	53,430
Assets of discontinued operations	3,941	-	3,941
Total Assets			57,371

Segment Liabilities	33,215	11,973	45,188
Liabilities of discontinued operations	463	-	463
Total Liabilities			45,651

5 Business combinations and acquisition of non-controlling interests

(i) Eco-Kinetics UK Limited

In July 2012, CBD Energy Limited acquired the remaining 50% of Eco-Kinetics UK Limited for $21,000. This entity operates in the Solar PV segment in the United Kingdom.

There were no other changes in control over entities during the year.

(ii) New entities incorporated

No material controlled entities were incorporated during the year ended June 30, 2013.

F-76

Notes to the Financial Statements

(Stated in Australian Dollars)

6 Revenues from continuing operations and other income

	Consolidated
	2013 $’000	2012 $’000

Revenue from operating activities
Revenue from sales and services	64,699	44,331
Total revenue from operating activities	64,699	44,331

Other income
Gain on financial liabilities measured at fair value	2,555	-
Gain on re-measurement of contingent consideration (a)	-	3,529
Interest revenue	39	54
Other income (b)	2,069	186
Total other income	4,663	3,769

(a)	Gain on re-measurement of contingent consideration represents the downward revision of estimated earn-out liability payable in relation to the acquisition of eco-Kinetics.

(b)	Other income includes $990,000 consideration for the reimbursement of costs previously incurred by the Group as part of the sale of Larkden Pty Ltd, $489,000 gain on sale of STCs and $396,000 recovery from a previously written off bad debt.

7 Expenses

		Consolidated
		2013 $’000	2012 $’000

(a)	Employee benefits expense
	Wages and salaries	12,327	12,216
	Defined contribution superannuation expense	636	1,083
	Share-based payments expense	-	180
	Other employee benefits expense	1,822	1,969
	Sub-total (a)	14,786	15,449

(b)	Lease payments and other occupancy expenses
	Minimum lease payments - operating lease	1,131	1,204
	Other	126	34
	Sub-total (b)	1,257	1,238

(c)	Depreciation, and amortisation of non-current assets
	Depreciation – property, plant & equipment	589	675
	Amortisation – Leasehold improvements	82	99
	Amortisation – Patents	137	82
	Sub-total (c)	808	856

F-77

Notes to the Financial Statements

(Stated in Australian Dollars)

7 Expenses (continued)

		Consolidated
		Notes	2013 $’000	2012 $’000
(d)	Impairment loss on intangibles
	Impairment loss on goodwill	16	3,000	225
	Impairment loss on licence costs		-	163
	Impairment loss on development costs		-	255
	Sub-total (d)		3,000	643

(e)	Impairment loss on financial assets and joint venture assets
	Investments in Solar projects		18	44
	Investment in eco-Kinetics UK JV		-	129
	Investment in eco-Kinetics Germany JV		-	179
	Investment in Bowen		-	1,898
	Investment in Emerald		-	1,989
	Sub-total (e)		18	4,239

(f)	Other Expenses
	Communications costs		406	481
	Bank charges		177	474
	Printing, postage & delivery		47	45
	Insurance		569	340
	Office supplies		187	464
	Training		19	59
	Unrealised and realised losses on foreign exchange		566	392
	Losses on sale of assets	15,16	458	25
	Other expenses		628	955
	Sub-total (f)		3,057	3,235

(g)	Finance costs
	Interest expense		5,902	1,980
	Finance cost for extinguishment of convertible notes		2,278	-
	Share option expenses		267	527
	Foreign exchange difference		1,222	(180)
	Sub-total (g)		9,669	2,327

(h)	Cost of sales		49,529	47,032

F-78

Notes to the Financial Statements

(Stated in Australian Dollars)

8 Income tax

	Consolidated
	2013 $’000	Restated 2012 $’000
(a) Income tax expense
The major components of income tax expense are:
Income Statement Current income tax
Current income tax charge	-	-
Deferred income tax
Relating to origination and reversal of temporary differences	65	(2,835)
Under provision in prior year (a)	(448)	-
Income tax (expense) reported in the income statement	(383)	(2,835)

(b) Numerical reconciliation between aggregate tax expense recognised in the income statement and tax expense calculated per the statutory income tax rate
A reconciliation between tax expense and the product of accounting profit/(loss) before income tax multiplied by the Group’s applicable income tax rate is as follows:
Accounting profit/(loss) before tax	(11,877)	(37,284)
At the Group's statutory income tax rate of 30% (2012: 30%)	3,563	11,185
Expenditure not allowable for income tax purposes	(1,960)	(972)
Non-assessable items for income tax purposes	767	1,060
Share based payments (equity settled)	-	(45)
Current year tax (benefit) not recognised	(2,305)	(10,842)
De-recognition of prior year tax losses previously brought to account as deferred tax assets	-	(1,917)
De-recognition of prior year temporary difference previously brought to account as deferred tax assets	-	(1,304)
Under provision in prior year (a)	(448)	-
Aggregate income tax expense/(benefit)	(383)	(2,835)

(a)	The under-provision noted above relates to a tax liability that could not be offset by existing tax losses of the group.

F-79

Notes to the Financial Statements

(Stated in Australian Dollars)

8 Income tax (continued)

		Consolidated statement of financial position		Consolidated statement of comprehensive income
		2013 $’000	Restated 2012 $’000	2013 $’000	Restated 2012 $’000
(c)	Deferred income tax
	Deferred income tax at June 30, relates to the following:
	Deferred tax assets
	Provisions	-	-	-	(325)
	Transaction costs on equity issues	-	-	-	(343)
	Tax losses	-	-	-	(2,247)
	Other	-	-	-	(306)
	Sub-total	-	-
	Deferred tax liabilities
	Depreciation	-	(12)	12	5
	Capitalised legal fees - patent	-	-	-	381
	Other	-	(53)	53	-
	Sub-total	-	(65)
	Net deferred income tax assets	-	(65)	(65)	(2,835)

	Reflected in the statement of financial position as follows:
	Deferred tax assets	-	-
	Deferred tax liabilities	-	(65)
	Net deferred tax assets / (liabilities)	-	(65)

		Consolidated
		2013 $’000	Restated 2012 $’000
(d)	Reconciliation of deferred tax balances (net position)
	Opening balance as at 1 July asset / (liability)	(65)	2,770
	Tax income/(expense) during the period recognised in profit or loss	65	(2,835)
	Tax income/(expense) during the period recognised in other comprehensive income	-	-
	Closing balance as at June 30, asset / (liability)	-	(65)

The Group offsets tax assets and liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same tax authority.

F-80

Notes to the Financial Statements

(Stated in Australian Dollars)

8 Income tax (continued)

(e) Tax losses

During the year the Group generated revenue tax losses totalling $7,682,000 (deferred tax asset of $2,305,000). Deferred tax assets relating to tax losses totalling $12,457,000 (2012: $10,153,000) are available to the Group for offset against future taxable income. In addition, the Group has carried forward capital tax losses totalling $4,855,000.

(f) Unrecognised temporary differences

The temporary differences not recognized at June 30, 2013 mainly relate to tax losses in (e). There are no other material temporary differences.

(g) Franking credits

At June 30, 2013, the Group has $834,000 of available franking credits (2012: $834,000).

9 Earnings per share

The following reflects the income used in the basic and diluted earnings per share computations:

	Consolidated
(a) Earnings used in calculating earnings per share	2013 $’000	Restated 2012 $’000

For basic and diluted earnings per share:
Net profit / (loss) from continuing operations attributable to ordinary equity holders of the parent	(12,931)	(39,374)
Net profit/(loss) from discontinued operations attributable to ordinary equity holders of the parent	671	(746)
Net profit/(loss) attributable to ordinary equity holders of the parent	(12,260)	(40,119)

(b) Weighted average number of shares	2013 Number	2012 Number

Weighted average number of ordinary shares used as the denominator in calculating basic earnings per share	1,596,246	1,553,483
Adjustments for calculation of diluted earnings per share
Share options	-	-
Convertible notes	-	-
Weighted average number of ordinary shares adjusted for the effect of dilution used as the denominator in calculating diluted earnings per share	1,596,246	1,553,483

(c) Earnings per share:	2013 Dollars	Restated 2012 Dollars
Basic earnings per share from continuing operations	(8.10)	(25.34)
Basic earnings per share from discontinued operations	0.42	(0.49)
Basic earnings per share	(7.68)	(25.83)

Diluted earnings per share from continuing operations	(8.10)	(25.34)
Diluted earnings per share from discontinued operations	0.42	(0.49)
Diluted earnings per share	(7.68)	(25.83)

Basic earnings per share amounts are calculated by dividing net profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

F-81

Notes to the Financial Statements

(Stated in Australian Dollars)

9 Earnings per share (continued)

Diluted earnings per share amounts are calculated by dividing the net profit attributable to ordinary equity holders of the parent (after adjusting for interest on the convertible notes) by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The following anti-dilutive share options have been excluded from the calculation of diluted earnings per share that could potentially dilute earnings per share in the future if they become dilutive:

Date Granted	Expiry Date	Exercise Price ($)		Vested and Exercisable at end of the year
2013
28/11/08	27/11/13	$60.00		30,667
21/12/10	19/12/13	$60.00		40,000
01/11/11	31/12/14	$75.00		1,167
28/05/12	25/05/15	$8.25	*	66,667
31/05/12	30/05/17	$3.90	**	100,055
12/12/12	12/12/17	$15.00		15,723
30/12/13	30/12/17	$15.00		43,163
13/02/13	30/05/17	$3.90	**	153,939

2012
28/11/08	27/11/13	$60.00		30,666
21/12/10	19/12/13	$60.00		40,000
27/07/11	31/12/12	$60.00		1,917
01/11/11	31/12/14	$75.00		1,167

* These options were repriced down from $15.90 to $8.25 following the restructuring of the series 1 convertible notes.

** These options contain a feature whereby their exercise price is reduced to match the price of any subsequent equity issues at a lower price than their exercise price. During the year, 100,055 options were repriced down from $15.90 to $8.25 and subsequently from $8.25 to $3.90 and 153,939 options were repriced down from $8.25 to $3.90.

All the convertible notes issued were anti-dilutive at both June 30, 2012 and June 30, 2013. Refer to Note 18 (b) for details of convertible notes issued.

There have been no transactions involving ordinary shares or potential ordinary shares that would significantly change the number of ordinary shares or potential ordinary shares outstanding between the reporting date and the date of completion of these financial statements.

F-82

Notes to the Financial Statements

(Stated in Australian Dollars)

10 Cash and cash equivalents

	Consolidated
		Restated
	2013 $’000	2012 $’000
Cash at bank and in hand	932	2,522
Bank overdraft (Note 18)	(463)	-
	469	2,522
(a) Reconciliation of Net Profit / (Loss) after Tax to Net Cash Flow from Operations
Profit / (Loss) after tax	(12,260)	(40,119)
Adjustment for non-cash income and expense items:
Depreciation and amortisation	895	939
Impairment of intangibles	3,000	643
Impairment of financial assets and joint venture assets	578	4,614
Share-Based payments (equity settled)	436	707
Write-off of capitalised finance facility costs	978	-
Non-cash items relating to convertible notes	4,610	-
Non-cash items relating to Taralga project	(10,000)	-
Gain on financial liabilities measured at fair value	(2,555)	-
Loss on sale of property, plant and equipment and intangible assets	454	25
Unrealised losses / (gains) on foreign exchange	567	214
Share of (profit) / loss of associates	-	108
Bad debts written off and provision for impairment of receivable	188	2,496
Discount on acquisition of controlled entity	(67)	-
Break fee from terminated acquisition	-	2,475
Gain on remeasurement of contingent consideration	-	(3,529)
Changes in assets and liabilities
(Increase)/decrease in assets:
Trade and other receivables	(40)	13,919
Inventories	17,302	10,640
Other assets	984	(205)
Deferred tax assets	-	3,219
Increase/(decrease) in liabilities:
Trade and other payables	4,236	(11,576)
Current tax liabilities	383	-
Deferred tax liabilities	-	(386)
Provisions	132	(3,198)
Net cash from / (used in) operating activities	9,821	(19,014)
(b) Non-Cash financing and investing activities
Share-Based payments (options) – borrowings	267	527
Equity settled – payables and borrowings	419	-
Acquisition of plant and equipment by means of finance leases	129	183
Acquisition of investment by means of re-investment of fees earned	10,000	-

The Group’s exposure to interest rate risk is discussed in Note 22. The maximum exposure to credit risk at the end of the reporting period is the carrying amount of each class of cash and cash equivalents mentioned above.

F-83

Notes to the Financial Statements

(Stated in Australian Dollars)

11 Trade and other receivables

	Consolidated
	2013 $’000	2012 $’000
Current
Trade receivables (a)	5,971	5,450
Other receivables (b)	226	1,251
Allowance for impairment loss (c)	(245)	(803)
	5,952	5,898

Non-current
Other receivables (b)	2,500	-
Carrying amount of trade and other receivables	2,500	-

Movements in the allowance for impairment loss were as follows:
At 1 July	803	324
Charge for the year	188	2,496
Amounts recovered	(396)	-
Amounts written off	(350)	(2,017)

At June 30,	245	803

(a) Past due but not impaired

As at June 30, 2013, trade receivables past due but not considered impaired are: $2,490,000 (2012: $1,930,000).

Payment terms on these amounts have not been re-negotiated. Direct contact with the relevant debtor has been made and the Group is satisfied that payment will be received in full. Since balance date $1,909,000 of these past due amounts have been received.

Other balances within trade and other receivables do not contain impaired assets and are not past due. It is expected that these other balances will be received when due.

	Total	0-30 Days	30-60 Days	> 60 Days
At June 30,, the ageing analysis of trade receivables pas due is as follows:
2013 Consolidated	2,490	-	2,166	324
2012 Consolidated	1,930	-	399	1,531

F-84

Notes to the Financial Statements

(Stated in Australian Dollars)

11 Trade and other receivables (continued)

(b) Other receivables

These amounts generally arise from transactions outside of the usual operating activities of the Group. The current balance at June 30, 2013 mainly related to retention amounts on large scale solar projects which are due on final completion of the projects. The current balance at June 30, 30 2012 mainly related to a portion of the convertible note that had been issued by the Group (refer Note 18 – Series 1), but for which the cash had not received at balance date.

The non-current balance at June 30, 2013 related to the receivable from the sale of Larkden Pty Ltd (refer Note 16(b)).

(c) Impaired trade receivables

As at June 30, 2013, current trade receivables of the Group with a nominal value of $245,000 (2012: $803,000) were impaired. The amount of provision was $245,000 (2012: $803,000). These amounts have been included in the allowance for impairment loss above, and within the provision for impairment of receivables in the income statement.

Trade receivables are non-interest bearing and are generally on terms of up to 30 days. A provision for impairment loss is recognised when there is objective evidence that an individual trade receivable is impaired.

(d) Fair value and credit risk

Due to the short-term nature of these receivables, their carrying value is assumed to approximate their fair value.

The maximum exposure to credit risk is the fair value of receivables. Collateral is not held as security, nor is it the Group's policy to transfer (on-sell) receivables to special purpose entities. The non-current receivable (refer Note 11(b) is secured over the shares of Larkden Pty Ltd.

(e) Foreign exchange and interest rate risk

Detail regarding the Group’s exposure to foreign currency risk and interest rate risk in relation to trade and other receivable is provided in Note 22.

12 Inventories

	Consolidated
	2013 $’000	2012 $’000
Raw materials and stores	1,215	3,219
Work in progress#	201	13,389
STCs* - lower of cost and net realisable value	195	2,079
Total	1,611	18,687

# Work in progress at June 30, 2012 was made up of costs incurred in constructing a 5MW solar project in Italy and development expenditure on the Taralga wind farm project. Since June 30, 2012 the Italian Solar project has been sold and development costs for Taralga have been reimbursed with the respective work-in-progress amounts transferred to the Statement of Comprehensive Income in the year ended June 30, 2013.

* As indicated in Note 2 (q), STCs are initially recognised at fair value of the consideration received (the deemed cost) following the installation of a solar panel and the assignment of the STCs to the Group. STCs are subsequently measured at lower of cost or net realisable value. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. The net carrying value of STCs incorporates a provision for unrecoverable STCs calculated as 5% of the gross carrying value at balance date.

F-85

Notes to the Financial Statements

(Stated in Australian Dollars)

12 Inventories (continued)

When STCs are ultimately sold by the Group incremental revenue might arise being the difference between the initial value at which the STCs was recorded at and the final price at which STCs have been traded for by the Group. This incremental revenue is reported as other income. Similarly, when STCs are sold at less than the value at which they were recorded at initially, the loss is reported within the cost of raw materials in the income statement, as it represents in effect, a write down of the STCs inventory balance to its net realisable value.

Write down of STCs inventories to net realisable value recognised as an expense during the year ended June 30, 2013 amounted to $nil (year ended June 30, 2012 $103,000). The expense has been included in the raw materials, consumables used & contractors in the statement of comprehensive income. In addition to these amounts, in accordance with the accounting policy described above, an additional income amounting to $489,000 (2012: loss of $4,173,000) being the difference between the value at which the STCs were initially recorded and the final sale of STCs has been included in other income line item in the statement of comprehensive income. The loss in 2012 has been included in the raw materials, consumables used and contractors line item in the statement of comprehensive income.

13 Other assets

	Consolidated
	2013 $’000	2012 $’000
Current
Prepayments	463	94
Deferred borrowing costs	-	1,165
Total current	463	1,259
Non-Current
Deposits	97	192
Total non-current	97	192

Deferred borrowing costs have been expensed in the 2013 year as the Group is no longer utilising the finance facility to which the costs related.

F-86

Notes to the Financial Statements

(Stated in Australian Dollars)

14 Available-for-sale, other financial assets and discontinued operations

a) Available for sale & other financial assets	Consolidated
	2013 $’000	2012 $’000
Available-for-sale financial assets
Taralga Wind Farm (i)	10,800	-
Investment in Andalay Solar (ii)	43	603
Shares in other corporations	15	15
Sub-total Available-for-sale financial assets	10,858	618

Other financial assets
Investments in solar projects	-	18
Sub-total other financial assets	-	18
Total	-	636

(i)	During the year ended June 30, 2013 the Group made an investment in Taralga Holding Nominees 1 Pty Ltd and Taralga Holding Nominees 2 Pty Ltd. See Note 3(vi) for details on the investment.

(ii)	On January 4, 2012, CBD invested US$1,000,000 into Andalay Solar (previously Westinghouse Solar Inc.) to acquire 1,666,667 common stock in this US listed company. This represented an ownership of approximately 9% of the common stock of Andalay Solar. CBD Energy does not have a controlling interest in Andalay Solar and as such this investment is valued on a mark to market basis. An impairment loss of $560,000 has been recognised during the year as it was deemed that the decline in value was significant compared to the original cost of the investment.

b)	Discontinued operations

On August 30, 2013 CBD’s 100% owned subsidiary Capacitor Technologies Pty Ltd (Captech) was disposed of for $1,788,000 resulting in a loss on sale of $41,000.

Financial information relating to the discontinued operation is set out below:

	Consolidated
	June 30, 2013 $’000	June 30, 2012 $’000
Profit and loss information
Revenue	5,232	5,578
Expenses	(4,561)	(5,953)
Profit before income tax	671	375
Income tax expense	-	(371)
Profit after income tax of discontinued operation	671	(746)

Cashflow information
Net cash (outflow)/inflow from operating activities	(10)	(91)
Net cash (outflow)/inflow from investing activities	(47)	(52)
Net cash (outflow)/inflow from financing activities	(16)	-

Net decrease in cash generated by discontinued operation	(73)	(143)

F-87

Notes to the Financial Statements

(Stated in Australian Dollars)

15 Non-current assets - plant and equipment

	Consolidated
	2013	2012
	$’000	$’000
Computer hardware & software
At cost	961	638
Accumulated depreciation	(609)	(484)
Total computer hardware & software	352	154

Motor vehicles
At cost	530	661
Accumulated depreciation	(418)	(322)
Total motor vehicles	112	339

Plant and equipment
At cost	4,768	4,945
Accumulated depreciation	(1,095)	(934)
Total plant and equipment	3,673	4,011

Furniture, fittings & office equipment
At cost	435	581
Accumulated depreciation	(218)	(206)
Total furniture, fittings & office equipment	217	375

Leased motor vehicles
At cost	635	616
Accumulated amortisation	(256)	(330)
Total leased motor vehicles	379	286

Leasehold improvements
At cost	443	512
Accumulated amortisation	(280)	(300)
Total leasehold improvements	163	212

Total property, plant and equipment
At cost	7,772	7,953
Accumulated amortisation/depreciation	(2,876)	(2,576)
Total property, plant and equipment	4,896	5,377

F-88

Notes to the Financial Statements

(Stated in Australian Dollars)

15 Non-current assets - plant and equipment (continued)

Reconciliation of carrying amounts at the beginning and end of the period

	Computer hardware & software $’000	Motor vehicles $’000	Plant & equipment $’000	Furniture, fittings & office equipment $’000	Leased motor vehicles $’000	Leasehold improvements $’000	Total $’000
Year Ended June 30, 2013
At 1 July 2012 net of accumulated depreciation and impairment	154	339	4,011	375	286	212	5,377
Additions	318	44	31	24	129	122	668
Disposals	(3)	(117)	(64)	(118)	-	(89)	(391)
Transfers	-	(59)	-	-	59	-	-
Depreciation charge for the year	(117)	(95)	(305)	(64)	(95)	(82)	(758)
At June 30, 2013 net of accumulated depreciation and impairment	352	112	3,673	217	379	163	4,896

At June 30, 2013
Cost	961	530	4,768	435	635	443	7,772
Accumulated depreciation and impairment	(609)	(418)	(1,095)	(218)	(256)	(280)	(2,876)
Net carrying amount	352	112	3,673	217	379	163	4,896

Year Ended June 30, 2012
At 1 July 2010 net of accumulated depreciation and impairment	299	357	3,477	398	215	310	5,056
Additions	117	97	811	30	183	8	1,246
Disposals	(2)	(18)	-	-	(48)	-	(68)
Depreciation charge for the year	(260)	(96)	(277)	(53)	(64)	(107)	(857)
At June 30, 2012 net of accumulated depreciation and impairment	154	339	4,011	375	286	212	5,377

At June 30, 2012
Cost or fair value	638	661	4,945	580	616	512	7,952
Accumulated depreciation and impairment	(484)	(322)	(934)	(206)	(330)	(300)	(2,575)
Net carrying amount	154	339	4,011	375	286	212	5,377

F-89

Notes to the Financial Statements

(Stated in Australian Dollars)

16 Non-current assets – intangible assets and goodwill

(a) Reconciliation of carrying amounts at the beginning and end of the period

	Patent Costs $’000	Development Costs $’000	License Costs $’000	Goodwill $’000	Total $’000
Year ended June 30, 2013
At July 1, 2012 net of impairment	3,500	402	-	18,898	22,800
Disposals	(3,363)	(402)	-	-	(3,765)
Impairment	-	-	-	(3,000)	(3,000)
Amortisation	(137)				(137)
At June 30, 2013 net of accumulated amortisation and impairment	-	-	-	15,898	15,898

At June 30, 2013
Cost (gross carrying amount)	-	255	163	19,123	19,541
Accumulated impairment	-	(255)	(163)	(3,225)	(3,643)
Net carrying amount	-	-	-	15,898	15,898

Year ended June 30, 2012
At July 1, 2011 net of impairment	3,582	654	163	18,898	23,297
Additions	-	3	-	225	228
Impairment	-	(255)	(163)	(225)	(643)
Amortisation	(82)	-	-	-	(82)
At June 30, 2012 net of accumulated amortisation and impairment (restated)	3,500	402	-	18,898	22,800

At June 30, 2012
Cost (gross carrying amount)	3,582	657	163	19,123	23,525
Accumulated impairment	-	(255)	(163)	(225)	(643)
Accumulated amortisation	(82)	-	-	-	(82)
Net carrying amount	3,500	402	-	18,898	22,800

Intangibles are allocated to cash-generating units based on the group’s operating segments.

F-90

Notes to the Financial Statements

(Stated in Australian Dollars)

16 Non-current assets – intangible assets and goodwill (continued)

(b) Patents

On 16 April 2013, the Group’s interests in Larkden Pty Ltd were sold including the energy storage patents held by Larkden. The sale price was $2,750,000 of which $250,000 was received in cash at the time of sale. The balance of the payments of $2,500,000 is to be received in three tranches on the anniversaries of the sale from 2015 to 2017 is recorded in other non-current receivable. Interests on the deferred purchase price accrue at market rate. If certain targets of installed capacity of the storage technology are not met within 3 years of the date of sale then the purchase price shall be reduced by $1,000,000. Management has estimated that the target will be met within the 3 years period and hence the total consideration has been determined to be $2,750,000. The carrying value of the patents was $3,363,000 at the date of the sale which resulted in a net loss on sale of $613,000 based on the total consideration of $2,750,000.

The transaction entered into by the Group in respect of the sale also included additional consideration of $1,740,000. This comprised consideration for the termination of a licence of $750,000 held by another CBD entity for use of the storage technology for which the associated assets had a carrying value of $402,000 at the date of sale resulting in a net gain on sale of $348,000 and reimbursement of costs of $990,000 incurred by CBD which were also paid as part of that the sale and for which no asset was recognised on the balance sheet as at the date of the sale. Overall, CBD made a gain of $725,000 as a result of that transaction. The sale price has been allocated between the various component of the transaction based on the contractual agreements associated with each part of the transaction.

(c) License costs and development costs

The carrying amount of development costs of $402,000 at June 30, 2012 represented development costs associated with linking solar and wind generating assets with energy storage technology for a remote area renewable energy project. As part of the sale of the patent asset (refer Note (b) above), the licence for use of the storage technology in this project was terminated.

(d) Goodwill

(i) Description of the cash generating units and other relevant information

Goodwill is allocated to the Group’s cash-generating units (CGUs) identified to the operating segment. A segment-level summary of the goodwill allocation is presented below:

	Consolidated
	2013 $’000	2012 $’000

Solar PV	14,391	17,391
Parmac	1,166	1,166
Captech	341	341
Total	15,898	18,898

At June 30, 2013 the directors tested goodwill amounting to $18,898,000 for impairment. As a result of that review an impairment of $3,000,000 was recorded in respect of the Solar CGU as at June 30, 2013, thereby reducing its carrying value to $15,898,000 at that date. In conducting this review of goodwill, the Group considers the relationship between its market capitalisation and its book value, among other factors, when reviewing for indicators of impairment. As at June 30, 2013, an indicator of potential impairment existed as the market capitalisation of the Group was below the book value of its equity and the Solar PV CGU did not achieve the EBITDA forecasts and associated cash flow assumptions used in the goodwill analysis at 31 December 2012 and June 30, 2012.

The Company believes that the structural changes to the Solar PV operations should enable the Solar PV business to operate profitably and be cash flow positive in future years.

F-91

Notes to the Financial Statements

(Stated in Australian Dollars)

16 Non-current assets – intangible assets and goodwill (continued)

(ii) Key assumptions used in value in use calculations for the cash generating units for June 30, 2013 and June 30, 2012

The Group performs its impairment testing as at June 30 each year or more frequently where there are indicators of impairment. The recoverable amount of a CGU is determined based on value-in-use calculations. The recoverable amount of the CGUs has been determined based on a value in use calculation using cash flow projections as at June 30, 2013 based on financial budgets approved by senior management covering a two year period.

Cash flows beyond the two year period are extrapolated using growth rates between -3.5% for the Parmac CGU to 0.0% for Solar PV CGU and terminal growth rates of 0.0% are used beyond the fifth year (June 30, 2012 growth rates: -3.5% to 5.5%), which is consistent of the long-term average growth rate for the industries in which the CGUs operate.

The pre-tax, risk adjusted discount rate applied to cash flow projections is 27.5% (June 30, 2012: 36.5%). The discount rate applied at June 30, 2013 is lower than that applied at June 30, 2012 primarily due to the re-assessment of the market risk premium.

The calculation of value in use is most sensitive to the following assumptions:

•	earnings before interest, tax, depreciation & amortisation (EBITDA);

•	discount rates; and

•	growth rate used to extrapolate cash flows beyond the budget period.

Earnings before interest, tax, depreciation & amortisation – EBITDA forecasts are based on projections for the forthcoming 5 year period. The basis for these projections is the recent historical performance of the CGU’s adjusted for any non-recurring revenue or cost items. This is then overlaid with the impact of changes to revenue streams, gross margins and cost structures which have either now been put in place or are underway. In respect of the Solar PV CGU, a significant contribution to the projected results is from replenishing the current pipeline of the USA and United Kingdom solar businesses at a rate sufficient to maintain or grow revenues when the current pipeline has been exhausted. The current pipeline and the relationships being used to replenish this pipeline have been in development by the technical and management teams within the Solar PV CGU since CBD Energy acquired the business in January 2010. Projections are based on the Group’s reasonable expectations of delivery and replenishment of this pipeline. Given some inherent uncertainty around future pipelines, sensitivity analysis has been applied to the value in use calculations for the USA and United Kingdom based on achievement levels from 0% to 75% of the projected results. Another significant contribution to the projected results is an improved performance in the domestic solar operations. This part of the CGU has been significantly restructured reducing costs and achieving better pricing from suppliers thereby increasing operating margins. Sensitivity analysis has been applied to the value in use calculations for the domestic solar operations based on achievement levels from 65% to 100% of the projected results.

Discount rates - discount rates reflect the estimate of the Group’s time value of money. This is the benchmark used by the Group to assess operating performance and to evaluate future investment proposals. In determining appropriate discount rates, regard has been given to the weighted average cost of capital of the entity as a whole. The business risk specific to each unit are reflected in their individual cash flows.

F-92

Notes to the Financial Statements

(Stated in Australian Dollars)

16 Non-current assets – intangible assets and goodwill (continued)

Growth rate estimates - these are based on published industry research such as Ibis World for Electricity Generation in the case of Eco-Kinetics CGU, Electrical Equipment Manufacturing for Captech CGU and Industrial Building Construction for Parmac.

(i)	Sensitivity to changes in assumptions

The implications of the key assumptions on the recoverable amount are discussed below:

Earnings before interest, tax, depreciation & amortisation (“EBITDA”) – the Group recognises that market competition, new entrants, government regulation and incentive schemes, and general economic climate amongst other factors can have a significant impact on EBITDA forecasts and associated cash flow assumptions. As indicated above, the future earnings for the Solar CGU are dependent on achieving targets in the key territories of Australia, United Kingdom and USA. If penetration in these markets is not achieved as budgeted by the Group this may cause the carrying value of the CGU to exceed its recoverable amount. In determining whether goodwill is impaired, a range of carrying values has been assessed based on the following scenarios:

Australia – 100% to 65% EBITDA forecast achievement: the most mature market for the solar CGU. The residential projections are based on historical performance and no major market changes have occurred in the past 12 months so that is considered an appropriate guide. The commercial projection is based on an identified pipeline plus an uplift to reflect industry projections that the solar (in particular commercial) market in Australia will continue to expand. The range of projected revenues represents a very small portion of the Australian market.

UK – 75% to 25% EBITDA forecast achievement: the UK operations have completed a significant number of installations historically and current operations are managed using a combination of local staff and Australian solar staff transferred to the UK. The UK business is projected to experience strong revenue growth, and as such a wide range of projected outcomes has been used in this analysis. CBD has developed a pipeline and has close links with an early stage solar projects developer who is able to source projects required to complete this pipeline and provide financing solutions to facilitate their construction. The UK business is also developing its own pipeline independently of this.

USA – 25% to 0% EBITDA achievement: The USA is CBD’s least developed solar market and operations having completed a 1.4MW solar project in New Jersey to date. CBD has an arrangement with a solar developer to provide EPC services, and this developer has a significant pipeline of projects it is discussing with CBD. This is considered an early stage relationship and as such the range of weightings applied to the US business is low.

Growth rate assumptions - the Group recognises that the speed of technological change and the possibility of new entrants can have a significant impact on growth rate assumptions. The effect of new entrants is not expected to impact adversely on forecasts included in the budget, but could yield a reasonably possible alternative to the estimated long term growth rate of 0.0%. The Group believes that in isolation to changes in other key assumptions no reasonably possible change in this assumption would cause the carrying value of the units to materially exceed their recoverable amounts.

Discount rate assumptions - the Group recognises that actual time value of money may vary to what they have estimated. Management believes that in isolation to changes in other key assumptions no reasonably possible change in this assumption would cause the carrying value of any of the units to materially exceed their recoverable amount.

Based on the revised input assumptions and sensitivity analysis conducted on the value in use calculations, a range of valuations of goodwill are indicated between $22,700,000 and $9,100,000, with a maximum impairment required of $8,200,000.

Using a weighted average of the outcomes in the sensitivity range tested an impairment of $3,000,000 is indicated and has been recognised as a charge to the Statement of Comprehensive Income.

F-93

Notes to the Financial Statements

(Stated in Australian Dollars)

17 Trade and other payables

	Consolidated
	2013 $’000	2012 $’000
Current
Trade payables	13,952	10,889
Accruals and other payables	7,558	5,236
Contingent consideration*	603	603
	22,113	16,728

* Contingent consideration represents the amount payable in relation to the purchase of eco-Kinetics which took place in January 2010.

(a) Fair value

Due to the short-term nature of these payables, their carrying value is assumed to approximate their fair value.

(b) Risk exposure

Information regarding interest rate, foreign exchange and liquidity risk exposure is set out in Note 22.

18 Interest-bearing loans and borrowings

	Consolidated
	2013 $’000	2012 $’000
Current - secured
Bank overdraft	463	-
Trade finance[1]	-	2,500
Other Loans (a)	6,500	17,263
Convertible Notes (b)	6,684	4,965
Finance leases	197	157
Current – un-secured
Other loans	1,039	-
Convertible Notes	2,750	2,345
Total Loans	17,633	27,230
Non-current – secured
Finance leases	328	344
	328	344

(1) The facility is secured by purchased stock and by the assets of eco-Kinetics Pty Ltd. The facility has been withdrawn by the lender and the balance to be repaid has been classified as an overdraft. The overdraft is secured by a first-ranking fixed and floating charge on the assets of the eco-Kinetics entities and guaranteed by CBD Energy Ltd.

F-94

Notes to the Financial Statements

(Stated in Australian Dollars)

18 Interest-bearing loans and borrowings (continued)

(a) Other Loans

(i) Secured

The other loans balance as at June 30, 2012 included a balance of $10,763,000 drawn on the entity’s construction finance facility in relation to the 5MW Italy solar project completed in June 2012. This loan was repaid in full on the sale of the Italy project in December 2012 and as such the balance on this facility at June 30, 2013 was $nil. The US$25,000,000 line of credit remains available for redraw by the Group for use against subsequent projects; however, at reporting date it was not in use. The interest rate is calculated with reference to the higher of a fixed rate of 24% per annum or a 30% share of the profit realised on sale of the projects. Security was issued over the assets under construction.

Other loans of $6,500,000 are secured by 2nd ranking fixed and floating charge over all otherwise unencumbered assets of the Group. Interest is payable on this loan at the penalty rate of 15%. Under the terms of the agreement with the loan provider it may serve notice on the Company at which point the loan becomes due and payable. The loan provider has issued no notice of default or demand for repayment to the Company. At maturity the loan provider may require that some or all of the loan be converted into ordinary shares of the Company, up to a maximum of 133,333 ordinary shares, should the Company fail to repay the loan in full. The Group entered into an agreement with this lender in February 2013, under which the lender has agreed not to request repayment of this debt, or interest accruing on it, prior to 30 July 2013. The Company is currently finalising an agreement with the lenders to restructure the key terms of the loan, including extending the maturity date of the loan to 30 May 2015, capitalisation of accrued interest and deferral of interest charges and payments until July 2014. A further agreement to cure past defaults on this facility is also being drafted and it is anticipated that on execution of these agreements the maturity date of the loan will be 30 May 2015. As part of the renegotiation of the convertible notes – series 1 (refer below) 66,667 warrants that were previously issued to the lender were re-priced from $15.90 to $8.25.

(ii) Unsecured

In December 2012, the Group issued $750,000 of instalment loan notes to a professional advisor of the Group in lieu of cash payments for services received.  The instalment notes do not bear interest and are payable in 18 equal monthly instalments, commencing in January 2013, in cash or, at CBD Energy’s discretion, common shares in the Company.  The holders of instalment notes received warrants to purchase 11,793 CBD ordinary shares at an exercise price of A$15.90, expiring on 12 December 2017. The balance on these notes at June 30, 2013 was $500,000.

In January 2013, the Group entered into an agreement with a consortium of lenders to establish an unsecured financing facility for the purpose of financing purchases of inventory for the solar PV division. As of June 30, 2013, the balance drawn under the facility was US$500,000. The facility expires in January 2014 and must be repaid in full by that date. For each US$100,000 drawn down, US$130,000 was to be repaid within 90 days. Since draw down, an amount of US$150,000 has been repaid. We are currently negotiating with the lenders to establish a repayment schedule for this loan.

(b) Convertible notes

(i) Convertible notes – series 1 - secured

The parent entity issued 635 9.75% convertible notes for US$6,350,000 in 30 May 2012 and August 2012, referred to as the Series 1 notes. The maturity date of these notes is 36 months after the date of issue. The notes are transferable by the note holders and are convertible into ordinary shares of CBD at the option of the holder. The conversion price is A$15.90.

F-95

Notes to the Financial Statements

(Stated in Australian Dollars)

18 Interest-bearing loans and borrowings (continued)

(i) Convertible notes – series 1 – secured (continued)

In February 2013, CBD entered into an amended and restated agreement with the secured convertible note holders with the following key changes made to the agreement:

•	CBD was required to reduce the face value of the convertible notes to not more than US$2,500,000 by June 30, 2013 from the balance of US$6,350,000 through the sale of non-core assets.
•	If the convertible notes are not reduced to less than US$2,500,000, then the notes are subject to a redemption premium equal to 20% of the principal.
•	CBD has the right to repay the convertible note loan balance at any time without penalty.
•	New “performance warrants” have been issued, the holders can acquire after June 30, 2013 but prior to 30 May 2017, up to 153,939 of CBD’s ordinary shares, with an exercise price of A$8.25 per share.
•	Existing “note holders’ warrants” totalling 100,055 were re-priced to an exercise price of A$8.25 per share from A$15.90 per share.
•	The note holders’ warrants and performance warrants include re-pricing mechanisms when additional equity is issued by CBD.
•	Additional warrants the noteholders were entitled to if the notes were redeemed on maturity and not converted into shares were cancelled.
•	Covenants changes were also implemented.

From an accounting point of view, this renegotiation amounted to an extinguishment of the previously issued notes and the recognition of a new debt which has resulted in an additional expense of $2,278,000 that has been recognised in the statement of comprehensive income at June 30, 2013.

The face value of these convertible notes had not been reduced to below US$2,500,000 by June 30, 2013, and as such an event of default exists at June 30, 2013. As a result of this default event, at maturity the notes are subject to a redemption premium equal to 20% of the principal.

Since June 30, 2013, the Group has sold certain assets and made part repayment of $1,194,000 (US$1,098,000) on these notes and is in advanced discussions with the holders of the notes to restructure the key terms, including the cure of current defaults, removal of covenants and deferral of interest payments. At the date of this report, agreements to implement these changes and cure past defaults on this facility have been drafted and it is anticipated that on execution of these agreements the maturity date of the notes will revert to 30 May 2015.

The notes are subject to a number of financial and other covenants and are secured by a first ranking fixed and floating charge over the assets of CBD Energy Ltd. and its subsidiaries, subject to the priority liens previously granted under the trade finance facility.

(ii) Convertible notes – series 2 unsecured

In December 2011, CBD issued 12-month term convertible notes to an investor consortium for US$2,000,000 and in March 2012 issued an additional US$400,000 of these notes. In December 2012, prior to maturity of these notes, CBD issued replacement notes to the note holders, referred to as the “Series 2 Notes” with a face value equal to US$2,750,000, which includes accrued interest from the issue date of the original notes through to the issue date of the Series 2 Notes. The Series 2 Notes mature on May 30, 2015 and are convertible at any time by the Note holders, in whole or in part, at a conversion price of A$15.90 per share. These notes have an interest rate of 9.75%. The company’s shareholders approved the re-issue of these notes on 26 September 2012. The holders of the Series 2 Notes received warrants to purchase 43,163 CBD ordinary shares at an exercise price is A$15.90 per share and an expiry date of 30 December 2017. If the notes are redeemed on maturity and not converted into shares note holders are entitled to additional warrants with a two year period, which are convertible into ordinary shares of CBD at the same conversion rate and price as the options granted to the note holders. These notes were in default at June 30, 2013. The Company is currently in discussions with the holders of the notes to cure the defaults on these notes.

F-96

Notes to the Financial Statements

(Stated in Australian Dollars)

18 Interest-bearing loans and borrowings (continued)

(iii) Convertible notes – series 3 unsecured

In December 2012, CBD issued convertible notes for US$250,000, referred to as the “Series 3 Notes”. The Series 3 Notes mature on 12 December 2015 and are convertible at any time in whole or in part at a conversion price of A$15.90 per share. The Series 3 Notes bear interest at an annual rate of 9.75% per annum. The holders of the Series 3 Notes received warrants to purchase 3,930 CBD ordinary shares at an exercise price of A$0.053 per share. If the notes are redeemed on maturity and not converted into shares note holders are entitled to additional warrants with a two year period, which are convertible into ordinary shares of CBD at the same conversion rate and price as the options granted to the note holders. These notes were in default at June 30, 2013. The Company is currently in discussions with the holders of the notes to cure the defaults on these notes.

(iv) Summary of convertible notes

The convertible notes are presented on the balance sheet as follows:

	Consolidated
	2013 $’000	2012 $’000

Debt at amortised cost	9,137	4,755
Derivative on convertible note (Conversion options and associated warrants) – at fair value	297	2,555
Total	9,434	7,310

(c) Derivatives on convertible note

On issuance of the convertible notes which are on issue at June 30, 2013, it has been determined that the notes were a financial liability (refer Note 2(y)) and that the conversion options as well as the associated additional warrants were embedded derivative liabilities.

(i) Conversion option

The convertible notes on issue are denominated in USD and are convertible at the option of the holder at any time before maturity at a strike price multiplied by a USD exchange rate. The IFRS Interpretations Committee considered the accounting for a foreign currency convertible bond and stated that a fixed amount of foreign currency constitutes a variable amount of cash in the entity's functional currency. Therefore, foreign-currency-denominated-convertible bonds that will be settled by an entity delivering a fixed number of its own equity instruments in exchange for a fixed amount of foreign currency fail the 'fixed for fixed' requirement. The whole of the convertible bond is classified as a financial liability under AASB 132 and is subject to AASB 139 for recognition and measurement. The embedded written option's value changes in response to changes in the values of entity's equity and foreign exchange movements. Therefore, it is not a closely related embedded derivative, because the risks inherent in the derivative (equity risk) and in the debt host are dissimilar.

(ii) Additional warrants

If the notes are not converted, CBD has to redeem the notes for cash at maturity. If that is the case, CBD also has an obligation to issue additional warrants to the holder whereby the holder can exercise the warrant for shares in CBD (same strike price as initial conversion option, same number of shares that could have been converted under the initial instrument). As CBD does not have control over whether a cash redemption will be made, it has a contractual obligation to repay cash and issue warrants under AASB 139. As these warrants are in a different functional currency and as they represent a risk that is not closely linked to the host instrument they have been separated from an accounting standpoint. The warrants represent a derivative liability which has been measured and recorded separately at the date of issue of the convertible notes. As a result, these embedded derivatives are separated from the notes and are measured at fair value at the end of each reporting period through the profit and loss.

F-97

Notes to the Financial Statements

(Stated in Australian Dollars)

18 Interest-bearing loans and borrowings (continued)

(iii) Performance warrants

The performance warrants which have been issued to series 1 noteholders as a result of the restructure of these notes are also considered to be derivatives instruments due to the re-pricing mechanism for these warrants. An adjustment to reduce the strike price for shares subsequently issued at a market price (but below the strike price) violates the 'fixed for fixed' requirement. This adjustment does not preserve the economic rights of the warrant holders relative to the ordinary shareholders. This is because the adjustment effectively provides a form of compensation to the warrant holder if there is a subsequent issuance of shares at a market price that is not provided to the ordinary shareholders.

The Group engaged an independent valuer to assess the fair value of the derivative on the convertible notes as at June 30, 2013.

The embedded conversion option was valued using a modified binominal lattice model giving consideration to the dilution impact of shares issued upon conversion. In order to account for the specific terms of the potential warrants two components of the commonly used (unmodified) binomial model in relation to the share prices have been modified. In this regard, the share price at each node where new shares are issued has been modified to account for the effect of dilution. The following key inputs were applied to determine a fair value.

	June 30, 2013	June 30, 2012

Share price	$2.40	$13.50
Conversion price	$15.90	$15.90
Dividend yield	0.0%	0.0%
Risk free rate	3.0%	3.0%
Volatility	70% - 90%	60% - 80%

The additional warrants were valued using an un-modified binominal lattice model giving consideration to the dilution impact of the shares issued upon conversion of the warrants as well as other options on issue. The following key inputs were applied to determine a fair value.

	June 30, 2013	June 30, 2012

Share price	$2.40	$13.50
Conversion price	$15.90	$15.90
Dividend yield	0.0%	0.0%
Risk free rate	3.0%	3.0%
Volatility	70% - 90%	60% - 80%

The performance warrants were valued using a multi-step binomial model. The following key inputs were applied to determine a fair value.

June 30, 2013

Number of options granted	153,939
Consideration for options granted	Nil
Grant date:	13 Feb 2013
Expiry date:	30 May 2017
Share price at grant date	$6.00
Exercise price	$3.90 *
Expected dividend yield	0%
Risk-free interest rate	3.0%
Volatility	70%

* These options contain a feature whereby their exercise price is reduced to match the price of any subsequent equity issues at a lower price than their exercise price. During the year, these options were repriced down from $0.0275 to $0.013.

F-98

Notes to the Financial Statements

(Stated in Australian Dollars)

18 Interest-bearing loans and borrowings (continued)

(d) Fair values

With the exception of the convertible notes, the carrying amount of the Group’s current and non-current borrowings approximates their fair values. The fair value of the convertible notes at June 30, 2013 is $10,294,000 compared to a carrying amount of $9,137,000 excluding derivatives at June 30, 2013.

(e) Risk exposures

Details of the Group’s exposure to risks arising from the current and non-current borrowings relating to interest rate and foreign exchange risk are set out in Note 22.

(f) Assets pledged as security

All assets of the Group have been pledged as security for current and non-current interest bearing liabilities.

(g) Defaults and breaches

On 30 April 2013, the period of forbearance previously granted by the secured convertible note holders finished and the company breached certain requirements contained within the convertible note agreements to maintain interest payments on the notes. At June 30, 2013 and at the date of this report, the company was in breach of the convertible note agreement relating to the reduction of series 1 to not more than US$2,500,000. At no point have the note holders called default as a result of this breach. As a result of cross-default provisions contained in the other loan agreements, the other loans and other convertible notes are also in default at June 30, 2013. Since June 30, 2013, the Group has sold certain assets and made part repayment of $1,194,000 (US$1,098,000) on the Series 1 notes and is in advanced discussions with the holders of the notes to restructure the key terms, including the cure of current defaults, removal of covenants and deferral of interest payments. At the date of this report, agreements to implement these changes and cure past defaults on this facility have been drafted and it is anticipated that on execution of these agreements the maturity date of the Series 1 notes will revert to 30 May 2015. The Company is currently in discussions with the holders of the Series 2 and Series 3 notes to cure the defaults on these notes.

The Company is currently finalising an agreement with the lenders of the other secured loan of $6,500,000 to restructure the key terms of the loan, including extending the maturity date of the loan to 30 May 2015, capitalisation of accrued interest and deferral of interest charges and payments until July 2014. A further agreement to cure past defaults on this facility is also being drafted and it is anticipated that on execution of these agreements the maturity date of the loan will be 30 May 2015.

19 Provisions

	Consolidated
	2013 $’000	2012 $’000
Current
Employee entitlements	874	712
Provision for warranty claims	433	273
Total current	1,307	985
Non-current
Employee entitlements	109	299
Total non-current	109	299

F-99

Notes to the Financial Statements

(Stated in Australian Dollars)

19 Provisions (continued)

(a) Movements in provisions

Movements in each class of provision during the financial year, other than provisions relating to employee benefits, are set out below:

	Provision for warranties $’000	Total $’000
Consolidated
At 1 July 2012	273	273
Amount provided	471	471
Discount rate reversal	-	-
Amount used	(311)	(311)
At June 30, 2013	433	433
		-
Current	433	433
Non-current	-	-
Total	433	433

(b) Nature and timing of provisions

(i) Warranty provision

Refer to Note 2(z) for the relevant accounting policy and a discussion of the significant estimations and assumptions applied in the measurement of product warranty provision. This amount includes predominantly provision booked for probable claims by customers for product faults in domestic solar PV systems as well as provision for claimable warranty for other goods and services sold by the Group.

(ii) Employee Entitlements

Refer to Note 2(z) for the relevant accounting policy and a discussion of the significant estimations and assumptions applied in the measurement of long-service leave, which is part of this provision. This provision also includes provision booked for employees who earn but are yet to use their vacation entitlements. This amount includes on-costs for superannuation, workers compensation insurance and payroll tax (refer to Note 2(z) for the relevant accounting policy).

20 Contributed equity

	Consolidated
	2013 $’000	Restated 2012 $’000
(a) Ordinary shares
Ordinary share capital, issued and fully paid	109,046	108,509

(b) Other equity
Value of conversion rights – convertible notes	574	574
	109,620	109,083

On February 6, 2014 the Company effected a 300:1 consolidation of its ordinary shares (the “Reverse Stock Split”) in accordance with the authorization of shareholders granted at its Extraordinary General Meeting held on November 26, 2013. Following the Reverse Stock Split, the Company’s issued and outstanding ordinary shares as of February 6, 2014 totaled 2,032,013. All common share, per common share, stock unit per stock unit data, stock option and warrant exercise prices per ordinary share and all convertible note conversion prices per share, for all periods presented, have been adjusted to reflect the Reverse Stock Split.

The effects of the Reverse Stock Split have been reflected in the following Notes to the Financial Statements:

Note Reference	Effect
9 – Earnings Per Share

All Earnings Per Share calculations, common share, per common share, stock option and warrant exercise prices per ordinary share and all convertible note conversion prices per share have been adjusted to reflect the Reverse Stock Split .

18 – Interest bearing loans and borrowings

All common share, per common share, stock option and warrant exercise prices per ordinary share and all convertible note conversion prices per share have been adjusted to reflect the Reverse Stock Split.

21 – Retained earnings / (accumulated losses) and Reserves	All stock option totals have been adjusted to reflect the Reverse Stock Split.
24 – Key Management Personnel	All stock option totals, common share totals, stock option and warrant exercise prices per ordinary share have been adjusted to reflect the Reverse Stock Split.
25 – Share based payments

All common share, per common share, stock option and warrant exercise prices per ordinary share and all convertible note conversion prices per share have been adjusted to reflect the Reverse Stock Split.

30 – Unaudited subsequent events since reporting dates

All common share, per common share, stock option and warrant exercise prices per ordinary share and all convertible note conversion prices per share have been adjusted to reflect the Reverse Stock Split.

F-100

Notes to the Financial Statements

(Stated in Australian Dollars)

20 Contributed equity (continued)

(a) Movement in ordinary shares on issue	Number of shares	Issue price	Restated $’000

At July 1, 2011 - Restated	453,336,666		106,784
Share issue	19,167,394		1,725
At June 30, 2012 - Restated	472,504,060		108,509

At July 1, 2012 - Restated	472,504,060		108,509
14 Jan 2013 - Issue of equity for extinguishment of financial liabilities	3,443,000	$0.019	66
13 Feb 2013 - Issue of equity for extinguishment of financial liabilities	9,313,797	$0.019	186
17 Jun 2013 - Share purchase plan	15,923,109	$0.013	207
20 Jun 2013 - Issue of equity for extinguishment of financial liabilities	21,663,379	$0.0077	167
Transaction costs	-		(89)
At June 30, 2013	522,847,345		109,046

(b) Terms and conditions of contributed equity

Ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from the sale of all surplus assets in proportion to the number of and amounts paid up on shares held. Covenants contained within the Series 1 Notes prevent CBD from making dividend payments without the prior approval of the Series 1 Note holders.

Ordinary shares entitle their holder to one vote, either in person or by proxy, at a meeting of the Company.

(c) Other equity

The amount shown for other equity is the value of the conversion rights relating to the 12.5% convertible notes issued on 29 July 2009.

F-101

Notes to the Financial Statements

(Stated in Australian Dollars)

20 Contributed equity (continued)

(d) Share options

(i) Options over ordinary shares: The following options to purchase fully paid ordinary shares in the Company were outstanding at June 30, 2013:

Number of Options
Date Granted	Expiry Date	Exercise Price ($)		Balance at start of the period	Granted during the period	Exercised during the period	Forfeited and other movements during the period	Vested and Exercisable at end of the period

28/11/2008	27/11/2013	$60.00		30,667	-	-	-	30,667
21/12/2010	19/12/2013	$60.00		40,000	-	-	-	40,000
27/07/2011	31/12/2012	$60.00		1,917	-	-	(1,917)	-
1/11/2011	31/12/2014	$75.00		1,167	-	-	-	1,167
28/05/2012	28/05/2015	$8.25	*	66,667	-	-	-	66,667
31/05/2012	30/05/2017	$3.90	**	100,055	-	-	-	100,055
12/12/2012	12/12/2017	$15.00		-	15,723	-	-	15,723
30/12/2012	30/12/2017	$15.00		-	43,164	-	-	43,164
13/02/2013	30/05/2017	$3.90	**	-	153,939	-	-	153,939
Total				240,473	212,826	-	(1,917)	451,382
Weighted average exercise price				$21.00	$6.00	-	$60.00	$15.00

* These options were repriced down from $15.90 to $8.25 following the restructuring of the series 1 convertible notes.

** These options contain a feature whereby their exercise price is reduced to match the price of any subsequent equity issues at a lower price than their exercise price. During the year, 100,055 options were repriced down from $15.90 to $8.25 and subsequently from $8.25 to $3.90 and 153,939 options were repriced down from $8.25 to $3.90.

F-102

Notes to the Financial Statements

(Stated in Australian Dollars)

20 Contributed equity (continued)

The following options to purchase fully paid ordinary shares in the Company were outstanding at June 30, 2012:

Number of Options
Date Granted	Expiry Date	Exercise Price ($)	Balance at start of the year	Granted during the year	Exercised during the year	Forfeited and other movements during the year*	Vested and Exercisable at end of the year

28/11/2008	27/11/2013	$60.00	30,667	333	-	(333)	30,667
21/12/2010	19/12/2013	$60.00	40,000	-	-	-	40,000
9/02/2011	9/02/2013	$60.00	16,667	-	-	(16,667)	-
27/07/2011	31/12/2012	$60.00	-	1,917	-	-	1,917
1/11/2011	31/12/2014	$75.00	-	1,167	-	-	1,167
28/05/2012	28/05/2015	$15.00	-	66,667	-	-	66,667
31/05/2012	30/05/2017	$15.00	-	100,055	-	-	100,055
Total			87,334	170,139	-	(17,000)	240,473
Weighted average exercise price			$60.00	$18.00	-	$60.00	$27.00

* Includes 16,667 options cancelled and re-issued on 28 May 2012 to a loan provider under the terms of the loan agreement (refer Note 18 (b)(i) and Note 28).

No options have been issued between balancing date and the date of this report.

(e) Capital management

When managing capital, management's objective is to ensure the entity continues as a going concern as well as to maintain optimal returns to shareholders and benefits for other stakeholders. Management also aims to maintain a capital structure that ensures the lowest cost of capital available to the entity.

The group’s debt and capital includes ordinary share capital and financial liabilities, supported by financial assets.

Management adjusts the capital structure to take advantage of favourable costs of capital or high returns on assets. As the market is constantly changing, management may change the amount of dividends to be paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

Management monitor capital through the gearing ratio (net debt / total capital). The gearing ratios based on continuing operations at June 30, 2013 and 2012 were as follows:

	Consolidated
		Restated
	2013 $’000	2012 $’000

Total borrowings *	17,961	27,574
Less cash and cash equivalents	(932)	(2,522)
Net borrowings / (cash)	17,029	25,052
Total equity	1,270	11,720
Total capital	18,299	36,772
Gearing ratio	93%	68%

* Includes interest bearing loans and borrowings

F-103

Notes to the Financial Statements

(Stated in Australian Dollars)

21 Retained earnings / (Accumulated losses) and reserves

(a) Movements in retained earnings / (accumulated losses) were as follows:

	Consolidated
	2013 $’000	Restated 2012 $’000

Balance 1 July	(100,052)	(59,933)
Net (Loss) / Profit	(12,260)	(40,119)
Balance June 30,	(112,312)	(100,052)

(b) Other reserves

	Consolidated
	Share- options reserve $’000	Available- for-sale reserve $’000	Translation reserve $’000	Total $’000
At July 1, 2011 (Restated)	1,205	-	-	1,205
Share based payments - remuneration	28	-	-	28
Share based payments - borrowing agreements	1,456	-	-	1,456
At June 30, 2012	2,689	-	-	2,689

At July 1, 2012	2,689	-	-	2,689
Share based payments - remuneration	-	-	-	-
Share based payments - borrowing agreements	500	-	-	500
Revaluation reserve	-	800	-	800
Translation Reserve	-	-	(27)	(27)
At June 30, 2013	3,189	800	(27)	3,962

(c) Nature and purpose of reserves

(i) Share options reserve

The share options reserve is used to record the value of share based payments provided to employees and directors as part of their remuneration and options granted as part of borrowing agreements. 58,887 options in total were granted during the year as part of borrowing agreements. The reserve also records the re-pricing of options previously issued (refer Note 18(a)(i).

(ii) Available-for-sale reserve

Changes in the fair value and exchange differences arising on translation of investments, such as equities, classified as available-for-sale financial assets, are recognised in other comprehensive income, and accumulated in a separate reserve within equity. Amounts are reclassified to profit or loss when the associated assets are sold or impaired.

(iii) Translation reserve

Exchange differences arising on translation of the foreign controlled entity are recognised in other comprehensive income as described in Note 1(j) and accumulated in a separate reserve within equity. The cumulative amount is reclassified to profit or loss when the net investment is disposed of.

F-104

Notes to the Financial Statements

(Stated in Australian Dollars)

22 Financial risk management objectives and policies

The Group's principal financial instruments comprise receivables, payables, bank overdraft, trade finance, loans, convertible notes, finance leases, available-for-sale investments and cash and short-term deposits.

Risk exposures and responses

The Group manages its exposure to key financial risks, including interest rate risk in accordance with the Group's financial risk management policy. The objective of the policy is to support the delivery of the Group's financial targets whilst protecting future financial security.

The main risks arising from the Group's financial instruments are interest rate risk, foreign currency risk, credit risk, price risk, and liquidity risk. The Group uses different methods to measure and manage different types of risks to which it is exposed. These include monitoring levels of exposure to interest rate risk and assessments of market forecasts for interest rate. Ageing analyses and monitoring of specific credit allowances are undertaken to manage credit risk, monitoring levels of exposure to price risk and assessments of market price volatility; liquidity risk is monitored through the development of future rolling cash flow forecasts.

The Board reviews and agrees policies for managing each of the risks as summarised below.

Primary responsibility for identification and control of financial risks rests with the Audit Committee under the authority of the Board. The board reviews and agrees policies for managing each of the risks identified below, including hedging of foreign currency and interest rate risk, credit allowances, and future cash flow forecast projections.

(a) Interest rate risk

The Group’s main interest rate risk arises from borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk. Borrowings issued at fixed rates expose the group to fair value interest rate risk only if the borrowings are carried at fair value, which is not the Group’s policy.

During 2013 and 2012, the Group’s borrowings at variable rate were denominated in Australian Dollars.

The Group's exposure to market interest rates relates primarily to the Group's trade finance facility and bank overdraft. The level of debt is disclosed in Note 18.

At reporting date, the Group had the following mix of financial assets and liabilities exposed to Australian variable interest rate risk.

	Consolidated
	2013 $’000	2012 $’000
Financial Assets
Cash and cash equivalents	932	2,522
	932	2,522
Financial Liabilities
Bank overdraft	463	-
Trade finance	-	2,500
Other borrowings	-	-
Net exposure	469	22

The Group's policy is to manage its finance costs using a mix of fixed and variable rate debt. At June 30, 2013, the Group had borrowings of $17,961,000 (2012: $27,574,000) with 97.4% being fixed interest rate debt (2012: 90.9%). Fixed rate debt was comprised of trade finance, convertible notes and finance leases.

F-105

Notes to the Financial Statements

(Stated in Australian Dollars)

22 Financial risk management objectives and policies (continued)

The Group constantly analyses its interest rate exposure. Within this analysis consideration is given to potential renewals of existing positions, alternative financing, and the mix of fixed and variable interest rates.

The Group’s fixed rate borrowings comprising the other loans and the convertible notes are carried at amortised costs. They are therefore not subject to interest rate risk as defined in AASB 7 (IFRS 7 Financial Instruments: Disclosures).

The following sensitivity analysis is based on the interest rate risk exposures in existence at the reporting date.

At June 30, 2013, and at June 30, 2012, if interest rates had moved, as illustrated in the table below, with all other variables held constant, post tax profit / (losses) and equity would have been affected as follows:

Judgments of reasonably possible movements*:	Post Tax Profit		Equity
	Higher/(Lower)		Higher/(Lower)
	2013 $’000	2012 $’000	2013 $’000	2012 $’000
Consolidated
+1% (100 basis points)	4	152	4	152
-1% (100 basis points)	(4)	(152)	(4)	(152)

The movements in profit are due to higher/lower interest costs from variable rate debt and cash balances. The sensitivity is higher in 2013 than in 2012 for the consolidated entity because the group held higher levels of interest earning cash balances during the 2012 financial year.

* A 100 basis point increase and a 100 basis point decrease is used and represents management's assessment of the reasonably possible change in interest rates.

(b) Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities, borrowings, and financial assets.

The Group’s exposure to foreign currency risk at the end of the reporting period, expressed in Australian dollar was as follows:

	USD $’000	EUR $’000	GBP $’000	AUD $’000	Total $’000
2013
Cash and cash equivalents	1	6	246	679	932
Trade and other receivables	-	-	102	5,850	5,952
Financial assets	43	-	-	10,815	10,858
Trade and other payables	(1,028)	(1,678)	(152)	(19,255)	(22,113)
Borrowings	(10,473)	-	-	(7,488)	(17,961)

F-106

Notes to the Financial Statements

(Stated in Australian Dollars)

22 Financial risk management objectives and policies (continued)

(b) Foreign currency risk (continued)

	USD $’000	EUR $’000	FJD $’000	AUD $’000	Total $’000
2012
Cash and cash equivalents	5	1,512	31	974	2,522
Trade and other receivables	1,018	426	-	4,454	5,898
Financial assets	603	-	-	33	636
Trade and other payables	(3,740)	(2,799)	-	(10,189)	(16,728)
Borrowings	(18,073)	-	-	(9,501)	(27,574)

Foreign currency sensitivity

The following tables demonstrate the sensitivity to a reasonably possible change in the US dollar and AUD exchange rate, and the Euro and the AUD exchange rate, with all other variables held constant. The impact on the Group’s profit before tax is due to changes in the fair value of monetary assets and liabilities. The Group’s exposure to foreign currency changes for all other currencies is not material.

	Change in USD rate	Effect on profit before tax $’000	Effect on equity $’000

2013	+10%	(1,215)	(850)
	-10%	993	695

2012	+10%	(2,243)	(1,570)
	-10%	1,835	1,285

	Change in EUR rate	Effect on profit before tax $’000	Effect on equity $’000

2013	+10%	(186)	(130)
	-10%	152	106

F-107

Notes to the Financial Statements

(Stated in Australian Dollars)

22 Financial risk management objectives and policies (continued)

(b) Foreign currency risk (continued)

	Change in GBP rate	Effect on profit before tax $’000	Effect on equity $’000

2013	+10%	(18)	(12)
	-10%	21	15

2012	+10%	-	-
	-10%	-	-

	Change in FJD rate	Effect on profit before tax $’000	Effect on equity $’000

2013	+10%	-	-
	-10%	-	-

2012	+10%	3	2
	-10%	(3)	(2)

The group is party to derivative financial instruments in the normal course of business in order to hedge exposure to fluctuations in foreign exchange rates. The eco-Kinetics operations use US dollar denominated borrowings to fund Euro based projects. In order to protect against exchange rate movements, the Group has entered into forward exchange contracts to purchase US dollars and sell Euros. These contracts are hedging highly probable repayment of borrowings and interest for the ensuing financial year. The contracts are timed to mature when repayments of borrowings are scheduled to be made.

The group does not apply hedge accounting. At balance date no forward contracts are in place. The fair value of forward contracts at June 30, 2012 was $17,000.

(c) Price risk

The Group’s has exposure to price risk related to its investment in Westinghouse Solar, whose securities are publicly traded on US markets. (Refer to Note 14). These securities are susceptible to market price risk arising from uncertainties about future values of the investment securities.

At the reporting date, the exposure to listed equity securities at fair value was $43,000 (2012: $603,000). A decrease of 50% on the market price could have an impact of approximately $22,000 (2012:$301,000) on the income or equity attributable to the Group, depending on whether or not the decline is significant or prolonged. An increase of 50% in the value of the listed securities would only impact equity, and would not have an effect on profit or loss.

(d) Credit risk

Credit risk arises from the financial assets of the Group, which comprise cash and cash equivalents, and trade and other receivables. The Group's exposure to credit risk arises from potential default of the counter party, with a maximum exposure equal to the carrying amount of these instruments. Exposure at balance date is addressed in each applicable note.

The Group does not hold any credit derivatives to offset its credit exposure. The Group trades only with recognised, creditworthy third parties, and as such collateral is not requested nor is it the Group's policy to securitise its trade and other receivables.

F-108

Notes to the Financial Statements

(Stated in Australian Dollars)

22 Financial risk management objectives and policies (continued)

(e) Liquidity risk

During the year the Group has improved its controls surrounding receivables. It is the Group's policy that all customers who wish to trade on credit terms are subject to credit verification procedures including an assessment of their independent credit rating, financial position, past experience and industry reputation.

In addition, receivable balances are monitored on an ongoing basis.

There are no significant concentrations of credit risk within the Group and financial instruments are spread amongst a number of organisations to minimise the risk of default of counterparties.

The Group's objective is to maintain a balance between continuity of funding and flexibility through the use of variety of equity and debt instruments.

There is a material uncertainty that may cast significant doubt on whether the Group will continue as a going concern and therefore whether it will realise its assets and settle its liabilities and commitments in the normal course of business and at the amounts stated in the financial report. Refer to Note 2 (a)(i).

The table below analyses the Group’s financial liabilities into relevant maturity groupings based on their contractual maturities for all non-derivatives financial liabilities.

The amounts disclosed in the table are the contractual undiscounted cash flows.

The remaining contractual maturities of the Group’s financial liabilities are:

	Consolidated
	2013 $’000	2012 $’000

3 months or less	40,197	46,109
3-6 months	170	287
6 months – 1 year	377	575
1-5 years	400	4420
Over 5 years	-	-
Total contractual cash flows	41,144	51,391

Fair value

The methods for estimating fair value are outlined in the relevant notes to the financial statements.

The Group uses various methods in estimating the fair value of financial instruments. The methods comprise:

Level 1 – the fair value is calculated using quoted prices in active markets.

Level 2 – the fair value is estimated using inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices).

Level 3 – the fair value is estimated using inputs for the asset or liability that are not based on observable market data.

F-109

Notes to the Financial Statements

(Stated in Australian Dollars)

22 Financial risk management objectives and policies (continued)

The fair value of the financial instruments as well as the methods used to estimate the fair value are summarised in the table below.

	2013				2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Consolidated	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Financial assets
Available-for-sale investments	43	-	10,815	10,858	603	-	-	603
Total assets	43	-	10,815	10,858	603	-	-	603

Financial liabilities
Derivatives on convertible notes	-	-	297	297	-	-	2,555	2,555
Total liabilities	-	-	297	297	-	-	2,555	2,555

Quoted market price represents the fair value determined based on quoted prices on active markets as at the reporting date. The fair value of the listed equity investments are based quoted on market prices. If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.This is the case for the embedded derivatives for the convertible notes which are valued based on a valuation techniques which are disclosed in Note 18(d) and for available for sale financial assets disclosed in Note 14(a).

The following table presents the changes in level 3 instruments for the years ended June 30, 2013 and June 30, 2012:

	Unlisted equity securities (asset)	Embedded derivatives on convertible notes (liabilities)
Opening balance 1 July 2011	117	-
Additions	-	(2,555)
Losses recognised in statement of comprehensive income	(84)	-
Closing balance June 30, 2012	33	(2,555)

Other decrease (extinguishment)	-	710
Other increases	10,000	(1,007)
Gains recognised in other comprehensive income	800	-
Gains recognised in statement of comprehensive income	-	2,555
Losses recognised in statement of comprehensive income	(18)	-
Closing balance June 30, 2013	10,815	(297)

F-110

Notes to the Financial Statements

(Stated in Australian Dollars)

22 Financial risk management objectives and policies (continued)

In 2013 the Group invested in two entities (Taralga Holding Nominees 1 Pty Ltd and Taralga Holding Nominees 2 Pty Ltd), the fair value of the 10% ownership interest was valued at $10,000,000 .. During the year ended June 30, 2013, the investment was revalued to $10,800,000 (an increase of $800,000) based on an indicative offer to acquire the asset which was received by the Group.

As indicated in Note 3(vi), the fair value of the investment was determined based on discounting the cash flows which will be received on exit based on several scenarios of the financial model for the project and the contractually defined distributions from any sales profits due to CBD on exit. Due to the requirement for judgement over variables within the financial model to determine future returns and profit achievable on exit, the fair value calculations were based on a net present value of a risk adjusted, probability weighted average return from different sales Internal Rate of Return (IRR) expectations. The range of IRR assumptions used in fair value calculations was from 9.0% to 13.0% which are considered the high and low points between which arm’s length sales transactions of wind farm projects may occur in Australia. The range of outcomes of the fair value calculations was from $9,500,000 to $10,900,000 using a discount rate of 17.0%. The adopted value at June 30, 2013 remains within the range determined above.

During the 2012 and 2013 years, the carrying value of other unlisted investments was impaired based on expectations of the future returns to the Group from these investments. In 2013 the carrying value of the other unlisted investments was reduced by $18,000 (2012: reduced by $84,000).

In 2012, the Group issued a series of convertible notes which contained embedded derivatives. An independent valuation was carried out on the value of these derivatives which resulted in the recognition of a liability of $2,555,000. In 2013 these derivatives were revalued by the independent valuer to $297,000. The reduction in value was mainly attributable to deterioration in the share price of the Group at June 30, 2013.

F-111

Notes to the Financial Statements

(Stated in Australian Dollars)

23 Related party disclosure

(a) Subsidiaries

The consolidated financial statements include the financial statements of CBD Energy Limited and the material subsidiaries listed in the following table.

	Country of		% Equity Interest
Name	Incorporation	Principal Activity	2013	2012
CBD Energy Ltd	Australia	Holding company	100	100
Capacitor Technologies Pty Limited	Australia	Energy efficiency	100	100
Aso-Tech Pty Ltd	Australia	Inverter provider	67	67
Parmac Air Conditioning & Mechanical Services Pty Ltd	Australia	Energy efficiency	100	100
Remote Area Power Systems Pty Ltd	Australia	Energy storage	100	100
CBD Project Holdings Pty Ltd	Australia	Energy storage	100	100
Lloyd Energy Australia Pty Ltd	Australia	Energy storage	100	100
CBD Labs Pty Ltd	Australia	Energy storage	100	100
Larkden Pty Ltd	Australia	Energy storage	-	100
KI Solar Pty Ltd	Australia	Solar	100	100
eco-Kinetics Group Pty Ltd	Australia	Solar	100	100
Eco-Kinetics Europe Limited	United Kingdom	Solar	100	100
eco- Kinetics Pty Ltd	Australia	Solar	100	100
eco- Kinetics NSW Pty Ltd	Australia	Solar	100	100
eco- Kinetics Victoria Pty Ltd	Australia	Solar	100	100
eco- Kinetics Northern Territory Pty Ltd	Australia	Solar	100	100
eco- Kinetics South Pacific Ltd	Fiji	Solar	100	100
eco- Kinetics Co Ltd (Thailand)	Thailand	Solar	100	100
eco-Kinetics Netherlands Cooperatief UA	Netherlands	Solar	100	100
eco-Kinetics Netherlands Holding BV	Netherlands	Solar	100	100
eco-Kinetics UK Limited	United Kingdom	Solar	100	50
Greenway Pacific Pty Ltd	Australia	Dormant	70	70
CBD Energy USA Limited	USA	Solar	100	100
CBD Solar Labs Pty Ltd	Australia	PV Plant	100	100
CBD Solar Pty Ltd	Australia	Solar	100	100
Westinghouse Solar Pty Ltd	Australia	Solar	100	-
National Solar Installations Pty Ltd	Australia	Solar	100	100
Chatham Island Wind Ltd	New Zealand	Special purpose vehicle	100	100
CBD Adjungbilly Pty Ltd	Australia	Special purpose vehicle	100	100
Energy Bonds Plc	United Kingdom	Special purpose vehicle	100	-
Asian Renewable Energy Management Ltd	Australia	Financial services	100	100
Asian & Australian Renewables Ltd	Australia	Financial services	100	100

F-112

Notes to the Financial Statements

(Stated in Australian Dollars)

23 Related party disclosure (continued)

Transactions between the Company and its subsidiaries principally arise from the granting of loans and the provision of management and administration services. All transactions undertaken during the financial year with subsidiaries are eliminated in the consolidated financial statements.

(b) Ultimate parent

CBD Energy Limited is the ultimate Australian parent entity and the ultimate parent of the Group.

(c) Key management personnel

Details relating to key management personnel, including transactions with key management personnel and remuneration paid, are included in Note 24.

(d) Terms and conditions of transactions with related parties

Sales to and purchases from related parties are made in arm's length transactions both at normal market prices and on normal commercial terms unless otherwise stated.

24 Key management personnel

(a) Compensation for Key Management Personnel

	Consolidated
	2013 $	2012 $

Short-term employee benefits	2,090,045	2,615,918
Post-employment benefits	139,714	170,547
Share-based payment	-	23,296
Total compensation	2,229,759	2,809,761

(b) Option holdings of Key Management Personnel

	Balance at beginning of	Granted as			Balance at End of	Vested at June 30, 2013
2013	Period 1-Jul-12	remune- ration	Options Exercised	Net Change Other #	Period June 30, 2013	Total	Exercisable	Not Exercisable
Directors
M. Vaile	20,000	-	-	(20,000)	-	-	-	-
G. McGowan	20,000	-	-	-	20,000	20,000	20,000	-
Sub-total	40,000	-	-	(20,000)	20,000	20,000	20,000	-
Executives
Y. Brodsky	667	-	-	-	667	667	667	-
A. McClaren	333	-	-	(333)	-	-	-	-
E. Cywinski	20,000	-	-	(20,000)	-	-	-	-
Sub-total	21,000	-	-	(20,333)	667	667	667	-
Total	61,000	-	-	(40,333)	20,667	20,667	20,667	-

# Changes for Mr. Vaile, Mr. Cywinski and Mr. McClaren relate to resignations.

F-113

Notes to the Financial Statements

(Stated in Australian Dollars)

24 Key management personnel

(b) Option holdings of Key Management Personnel (continued)

	Balance at beginning of	Granted as remune-ration	Options Exercised	Net Change Other #	Balance at	Vested at June 30, 2012
2012	Period 1-Jul-11	during the year	during the year	during the year	End of Period June 30, 2012	Total	Exercisable	Not Exercisable
Directors
M. Vaile	20,000	-	-	-	20,000	20,000	20,000	-
G. McGowan	20,000	-	-	-	20,000	20,000	20,000	-
J. Anderson	10,000	-	-	(10,000)	-	-	-	-
Sub-total	50,000	-	-	(10,000)	40,000	40,000	40,000	-
Executives
Y. Brodsky	333	333	-	-	667	667	667	-
A. McClaren	333	-	-	-	333	333	333	-
E. Cywinski	20,000	-	-	-	20,000	6,667	6,667	-
Sub-total	20,666	333	-	-	20,999	7,667	7,667	-
Total	70,666	333	-	(10,000)	60,999	47,667	47,667	-

# Includes lapsed and forfeitures, Changes for Mr. Anderson relates to his resignation as director on March 8, 2012.

(c) Shareholdings of Key Management Personnel

Shares held in CBD Energy Limited (number)

2013	Balance at beginning of period 1-Jul-12	Granted as remuneration during the period	On exercise of Options during the period	Net Change Other # during the period	Balance at End of Period June 30, 2013
Directors
M. Vaile	671	-	-	(671)	-
G. McGowan	59,665	-	-		59,665
C. Botto	1,667	-	-	-	1,667

Executives
Y. Brodsky	707	-	-	-	707
A. McClaren	1,664	-	-	(1,664)	-
E. Cywinski	61,572	-	-	(61,572)	-
Total	125,946	-	-	(63,907)	62,039

# Changes for Mr. Vaile, Mr. Cywinski and Mr. McClaren relate to resignations.

F-114

Notes to the Financial Statements

(Stated in Australian Dollars)

24 Key management personnel (continued)

Shares held in CBD Energy Limited (number)

2012	Balance at beginning of period 1-Jul-11	Granted as remuneration during the year	On exercise of Options during the year	Net Change Other # during the year	Balance at End of Period June 30, 2012
Directors
M. Vaile	671	-	-	-	671
G. McGowan	59,665	-	-	-	59,665
J. Anderson	3,333	-	-	(3,333)	-

Executives
Y. Brodsky	707	-	-	-	707
A. McClaren	997	667	-	-	1,664
C.Botto	-	-	-	1,667	1,667
E. Cywinski	25,044	-	-	36,528	61,572
Total	90,417	667	-	34,862	125,946

# Net change for E. Cywinksi of 36,528 shares were ordinary shares issued to the executive as part of an earn-out agreement in relation to the Company’s acquisition of eco-Kinetics (refer to Note 25 (e)). Changes for Mr. Anderson and Mr. Botto relate to resignation and appointment.

(d) Loans to Key Management Personnel

There were no loans to directors or key management personnel during the year ending June 30, 2013 (2012: none).

(e) Convertible note holdings of key management personnel

There were no convertible notes held by key management personnel at June 30, 2013 (2012: none).

F-115

Notes to the Financial Statements

(Stated in Australian Dollars)

24 Key management personnel (continued)

(f) Other transactions and balances with Key Management Personnel and their related parties

Directors

During the current and previous financial year, the Group transacted with related entities of directors, other than in their capacity as director as follows:

(i)	During the financial year ending June 30, 2013, TRW Holdings Pty Ltd, an entity in which a Director, Gerry McGowan has a direct interest, received payments for executive services provided by Mr. Gerry McGowan and for underwriting fees, reimbursement of travel expenses and other operating disbursements incurred on behalf of the company. The total amount paid or payable to TRW Holdings Pty Ltd including GST for services other than the services of Mr. McGowan acting as Managing Director of CBD Energy Ltd was $91,915 (2012: $4,596).
(ii)	During the financial year ending June 30, 2012, the Company received from Vaile & Associates, an entity in which a Director, Mark Vaile has a direct interest, total payment of $246 (2013: $nil) for rental of office space and reimbursement of expenses.
(iii)	During the financial year ending June 30, 2012, Corporate and Administrative Services Pty Ltd, a company wholly owned by Pitt Capital Partners Limited (an entity in which a Director, Todd Barlow has a direct interest), received payments for consulting, corporate services, reimbursement of travel expenses and other operating disbursements. The total amount payable to Corporate and Administrative Services Pty Ltd was $22,085 (2013: $nil).
(iv)	During the financial year ending June 30, 2012, Pitt Capital Partners Limited (an entity in which a Director, Todd Barlow has a direct interest), received payments for corporate services. The total amount payable to Pitt Capital Partners Limited was $nil (2012: $126,066). During the 2013 financial year, the Company entered into an agreement with Pitt Capital Partners Limited to pay them an advisory fee equal to 10% of the net proceeds derived from the sale of non-core assets sold with such firm’s assistance.

Subsequent to the end of the financial year, agreements have been signed with two major creditors to grant debt forgiveness to CBD totalling $2,800,000. The conditions of one of these agreements included the assignment of the creditor balance to a director-related entity (TRW Holdings Pty Ltd, an entity controlled by Mr. Gerry McGowan). The debt forgiveness will become effective once the company has finalised an agreement with TRW Holdings Pty Ltd to effect the debt forgiveness.

Key Management Personnel

Capacitor Technologies Pty Ltd utilises electrical contracting services offered by Brodpower Pty Ltd, a company in which Yury Brodsky has an ownership interest. The service contract with Brodpower Pty Ltd operates on a revenue share basis whereby CapTech makes a 25% margin on all electrical installation work outsourced to Brodpower Pty Ltd. During the year ending June 30, 2013, Captech paid Brodpower Pty Ltd $409,660 for contract maintenance and repair services (2012: $375,904).

As part of the purchase of eco-Kinetics the Company has also agreed to contingent consideration to be paid to Edwin Cywinski on achievement of certain performance targets. Mr. Cywinksi may be entitled to cash and share payments relating to the earn-out. During the year ended June 30, 2012 the Company paid Mr. Cywinski $nil in relation to this earn-out agreement (2012: $1,286,000).

In March 2013 the Company entered into an agreement with EEG Pty Ltd (an entity in which Edwin Cywinski has a direct interest) whereby EEG Pty Ltd would licence the usage of the PV Solar assembly operation owned by CBD Energy Limited and pay a royalty to the Company based on output. At June 30, 2013, no royalties had been paid to CBD Energy Limited by EEG Pty Ltd.

F-116

Notes to the Financial Statements

(Stated in Australian Dollars)

25 Share-based payments

(a) Recognised share-based payment expenses

The expense recognised for employee services received during the year and the expense relating to options granted as part of borrowing agreements is shown in the table below:

	Consolidated
	2013 $’000	2012 $’000

Expense arising from equity-settled share-based payment transactions for employees	-	180
Expense arising from equity-settled share-based payment financing transactions	267	527
	267	707

(b) Types of share-based payments

The options issued during the year ended June 30, 2013 only relates to options / warrants that have been issued as part of borrowing agreements. 58,887 unlisted options exercisable at $15.90, with exercise dates in December 2017 were granted in accordance with loan agreement and convertible note facilities issued during the year ended June 30, 2013. The weighted average remaining contractual life of issued options outstanding at year-end was 3.2 years.

The share-based payment expenses recorded during year ended June 30, 2013 includes the expense relating to the issue of the warrants for the unsecured loan noted below (refer Note 18(a)(ii)) as well as the expense relating to the re-pricing of previously issued warrants (refer Note 18(b)(i).

F-117

Notes to the Financial Statements

(Stated in Australian Dollars)

25 Share-based payments (continued)

(c) Summaries of options granted

The following table illustrates the number (No.) and weighted average exercise prices (WAEP) of, and movements in, share options issued during the year:

	2013	2013	2012	2012
	No.	WAEP	No.	WAEP
Outstanding at the beginning of the year	240,472	$33.00	87,333	$60.00
Granted during the year #	58,887	$15.00	153,139	$18.00
Forfeited during the year	-	-	-	-
Exercised during the year	-	-	-	-
Expired during the year	(1,917)	$60.00	-	-
Outstanding at the end of the year	297,442	$21.00	240,472	$27.00

# Options granted during the year exclude 153,939 options relating to the performance options which are considered derivatives instruments, refer note 18(b)(i)

(d) Option pricing model

The fair value of the equity-settled share options granted is estimated as at the date of grant using a Black-Scholes model taking into account the terms and conditions upon which the options were granted. The fair value is derived from the Black-Scholes model using the closing share price of CBD Energy Limited ordinary shares on grant date, Australian Government Long-term bond interest rates as published by the Reserve Bank of Australia as a proxy for the risk-free interest rate, having regard for the bond maturity that is most closely aligned to the period of time remaining until the options expiry date, and the option exercise prices and quantities as noted above.

The model inputs for options granted during the year ended June 30, 2013 included:

Issued for	Unsecured loan, refer Note 18(a)(ii)	Convertible notes, refer Note 18(b)(ii)	Convertible notes, refer Note 18(b)(iii)
Number of options granted	11,793	43,164	3,931
Consideration for options granted	Nil	Nil	Nil
Exercise price:	$15.90	$15.90	$15.90
Grant date:	24 Dec 2012	30 Dec 12	24 Dec 2012
Expiry date:	12 Dec 2017	30 Dec 17	12 Dec 2017
Share price at grant date:	$6.00	$6.00	$6.00
Expected price volatility of the Company’s shares:	131%	131%	131%
Expected dividend yield:	0%	0%	0%
Risk-free interest rate:	3.0%	3.0%	3.0%

The expected price volatility is based on the historical five-year volatility of the Company’s share price.

26 Commitments

(i) Leasing commitments

Operating lease commitments – Group as lessee

Operating leases are entered into as a means of acquiring access to office premises and office equipment. Rental payments are generally fixed, but with inflation escalation clauses on which contingent rentals are determined. No purchase options exist in relation to operating leases and no operating leases contain restrictions on financing or other leasing activities. A renewal option in connection with the office leases exists.

F-118

Notes to the Financial Statements

(Stated in Australian Dollars)

26 Commitments (continued)

Future minimum rentals payable under non-cancellable operating leases as at June 30, are as follows:

	Consolidated
	2013 $’000	2012 $’000

Within one year	497	1,246
After one year but not more than five years	672	1,275
After more than five years	-	-
Total minimum lease payments	1,169	2,521

Finance lease commitments - Group as lessee

The finance leases relate to the leasing of motor vehicles and office equipment.

Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are as follows:

	Consolidated
	2013 $’000	2012 $’000

Within one year	236	191
After one year but not more than five years	384	406
After more than five years	-	-
Total minimum lease payments	620	597
Less amounts representing finance charges	(95)	(97)
Present value of minimum lease payments	525	500

Current liability	197	156
Non-current liability	328	344
Total	525	500

27 Contingencies

The Group has not identified any material contingencies that would be material to the Group's results of operations, cash flows or financial position at June 30, 2013 (June 30, 2012: None) nor were there any in the period between balance date and the date of this report.

F-119

Notes to the Financial Statements

(Stated in Australian Dollars)

28 Auditors' remuneration

The auditor of CBD Energy Limited is PricewaterhouseCoopers.

	Consolidated
	2013 $	2012 $
Amounts received or due and receivable by PricewaterhouseCoopers (Australia) for:
Audit and review services
Audit and review of statutory financial reports	413,000	685,000
Audit of June 30, 2010 and 2011 financial reports	125,000	-
Other audits for preparation of US listing	420,000	-

Advisory services
Accounting advisory services	2,000	29,954

Tax services
General consultation on indirect tax	62,687	47,240
Total	1,022,687	762,194

29 Events after the balance sheet date

Transactions

On the 22 July 2013, the Group announced that the Merger Agreement signed with Westinghouse Solar Inc (now named Andalay Solar) has been cancelled.

On 30 August 2013 the Company’s 100% owned subsidiary Capacitor Technologies Pty Ltd (Captech) was disposed of for $1,788,000 resulting in no material gain or loss being recognised. The net proceeds realised from the sale have been used to reduce debt.

Financing

On 2 June 2013 the Company launched an unsecured retail bonds offering in the United Kingdom through a wholly owned subsidiary, Energy Bonds Plc. The bond issue raised £994,500 ($1,660,000) and closed on 2 July 2013.

On 20 September 2013, the Company issued 95 additional Series 1 Convertible Notes (refer Note 18(b)(i)) with a total face value of US$950,000.

On 5 October 2013 the Company launched a secured retail bonds offering in the United Kingdom through a wholly owned subsidiary, Secured Energy Bonds Plc. The bond issue closed on December 10, 2013 having raised gross proceeds of £7,536,000. The funds raised will be used to construct our pipeline of circa 40-45 projects in the UK. The projects have a useful life of approximately 20 years and it is the Company’s current intuition to retain ownership of completed projects and realize related revenues and profits for The Group over the long term, however, the Company may decide to sell some or all of the projects in the future.

On 21 November, the Company signed agreements with the holders of the secured convertible notes and the Other Loan of $6,500,000 to restructure the terms of the notes and loans. The agreements are currently sitting with the holders for signing. Further agreements to cure past defaults on these facilities and the unsecured convertible note facility have been drafted and it is anticipated that on execution of these the maturity date of the notes and loan will be 30 May 2015.

The proposed amendments to the terms of the notes and loan may constitute an extinguishment of the debt from an accounting point of view which may result in an adjustment to the carrying value of the loan balance at the date of the change and an expense being recorded in the income statement during the financial year ending June 30, 2014.

F-120

Notes to the Financial Statements

(Stated in Australian Dollars)

29 Events after the balance sheet date (continued)

Other

On 11 July 2013 the Company entered a voluntary trading halt on the ASX, followed by a voluntary suspension, pending the announcement of the outcome of discussions with secured lenders and other creditors. This suspension remains in place and the Company is continuing to progress discussions with financiers and creditors.

Restructure and defer payments to creditors: CBD has been successful in negotiating improved terms and reductions in amount payable with some major creditors. To accommodate the Group’s cash flow requirements, some creditors have agreed to establish payments plan in order to spread repayment. Agreements have been signed with two major creditors to grant debt forgiveness to CBD totalling $2,800,000. The conditions of one of these agreements included the assignment of the creditor balance to a director-related entity (TRW Holdings Pty Ltd, an entity controlled by Mr. Gerry McGowan). The debt forgiveness will become effective once the company has finalised an agreement with TRW Holdings Pty Ltd to effect the debt forgiveness.

On 5 September 2013 the Company received approval from the ASX to de-list from ASX. Shareholder approval to de-list was obtained at an Extraordinary General Meeting held on 26 November 2013.

On 21 October 2013 the Company signed an exclusive, worldwide, long-term license agreement with Westinghouse Electric Corporation to use the WESTINGHOUSE® trademark as the corporate banner for its solar business.

30 Unaudited subsequent events since reporting date

Financing

In December 2013, CBD repaid the full US$500,000 balance outstanding on the unsecured inventory financing facility which was drawn down in January 2013.

In December 2013, CBD repaid the full A$463,000 balance outstanding on the bank overdraft facility which was in place at June 30, 2013.

CBD amended the terms of its convertible debt agreements which are intended to reduce the instances of events of default in future. These agreements still contain negative covenants and cross-default provisions that require ongoing compliance by CBD.

CBD entered into waivers with the holders of our convertible notes during November 2013 and December 2013, to waive events of default arising under, or as a result of a breach of any of the terms or conditions of the note agreements.

On January 22, 2014, we issued 118,649 ordinary shares. 95,316 ordinary shares were issued at a price of A$3.06 per share in satisfaction of $291,667 of obligations due under installment notes. 23,333 ordinary shares were issued at a price of A$3.60 per share in satisfaction of obligations related to the amendment of our convertible debt and the granting of waivers by holders thereof. After giving effect to the January 22, 2014 share issuances, we had 1,861,474 ordinary shares outstanding as of January 24, 2014.

On February 5, 2014 the Company issued an aggregate of 171,720 ordinary shares. Of these shares: 163,387 ordinary shares were issued at a price per share of A$3.00 in satisfaction of restructuring fees and interest accrued on certain of the Company’s Convertible Notes through December 31, 2013; and 8,333 ordinary shares were issued at a deemed price per share of A$3.30, the most recent market closing price of the Company’s ordinary shares on the Australian Stock Exchange (“ASX”) as of the date of issuance.

On March 13, 2014 we entered into a line of credit agreement with one of our shareholders, Washington H. Soul Pattinson & Co. Limited. Under this agreement the Company has access to a line of credit to the maximum amount of $2,000,000. Since signing the agreement, $1,000,000 has been drawn against the facility.

On April [•] 2014 CBD received further waivers from the holders of the Series 1 and Series 2 Convertible Notes which waived any events of default arising under, or as a result of, any breach, ongoing breach or future breach under the Convertible Notes agreements arising from events that occurred prior to the date on which the waiver was granted.

Other

Restructure and defer payments to creditors:

Subsequent to the end of our 2013 fiscal year, CBD finalized arrangements with and made $1.9 million of scheduled payments as required to realize forgiveness of $2.8 million of trade debt (refer to Note 29 under the heading “Other”). One of these agreements included the assignment of the creditor balance to a director-related entity, TRW Holdings Pty Ltd, an entity controlled by our Chairman and Managing Director, Gerard McGowan. We received a Deed of Release and Forgiveness as of 20 December, 2013 from TRW Holdings Pty Ltd for the full amount of the indebtedness assigned to it.

Effective upon the close of trading on January 31, 2014, the Company’s ordinary shares ceased trading on the ASX and the Company completed the voluntary delisting from the ASX pursuant to requisite approvals of the Company’s shareholders, Board of Directors and the ASX. As a result of the voluntary delisting from the ASX, the Company is no longer subject to the rules of the ASX, including, without limitation, with respect to reporting and information requirements and corporate actions requiring shareholder approval.

CBD’s ordinary shares have been approved for trading in the U.S. on the over-the-counter bulletin board, (“OTCBB”) under the ticker symbol “CBDNF”. Trading commenced February 10, 2014.

On February 20, 2014, William Morro was appointed Non-executive director of the Company and Chairman of the Audit Committee.

On March 5, 2014 the company secured the rights to develop 1.25MWp (megawatt-peak) of rooftop solar installations at 22 schools located throughout the UK.

On April 3, 2014, CBD announced that it is in exclusive negotiations to acquire Charlotte, NC-based Green Earth Developers LLC (GED). CBD and GED anticipate that the proposed acquisition will take the form of a stock purchase, and that the selling shareholders and management will receive a combination of cash and ordinary shares of CBD in amounts still being negotiated.    Consummation of a transaction  is conditional upon satisfactory results of the due diligence and negotiation, and execution of a definitive purchase agreement, which is expected to have customary closing conditions, including that CBD has sufficient financing to complete the acquisition.

F-121

Ordinary Shares

CBD Energy Limited

 Prospectus

Sole Book-Running Manager

National Securities Corporation

 Co-Manager

Northland Capital Markets

                        , 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Australian law . Section 199A(1) of the Corporations Act provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as a director, secretary or other officer of the company. Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as a director, secretary or other officer of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order or compensation order made under section 1317G or 1317H of the Corporations Act respectively;

•	liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

o	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

o	in defending or resisting criminal proceedings in which the officer or director is found guilty;

o	defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established; or

o	in connection with proceedings for relief to the officer under the Corporations Act, in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been a director, secretary or other officer of the company against a liability (other than one for legal costs) arising out of:

• conduct involving a willful breach of duty in relation to the company; or

• a contravention of the director, secretary or officer’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as a director, secretary or officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

• a director or secretary;

• a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

• a person who has the capacity to significantly affect the company’s financial standing; and

• a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Constitution. Our Constitution provides, except to the extent prohibited by law, for the indemnification of every person who is or has been an officer of CBD Energy Limited and to the extent applicable, for the indemnification of any person who is or has been an officer of a related body corporate of CBD Energy Limited against any liability incurred by that person in their capacity as an officer of CBD Energy Limited or a related body corporate of CBD Energy Limited (as the case may be).

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriting Agreement. Pursuant to the underwriting agreement for this offering, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify our directors and officers and persons controlling us, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 7. Recent Sales of Unregistered Securities

Within the past three years, we have sold our securities in transactions that have not been registered under the Securities Act of 1933, as described below. All of the securities described below were offered and issued outside the United States in transactions not required to be registered under the Securities Act pursuant to Regulation S thereunder.

During our 2011 fiscal year, we issued a total of 264,619 ordinary shares as follows:

Issue Date	Number Of Shares	Issue Price Per Share A$
October 18, 2010	32,705	39.00
October 25, 2010	4,038	42.00
October 28, 2010	39,950	39.00
February 4, 2011	187,926	30.00

II-1

On February 9, 2011, we borrowed A$10.0 million pursuant to a convertible loan agreement with WHSP, referred to as the Series 2 Notes, which were subsequently repaid to a principal balance of A$6.5 million and the Series 2 Note terms were amended. Under the amended note terms, interest accrued at an annual rate of 15% on the principal balance and the Series 2 Notes are convertible to the extent that the number of shares issued on conversion shall not exceed 133,333 ordinary shares based on a conversion price that is the lesser of A$36.00 per ordinary share or 90% of the VWAP of our ordinary shares for the 30 days prior to conversion. The Series 2 lender was also issued warrants pursuant to which it may acquire, at any time prior to May 28, 2017, up to 66,667 of our ordinary shares at an exercise price of A$8.25 per share.

On October 31, 2011, we issued 63,891 ordinary shares at a price of A$27.00 per share.

In December 2011, we issued convertible notes to an investor consortium for US$2.0 million and in March 2012, issued an additional US$0.4 million of such notes, collectively referred to as the 2011 Notes

In December, 2012, we issued installment notes in the principal amount of US$750,000 to a former trade creditor (the “Series A Installment Notes”). The Series A Installment Notes do not bear interest and are payable in 18 equal monthly installments of US$41,667, beginning in January 2013, in cash or, at our discretion, our ordinary shares. If we issue ordinary shares in payment of note installments, the price per share is calculated based on the weighted average price of our shares for the five trading days preceding the issuance of such shares. As of February 28, 2014, 13 installments have been paid through the issuance of 180,624 ordinary shares and the outstanding principal balance of the Series A Installment Notes was US$208,333. The holder of the Series A Installment Notes also received warrants to purchase 11,792 of our ordinary shares at an exercise price of A$3.90 per share, which expire on December 12, 2017, none of which have been exercised as of the date of this prospectus.

On January 14, 2013, we issued 11,477 ordinary shares at a price of A$5.70 per share and, on February 13, 2013, we issued 31,046 ordinary shares at a price of A$7.80 per share. In May 2013, we announced a share purchase plan in which our eligible shareholders could participate.  Under the share purchase plan, these shareholders were offered the opportunity to purchase our ordinary shares having a value of up to A$15,000 at a price per ordinary share of A$3.90, a 20% discount to the post-split adjusted volume weighted average price of our ordinary shares over the 20 business days prior to May 3, 2013.  The offer to acquire our ordinary shares under the share purchase plan was closed on June 17, 2013 and 53,077 ordinary shares were subscribed, raising gross proceeds of A$207,000.  On June 27, 2013 we issued 72,211 ordinary shares at a price of A$2.33 per share.

In January 2013, we issued Series 3 Notes having a face value of US$2.75 million (which amount includes accrued interest on the 2011 Notes from their original issue date through the issue date of the Series 3 Notes). The holders of 2011 Notes received Series 3 Notes in exchange for all outstanding 2011 Notes and the 2011 Notes were cancelled. The Series 3 Notes mature on May 30, 2015, are not secured, and are convertible at any time in whole or in part at a conversion price of A$15.90 per share. In aggregate, the holders of the Series 3 Notes received warrants to purchase 43,164 of our ordinary shares at an exercise price of A$15.90 per share, which expire on December 30, 2017.

On September 20, 2013, we issued 95 additional Series 1 Notes with a total face value of US$950,000. In November 2013, we were able to reduce the principal balance of the Series 1 Notes and the related 20% redemption premium at maturity to US$8.66 million by applying part of the proceeds from the sales of Larkden Technologies and CapTech. The Series 1 Notes are also convertible in whole or in part into our ordinary shares at any time at the option of a Series 1 Noteholder.

In November 2013, we reached agreement with the Series 2 Noteholder to waive all defaults, reduce the interest rate to 9.75% per annum, capitalize all interest due to November 2013 into the principal balance, grant the company an interest free period from December 2013 to June 2014, and reset and fixed the conversion price to A$30.00 per share.

On January 22, 2014, we issued 118,649 ordinary shares, of which 95,315 ordinary shares were issued at a price of A$3.06 per share and 23,333 ordinary shares were issued at a price of A$3.60 per share.

II-2

On February 5, 2014, we issued an aggregate of 171,721 ordinary shares: 163,388 of which were issued at a price per share of A$3.00 in satisfaction of restructuring fees and interest accrued on certain of our convertible notes through December 31, 2013 and 8,333 of which (the “CD Shares”) were issued at a deemed price per share of A$3.30, which was the most recent market post-split adjusted closing price of the our ordinary shares on the ASX as of the date of issuance. We did not record any cash consideration or offset of accrued expense in conjunction with the issuance of the CD Shares.

In February 2014, we issued the Series 3 Noteholders 96,720 ordinary shares in lieu of unpaid interest to December 31, 2013.

II-3

Item 8. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER		Description of Exhibit

1.1	** *	Underwriting Agreement
3.1		Constitution, as amended, dated December 20, 2000 (incorporated by reference to Exhibit 1.1 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
3.2		Certificate of Registration March 11, 2010 (incorporated by reference to Exhibit 1.2 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
4.1		Form of Energy Bond Indenture of CBD Energy Limited dated as of July 2, 2013 (incorporated by reference to Exhibit 2.3 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
4.2		Form of Energy Bond Indenture of CBD Energy Limited dated as of October 5, 2013 (incorporated by reference to Exhibit 4.16 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
5.1	***	Opinion of Clayton Utz
10.1		Second Deed of Amendment and Restatement – Facility Agreement between Partners for Growth III LLC and CBD Energy Ltd dated as of February 13, 2013 (incorporated by reference to Exhibit 2.1 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.2		Business Finance Agreement between Westpac Banking Corporation and Eco-Kinetics Pty Ltd and dated as of November 1, 2011 & Westpac Guarantee Agreement (Queensland Grant) (incorporated by reference to Exhibit 2.2 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.3		Loan Agreement between Washington H. Soul Pattinson And Company Limited and CBD Energy Limited dated as of February 9, 2011 (incorporated by reference to Exhibit 2.4 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.4		Amendment to Loan Agreement with between Washington H. Soul Pattinson And Company Limited and CBD Energy Limited dated as of May 28, 2012 (incorporated by reference to Exhibit 2.5 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.5		Amendment and waiver relating to (i) Second Deed of Amendment and Restatement – Facility Agreement between Partners for Growth III LLC and CBD Energy Ltd., as amended and (ii) the Amended Loan Agreement between Washington H. Soul Pattinson and Company, Ltd and CBD Energy Limited (incorporated by reference to Exhibit 2.6 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.6		Equity Contribution Agreement between Taralga Wind Farm Nominees (1-3) Pty Ltd. and Taralga Holding Nominees (1-2) Pty Ltd. and Capital Riesgo Global S.C.R. de Regimen Simplificado S.A. and Banco Santander, S.A. Hong Kong Branch and CBD Energy Limited dated as of October 5, 2012 200 (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.7		Securityholders Deed between Taralga Wind Farm Nominees (1-2) Pty Ltd. and Taralga Holding Nominees (1-2) Pty Ltd. and Taralga Wind Farm Pty Limited and Capital Riesgo Global S.C.R. de Regimen Simplificado S.A. and CBD Energy Limited dated as of October 5, 2012 (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.8		Share Sale Agreement between RES Southern Cross Pty Ltd. and Taralga Wind Farm Nominees No 1 Pty Ltd. as trustee of the Taralga Wind Farm Land Trust and Renewable Energy Systems Limited and CBD Energy Limited and Capital Riesgo Global S.C.R. de Regimen Simplificado S.A. dated as of October 5, 2012 (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.9		Share Sale Agreement between Kerama Energy Pty Ltd., CBD labs Pty Ltd. and CBD Energy Ltd. dated as of April 16, 2013 (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.10		Master Acquisition Agreement between Prime Renewables GMBH and Eco-Kinetics Netherlands Holding B.V. dated as of December 2012 (incorporated by reference to Exhibit 4.5 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.11		Sub-license Agreement between Westinghouse Solar, Inc., Westinghouse Electric Corporation, Andalay Solar Inc. and CBD Energy Limited dated as of March 25, 2013 (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.12		Amendment to the Sub-license Agreement between Westinghouse Solar, Inc., Westinghouse Electric Corporation, Andalay Solar Inc. and CBD Energy Limited dated as of May 1, 2013 (incorporated by reference to Exhibit 4.7 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)

II-4

10.13		Agreement and Plan of Merger between Westinghouse Solar, Inc., CBD Energy Limited and CBD-WS Merger Sub, Inc. dated as of May 7, 2012 (incorporated by reference to Exhibit 4.8 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.14		Amendment No. 1 to Waiver and Agreement between Alpha Capital Anstalt and CBD Energy Limited, CBD-WS Merger Sub, Inc. and Westinghouse Solar, Inc dated as of September 21, 2012 (incorporated by reference to Exhibit 4.9 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.15		Regional Queensland Investment Incentives Scheme Agreement between the State of Queensland and eco-Kinetics Pty Ltd. (Grantee) dated as of December 17, 2010 (incorporated by reference to Exhibit 4.10 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.16		Deed of Variation as of March 29, 2012 applicable to the Regional Queensland Investment Incentives Scheme Agreement between the State of Queensland, and eco-Kinetics Pty Ltd. (Grantee) dated as of December 17, 2010 (incorporated by reference to Exhibit 4.11 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.17		Binding Term Sheet between CBD Energy Limited and Environmental Engineering Group Pty Ltd. dated as of March 8, 2013 (incorporated by reference to Exhibit 4.12 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.18		Solar System Installation Agreement by and between Nautilus Solar Lindenwold BOE, LLC as System Owner, and CBD Energy Limited as Supplier dated as of July 6, 2012 (incorporated by reference to Exhibit 4.13 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.19		Share Sale Agreement relating to the disposal of Capacitor Technologies Pty Ltd by CBD Energy Limited, dated as at August 30, 2013 (incorporated by reference to Exhibit 4.14 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.20		Amending Deed – New Convertible Notes Issue Facility Agreement between Wind Farm Financing Pty Ltd and CBD Energy Ltd dated as of September 20, 2013 (incorporated by reference to Exhibit 4.15 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.21		License Agreement between Westinghouse Electric Corporation and CBD Energy Limited effective September 1, 2013 (incorporated by reference to Exhibit 4.17 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.22		Amendment No. 2 to Merger Agreement between CBD Energy Ltd, CBD-WS Merger Sub, Inc. and Westinghouse Solar, Inc. dated as of September 21, 2012 (incorporated by reference to Exhibit 4.18 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.23	***	Form of Representative’s Warrant
10.24	*	Loan Agreement between Washington H. Soul Pattinson And Company Limited and CBD Energy Limited dated as of February 13, 2014.
21.1		List of Subsidiaries (incorporated by reference to Exhibit 8.1 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
23.1	*	Accountant's Consent letter dated April [• ], 2014
23.2	***	Consent of Clayton Utz (included in Exhibit 5.1)
24.1	* *	Power-of-Attorney (included on signature page)

* Filed herewith

** Previously filed

*** To be filed by amendment

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sydney, Australia, on April 24, 2014.

CBD ENERGY LIMITED

By:	/s/ William Morro	By:	/s/ Gerard McGowan
	Name: William Morro		Name:	Gerard McGowan
	Title: Director		Title:	Managing Director and Chairman of
the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gerard McGowan	Managing Director and Chairman of the Board of Directors	April 24, 2014
Gerard McGowan	(Principal Executive Officer)

/s/ Richard Pillinger	Chief Financial Officer and Corporate Secretary	April 24, 2014
Richard Pillinger	(Principal Financial and Accounting Officer)

/s/ *	Director	April 24, 2014
Todd Barlow

/s/ *	Senior Vice President, Strategy and Director	April 24, 2014
Carlo Botto

/s/ William Morro	Director	April 24, 2014
William Morro

CBD Energy USA Limited /s/ *	Authorized Representative in the United States	April 24, 2014
Name: James Greer Title: CEO – International Operations

* The undersigned does hereby sign this registration statement on behalf of the above indicated director of CBD Energy Limited, an Australian corporation, pursuant to a power of attorney executed by such director.

By:	/s/ Gerard McGowan
Gerard McGowan
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER		Description of Exhibit

1.1	***	Underwriting Agreement
3.1		Constitution, as amended, dated December 20, 2000 (incorporated by reference to Exhibit 1.1 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
3.2		Certificate of Registration March 11, 2010 (incorporated by reference to Exhibit 1.2 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
4.1		Form of Energy Bond Indenture of CBD Energy Limited dated as of July 2, 2013 (incorporated by reference to Exhibit 2.3 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
4.2		Form of Energy Bond Indenture of CBD Energy Limited dated as of October 5, 2013 (incorporated by reference to Exhibit 4.16 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
5.1	***	Opinion of Clayton Utz
10.1		Second Deed of Amendment and Restatement – Facility Agreement between Partners for Growth III LLC and CBD Energy Ltd dated as of February 13, 2013 (incorporated by reference to Exhibit 2.1 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.2		Business Finance Agreement between Westpac Banking Corporation and Eco-Kinetics Pty Ltd and dated as of November 1, 2011 & Westpac Guarantee Agreement (Queensland Grant) (incorporated by reference to Exhibit 2.2 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.3		Loan Agreement with Washington H. Soul Pattinson And Company Limited and CBD Energy Limited dated as of February 9, 2011 (incorporated by reference to Exhibit 2.4 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.4		Amendment to Loan Agreement with between Washington H. Soul Pattinson And Company Limited and CBD Energy Limited dated as of May 28, 2012 (incorporated by reference to Exhibit 2.5 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.5		Amendment and waiver relating to (i) Second Deed of Amendment and Restatement – Facility Agreement between Partners for Growth III LLC and CBD Energy Ltd., as amended and (ii) the Amended Loan Agreement between Washington H. Soul Pattinson and Company, Ltd and CBD Energy Limited (incorporated by reference to Exhibit 2.6 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.6		Equity Contribution Agreement between Taralga Wind Farm Nominees (1-3) Pty Ltd. and Taralga Holding Nominees (1-2) Pty Ltd. and Capital Riesgo Global S.C.R. de Regimen Simplificado S.A. and Banco Santander, S.A. Hong Kong Branch and CBD Energy Limited dated as of October 5, 2012 200 (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.7		Securityholders Deed between Taralga Wind Farm Nominees (1-2) Pty Ltd. and Taralga Holding Nominees (1-2) Pty Ltd. and Taralga Wind Farm Pty Limited and Capital Riesgo Global S.C.R. de Regimen Simplificado S.A. and CBD Energy Limited dated as of October 5, 2012 (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.8		Share Sale Agreement between RES Southern Cross Pty Ltd. and Taralga Wind Farm Nominees No 1 Pty Ltd. as trustee of the Taralga Wind Farm Land Trust and Renewable Energy Systems Limited and CBD Energy Limited and Capital Riesgo Global S.C.R. de Regimen Simplificado S.A. dated as of October 5, 2012 (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.9		Share Sale Agreement between Kerama Energy Pty Ltd., CBD labs Pty Ltd. and CBD Energy Ltd. dated as of April 16, 2013 (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.10		Master Acquisition Agreement between Prime Renewables GMBH and Eco-Kinetics Netherlands Holding B.V. dated as of December 2012 (incorporated by reference to Exhibit 4.5 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.11		Sub-license Agreement between Westinghouse Solar, Inc., Westinghouse Electric Corporation, Andalay Solar Inc. and CBD Energy Limited dated as of March 25, 2013 (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.12		Amendment to the Sub-license Agreement between Westinghouse Solar, Inc., Westinghouse Electric Corporation, Andalay Solar Inc. and CBD Energy Limited dated as of May 1, 2013 (incorporated by reference to Exhibit 4.7 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)

10.13		Agreement and Plan of Merger between Westinghouse Solar, Inc., CBD Energy Limited and CBD-WS Merger Sub, Inc. dated as of May 7, 2012 (incorporated by reference to Exhibit 4.8 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.14		Amendment No. 1 to Waiver and Agreement between Alpha Capital Anstalt and CBD Energy Limited, CBD-WS Merger Sub, Inc. and Westinghouse Solar, Inc dated as of September 21, 2012 (incorporated by reference to Exhibit 4.9 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.15		Regional Queensland Investment Incentives Scheme Agreement between the State of Queensland and eco-Kinetics Pty Ltd. (Grantee) dated as of December 17, 2010 (incorporated by reference to Exhibit 4.10 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.16		Deed of Variation as of March 29, 2012 applicable to the Regional Queensland Investment Incentives Scheme Agreement between the State of Queensland, and eco-Kinetics Pty Ltd. (Grantee) dated as of December 17, 2010 (incorporated by reference to Exhibit 4.11 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.17		Binding Term Sheet between CBD Energy Limited and Environmental Engineering Group Pty Ltd. dated as of March 8, 2013 (incorporated by reference to Exhibit 4.12 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.18		Solar System Installation Agreement by and between Nautilus Solar Lindenwold BOE, LLC as System Owner, and CBD Energy Limited as Supplier dated as of July 6, 2012 (incorporated by reference to Exhibit 4.13 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.19		Share Sale Agreement relating to the disposal of Capacitor Technologies Pty Ltd by CBD Energy Limited, dated as at August 30, 2013 (incorporated by reference to Exhibit 4.14 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.20		Amending Deed – New Convertible Notes Issue Facility Agreement between Wind Farm Financing Pty Ltd and CBD Energy Ltd dated as of September 20, 2013 (incorporated by reference to Exhibit 4.15 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.21		License Agreement between Westinghouse Electric Corporation and CBD Energy Limited effective September 1, 2013 (incorporated by reference to Exhibit 4.17 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.22		Amendment No. 2 to Merger Agreement between CBD Energy Ltd, CBD-WS Merger Sub, Inc. and Westinghouse Solar, Inc. dated as of September 21, 2012 (incorporated by reference to Exhibit 4.18 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
10.23	***	Form of Representative’s Warrant
10.24	*	Loan Agreement between Washington H. Soul Pattinson And Company Limited and CBD Energy Limited dated as of February 13, 2014
21.1		List of Subsidiaries (incorporated by reference to Exhibit 8.1 to our Registration Statement on Form 20-F filed with the SEC on January 30, 2014)
23.1	*	Accountant's Consent letter dated April 23, 2014
23.2	***	Consent of Clayton Utz (included in Exhibit 5.1)
24.1	* *	Power-of-Attorney (included on signature page)

* Filed herewith

** Previously filed

*** To be filed by amendment